Form 10-K, Exhibit 13
period 2002-12-31
NABORS INDUSTRIES LTD
filed 2003-03-31
CIK 1163739

                                                                      EXHIBIT 13

2002




                                                        PERSPECTIVE(S)
                                          Nabors Industries Ltd.  ANNUAL REPORT

                                   (PHOTO nbr)

                                    INVESTOR

                                        PERSPECTIVE(S)










                                    nbr (01)

                       (PICTURE OF MAN READING NEWSPAPER)


$2,158,455                    I want to invest
        2002                  in a company
                              that delivers good,
$1,806,468                    long-term returns
        2000                  in all markets.


$867,469
        1998

$457,822
        1996

$317,424
        1994

Stockholders'
   Equity

                 INVESTOR

                PERSPECTIVE

                   (1)

                Nabors has remained consistently profitable in every one of the energy industry's cycles, delivering a long-term average return on capital that is among the industry's best.










                                  nbr (02-03)

                                                        INVESTOR

                                                       PERSPECTIVE

                                                            (2)


                       Nabors has earned the trust of its investors
              and the credit markets by conservatively managing the Company's resources, investing in high-quality assets when the timing is appropriate, and maintaining a strong balance sheet and good access to low-cost capital.










                                  nbr (04-05)

                              (PICTURE OF WORKER)



                                I want to invest
                               in a company that
                              keeps a close watch
                               on my investment.

                             (PICTURE OF BUILDING)

                             I want to invest in a
                            company that can propel
                          its earnings upward without
                         expending significant capital.

                                                              INVESTOR

                                                             PERSPECTIVE

                                                                 (3)

                A large fleet of well-equipped and strategically located rigs with potential for significant increases in utilization and pricing, positions the Company to substantially improve profitability in a growing market with little or no investment.










                                    nbr (06-07)

                                             INVESTOR

                                            PERSPECTIVE

                                                (4)

               Nabors' existing presence in most of the strategic oil and gas producing areas worldwide, coupled with a full range of available equipment,
              gives the Company competitive advantages, whether making acquisitions or deploying rigs.










                                  nbr (08-09)

                               (PICTURE OF EARTH)


                             I want to invest in a
                            company that can exploit
                           a world of opportunities.

                     (PICTURE OF MAN LOOKING AT HIS WATCH)


                          I want to invest in a company
                          that knows its customers'
                          time is money.

           INVESTOR

         PERSPECTIVE

             (5)

         Nabors provides the right rig with appropriate technology and capable crews to efficiently and economically drill its customers' wells, particularly those with a high degree of complexity or environmental sensitivity.










                                  nbr (10-11)

                                                             Bottom line, I want
                                     value.










                                  nbr (12-13)

                              FINANCIAL HIGHLIGHTS
                    {Nabors Industries Ltd. and Subsidiaries}

                                                                                        TWELVE
                                                                                     MONTHS ENDED
                                                                                     DECEMBER 31,
OPERATING DATA                             YEAR ENDED DECEMBER 31,                    (UNAUDITED)
----------------------------------------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS         2002         2001         2000       1999         1998         1997
AND RATIO DATA)

Operating revenues
  and Earnings
  from unconsoli-
  dated affiliates         $1,481,218   $2,228,070   $1,414,943   $670,186   $1,007,864   $1,115,032

Depreciation and
  amortization                195,365      189,896      152,413     99,893       84,949       72,350

Net income                    121,489      357,450      137,356     27,704      124,988      136,020

Earnings per
  diluted share            $      .81   $     2.24   $      .90   $    .23   $     1.16   $     1.24

Weighted average
  number of
  diluted shares
  outstanding                 149,997      168,790      152,417    120,449      112,555      113,793

Capital expendi-
  tures and
  acquisitions
  of businesses            $  582,559   $  784,925   $  300,637   $667,517   $  313,464   $  381,009

Interest
  coverage ratio              6.0 : 1     13.3 : 1     11.8 : 1    5.8 : 1     19.4 : 1     18.3 : 1
                           ----------   ----------   ----------   --------   ----------   ----------


OPERATING DATA                         YEAR ENDED SEPTEMBER 30,
----------------------------------------------------------------------
(IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS         1997       1996       1995       1994
AND RATIO DATA)

Operating revenues
  and Earnings
  from unconsoli-
  dated affiliates         $1,029,303   $719,743   $572,788   $484,268

Depreciation and
  amortization                 66,391     46,117     31,042     26,241

Net income                    114,808     70,500     51,104      1,350

Earnings per
  diluted share            $     1.08   $    .75   $    .57   $    .02

Weighted average
  number of
  diluted shares
  outstanding                 111,975     93,752     89,655     85,620

Capital expendi-
  tures and
  acquisitions
  of businesses            $  396,668   $174,483   $144,560   $ 62,907

Interest
  coverage ratio             16.1 : 1   11.7 : 1   12.8 : 1    4.9 : 1
                           ----------   --------   --------   --------

                                                                                      AS OF
                                                                                   DECEMBER 31,
BALANCE SHEET DATA                       AS OF DECEMBER 31,                        (UNAUDITED)
--------------------------------------------------------------------------------------------------
(IN THOUSANDS,               2002         2001        2000          1999         1998         1997
EXCEPT RATIO DATA)

Cash and cash
  equivalents
  and marketable
  securities           $1,330,799   $  918,637   $  550,953   $  111,666   $   47,340   $   42,135

Working capital           618,454      700,816      524,437      195,817       36,822       62,571

Property, plant
  and equip-
  ment, net             2,781,050    2,433,247    1,821,392    1,669,466    1,127,154      923,402

Total assets            5,063,872    4,151,915    3,136,868    2,398,003    1,465,907    1,281,306

Long-term debt          1,614,656    1,567,616      854,777      482,600      217,034      226,299

Stockholders'
  equity               $2,158,455   $1,857,866   $1,806,468   $1,470,074   $  867,469   $  767,340

Funded debt to
  capital ratio:
   Gross                 0.49 : 1     0.46 : 1     0.32 : 1     0.25 : 1     0.26 : 1     0.27 : 1
   Net                   0.26 : 1     0.26 : 1     0.15 : 1     0.20 : 1     0.17 : 1     0.20 : 1
                       ----------   ----------   ----------   ----------   ----------   ----------

BALANCE SHEET DATA                   AS OF SEPTEMBER 30,
------------------------------------------------------------------
(IN THOUSANDS,               1997       1996       1995       1994
EXCEPT RATIO DATA)

Cash and cash
  equivalents
  and marketable
  securities           $   53,323   $115,866   $ 24,979   $ 65,498

Working capital            70,872    172,091     33,892     77,248

Property, plant
  and equip-
  ment, net               861,393    511,203    393,464    283,141

Total assets            1,234,232    871,274    593,272    490,273

Long-term debt            229,507    229,504     51,478     61,879

Stockholders'
  equity               $  727,843   $457,822   $368,750   $317,424

Funded debt to
  capital ratio:
   Gross                 0.27 : 1   0.35 : 1   0.20 : 1   0.21 : 1
   Net                   0.20 : 1   0.21 : 1   0.09 : 1   0.02 : 1
                       ----------   --------   --------   --------

                                                                                    TWELVE
                                                                                  MONTHS ENDED
GEOGRAPHIC DISTRIBUTION                                                           DECEMBER 31,
OF RESERVES AND ASSETS                YEAR ENDED DECEMBER 31,                     (UNAUDITED)
-------------------------------------------------------------------------------------------------
(IN THOUSANDS)              2002         2001         2000         1999         1998         1997

Operating rev-
  enues and
  Earnings from
  unconsolidated
  affiliates:
  United States       $1,012,503   $1,859,356   $1,115,899   $  448,478   $  706,046   $  867,999
  Foreign                468,715      368,714      299,044      221,708      301,818      247,033
                      ----------   ----------   ----------   ----------   ----------   ----------
                      $1,481,218   $2,228,070   $1,414,943   $  670,186   $1,007,864   $1,115,032
                      ----------   ----------   ----------   ----------   ----------   ----------

GEOGRAPHIC DISTRIBUTION
OF RESERVES AND ASSETS           YEAR ENDED SEPTEMBER 30,
----------------------------------------------------------------
(IN THOUSANDS)             1997       1996       1995       1994

Operating rev-
  enues and
  Earnings from
  unconsolidated
  affiliates:
  United States      $  797,319   $503,622   $383,376   $299,278
  Foreign               231,984    216,121    189,412    184,990
                     ----------   --------   --------   --------
                     $1,029,303   $719,743   $572,788   $484,268
                     ----------   --------   --------   --------

                                                                                    AS OF
                                                                                  DECEMBER 31,
                                        AS OF DECEMBER 31,                        (UNAUDITED)
------------------------------------------------------------------------------------------------
(IN THOUSANDS)             2002         2001         2000         1999         1998         1997

Total assets:
  United States      $3,569,657   $3,282,429   $2,649,923   $1,917,751   $1,068,193   $  958,026
  Foreign             1,494,215      869,486      486,945      480,252      397,714      323,280
                     ----------   ----------   ----------   ----------   ----------   ----------
                     $5,063,872   $4,151,915   $3,136,868   $2,398,003   $1,465,907   $1,281,306
                     ----------   ----------   ----------   ----------   ----------   ----------

                                    AS OF SEPTEMBER 30,
----------------------------------------------------------------
(IN THOUSANDS)             1997       1996       1995       1994

Total assets:
  United States      $  897,453   $593,014   $348,248   $287,390
  Foreign               336,779    278,260    245,024    202,883
                     ----------   --------   --------   --------
                     $1,234,232   $871,274   $593,272   $490,273
                     ----------   --------   --------   --------

                                  nbr (14-15)

INVESTOR

     PERSPECTIVE(S)

         solid financial position

         capital stewardship

         superior returns

         operating leverage

         global infrastructure

         premium assets

         safety, efficiency and productivity

                          THEY ALL MATTER (HERE'S WHY)

Growth in our International operations fueled a solid year despite protracted weakness in our North American businesses, once again demonstrating the beneficial impact that Nabors' breadth and diversity can have on our performance. The year also provided strategic opportunities to expand our business in Canada and further enhance our financial structure, actions which had a slightly negative short-term impact, but which are already significantly enhancing the long-term outlook. While 2002 likely represented a cyclical low point, we still managed to post the fifth best year in the Company's history at $0.81 per share.










                                  nbr (16-17)

    Our strong international performance reflected the initial contribution of multiple long-term, higher-margin offshore contracts, partially offset by temporarily diminished land activity in Latin America. Nine similar contracts were secured throughout 2002, with their full impact materializing in 2003. Nabors' high success rate in securing such contracts stems largely from the operating and capital cost advantages associated with our existing global infrastructure and asset inventory. Last year's offshore reorganization was another contributing factor in that it effectively equalized Nabors' tax burden with that of our foreign competitors.

    Our expansion in Canada is proving to be particularly well timed and will be increasingly germane to earnings throughout the emerging up cycle. The late 2001 acquisition of Command Drilling was followed by the 2002 acquisitions of Enserco in April and Ryan Energy Technologies in October. These actions substantially increased our presence in this important market, an essential component in the North American gas picture. Even though Canadian drilling was lackluster in 2002, the upswing this operation enjoyed in the fourth quarter validates the investments we made and, along with early 2003 results, reinforces our confidence in the long-term nature of this market.

                                                                            2002

offshore,
land workover
and land drilling
rig fleet




                          non-U.S. affiliates

                          U.S. affiliates

                          2001

2001              1,339

2002              1,372

2003              1,598.5

                                                  cash flow derived from
                                                  operating activities










                                  nbr (18-19)

     Nabors took advantage of favorable credit markets to lengthen the average term of our debt at very attractive rates. This consisted of two new debt issues, one with a seven-year term at an interest rate of 4 7/8 percent and a ten-year issue at 5 1/8 percent. Even though we experienced weaker year-over-year results, we were still able to internally fund more than 90 percent of the cash portion of our expenditures for acquisitions and new capital equipment, resulting in a financial position that is stronger and more flexible than ever.

    Commodity prices recovered throughout 2002, but did not reach the levels necessary for our customers to substantially accelerate their drilling programs until the fourth quarter. This perceived disconnect is due to the fact that the threshold at which our customers' drilling prospects become viable has risen substantially since the robust drilling environment we witnessed in 2001. This rising threshold can be attributed to the higher costs and risks associated with finding and developing incremental gas supplies to offset a depletion rate that has nearly doubled over the last decade. Confidence in the long-term sustainability of these prices was building as the year ended, but awareness of historical gas price volatility was a factor in the deferral of higher activity into the new year. As 2002 came to a close, higher than anticipated commodity prices spurred a significant up tick in

Canadian activity, which has been a precursor to higher U.S. activity, concrete signs of which are rapidly emerging.

    Going forward, we firmly believe that significantly higher levels of land drilling are necessary if the U.S. is to develop a sufficient supply of natural gas, which is the fuel of choice to drive economic growth because of its environmental desirability. While there are a number of potential fuel alternatives for natural gas and petroleum, the regulatory, economic and technical challenges associated with their development remain formidable. Indeed, economic competition from these energy sources on a scale large enough to challenge the preeminence of natural gas and dampen the need for continued and expanding worldwide exploration and production efforts is at least a decade away.

    In the interim, we expect to see higher average gas prices than we have witnessed in recent years. These will serve to reduce the components of gas demand that are most flexible and sensitive to price, while stimulating supply by improving the economic incentives to drill. While North America is generally thought to be a mature basin, a sustained higher price environment makes drilling in more remote areas and the pursuit of deeper reservoirs more viable, and justifies the increased use of rig-intensive technologies to improve the exploitation of existing nbr (20-21)

                    (PICTURE OF MR. ISENBERG & MR. PETRELLO)


We want what our
investors want.

                   Eugene M. Isenberg                 Anthony G. Petrello
                   Chairman and Chief                 President and Chief
                   Executive Officer                  Operating Officer
fields. These trends will increase the demand for rigs, particularly those higher specification units that can drill deeper, more complex wells and those that are uniquely suited for specialized applications like the Canadian Arctic. Nabors' fleet is particularly well suited to meet these challenges.

    We expect Nabors to post progressively improving results over the next few years, even if the U.S. Lower 48 component of the North American gas market does not materialize to the extent we believe it will. Our confidence is based in large part on our increased presence in the strategic Canadian market, the probability of continued robust growth in our International operations and anticipated improvements in our multitude of other businesses. It appears increasingly likely that we may be entering a period wherein all of our businesses will experience simultaneous growth for the first time in the Company's history.

    This bodes well from an investor perspective, providing great promise that we will continue to deliver the kind of profitability and return on capital that merits the trust you have shown by investing in this Company.

                                    Sincerely,


                                    /s/ EUGENE M. ISENBERG


                                    Eugene M. Isenberg
                                    Chairman and Chief Executive Officer










                                  nbr (22-23)

                            Sophisticated equipment.

                                  Experienced crews.

                                            Anytime.

                                           Anywhere.





land
drilling    586
rigs










                                  nbr (24-25)
land workover rigs     951

                                       43
                                   platforms





                                   top drive manufacturing
                                  +  drilling instrumentation systems
                                   oilfield services










                                  nbr (26-27)

3  barge rigs

                                                          16 jack-ups


                                                 30 marine vessels

                                RIG FLEET STATUS

                             (a global perspective)

                                 (MAP OF EARTH)








                                  nbr (28-29)

                                  AS OF MARCH 2003

OFFSHORE
RIG FLEET



                                         Platform Workover                     Platform Drilling
                     ------------------------------------------------------  ----------------------
                                                        Greater
                                Less Than                Than     Super                 Self-               Workover Drilling
                     Concentric   750 HP  Sundowner(R)  750 HP  Sundowner(R)  MASE(R)  Elevated  API  Barge  Jack-up  Jack-up  Total
                     ----------  -------  ------------  ------  ------------  -------  --------  ---  -----  -------- -------  -----
International
 Offshore
  Australia                                                 1                                                                    1
  Brazil                                                           1                                            1                2
  Congo                                                            1                                                             1
  Indonesia                                                                    1                                                 1
  India                                       1                                                                                  1
  Mediterranean                               1                    1                                                             2
  Malaysia                                                  1                                                                    1
  Mexico                                                           3           1         1                            1          6
  Qatar                                                                                                               1          1
  Saudi Arabia                                                                                                      2.5(1)     2.5
  Trinidad                                                                     1                                      1          2
  United States                                                                                                 1                1
                     ----        -----   -------        -----  -----         ---      ----      --   ------  ----   ---       ----
Total International
 Offshore               0            0         2            2      6           3         1       0        0     2   5.5       21.5
                     ----        -----   -------        -----  -----         ---      ----      --   ------  ----   ---       ----
U.S. Gulf of Mexico     3            3         6            3      2           0         5       5        3     8     0         38
Alaska                                                                         1                                                 1
California                                                  1                                                                    1
                     ----        -----   -------        -----  -----         ---      ----      --   ------  ----   ---       ----
TOTAL OFFSHORE          3            3         8            6      8           4         6       5        3    10   5.5       61.5
                     ----        -----   -------        -----  -----         ---      ----      --   ------  ----   ---       ----


(1) Includes one joint venture rig, in which Nabors owns a 50 percent interest.



WORKOVER/WELL-SERVICING RIGS




                                             Less Than                                             500 HP
                                              300 HP       300 - 350 HP      400 - 450 HP        and Greater           Total
                                             --------      ------------      ------------        ------------          -----
U.S. Lower 48
  West Texas                                    8               75              67                     8                158
  East Texas                                    1                7              12                     5                 25
  South Texas                                   0               11              12                     7                 30
  Oklahoma                                      4                8              17                     9                 38
  Rocky Mountain                                1                5              29                     8                 43
  California                                   61               73              60                     5                199
  Stacked                                      32              161              41                    15                249
                                             ----          -------           -----               -------               ----
Total U.S. Lower 48                           107              340             238                    57                742
                                             ----          -------           -----               -------               ----
Canada                                         14              126              60                     9                209
                                             ----          -------           -----               -------               ----
TOTAL WORKOVER / WELL-SERVICING               121              466             298                    66                951
                                             ----          -------           -----               -------               ----

LAND DRILLING FLEET

                                                       Less Than 1,000 HP                     1,000 - 1,399 HP
                                                      ---------------------                 ---------------------
                                                      SCR     Other   Total                 SCR     Other   Total
                                                      ---     -----   -----                 ---     -----   -----
Alaska
  North Slope                                           1         1       2                   4         0       4
  Cook Inlet                                            0         1       1                   0         0       0
  Joint Venture                                         0         1       1                   0         0       0
                                                      ---     -----   -----                 ---     -----   -----
Total Alaska                                            1         3       4                   4         0       4
                                                      ---     -----   -----                 ---     -----   -----
U.S. Lower 48
  Southern Division
    East Texas                                          4         9      13                  16         7      23
    Gulf Coast                                          0         0       0                   3         2       5
    South Texas                                         1         1       2                   2         6       8
                                                      ---     -----   -----                 ---     -----   -----
    Subtotal Southern Division                          5        10      15                  21        15      36
                                                      ---     -----   -----                 ---     -----   -----
Southwestern Division
    California                                          4         4       8                   2         0       2
    Mid-continent                                       1        25      26                   5        17      22
    North Dakota                                        0         6       6                   1        10      11
    West Texas                                          0         9       9                   4         4       8
    Wyoming                                             4         9      13                   3         5       8
                                                      ---     -----   -----                 ---     -----   -----
    Subtotal Southwestern Division                      9        53      62                  15        36      51
                                                      ---     -----   -----                 ---     -----   -----
  Stacked Inventory                                     6        37      43                   4        21      25
                                                      ---     -----   -----                 ---     -----   -----
  Subtotal U.S. Lower 48                               20       100     120                  40        72     112
                                                      ---     -----   -----                 ---     -----   -----
TOTAL U.S. LAND DRILLING FLEET                         21       103     124                  44        72     116
                                                      ---     -----   -----                 ---     -----   -----
Canada                                                  5        52      57                  10         3      13
                                                      ---     -----   -----                 ---     -----   -----
International
  Latin America
    Argentina                                           0        17      17                   2         0       2
    Bolivia                                             0         0       0                   0         2       2
    Colombia                                            0         3       3                   0         1       1
    Ecuador                                             0         5       5                   0         2       2
    Venezuela                                           0         3       3                   0         0       0
                                                      ---     -----   -----                 ---     -----   -----
    Subtotal Latin America                              0        28      28                   2         5       7
                                                      ---     -----   -----                 ---     -----   -----

  Australia and Far East
    Australia                                           0         4       4                   0         0       0
    Indonesia                                           0         2       2                   0         0       0
                                                      ---     -----   -----                 ---     -----   -----
    Subtotal Australia and Far East                     0         6       6                   0         0       0
                                                      ---     -----   -----                 ---     -----   -----
  Middle East/Africa/CIS
    Algeria                                             0         0       0                   0         0       0
    Kazakhstan                                          1         0       1                   0         0       0
    Oman                                                0         0       0                   2         0       2
    Saudi Arabia                                        0         0       0                   0         0       0
    Turkmenistan                                        0         2       2                   0         0       0
    U.A.E.                                              0         4       4                   0         0       0
    Yemen                                               0         2       2                   3         1       4
                                                      ---     -----   -----                 ---     -----   -----
    Subtotal Middle East/Africa/CIS                     1         8       9                   5         1       6
                                                      ---     -----   -----                 ---     -----   -----
Joint Ventures
  Oman                                                  0         1       1                   0         0       0
  Saudi Arabia                                          1        11      12                   2         0       2
                                                      ---     -----   -----                 ---     -----   -----
    Subtotal Joint Ventures                             1        12      13                   2         0       2
                                                      ---     -----   -----                 ---     -----   -----
TOTAL INTERNATIONAL                                     2        54      56                   9         6      15
                                                      ---     -----   -----                 ---     -----   -----
TOTAL GLOBAL LAND DRILLING FLEET                       28       209     237                  63        81     144
                                                      ---     -----   -----                 ---     -----   -----



                                   nbr (30-31)

           1,400 - 1,999 HP                             Greater Than 2,000 HP                                Total
---------------------------------------        ---------------------------------------       ---------------------------------------
    SCR          Other         Total               SCR          Other         Total              SCR          Other         Total
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

          0             0             0                  9             0             9                14             1            15
          1             0             1                  1             0             1                 2             1             3
          0             0             0                  0             0             0                 0             1             1
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          1             0             1                 10             0            10                16             3            19
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

         13             2            15                  6             0             6                39            18            57
          4             2             6                 17             2            19                24             6            30
         14             8            22                 10             1            11                27            16            43
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
         31            12            43                 33             3            36                90            40           130
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

          5             0             5                  7             0             7                18             4            22
          7             4            11                  9             3            12                22            49            71
          0             1             1                  0             0             0                 1            17            18
          1             2             3                  4             0             4                 9            15            24
          1             0             1                  2             0             2                10            14            24
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
         14             7            21                 22             3            25                60            99           159
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          8            12            20                  3             3             6                21            73            94
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
         53            31            84                 58             9            67               171           212           383
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
         54            31            85                 68             9            77               187           215           402
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          6             0             6                  5             0             5                26            55            81
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

          0             0             0                  0             0             0                 2            17            19
          1             0             1                  0             0             0                 1             2             3
          4             0             4                  3             0             3                 7             4            11
          0             1             1                  1             0             1                 1             8             9
          0             0             0                  1             0             1                 1             3             4
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          5             1             6                  5             0             5                12            34            46
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

          0             0             0                  0             0             0                 0             4             4
          0             0             0                  0             0             0                 0             2             2
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          0             0             0                  0             0             0                 0             6             6
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

          2             0             2                  3             0             3                 5             0             5
          1             0             1                  1             0             1                 3             0             3
          0             0             0                  0             0             0                 2             0             2
          2             0             2                  5             0             5                 7             0             7
          0             0             0                  0             0             0                 0             2             2
          1             0             1                  0             0             0                 1             4             5
          2             0             2                  0             0             0                 5             3             8
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          8             0             8                  9             0             9                23             9            32
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

          0             0             0                  0             0             0                 0             1             1
          3             0             3                  1             0             1                 7            11            18
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
          3             0             3                  1             0             1                 7            12            19
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
         16             1            17                 15             0            15                42            61           103
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------
         76            32           108                 88             9            97               255           331           586
-----------   -----------   -----------        -----------   -----------   -----------       -----------   -----------   -----------

                               (PICTURES OF RIGS)


                         units (1-2) U.S. LAND DRILLING

ALASKA DRILLING - NABORS ALASKA POSTED A RELATIVELY GOOD YEAR IN 2002 PRIMARILY ON THE STRENGTH OF SEVERAL EXPLORATION WELLS DRILLED EARLY IN THE YEAR, SOME WITH RECENTLY UPGRADED RIGS.

This unit was quite busy with a number of strategic projects with great potential, including multiple remote exploration projects on the North Slope and the first of what promises to be several technically challenging extended reach wells from a shore base to a new discovery four miles offshore in the Cook Inlet.

Going forward, Nabors Alaska is preparing for a slower year in development drilling activity on the North Slope, although several exploration projects could improve results, including a three-well program for a new independent in the Beaufort Sea. A number of new multi-year development drilling projects could materialize pending further confirmation of commercial viability, including a new approach to pressure maintenance at Prudhoe Bay and the development of shallow, heavy oil sands utilizing new technologies. An additional bright spot is the high level of inquiries we are receiving regarding projects in the Cook Inlet.

Safety will continue to draw special attention in 2003 as the company takes steps to improve on one of the best records in the industry. The company's Rig Pass program, which focuses on a comprehensive approach to health, safety and environmental issues, will be expanded and additional training will be conducted in conjunction with the highly successful DuPont STOP program.



                                  nbr (32-33)

                               (PICTURES OF RIGS)


U.S. LOWER 48 DRILLING - RESULTS FOR THIS UNIT WERE RELATIVELY FLAT THROUGHOUT 2002 FOLLOWING THE PRECIPITOUS DECLINE IN LATE 2001 AS A SECOND-QUARTER RISE IN COMMODITY PRICES DID NOT STIMULATE A COMMENSURATE INCREASE IN DRILLING ACTIVITY.

NDUSA responded by further curtailing overhead and capital expenditures while diversifying its marketing efforts to target smaller independents. We also secured a number of rigs on alliance contracts, which sustained continuity of operations, facilitated equipment maintenance and allowed us to retain the most skilled and experienced part of our workforce for the inevitable upturn. The company absorbed Peak USA, the oilfield hauling and rig moving operation, to further reduce administrative costs.

NDUSA had its best year ever from a safety standpoint, dropping its total recordable rate from 3.37 in 2001 to 2.23 in 2002, the result of continued investment in training. This will pay off in the continued welfare of our workforce, with additional benefits of lower insurance premiums and improved marketability.

Going forward, NDUSA expects a much improved year as sustained higher customer cash flows translate into increased levels of spending. Nabors recognizes the challenges our customers face in terms of the higher costs and risks associated with replacing gas production. To better assist in this effort, Nabors has undertaken a number of initiatives to increase efficiency and productivity. Most significant has been a program to reduce rig moving time through better planning and optimal unitization of rig components, which translates into fewer loads and better customer economics. We are also selectively implementing new and existing technologies on our higher specification land rigs that were heretofore unavailable or uneconomical.

                          (PICTURES OF RIG AND WORKER)


                                                                 unit (3) CANADA

NABORS CANADA EXPERIENCED A WEAK YEAR IN 2002 AS THE EFFECTS OF CYCLICALLY LOW CANADIAN GAS PRICES WERE COMPOUNDED BY SEVERE AND PROTRACTED SEASONAL CONSTRAINTS.

This situation was exacerbated by further temporary reductions in customer capital spending pending the completion of two high profile operator mergers and related restructuring and property disposal.

This unit completed the acquisition of Enserco Energy Services in April. Combined with the Command Drilling acquisition in late 2001, this increased the number of drilling rigs in this unit from 35 to 81 while adding
209 well-servicing rigs. The Enserco acquisition also served to add multiple auxiliary production service capabilities, giving this unit a full suite of post completion services. The Command and Enserco acquisitions dovetailed perfectly with Nabors' existing rig manufacturing capabilities, creating even more innovative rig design and construction expertise which was further enhanced with the acquisition of a small electrical company with proprietary A/C drive technology. The result of this melding of expertise was evident in the construction of three new state-of-the-art rigs in the last twelve months, two of which have A/C drives.

2003 is off to a very good start, with indications of a higher than normal level of activity continuing throughout the spring and probably throughout the remainder of the year. With activity peaking, field supervisory and technical staffing is becoming critical, an issue Nabors has addressed by temporarily augmenting its workforce from other Nabors subsidiaries.


                                  nbr (34-35)

                               (PICTURES OF RIGS)


                                                          unit (4) INTERNATIONAL

NABORS DRILLING INTERNATIONAL HAD AN EXCELLENT YEAR IN 2002 AS WE REALIZED A FULL YEAR'S CONTRIBUTION FROM A NUMBER OF RIGS THAT DEPLOYED IN THE SECOND HALF OF 2001.

These included five rigs in Algeria, which set several drilling records during the year, and two jack-ups offshore Saudi Arabia. We also received incremental contributions from higher utilization of our existing land fleet in Saudi Arabia and Yemen. This included four additional rigs which began working in Saudi Arabia, bringing the number of active rigs in that country to seventeen, the highest ever for this unit. The year was further bolstered by three significant offshore contracts, two platform rigs that were deployed in The Congo and Trinidad early in the year and a jack-up which, along with five of Nabors' standard supply vessels, commenced offshore Mexico in September. The full impact of all of these developments was partially offset by reduced land activity in Latin America, although Colombia and Ecuador appear to be coming back as we enter 2003. Argentina continued to be productive in spite of the currency problems that plague that country.

Nabors Drilling International expanded its competency training program in all operating areas. This program is aimed at training local nationals to staff positions at every level. It has resulted in less turnover, improved security and reduced travel expenses, and has proven to be more efficient and more economical for our customers.

The outlook for this unit in 2003 is excellent, with a full year's contribution expected from last year's deployments, substantially aided by incremental contributions from the numerous new contracts that will begin this year. Among these are five long-term platform contracts offshore Mexico, other platform rigs offshore Indonesia and India, and a jack-up in Trinidad.

The optimistic outlook for this unit is further enhanced by a continuing high level of bids for both onshore and offshore projects in Latin America, the Far East and Russia. We also expect to see results from our continuing emphasis on safety and from our benchmarking program, which measures relative performance among our various rigs, creating an environment for continuous improvement.

                 (PICTURES OF OFFSHORE PLATFORM RIG AND WORKER)


                             unit (5) U.S. OFFSHORE

NABORS OFFSHORE CORPORATION'S PERFORMANCE IN 2002 WAS DOWN FROM THE PREVIOUS YEAR, TRACKING THE GENERAL MALAISE IN THE NORTH AMERICAN GAS MARKET.

All asset classes of this unit were affected, with the only notable exception being rigs deployed on deep water projects. Jack-up rig utilization and dayrates were substantially lower than during the prior year, mitigated somewhat by a flurry of activity in the second and fourth quarters, the former linked to rising commodity prices and the latter to year-end budgetary spending by customers. We also saw a reduced level of activity in platform drilling and barge utilization. Although the U.S. Gulf of Mexico offshore market remains weak, the international offshore market is experiencing robust growth in activity for our type of rigs. This provided the opportunity to sell a number of our best assets and to reassign several key technical, project management and field supervisory personnel to sister company Nabors Drilling International, allowing that entity to capitalize on the opportunities available worldwide.

Nabors Offshore's continued emphasis on safety paid off in 2002. The OSHA recordable rate for Gulf of Mexico operations dropped from 3.76 to 2.85, primarily the result of increased training in a number of different areas.

This unit expects to see improvement in 2003, primarily on the strength of deepwater development projects on SPAR and tension leg platforms. Nabors enjoys a disproportionate participation in this market largely because of its innovative and proprietary MODS (Modular Offshore Dynamic Series) platform rig design. Four existing rigs have been modified to this design and are already on contract, enhancing the outlook for this unit for the next several years. A newly constructed MODS rig will deploy late this year and another rig is currently being modified to the MODS design and should commence early next year. Sustained commodity prices should further improve the outlook for our jack-up and platform workover and drilling rigs, although the timing of this still lacks clarity.


                                  nbr (36-37)

                       (PICTURES OF TRUCK AND EQUIPMENT)


                       unit (6) U.S. LAND WELL-SERVICING

THE WEAK MARKET ENVIRONMENT IN 2002 FOR POOL WELL SERVICES' MORE PROFITABLE 24-HOUR COMPLETION, WORKOVER AND STIMULATION SERVICES WAS PARTIALLY MITIGATED BY OUR STRENGTH IN THE REMEDIAL OILWELL-SERVICING MARKET, PRODUCING A BETTER YEAR THAN COULD REASONABLY BE EXPECTED UNDER THE CIRCUMSTANCES.

This unit also improved on its industry best safety record, lowering OSHA recordables from 3.69 to 2.5. In the process, Pool was presented the Gold Safety Award by the Association of Energy Service Companies for the sixth year in a row.

Pool expects improved performance in 2003 as higher than expected customer cash flows translate into increased activity. We are already seeing a first quarter improvement in well servicing, and greater volume in the type of inquiries that usually act as a prelude to an increase in our more lucrative workover and completion businesses. Increased activity in the first quarter has already worked to diminish the pressure on pricing and reverse the trend toward more onerous contract terms. Collectively, these actions will have a leveraging effect on our profitability, given the high fixed-cost nature of this business and the higher margins associated with 24-hour rig activity.

                       (PICTURES OF VESSELS AND WORKERS)


                         units (7-11) MANUFACTURING & LOGISTICS

MARINE TRANSPORTATION

SUSTAINED UTILIZATION AND PRICING IN ITS SUPER 200 CLASS VESSELS PROVIDED THE IMPETUS FOR A SOLID YEAR IN 2002.

These dynamically positioned boats continued to demonstrate the value of their unique design, which allows them to work more efficiently in support of deepwater drilling. The innovative capabilities of these new-generation supply vessels was demonstrated with the transport of one of our sister company's Sundowner(TM) platform workover rigs, complete with quarters, to an Eastern Mediterranean Sea location in a single load, a feat that would normally require three standard 180-foot supply vessels. The year was further highlighted by the customer sponsored upgrade of our well stimulation vessel, which augers well for the long-term utilization and returns for this special marine transportation service vessel.

The decline in U.S. Gulf of Mexico utilization of our standard supply vessels that began in mid-2001 showed signs of recovery in the third quarter of 2002 with higher rig activity in this strategic area. This was bolstered by a busy fourth quarter as we assisted in the inspection, repair and maintenance of offshore rigs, equipment and facilities following two back-to-back hurricanes.

Going forward, this unit expects to see an upturn in activity in the Gulf of Mexico in 2003. We are also intensifying our marketing efforts internationally, capitalizing on the synergies we enjoy with sister company Nabors Drilling International. This was evident in the recent five-boat contract which began in Mexico and the aforementioned single-boat workover rig system which deployed to the Eastern Mediterranean. We will continue to investigate foreign applications where the packaging of rigs and supply vessels gives us a competitive advantage.





                                   nbr (38-39)

                            (PICTURES OF EQUIPMENT)


CANRIG DRILLING TECHNOLOGY, LTD.

Canrig posted a solidly profitable year in 2002 in spite of the weak market conditions in North America. This unit's prior year focus on non-Nabors accounts was rewarded with a significant improvement in contributions from this important business segment, highlighted by the sale of 15 top drives to Russian customers. The year was further augmented by the continued increase in the level of parts sales and scheduled top drive overhauls. Canrig rolled out two ancillary products for its top drive line, a Directional Steering Control System and a Washpipe Installation and Removal Tool, both of which will become increasingly important as optional features to new units and as retrofits to existing models.

Going forward, Canrig expects to introduce even more products to augment its profitability, including remote diagnostic capabilities, which will be available to customers as a monthly service. The company has also begun development of a 175-ton top drive for small land rigs and should have a prototype in the second quarter. Non-Nabors customers will continue to be targeted in order to expand a growing backlog of orders.

EPOCH WELL SERVICES, INC.


Results were down in 2002, but Epoch capitalized on available opportunities, acquiring a complementary company in Bengal Development in April, and integrating a portion of Ryan Energy Technologies after its acquisition by Nabors in October. Both fill in gaps in the Epoch product lines, both allow the company to participate more aggressively in the data gathering component of the directional drilling market and both represent a meaningful enhancement of Nabors' wellsite capabilities. The company also introduced instrumentation systems into Mexico, benefiting from the relationships previously established by other Nabors affiliates.

Going forward, we expect sales to be flat over the short term, but improve with the anticipated recovery in the North American drilling market. We further hope to improve our market share through the introduction of an upgrade to our instrumentation software, incorporating Ryan's Datawise product, and an enhanced version of our reporting software. We will also continue to focus on improving our excellent safety record, which has seen the number of OSHA recordables consistently trend downward over the last few years.

                       (PICTURES OF TRUCK AND EQUIPMENT)


RYAN ENERGY TECHNOLOGIES

Results for Ryan Energy Technologies were down in 2002 as the directional drilling, measurement while drilling and instrumentation product lines all tracked the reduced levels of North American drilling activity. Nabors' late year acquisition of Ryan positioned this unit for future growth, removing previous capital constraints, providing a much broader distribution platform and facilitating access to new markets.

Going forward, this unit will continue to invest in new and upgraded technology, the benefits of which will be evident to both Nabors' and Ryan's customers in the near term. Foremost of these is the integration of Ryan's Tru Vu data gathering system with sister company Epoch's Rigwatch system, combining the best features of both into an instrumentation platform that is among the best in the industry. Customer acceptance of this product in the first quarter of 2003 bodes well for improved performance in the coming year.

PEAK OILFIELD SERVICES, OUR ALASKAN CONSTRUCTION AND LOGISTICS JOINT VENTURE, POSTED A SOLID YEAR IN 2002, DESPITE WEAK DEVELOPMENT ACTIVITY ON THE NORTH SLOPE.

A robust, early-year exploration effort resulted in significant ice road construction, most of it in support of drilling activity in the National Petroleum Reserve. The renewal of the tank cleaning contract at Alyeska's Valdez terminal also contributed to results, and continued focus on safety paid off with a significant reduction in worker's compensation per-incident cost.

We expect 2003 to be flat to down slightly, as another strong year in support of exploration is offset by lower activity at Prudhoe Bay. Reduction in development activity and less content in a major Prudhoe Bay contract should result in significantly less routine trucking and maintenance work. The Alyeska contract will continue to contribute for at least two more years and further improvements in our results should materialize if exploration efforts by smaller independents are successful.



                                  nbr (40-41)

      2002

      FINANCIAL REVIEW

      42    Selected Financial Data

      44    Management's Discussion and Analysis
            of Financial Condition and Results of Operations

      66    Report of Independent Accountants

      67    Consolidated Balance Sheets

      68    Consolidated Statements of Income

      69    Consolidated Statements of Cash Flows

      70    Consolidated Statements of Changes in Stockholders' Equity

      72    Notes to Consolidated Financial Statements

                             Selected Financial Data
                    {Nabors Industries Ltd. and Subsidiaries}

                                                                                            TWELVE
                                                                                         MONTHS ENDED
                                                                                         DECEMBER 31,
OPERATING DATA(1)(2)(3)                        YEAR ENDED DECEMBER 31,                    (UNAUDITED)
----------------------------------------------------------------------------------------------------------
(IN THOUSANDS,                       2002         2001         2000       1999          1998       1997(4)
EXCEPT PER SHARE AMOUNTS
AND RATIO DATA)

 Revenues and
  other income:

  Operating revenues           $1,466,443   $2,201,736   $1,388,660   $666,429   $ 1,008,169    $1,114,758

  Earnings (losses)
   from unconsoli-
   dated affiliates                14,775       26,334       26,283      3,757          (305)          274

  Interest income                  34,086       53,973       20,581      8,756         1,480         1,936

  Other income, net                 3,708       28,650       27,157      8,860        31,626        28,502
                               ----------   ----------   ----------   --------   -----------    ----------
   Total revenues and
     other income               1,519,012    2,310,693    1,462,681    687,802     1,040,970     1,145,470
                               ----------   ----------   ----------   --------   -----------    ----------
 Costs and
  other deductions:

  Direct costs                    973,910    1,366,967      938,651    446,597       663,551       774,856

  General and
   administrative
   expenses                       141,895      135,496      106,504     65,288        77,026        72,478

  Depreciation and
   amortization                   195,365      189,896      152,413     99,893        84,949        72,350

  Interest expense                 67,068       60,722       35,370     30,395        15,463        16,323

  Merger expenses                      --           --           --         --            --            --

  Provision for reduction
   in book value
   of assets                           --           --           --         --            --            --
                               ----------   ----------   ----------   --------   -----------    ----------
   Total costs and
     other deductions           1,378,238    1,753,081    1,232,938    642,173       840,989       936,007
                               ----------   ----------   ----------   --------   -----------    ----------
 Income before
  income taxes                    140,774      557,612      229,743     45,629       199,981       209,463

 Income tax expense                19,285      200,162       92,387     17,925        74,993        73,443
                               ----------   ----------   ----------   --------   -----------    ----------
 Net income                    $  121,489   $  357,450   $  137,356   $ 27,704   $   124,988    $  136,020
                               ----------   ----------   ----------   --------   -----------    ----------

 Earnings per
  diluted share                $      .81   $     2.24   $      .90   $    .23   $      1.16    $     1.24

 Weighted average
  number of diluted
  shares outstanding              149,997      168,790      152,417    120,449       112,555       113,793

 Capital expenditures
  and acquisitions
  of businesses(6)             $  582,559   $  784,925   $  300,637   $667,517   $   313,464    $  381,009

 Interest coverage ratio(7)       6.0 : 1     13.3 : 1     11.8 : 1    5.8 : 1      19.4 : 1      18.3 : 1
                               ----------   ----------   ----------   --------   -----------    ----------


                                  THREE
                                  MONTHS
                                  ENDED
OPERATING DATA(1)(2)(3)         DECEMBER 31,            YEAR ENDED SEPTEMBER 30,
---------------------------------------------------------------------------------------
(IN THOUSANDS,                      1997          1997       1996       1995       1994
EXCEPT PER SHARE AMOUNTS
AND RATIO DATA)

 Revenues and
  other income:

  Operating revenues           $ 302,831    $1,028,853   $719,604   $572,788   $484,268

  Earnings (losses)
   from unconsoli-
   dated affiliates                  (25)          450        139         --         --

  Interest income                     93         3,422      2,695      1,694      2,459

  Other income, net                2,303        40,747     13,690      5,990      2,718
                               ---------    ----------   --------   --------   --------
   Total revenues and
     other income                305,202     1,073,472    736,128    580,472    489,445
                               ---------    ----------   --------   --------   --------
 Costs and
  other deductions:

  Direct costs                   199,714       737,780    539,665    434,097    369,677

  General and
   administrative
   expenses                       18,580        68,616     56,862     49,094     47,770

  Depreciation and
   amortization                   20,313        66,391     46,117     31,042     26,241

  Interest expense                 3,979        16,520     11,884      7,611      8,237

  Merger expenses                     --         1,755         --         --      1,595

  Provision for reduction
   in book value
   of assets                          --            --         --         --     29,686(5)
                               ---------    ----------   --------   --------   --------
   Total costs and
     other deductions            242,586       891,062    654,528    521,844    483,206
                               ---------    ----------   --------   --------   --------
 Income before
  income taxes                    62,616       182,410     81,600     58,628      6,239

 Income tax expense               21,289        67,602     11,100      7,524      4,889
                               ---------    ----------   --------   --------   --------
 Net income                    $  41,327    $  114,808   $ 70,500   $ 51,104   $  1,350
                               ---------    ----------   --------   --------   --------

 Earnings per
  diluted share                $     .37    $     1.08   $    .75   $    .57   $    .02

 Weighted average
  number of diluted
  shares outstanding             116,427       111,975     93,752     89,655     85,620

 Capital expenditures
  and acquisitions
  of businesses(6)             $  84,038    $  396,668   $174,483   $144,560   $ 62,907

 Interest coverage ratio(7)     21.8 : 1      16.1 : 1   11.7 : 1   12.8 : 1    4.9 : 1
                               ---------    ----------   --------   --------   --------

BALANCE SHEET DATA(1)(2)                                            AS OF DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT RATIO DATA)         2002         2001         2000         1999         1998         1997

Cash and cash equivalents
 and marketable securities          $1,330,799   $  918,637   $  550,953   $  111,666   $   47,340   $   42,135

Working capital                        618,454      700,816      524,437      195,817       36,822       62,571

Property, plant and
 equipment, net                      2,781,050    2,433,247    1,821,392    1,669,466    1,127,154      923,402

Total assets                         5,063,872    4,151,915    3,136,868    2,398,003    1,465,907    1,281,306

Long-term debt                       1,614,656    1,567,616      854,777      482,600      217,034      226,299

Stockholders' equity                $2,158,455   $1,857,866   $1,806,468   $1,470,074   $  867,469   $  767,340

Funded debt to capital ratio:
 Gross(8)                             0.49 : 1     0.46 : 1     0.32 : 1     0.25 : 1     0.26 : 1     0.27 : 1
 Net(9)                               0.26 : 1     0.26 : 1     0.15 : 1     0.20 : 1     0.17 : 1     0.20 : 1
                                    ----------   ----------   ----------   ----------   ----------   ----------


BALANCE SHEET DATA(1)(2)                           AS OF SEPTEMBER 30,
-------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT RATIO DATA)         1997       1996       1995       1994

Cash and cash equivalents
 and marketable securities          $   53,323   $115,866   $ 24,979   $ 65,498

Working capital                         70,872    172,091     33,892     77,248

Property, plant and
 equipment, net                        861,393    511,203    393,464    283,141

Total assets                         1,234,232    871,274    593,272    490,273

Long-term debt                         229,507    229,504     51,478     61,879

Stockholders' equity                $  727,843   $457,822   $368,750   $317,424

Funded debt to capital ratio:
 Gross(8)                             0.27 : 1   0.35 : 1   0.20 : 1   0.21 : 1
 Net(9)                               0.20 : 1   0.21 : 1   0.09 : 1   0.02 : 1
                                    ----------   --------   --------   --------

(1) Our acquisitions' results of operations and financial position have been included beginning on the respective dates of acquisition and include Ryan Energy Technologies, Inc. (October 2002), Enserco Energy Service Company Inc. (April 2002), Command Drilling Corporation (November 2001), Pool Energy Services Co. (November 1999), Bayard Drilling Technologies, Inc. (April 1999), New Prospect Drilling Company (May 1998), Can-Tex Drilling & Exploration, Ltd. land rigs (May 1998), Veco Drilling, Inc. land rigs (November 1997), Diamond L Drilling & Production land rigs (November
      1997), Cleveland Drilling Company, Inc. (August 1997), Chesley Pruet Drilling Company (April 1997), Adcor-Nicklos Drilling Company (January 1997, retroactive to October 1996), Noble Drilling Corporation land rigs (December 1996), Exeter Drilling Company and its subsidiary, J.W. Gibson Well Services Company (April 1996) and Delta Drilling Company (January
      1995). The results of operations and financial position for fiscal year 1994 have been retroactively restated to include the results of operations and financial position of Sundowner Offshore Services, Inc., which was acquired by us during October 1994. Our results of operations also reflect the disposition of our UK North Sea (November 1996) and J.W. Gibson (January 1998) operations.

(2) We changed our fiscal year end from September 30 to December 31, effective for the fiscal year beginning January 1, 1998. The three-month transition period from October 1, 1997 through December 31, 1997 preceded the start of the new fiscal year.

(3) We adopted Emerging Issues Task Force No. 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred" in the second quarter of 2002 and accordingly have reclassified reimbursements received from our customers from direct costs to revenues for the each of the five years in the period ended December 31, 2002. We have not reclassified reimbursements received for any period prior to the year ending December 31, 1998 as these amounts are not material to our overall results of operations and it is not practicable to provide this information for those years.

(4) Represents unaudited recast financial data for the twelve months ended December 31, 1997. This data was derived by adjusting the audited results for the year ended September 30, 1997 to exclude the unaudited results for the quarter ended December 31, 1996 and to include the audited results for the three months ended December 31, 1997.

(5) Represents reduction in carrying value of our Yemen logistical assets and inventory, as well as facility closure costs in certain international areas, including Yemen, totaling $.35 per diluted share.

(6) Represents capital expenditures and the portion of the purchase price of acquisitions allocated to fixed assets based on their fair market value.

(7) The interest coverage ratio is computed by calculating the sum of income before income taxes, interest expense, depreciation and amortization expense, and provision for reduction in book value of assets and then dividing by interest expense. This ratio is a method for calculating the amount of cash flows available to cover interest expense.

(8) The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as stockholders' equity.

(9) The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt and then subtracting cash and cash equivalents and marketable securities. Capital is defined as stockholders' equity.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

NATURE OF OPERATIONS

      Nabors is the largest land drilling contractor in the world, with almost 600 land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East and Africa. Nabors also is one of the largest land well-servicing and workover contractors in the United States and Canada. We own over 900 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and over 200 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and owns 43 platform, 16 jack-up and three barge rigs in the Gulf of Mexico and international markets. These rigs provide well-servicing, workover and drilling services. We have a 50% ownership interest in a joint venture in Saudi Arabia, which owns 18 rigs.

      To further supplement and complement our primary business, we offer a wide range of ancillary well-site services, including oilfield management, engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services, in selected domestic and international markets. Our land transportation and hauling fleet includes 240 rig and oilfield equipment hauling tractor-trailers and a number of cranes, loaders and light-duty vehicles. We maintain over 290 fluid hauling trucks, approximately 700 fluid storage tanks, eight saltwater disposal wells and other auxiliary equipment used in domestic drilling, workover and well-servicing operations. In addition, we own a fleet of 30 marine transportation and supply vessels, primarily in the Gulf of Mexico, which provide transportation of drilling materials, supplies and crews for offshore operations. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment and rig reporting software.

      Our overall business is conducted through two major segments: (1) Contract Drilling and (2) Manufacturing and Logistics. Our Contract Drilling segment includes our drilling, workover and well-servicing operations, on land and offshore, and our Manufacturing and Logistics segment includes our marine transportation and supply services, top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

      A discussion of market trends and outlook for our industry and our results of operations for the last three years are included below. This discussion should be read in conjunction with our consolidated financial statements and notes thereto. Our discussion includes various forward-looking statements about our markets, demand for our products and services and our future results. These statements are "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are not historical facts, but instead are based upon our analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors must recognize that events and actual results could turn out to be significantly different from our expectations. Important factors, among others, that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements are discussed below under "Forward-Looking Statements."

      As used in this Report, "we," "us," "our" and "Nabors" means Nabors Industries Ltd. and, where the context requires, includes our subsidiaries.

MARKET TRENDS AND OUTLOOK

      To a large degree, Nabors' businesses depend on the level of spending by oil and gas companies for exploration, development and production activities. A sustained increase or decrease in the price of natural gas or oil could have a material impact on exploration, development and production activities, and could also materially affect our financial position, results of operations and cash flows.

      The oil and gas industry has been subject to extreme volatility in recent years because of significant changes in the demand, supply and pricing of natural gas and oil. In 2000 the price of natural gas and oil improved substantially. The primary contributing factors associated with these price increases were the convergence of supply and demand for natural gas and oil brought about by secular global economic growth and the increasing difficulty, expense and long lead times involved in adding to supply. Rising demand and difficulty in finding and developing additional supply brought the U.S. land rig market to the point where the demand for rigs far exceeded supply. The same situation existed, to a lesser extent, in Canada and U.S. Offshore markets. This high-demand, low-supply environment had a positive impact on our industry.

      The tightening of the supply-demand balance continued during the first half of 2001 and along with a colder-than-normal winter provided a catalyst for a spike in natural gas demand, which led to a rapid escalation in natural gas prices. While high natural gas prices fueled a sharp increase in drilling utilization and margins, they soon had an adverse effect on many elements of industrial demand, particularly petrochemicals, and that portion of electric generation that could utilize more economical fuels. Demand was also impacted by a general contraction in the nation's economy beginning in the second half of 2001. These factors led to downward pressure on natural gas prices, leading to a sharp reduction in drilling activity.

      Natural gas and oil prices began to recover in the first quarter of 2002 as a result of falling natural gas production and low storage levels. However, a recovery in North American drilling activity did not materialize until early 2003. This time lag in spending was attributable to the need for significantly higher natural gas prices to offset the increased cost and risk of finding and developing incremental gas production along with confidence that prices will sustain at such levels. Sufficiently higher prices did not materialize until the fourth quarter of 2002 and there is generally a two to three quarter lead time in implementing increased spending following higher cash flow.

      The higher-than-anticipated pricing for natural gas and oil has continued into 2003, and the continued fall in natural gas production and storage levels resulting from lower drilling activity is increasing the likelihood that higher average prices will be sustained over the intermediate term. We expect these factors to result in an improvement in North American drilling activity during 2003.

      The following table sets forth certain industry data that are reflective of historical market conditions:

                                               YEAR ENDED DECEMBER 31,                 INCREASE (DECREASE)
-----------------------------------------------------------------------------------------------------------------
                                             2002       2001       2000        2002 TO 2001          2001 TO 2000
Industry data:
  Commodity prices:(1)
   Average Henry Hub natural gas
     spot price ($/mcf)                     $3.37      $3.96      $4.30     $(.59)      (15%)     $ (.34)      (8%)
   Average West Texas intermediate
     crude oil spot price ($/barrel)       $26.17     $25.96     $30.37      $.21         1%      $(4.41)     (15%)
  Rig count data:(2)
   Average U.S. land rig count                701        980        762      (279)      (29%)        218       29%
   Average U.S. Offshore rig count            113        153        140       (40)      (26%)         13        9%
   Average Canadian land rig count            260        336        340       (76)      (23%)         (4)      (1%)
   Average International land rig count       506        525        466       (19)       (4%)         59       13%
                                           ------     ------     ------     -----     -----       ------    -----

(1)   Source: Bloomberg

(2)   Source: Baker Hughes

RESULTS OF OPERATIONS

      The following tables set forth certain information with respect to our reportable segments and rig activity:

                                                           YEAR ENDED DECEMBER 31,                     INCREASE (DECREASE)
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PERCENTAGES)                    2002           2001           2000        2002 TO 2001          2001 TO 2000
Operating revenues and Earnings
  from unconsolidated affiliates:
  Contract drilling:(1)
   U.S. Land Drilling(2)                       $   498,421    $ 1,146,463    $   580,706    $(648,042)   (57%)   $ 565,757      97%
   U.S. Land Well-servicing                        294,428        345,785        268,211      (51,357)   (15%)      77,574      29%
   U.S. Offshore                                   105,717        226,078        209,404     (120,361)   (53%)      16,674       8%
   Canada                                          141,497         86,310         75,906       55,187     64%       10,404      14%
   International                                   320,160        282,404        181,926       37,756     13%      100,478      55%
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
     Subtotal contract drilling(3)               1,360,223      2,087,040      1,316,153     (726,817)   (35%)     770,887      59%
  Manufacturing and logistics(4)(5)                174,775        259,298        176,775      (84,523)   (33%)      82,523      47%
  Other(6)                                         (53,780)      (118,268)       (77,985)      64,488     55%      (40,283)    (52%)
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
   Total                                       $ 1,481,218    $ 2,228,070    $ 1,414,943    $(746,852)   (34%)   $ 813,127      57%
                                               -----------    -----------    -----------    ---------    ---     ---------     ---

Adjusted cash flow derived from
  operating activities:(7)
  Contract drilling:
   U.S. Land Drilling                          $   132,806    $   409,760    $   138,158    $(276,954)   (68%)   $ 271,602     197%
   U.S. Land Well-servicing                         58,231         82,402         46,930      (24,171)   (29%)      35,472      76%
   U.S. Offshore                                    19,094         55,107         62,914      (36,013)   (65%)      (7,807)    (12%)
   Canada                                           38,127         37,464         29,945          663      2%        7,519      25%
   International                                   113,641         89,595         64,775       24,046     27%       24,820      38%
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
     Subtotal contract drilling                    361,899        674,328        342,722     (312,429)   (46%)     331,606      97%
  Manufacturing and logistics                       42,704        105,770         63,428      (63,066)   (60%)      42,342      67%
  Other(8)                                         (39,190)       (54,491)       (36,362)      15,301     28%      (18,129)    (50%)
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
   Total                                       $   365,413    $   725,607    $   369,788    $(360,194)   (50%)   $ 355,819      96%
Depreciation and amortization                     (195,365)      (189,896)      (152,413)      (5,469)    (3%)     (37,483)    (25%)
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
Adjusted income derived from
  operating activities(9)                          170,048        535,711        217,375     (365,663)   (68%)     318,336     146%
Interest expense                                   (67,068)       (60,722)       (35,370)      (6,346)   (10%)     (25,352)    (72%)
Interest income                                     34,086         53,973         20,581      (19,887)   (37%)      33,392     162%
Other income, net                                    3,708         28,650         27,157      (24,942)   (87%)       1,493       5%
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
Income before income taxes                     $   140,774    $   557,612    $   229,743    $(416,838)   (75%)   $ 327,869     143%
                                               -----------    -----------    -----------    ---------    ---     ---------    ----

Net cash provided by operating activities(7)   $   372,445    $   695,085    $   219,448    $(322,640)   (46%)   $ 475,637     217%
                                               -----------    -----------    -----------    ---------    ---     ---------    ----
Rig years:(10)
  U.S. Land Drilling                                 112.3          220.6          166.8       (108.3)   (49%)        53.8      32%
  U.S. Offshore                                       14.5           28.8           30.8        (14.3)   (50%)        (2.0)     (6%)
  Canada                                              22.9           20.4           21.5          2.5     12%         (1.1)     (5%)
  International                                       55.1           54.5           43.7           .6      1%         10.8      25%
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
   Total rig years                                   204.8          324.3          262.8       (119.5)   (37%)        61.5      23%
Rig hours:(11)
  U.S. Land Well-servicing                       1,014,657      1,170,104      1,110,920     (155,447)   (13%)      59,184       5%
  Canada Well-servicing(12)                        164,785             --             --      164,785     --            --      --
                                               -----------    -----------    -----------    ---------    ---     ---------     ---
   Total rig hours                               1,179,442      1,170,104      1,110,920        9,338      1%       59,184       5%
                                               -----------    -----------    -----------    ---------    ---     ---------     ---

(1) This segment includes our drilling, workover and well-servicing operations, on land and offshore.

(2) U.S. Land Drilling is comprised of our Alaska and U.S. Lower 48 drilling operations.

(3) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $3.9 million, $9.0 million and $6.8 million for 2002, 2001 and 2000, respectively.

(4) This segment includes our marine transportation and supply services, top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $10.9 million, $17.3 million and $19.5 million for 2002, 2001 and 2000, respectively.

(6) Includes the elimination of inter-segment manufacturing and logistics sales.

(7) Adjusted cash flow derived from operating activities is computed by: subtracting direct costs and general and administrative expenses from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units based on several criteria, including adjusted cash flow derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing performance of our business units. The following is a reconciliation of net cash provided by operating activities from our consolidated statements of cash flows, which is a GAAP measure, to this non-GAAP measure:

                                                                              YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                             2002         2001         2000

Net cash provided by operating activities                             $ 372,445    $ 695,085    $ 219,448
Interest expense                                                         67,068       60,722       35,370
Interest income                                                         (34,086)     (53,973)     (20,581)
Other income                                                             (3,708)     (28,650)     (27,157)
Current income tax expense                                               10,185       83,718       19,594
Deferred financing costs amortization                                    (5,122)      (6,339)        (183)
Discount amortization on zero coupon debentures                         (30,790)     (31,832)      (6,625)
Amortization of loss on cash flow hedges                                    (50)          --           --
Gains on long-term assets, net                                            4,570       10,246        1,713
Gains (losses) on marketable securities and warrants                      2,877         (474)      18,800
Loss on derivative instruments                                           (1,983)          --           --
Sales of marketable securities, trading                                      --           --         (401)
Foreign currency transaction gains                                          486          419        1,441
(Loss) gain on early extinguishment of debt                                (202)      15,330        3,036
Equity in earnings from unconsolidated affiliates, net of dividends       4,900       15,833       10,333
(Increase) decrease, net of effects from acquisitions,
  from changes in working capital accounts                              (21,177)     (34,478)     115,000
---------------------------------------------------------------------------------------------------------
Adjusted cash flow derived from operating activities                  $ 365,413    $ 725,607    $ 369,788
---------------------------------------------------------------------------------------------------------

(8) Includes the elimination of inter-segment transactions and unallocated corporate expenses.

(9) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to consolidated income before income taxes, which is a GAAP measure, is provided herein.

(10) Excludes well-servicing rigs. Includes our percentage ownership of rigs from unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11) Rig hours represents the number of hours that our well-servicing rig fleet operated during the year.

(12) The Canada Well-servicing operation was acquired during April 2002 as part of our acquisition of Enserco Energy Service Company Inc.

2002 COMPARED TO 2001

      Operating revenues and Earnings from unconsolidated affiliates for 2002 totaled $1.5 billion, representing a decrease of $746.9 million, or 34%, as compared to 2001. Adjusted income derived from operating activities and net income for 2002 totaled $170.0 million and $121.5 million ($.81 per diluted share), respectively, representing decreases of 68% and 66%, respectively, as compared to 2001.

      The decrease in our operating results during 2002 primarily resulted from the continuing weak environment in several of our key North American markets. The depressed price for natural gas and oil over the period beginning in the third quarter of 2001 through the latter part of the first quarter of 2002 resulted in decreased spending by our customers for our services during the second half of 2001 and for all of 2002.

      This decreased spending and corresponding decline in our rig activity resulted in declining profitability for Nabors over that period. These lower activity levels were experienced by a majority of our North American business units, with the sharpest decline coming from our U.S. Land Drilling business. The decrease in North American land and offshore drilling activity is illustrated by the drilling industry's lower total active land and offshore rig count. The drilling industry's average U.S. Land, Canadian Land and U.S. Offshore rig counts during 2002 were lower by 29%, 23% and 26%, respectively, than the 2001 period. Also contributing to the overall decline in our operating results was a decline in activity for our U.S. Land Well-servicing and workover business, driven primarily by lower rig utilization due to the overall weak market, and the loss of some higher margin workover rigs and an offshore platform operation during the second half of 2002.

      Natural gas prices are the primary driver of our U.S. Lower 48 land, Canadian and U.S. Offshore (Gulf of Mexico) operations while oil prices are the primary driver of our Alaskan, International and U.S. Well-servicing operations. The Henry Hub natural gas spot price (per Bloomberg) averaged $3.37 per million cubic feet (mcf) during 2002, down from the $3.96 per mcf average during 2001. West Texas intermediate spot oil prices (per Bloomberg) averaged $26.17 per barrel during 2002, up slightly from $25.96 per barrel during 2001. Beginning in the first quarter of 2002, a tightening in natural gas and oil supply resulted in an improvement in natural gas and oil prices. Natural gas and oil prices averaged $3.76 per mcf and $28.29 per barrel, respectively, during the last six months of 2002, as compared to $2.98 per mcf and $24.01 per barrel for the first six months of 2002. A substantial portion of the improvement in natural gas prices occurred during the fourth quarter of 2002, when natural gas prices averaged $4.31 per mcf. As discussed above, these price increases did not result in a corresponding strengthening of our key North American markets until early 2003.

      As had been expected, we realized improvements in our International, Canadian and U.S. Offshore businesses during the fourth quarter of 2002 which were offset by lower results in our U.S. Land Drilling and U.S. Well-servicing businesses. We expect an improvement in all of our business units in 2003 given the high level of natural gas and oil prices sustained during the latter part of 2002 and the beginning of 2003.

      CONTRACT DRILLING The business units that comprise this segment contain one or more of the following operations: drilling, workover and well-servicing, on land and offshore. Operating revenues and Earnings from unconsolidated affiliates for the contract drilling segment totaled $1.4 billion, and adjusted cash flow derived from operating activities totaled $361.9 million during 2002, representing decreases of 35% and 46%, respectively, compared to 2001. Rig years (excluding well-servicing rigs) decreased to 204.8 years during 2002 from an average of 324.3 years during 2001. The lower revenues realized by our U.S. Land Drilling, U.S. Land Well-servicing and U.S. Offshore business units during 2002 as compared to 2001 were only partially offset by higher revenues from our Canadian and International operations.

      U.S. Land Drilling Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $498.4 million and $132.8 million, respectively, representing decreases of 57% and 68%, respectively, as compared to 2001. These substantial decreases were a result of decreased demand for our drilling services. The weakness of the North American natural gas market during 2002 resulted in significant decreases in both rig years and dayrates. We began to experience this deterioration in North American gas rig activity during the third quarter of 2001 and such reduced rig activity continued through the end of 2002. We expect the recovery in natural gas prices that began during 2002 to result in higher rig years in 2003 as demand for our services rebounds. U.S. Land Drilling rig years decreased to
112.3 years during 2002 from 220.6 years during 2001.

      U.S. Land Well-servicing Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $294.4 million and $58.2 million, respectively, representing decreases of 15% and 29%, respectively, as compared to 2001. These decreases resulted from decreased activity as a function of the reduction in capital spending by our customers resulting from lower oil prices in the beginning of 2002 and, to a lesser extent, lower natural gas prices over the same period. U.S. Land Well-servicing rig hours decreased to 1.01 million hours during 2002 from 1.17 million hours during 2001.

      U.S. Offshore Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $105.7 million and $19.1 million, respectively, representing decreases of 53% and 65%, respectively, as compared to 2001. These decreases resulted from lower rig years and lower average dayrates. This negative trend began during the third quarter of 2001 and continued through the second quarter of 2002, following the similar decline in natural gas and oil prices over that period. During that period of time offshore operators reduced their demand for offshore rigs and the prices they were willing to pay for offshore services in the Gulf of Mexico. Sustained higher commodity prices should improve the outlook for our jack-up and platform workover and drilling rigs in 2003. Offshore rig years decreased to
14.5 years during 2002 from 28.8 years during 2001. Our U.S. Offshore unit's 2002 operating results include an incremental $6.4 million, representing business interruption insurance proceeds related to our Dolphin 105 jack-up rig, which was lost in a hurricane in the fourth quarter of 2002. We also recorded a $2.3 million gain as a result of the casualty insurance settlement in excess of the carrying value of this rig, which is included in other income in our consolidated statement of income for the year ended December 31, 2002.

      Canadian Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $141.5 million and $38.1 million, respectively, representing increases of 64% and 2%, respectively, as compared to 2001. The increase in Operating revenues and Earnings from unconsolidated affiliates primarily resulted from an increase in well-servicing revenues from the acquisition of Enserco Energy Service Company Inc. in April 2002. Operating revenues also increased due to a year-over-year increase in drilling revenues. Drilling revenues increased due to the April 2002 acquisition of Enserco and the November 2001 acquisition of Command Drilling Corporation. These acquisitions increased our position in Canada with assets that are relatively new and in excellent condition, allowing us to provide services to many of our key U.S. customers who have increased their presence in Canada because of its increasingly strategic importance to the North American gas supply market. Rig years in Canada increased to 22.9 years during 2002 from
20.4 years during 2001. Rig years peaked during the fourth quarter of 2002, averaging 29.6 years for the period, and the growth in this business is expected to continue in 2003. Canadian well-servicing hours totaled 164,785 hours for the period from April 26, 2002, the date we acquired Enserco, through December 31, 2002. Adjusted cash flow derived from operating activities for Canada increased at a smaller rate than Operating revenues and Earnings from unconsolidated affiliates due primarily to the addition of well-servicing operations in 2002 which tend to have lower margins than drilling operations, lower average margins in our drilling operations caused by the downward pressure on pricing for much of the first half of 2002, as well as increased general and administrative expenses caused by the Enserco and Command acquisitions and the related build-up of our Canadian operations during 2002.

      International Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $320.2 million and $113.6 million, respectively, representing increases of 13% and 27%, respectively, as compared to 2001. These increases resulted from higher rig years and higher average dayrates in our Middle East operations, primarily in Saudi Arabia and Yemen, and our African operations, primarily in Algeria. International rig years increased slightly to 55.1 years during 2002 from 54.5 years during 2001.

      MANUFACTURING AND LOGISTICS This segment includes our marine transportation and supply services, top drive manufacturing, directional drilling, rig instrumentation and software, and construction and transportation operations. Manufacturing and logistics Operating revenues and Earnings from unconsolidated affiliates were $174.8 million during 2002, representing a decrease of 33% compared with the prior year. Adjusted cash flow derived from operating activities decreased to $42.7 million compared to $105.8 million in the prior year, representing a 60% decrease. Decreases in this segment resulted primarily from lower average dayrates and lower utilization in our marine transportation and supply services and U.S. trucking operations and from decreased top drive sales.

      On October 9, 2002, we completed our acquisition of Ryan Energy Technologies Inc., a corporation incorporated under the laws of Alberta, Canada. Ryan manufactures and sells directional drilling and rig instrumentation systems and provides directional drilling, rig instrumentation and data collection services to oil and gas exploration and service companies in the United States, Canada and Venezuela.

      OTHER FINANCIAL INFORMATION Our gross margin percentage decreased to 34% in 2002 from 38% in 2001. Gross margin percentage is calculated by dividing gross margin by operating revenues. Gross margin is calculated by subtracting direct costs from operating revenues. The decrease in our gross margin percentage is primarily due to a decline in rig activity as well as lower average dayrates in our U.S. Land Drilling and U.S. Offshore operations.

      General and administrative expenses increased by $6.4 million, or 5%, in 2002 compared to 2001 due to increases related to our recent Canadian acquisitions partially offset by decreased rig activity. As a percent-age of operating revenues, general and administrative expenses increased during 2002 as compared to 2001 (9.7% vs. 6.2%) as these expenses were spread over a lower revenue base.

      Depreciation and amortization expense increased by $5.5 million, or 3%, in 2002 compared to 2001 due to significant capital expenditures and acquisitions during 2001 and 2002. This was partially offset by decreased rig activity, an extension of certain of our fixed asset depreciable lives and the required discontinuance of goodwill amortization. Effective October 1, 2001, we changed the depreciable lives of our drilling and workover rigs from 4,200 to 4,900 active days, our jack-up rigs from 4,200 to 8,030 active days and certain other drilling equipment lives, to better reflect the estimated useful lives of these assets. The effect of this change in accounting estimate was accounted for on a prospective basis beginning October 1, 2001 and decreased depreciation expense by $28.7 million and $8.6 million in 2002 and 2001, respectively. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which resulted in us no longer amortizing goodwill. The effect of this change, if applied to 2001, would have decreased amortization expense by approximately $7.1 million for the year ended December 31, 2001.

      Interest expense increased during 2002 due to higher average outstanding debt balances, resulting from the August 2002 issuance of our $225 million aggregate principal amount of 4.875% senior notes due 2009 and $275 million aggregate principal amount of 5.375% senior notes due 2012, which added $8.3 million to interest expense in 2002. Interest income decreased during 2002 due to lower average yields on investments resulting from the overall declining interest rate environment partially offset by higher average cash and marketable securities balances.

      Other income decreased during 2002, as compared to 2001, due primarily to the following: a gain on extinguishment of debt of $15.3 million recorded during 2001, a year-to-year decrease in gains on long-term assets of $5.7 million and corporate reorganization expense of $3.8 million recorded during 2002 (see Corporate Reorganization below).

      Our effective income tax rate was 14% during 2002 as compared to 36% for 2001 due primarily to an increase in international earnings as a percentage of our overall earnings. Our international earnings, other than earnings from our Canadian operations, generally are taxed at lower rates than earnings from our U.S. operations. Our corporate reorganization also had the effect of lowering our effective income tax rate. The tax benefit attributable to our corporate reorganization was approximately $13.0 million ($.09 per diluted share). It is possible that the tax savings recorded as a result of the corporate reorganization may not be realized, depending on the final disposition of various legislative proposals being considered by the U.S. Congress, and any responsive action taken by Nabors. Excluding the $13.0 million in tax savings related to the corporate reorganization, our effective tax rate for 2002 was 23%.

2001 COMPARED TO 2000

      Our operating results for 2001 were the highest in Nabors' history and significantly above our 2000 results. Operating revenues and Earnings from unconsolidated affiliates for 2001 totaled $2.2 billion, representing an increase of $813.1 million, or 57%, as compared to 2000. Adjusted income derived from operating activities and net income for 2001 totaled $535.7 million and $357.5 million ($2.24 per diluted share), respectively, representing increases of 146% and 160% as compared to 2000.

      The increase in our operating results was due to substantial improvements in essentially all of our business units, driven primarily by higher prices for natural gas and oil due to tightness of supply and demand that continued until the beginning of the third quarter of 2001. The increase in the price of natural gas and the sustained higher price of oil during the two-year period from August 1999 to August 2001 resulted in increased spending by our customers for our services. This increased spending was especially evident in our U.S. Lower 48 and Canadian operations for natural gas-related drilling activities and our U.S. Land Well-servicing business which is more directed toward oil.

      However, beginning in the third quarter of 2001 a reduction in demand for natural gas caused by high natural gas prices and a general contraction in the nation's economy and, later in the year, warm weather resulted in a build up of excess supply of natural gas. This caused U.S. natural gas prices to decline. Natural gas prices (per the Bloomberg average Henry Hub natural gas spot price), which averaged $5.32 per mcf during the first six months of 2001 and spiked as high as $10.20 per mcf in January 2001, declined significantly, averaging only $2.60 per mcf during the second half of 2001. This significant drop in the price of natural gas reached a low of $1.74 per mcf in November 2001, and resulted in the rapid weakening of natural gas-related drilling activity in the U.S. Lower 48 and U.S. Offshore markets. Oil prices also began to decline during this period with average prices (per the West Texas Intermediate crude oil spot price) of $27.79 per barrel during the first nine months of 2001, decreasing to $20.46 per barrel during the fourth quarter of 2001. The U.S. active land rig count, which averaged 1,022 working rigs during the nine months ended September 30, 2001 and peaked at 1,100 rigs in July 2001, declined to an average of 853 rigs during the fourth quarter of 2001 and a low of 759 rigs in

December 2001. Similarly, our U.S. Lower 48 rig years averaged 231 years during the first nine months of 2001 and declined to an average of 145 years during the fourth quarter of 2001.

      CONTRACT DRILLING Operating revenues and Earnings from unconsolidated affiliates for the contract drilling segment totaled $2.1 billion, and adjusted cash flow derived from operating activities totaled $674.3 million during 2001, representing increases of 59% and 97%, respectively, compared to the prior year. Rig years (excluding well-servicing rigs) increased to 324.3 years during 2001 from an average of 262.8 years during the prior year. All of our contract drilling operations recorded higher revenues in 2001 compared to 2000 as a result of increased drilling and workover activity and higher average dayrates due to relatively higher natural gas and oil prices during the first six months of 2001.

      U.S. Land Drilling Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $1.1 billion and $409.8 million, respectively, representing increases of 97% and 197%, respectively, as compared to 2000. These dramatic increases were a result of increased demand for drilling services during the first half of the year. To meet the increased demand for additional rigs, during September 2000 we implemented a capital expenditure program to refurbish, recommission and in many cases, upgrade our stacked, domestic drilling fleet. As part of this program, which was terminated in the fourth quarter of 2001, we recommissioned 113 rigs and partially completed 32 rigs. The prolonged strength of the North American natural gas market that continued until the beginning of the third quarter of 2001 resulted in significant increases in both rig years and dayrates. However, this positive trend ended in July 2001 due to the continued steady decline in U.S. natural gas prices. As a result of these lower natural gas prices, the majority of our customers' drilling programs declined and demand for additional rigs in the U.S. Lower 48 drilling market was substantially reduced. We began to experience deterioration in North American gas rig activity during the third quarter of 2001. Nevertheless, U.S. Land Drilling rig years increased to 220.6 years during 2001 from 166.8 years during 2000.

      U.S. Land Well-servicing Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $345.8 million and $82.4 million, respectively, representing increases of 29% and 76%, respectively, as compared to 2000. These increases resulted from increased rates per hour and activity resulting from higher natural gas and oil prices. U.S. Land Well- servicing rig hours increased to
1.17 million hours during 2001 from 1.11 million hours during 2000.

      U.S. Offshore Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $226.1 million and $55.1 million, respectively, representing an increase of 8% and a decrease of 12%, respectively, as compared to 2000. The increase in revenues during 2001 resulted from higher average dayrates, partially offset by lower rig years. The positive trend of increased revenues ended during July 2001 as a result of the decline in natural gas and oil prices during the third quarter of 2001. Offshore rig years decreased to 28.8 years during 2001 from
30.8 years during 2000.

      Canadian Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $86.3 million and $37.5 million, respectively, representing increases of 14% and 25%, respectively, as compared to 2000. These increases resulted from higher average dayrates associated with continued strong demand for natural gas drilling services throughout the Canadian market. During November 2001 we expanded our presence in Canada by completing our acquisition of Command Drilling Corporation, which owned 15 rigs operating in the Canadian Rockies. Rig years in Canada decreased slightly to 20.4 years during 2001 from 21.5 years during 2000.

      International Operating revenues and Earnings from unconsolidated affiliates, and adjusted cash flow derived from operating activities totaled $282.4 million and $89.6 million, respectively, representing increases of 55% and 38%, respectively, as compared to 2000. These increases resulted from higher average dayrates and higher rig years in our South American operations, primarily in Colombia, Ecuador and Trinidad, and our African operations, primarily in Algeria. Additionally, effective January 1, 2001, we purchased our partner's 49% interest in our Argentina operation for $4.5 million, and we now own and consolidate 100% of this operation. Prior to January 1, 2001, our interest was accounted for using the equity method of accounting because Nabors' ability to control the entity's operations was restricted by certain substantive participating rights granted to the minority shareholder. International rig years increased to 54.5 years during 2001 from 43.7 years during 2000.

      MANUFACTURING AND LOGISTICS Manufacturing and logistics Operating revenues and Earnings from unconsolidated affiliates were $259.3 million during 2001, representing an increase of 47% compared with the prior year. Adjusted cash flow derived from operating activities increased to $105.8 million compared to $63.4 million in the prior year, representing a 67% increase. Increases in this segment resulted primarily from higher average dayrates and utilization in our supply vessel and U.S. trucking operations and from increased top drive sales.

      OTHER FINANCIAL INFORMATION Our gross margin percentage increased to 38% in 2001 from 32% in 2000, primarily due to higher average dayrates at virtually all of our business units.

      General and administrative expenses increased by $29.0 million, or 27%, in 2001 compared to 2000 due to increased rig activity. As a percentage of operating revenues, general and administrative expenses decreased during 2001 as compared to 2000 (6.2% vs. 7.7%) as these expenses were spread over a larger revenue base.

      Depreciation and amortization expense increased by $37.5 million, or 25%, in 2001 compared to 2000 due to capital expenditures during 2000 and 2001 and increased rig activity during 2001. Effective October 1, 2001, we changed the depreciable lives of our drilling and workover rigs from 4,200 to 4,900 active days, our jack-up rigs from 4,200 to 8,030 active days and certain other drilling equipment lives, to better reflect the estimated useful lives of these assets. The effect of this change in accounting estimate was accounted for on a prospective basis beginning October 1, 2001 and decreased depreciation expense by approximately $8.6 million for 2001, partially offsetting the increase for the year.

      Interest expense increased during 2001 due to higher average debt outstanding, resulting from the issuance of our $825 million zero coupon convertible senior debentures in June 2000 and our $1.381 billion zero coupon convertible senior debentures in February 2001. The issuance of these debentures increased interest expense in 2001 by $30.5 million as compared to 2000. Interest income increased during 2001 due to higher average cash balances resulting from the investment of the proceeds from the issuances of these debentures.

      Other income, net increased during 2001, as compared to 2000, due primarily to a gain on extinguishment of debt of $15.3 million recorded during 2001 and a year-over-year increase in gains on long-term assets of $8.5 million, partially offset by a year-over-year decrease in gains on marketable securities and warrants of $17.8 million.

      Our effective income tax rate was 36% during 2001 compared to 40% in the prior year. This lower effective tax rate is primarily due to certain transfers of foreign assets formerly owned by our U.S. entities to our foreign companies operating the assets, which generally operate in lower tax jurisdictions.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

      OPERATING ACTIVITIES Net cash provided by operating activities totaled $372.4 million during 2002, compared to $695.1 million during 2001. This decrease primarily reflects the decrease in our net income. During 2002 and 2001, in determining net cash provided by operating activities, net income was increased from changes in working capital accounts and for non-cash items such as depreciation and amortization expense, discount amortization on zero coupon debentures and deferred income taxes.

      INVESTING ACTIVITIES Net cash used for investing activities totaled $629.5 million during 2002, compared to $1.13 billion during 2001. We used cash primarily for purchases of marketable securities, net of sales, capital expenditures and acquisitions of businesses during both 2002 and 2001.

      On October 9, 2002, we acquired Ryan pursuant to a plan of arrangement whereby Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, acquired all of the issued and outstanding common shares of Ryan in exchange for approximately Cdn. $22.6 million (U.S. $14.2 million) in cash and 380,264 exchangeable shares of Nabors Exchangeco, of which 219,493 exchangeable shares were immediately exchanged for common shares of Nabors in accordance with the instructions of the holders of those shares. The value of the Nabors Exchangeco shares issued totaled Cdn. $18.5 million (U.S. $11.6 million). In addition, we assumed Ryan debt totaling Cdn. $14.5 million (U.S. $9.1 million).

      On March 18, 2002, we acquired, for cash, 20.5% of the issued and outstanding shares of Enserco, a Canadian publicly-held corporation, for Cdn. $15.50 per share for a total price of Cdn. $83.2 million (U.S. $52.6 million). On April 26, 2002, Nabors Exchangeco acquired all of the remaining issued and outstanding common shares of Enserco in exchange for approximately Cdn. $100.1 million (U.S. $64.1 million) in cash and 3,549,082 exchangeable shares of Nabors Exchangeco, of which 2,638,526 exchangeable shares were immediately exchanged for Nabors Delaware common stock in accordance with the instructions of the holders of those shares. The value of the Nabors Exchangeco shares issued totaled Cdn. $254.2 million (U.S. $162.8 million). In addition, we assumed Enserco debt totaling Cdn. $33.4 million (U.S. $21.4 million).

      FINANCING ACTIVITIES Financing activities provided cash totaling $470.4 million during 2002, compared to $432.4 million during 2001. During 2002 cash was provided by our issuance of senior notes totaling $495.9 million and was used primarily for the reduction of long-term borrowings of $30.8 million.

      During 2001 cash was primarily provided by the $840.3 million in proceeds from our issuance of $1.381 billion zero coupon convertible senior debentures during February 2001. This was partially offset by $156.0 million of cash used for the reduction of long-term borrowings, primarily attributable to the repurchase of a portion of our zero coupon convertible senior debentures. In addition, we used $248.0 million of cash to repurchase shares of our common stock.

      During 2002 we purchased $.6 million face value of our 8.625% senior subordinated notes due April 2008 in the open market at a price of 108%. In addition, we purchased $4.7 million face value of our 6.8% senior notes due April 2004 in the open market at a price of 104%. Upon settlement of these transactions, we paid $5.7 million and recognized a pretax loss of approximately $.2 million, resulting from the repurchases of these notes at prices higher than their carrying value. Additionally, we repaid Cdn. $12.9 million (U.S. $8.3 million) and Cdn. $22.3 million (U.S. $14.3 million) of the debt assumed in the Ryan and Enserco acquisitions, respectively. We also made a $2.5 million scheduled principal payment relating to certain of our medium-term notes.

      We had a $200 million unsecured committed revolving credit facility with a syndicate of banks, with an original term of five years, that was scheduled to mature on September 5, 2002. As a result of the corporate reorganization discussed below, we may have failed to comply with a covenant contained in the credit facility agreement and a related $30 million letter of credit facility agreement. At the time of the potential default, there were no outstanding borrowings on the credit facility, and $23 million was outstanding on the related letter of credit facility. The bank provided a waiver on the letter of credit facility and the letter of credit facility has since expired. Because we had cash and marketable securities balances totaling approximately $800 million at the time of the potential default, and because the credit facility was scheduled to mature on September 5, 2002, we terminated the revolving credit facility.

      On August 22, 2002, Nabors Holdings 1, ULC, one of our indirect, wholly-owned subsidiaries, issued $225 million aggregate principal amount of 4.875% senior notes due 2009 that are fully and unconditionally guaranteed by Nabors and Nabors Delaware. Concurrently with this offering by Nabors Holdings, Nabors Delaware issued $275 million aggregate principal amount of 5.375% senior notes due 2012, which are fully and unconditionally guaranteed by Nabors. Cash provided by our issuance of these senior notes totaled $495.9 million. The proceeds from our issuance of senior notes were invested in cash and marketable securities. Both issues of senior notes were resold by a placement agent to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. Interest on each issue of senior notes is payable semi-annually on February 15 and August 15, beginning on February 15, 2003. On October 28, 2002, Nabors' registration statements with respect to resales of these senior notes became effective.

      On October 21, 2002, we entered into an interest rate swap transaction and purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012 and to mitigate and manage our exposure to changes in the three-month U.S. dollar LIBOR rate, respectively (see Quantitative and Qualitative Disclosures About Market Risk below).

      On July 17, 2002, the Board of Directors of Nabors authorized the continuation of the share repurchase program that had begun under Nabors Delaware, and provided that the amount of Nabors common shares authorized for purchase by Nabors going forward be increased to $400 million. Under the Nabors Delaware program, Nabors Delaware had acquired an aggregate of approximately $248.0 million of Nabors Delaware common stock, or 6.2 million shares, during 2001. During the third quarter of 2002 Nabors also acquired, through a subsidiary, 91,000 of its common shares in the open market for $27.30 per share for an aggregate price of $2.5 million. Immediately thereafter these shares were transferred to Nabors. Pursuant to Bermuda law, any shares, when purchased, will be treated as cancelled. Therefore, a repurchase of shares will not have the effect of reducing the amount of Nabors' authorized share capital. Additionally, the Board approved the repurchase of up to $400 million of outstanding debt securities of Nabors and its subsidiaries. These amounts may be increased or decreased at the discretion of the Board, depending upon market conditions and consideration of the best interest of shareholder value. Repurchases may be conducted on the open market, through negotiated transactions or by other means, from time to time, depending upon market conditions and other factors.

FUTURE CASH REQUIREMENTS

      As of December 31, 2002, we had long-term debt, including current maturities, of $2.1 billion and stockholders' equity of $2.2 billion. See table included in "Interest Rate and Marketable Security Price Risk" below for a breakout of the components of long-term debt as of December 31, 2002.

      Our $825 million debentures can be put to us on June 20, 2003, June 20, 2008 and June 20, 2013, and our $1.381 billion debentures can be put to us on February 5, 2006, February 5, 2011 and February 5, 2016, for a purchase price equal to the issue price plus accrued original issue discount to the dates of repurchase. Based on the ability of the debenture holders to exercise their put option on June 20, 2003, the outstanding principal amount on the $825 million debentures of $489.1 million is classified in current liabilities in our consolidated balance sheet as of December 31, 2002.

      We may elect to pay all or a portion of the purchase price of the debentures in common stock instead of cash, depending upon our cash balances and cash requirements at that time. We do not presently anticipate using stock to satisfy any such future purchase obligations. In accordance with the indentures with respect to the debt securities, we cannot redeem the $825 million and $1.381 billion debentures before June 20, 2003 and February 5, 2006, respectively, after which time we may redeem all or a portion of the debentures for cash at any time at their accreted value.

      The following table summarizes our contractual cash obligations as of December 31, 2002:

                                                                       PAYMENTS DUE BY PERIOD
---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       TOTAL         2003       2004-2005     2006-2007      THEREAFTER
CONTRACTUAL CASH OBLIGATIONS:
  Long-term debt:
   Principal                                    $2,167,641     $498,701(1)     $300,575      $826,800(2)     $541,565
   Interest                                        259,695       49,414          64,527        58,671          87,083
  Operating leases(3)                               42,285       16,632          21,045         2,434           2,174
  Capital expenditure purchase commitments(3)       42,813       42,813              --            --              --
  Time charter commitment(4)                       119,080       26,863          53,726        38,491              --
  Employment contracts(3)                            8,709        2,413           3,540         2,756              --
                                                ----------     --------        --------      --------        --------
  Total contractual cash obligations            $2,640,223     $636,836        $443,413      $929,152        $630,822
                                                ----------     --------        --------      --------        --------

(1) Includes $494.9 million related to our $825 million zero coupon convertible senior debentures which can to be put to us on June 20, 2003.

(2) Represents our $1.381 billion zero coupon convertible senior debentures which can be put to us on February 5, 2006.

(3)   See Note 15 to the accompanying consolidated financial statements.

(4) Relates to our future commitments under our time charter with Sea Mar Management LLC. See Related Party Transactions below.

      On February 21, 2003, we issued a Notice of Redemption to the holders of our 8.625% senior subordinated notes due April 2008 for redemption of the notes and all associated guarantees on April 1, 2003. The redemption price will be $1,043.13 per $1,000 principal amount of the notes together with accrued and unpaid interest to the date of redemption. We estimate that the total redemption price will be $45.2 million and will require the recognition of a pretax loss of approximately $.9 million, resulting from the redemption of the notes at prices higher than their carrying value on April 1, 2003. The impact of this post-December 31, 2002 event is not reflected in the table above.

      Historical capital expenditures and acquisitions of businesses, which represent the portion of the purchase price of acquisitions allocated to fixed assets based on their fair market value, are classified as follows:

                                                YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                              2002            2001            2000
New construction                        $ 14,008        $ 17,374        $ 64,512
Enhancement                              136,837         398,513          79,251
Acquisitions                             329,081         137,355          28,388
Sustaining                               102,633         231,683         128,486
                                        --------        --------        --------
                                        $582,559        $784,925        $300,637
                                        --------        --------        --------

      As of December 31, 2002, we had outstanding capital expenditure purchase commitments of approximately $42.8 million, primarily for rig-related sustaining and enhancement capital expenditures. Projected capital expenditures for 2003 for sustaining and known new construction and enhancement projects are expected to total approximately $250 million. We have historically completed a number of acquisitions during down markets and will continue to evaluate opportunities to acquire assets or businesses to enhance our operations.

      Several of our previous acquisitions were funded through issuances of our common stock. Future acquisitions may be paid for using existing cash, borrowings under future lines of credit or issuance of debt or Nabors stock. Such capital expenditures and acquisitions are at our discretion and will depend on our view of market conditions and other factors.

GUARANTEES

      We enter into various agreements providing financial or performance assurance to third parties. Certain of these agreements act as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and guarantees of residual value in certain of our operating lease agreements. We have also guaranteed payment of contingent consideration in conjunction with an acquisition in 2002 which is based on future operating results of that business. In addition, we have provided indemnifications to certain third parties which serve as guarantees. These guarantees include indemnification provided by Nabors to our stock transfer agent and our insurance carriers.

      Management believes the likelihood that we would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees. The following table summarizes the total maximum amount of financial and performance guarantees issued by Nabors:

                                                                             MAXIMUM AMOUNT
-------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                            2003         2004         2005   THEREAFTER         TOTAL
Financial standby letters of credit                    $34,436       $    -      $     -        $  --       $34,436
Guarantee of residual value in lease agreements            542          418          694           --         1,654
Contingent consideration in acquisition                    769          769          769          193         2,500
                                                       -------       ------      -------        -----       -------
Total                                                  $35,747       $1,187      $ 1,463        $ 193       $38,590
                                                       -------       ------      -------        -----       -------

FINANCIAL CONDITION AND SOURCES OF LIQUIDITY

      As of December 31, 2002, we had cash and cash equivalents and investments in marketable securities totaling $1,330.8 million and working capital of $618.5 million. This compares to cash and cash equivalents and investments in marketable securities totaling $918.6 million and working capital of $700.8 million as of December 31, 2001. In addition, we generate significant cash from operations over the course of a twelve-month period. Our ability to raise money in the public markets is enhanced by our senior unsecured debt ratings as provided by Moody's Investor Service and Standard & Poor's, which are currently "A3" and "A-," respectively.

      The year-over-year increase in cash and cash equivalents and investments in marketable securities relates primarily to proceeds received from our August 2002 issuance of senior notes, cash provided by operating activities and cash received from sales of marketable securities classified as available for sale in 2002. This increase was partially offset by cash used for acquisitions, sustaining and enhancement capital expenditures and purchases of marketable securities in 2002. The year-over-year decrease in working capital relates primarily to the current liability classification of $489.1 million principal amount of our $825 million debentures, which can be put to us on June 20, 2003. This decrease was partially offset by the increase in cash and cash equivalents and investments in marketable securities discussed above. Year-over-year declines in accounts receivable, accounts payable and accrued liabilities relate to the overall decrease in revenues and costs in 2002 because of lower activity levels.

      Our funded debt to capital ratio was 0.49:1 as of December 31, 2002, compared to 0.46:1 as of December 31, 2001. Our net funded debt to capital ratio was 0.26:1 as of December 31, 2002 and 2001. Funded debt to capital ratio is calculated by dividing funded debt by funded debt plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as stockholders' equity. The net funded debt to capital ratio nets cash and cash equivalents, short-term marketable securities and long-term marketable securities against funded debt. This ratio is calculated by dividing net funded debt by net funded debt plus capital. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. Our interest coverage ratio was 6.0:1 as of December 31, 2002, compared to 13.3:1 as of December 31, 2001. The interest coverage ratio is computed by calculating the sum of income before income taxes, interest expense, and depreciation and amortization expense and then dividing by interest expense. This ratio is a method for calculating the amount of cash flows available to cover interest expense.

      We have two letter of credit facilities and a Canadian line of credit facility with various banks as of December 31, 2002. Additionally, we also have letters of credit outstanding under an expired $30 million letter of credit facility. Availability and borrowings under our credit facilities as of December 31, 2002 are as follows:

-------------------------------------------------------------------------------
(IN THOUSANDS)

Credit available                                                       $ 79,745
Letters of credit outstanding                                           (56,267)
                                                                       --------
Remaining availability                                                 $ 23,478
                                                                       --------

      On December 30, 2002, we filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission to allow us to offer, from time to time, up to $700 million in debt securities, guarantees of debt securities, preferred shares, depository shares, common shares, share purchase contracts, share purchase units and warrants. The Commission declared the registration statement effective on January 16, 2003. We currently have not issued any securities registered under this registration statement.

      Our current cash and cash equivalents, investments in marketable securities and projected cash flow generated from current operations are expected to more than adequately finance our sustaining and planned enhancement capital expenditures and our debt service requirements for the next twelve months, including the planned redemption of our 8.625% senior subordinated notes in April 2003 and the possible redemption of our $825 million zero coupon convertible senior debentures in June 2003.

CORPORATE REORGANIZATION

      Effective June 24, 2002, Nabors, a Bermuda-exempt company, became the successor to Nabors Delaware, a Delaware corporation, following a corporate reorganization. The reorganization was accomplished through the merger of an indirect, newly formed Delaware subsidiary owned by Nabors, into Nabors Delaware. Nabors Delaware was the surviving company in the merger and became a wholly-owned, indirect subsidiary of Nabors.

Upon consummation of the merger, all outstanding shares of Nabors Delaware common stock automatically converted into the right to receive Nabors common shares, with the result that the shareholders of Nabors Delaware on the date of the merger became the shareholders of Nabors. Nabors and its subsidiaries continue to conduct the businesses previously conducted by Nabors Delaware and its subsidiaries. The reorganization was accounted for as a reorganization of entities under common control and accordingly, it did not result in any changes to the consolidated amounts of assets, liabilities and stockholders' equity.

      The authorized share capital of Nabors consists of 400 million common shares, par value $.001 per share, and 25 million preferred shares, par value $.001 per share. Common shares issued were 144,964,668 at $.001 par value at December 31, 2002 compared to 144,368,390 at $.10 par value immediately preceding the reorganization. The decrease in par value of common stock from $.10 to $.001 was recorded as an increase to capital in excess of par value and a decrease in common shares in our Consolidated Financial Statements. In conjunction with the reorganization, 6.8 million shares of outstanding treasury stock were retired, as Bermuda law does not recognize the concept of treasury stock. The effect of this retirement reduced common shares by $.7 million, capital in excess of par value by $59.2 million and retained earnings by $192.9 million.

      The Board of Nabors Delaware approved the reorganization transaction because international activities are an important part of our current business and we believe that our international operations will continue to grow in the future. Expansion of our international business is an important part of our current business strategy and significant growth opportunities exist in the international marketplace. We believe that reorganizing as a Bermuda company will allow us to implement our business strategy more effectively. In addition, we believe that the reorganization should increase our access to international capital markets and acquisition opportunities, increase our attractiveness to non-U.S. investors, improve global cash management, improve our global tax position and result in a more favorable corporate structure for expansion of our current business.

      Several members of the United States Congress have proposed legislation that, if enacted, would have the effect of eliminating the tax benefits of the reorganization. During 2002 the Senate Finance Committee and the House Ways and Means Committee approved legislation that, for United States federal tax purposes, would treat a corporation such as Nabors that reorganizes in a foreign jurisdiction as a domestic corporation and, thus, such foreign corporation would be subject to United States federal income tax. The proposed legislation did not pass during the 2002 session of Congress, but is expected to be reintroduced during 2003. This proposed legislation may have an effective date that is retroactive to a date prior to our reorganization and, if enacted, the expected tax savings from the reorganization will not be realized.

      In light of such events and if and when any such legislation is enacted, we will consider the effects of the legislation and will evaluate all strategic alternatives that may be appropriate.

OTHER MATTERS

FORWARD-LOOKING STATEMENTS

      We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our annual and quarterly reports, press releases, and other written and oral statements. Statements that relate to matters that are not historical facts are "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These "forward-looking statements" are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors must recognize that events and actual results could turn out to be significantly different from our expectations.

      You should consider the following key factors when evaluating these forward-looking statements:

-     fluctuations in worldwide prices of and demand for natural gas and oil;

- fluctuations in levels of natural gas and oil exploration and development activities;

-     fluctuations in the demand for our services;

- the existence of competitors, technological changes and developments in the oilfield services industry;

- the existence of operating risks inherent in the oilfield services industry;

-     the existence of regulatory and legislative uncertainties;

- the possibility of political instability, war or acts of terrorism in any of the countries in which we do business; and

-     general economic conditions.

      Our businesses depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of natural gas or oil, which could have a material impact on exploration, development and production activities, could also materially affect our financial position, results of operations and cash flows.

      The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. For a more detailed description of risk factors, please refer to our Form 10-K filed with the Securities and Exchange Commission under
Item I, Part I, "Risk Factors".

RECENT ACCOUNTING PRONOUNCEMENTS

      SFAS No. 142, "Goodwill and Other Intangible Assets," addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: (1) goodwill and intangible assets with indefinite lives no longer will be amortized; (2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (3) the amortization period for those intangible assets with finite lives no longer will be limited to 40 years. The effect of no longer amortizing goodwill would have increased net income by approximately $4.6 million ($.02 per diluted share) and $3.5 million ($.02 per diluted share) for the years ended December 31, 2001 and 2000, respectively.

      We adopted SFAS 142 effective January 1, 2002, and accordingly we no longer record goodwill amortization expense. During the second quarter of 2002 we performed our initial goodwill impairment assessment as required. As part of that assessment, we determined that our 11 business units, as of January 1, 2002, represented our reporting units as defined by SFAS 142. We determined the aggregate carrying values and fair values of all such reporting units, which were measured as of the January 1, 2002 adoption date. We calculated the fair value of each reporting unit based on discounted cash flows and determined there was no goodwill impairment.

      We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Upon adoption, this new accounting pronouncement had no impact on our reported results of operations or financial position.

      We adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective April 1, 2002. Due to the nature of our business, Financial Accounting Standards Board
(FASB) 44, 64 and Amendment of FASB 13 are not applicable. SFAS 145 eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" and states that gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." APB 30 defines extraordinary items as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Accordingly, we no longer classify gains and losses from extinguishment of debt that are usual and frequent as extraordinary items, and we reclassified to other income all similar debt extinguishment items that had been reported as extraordinary items in prior accounting periods. In conjunction with adopting SFAS 145 we reclassified, for fiscal years 2002, 2001 and 2000, the following extraordinary (losses) gains to other income with the related income tax component reclassified to income tax expense, respectively: $(.13 million), net of tax benefit of $.08 million; $9.6 million, net of taxes of $5.7 million and $1.9 million, net of taxes of $1.1 million. These reclassifications had no impact on net income.

      In July 2002 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement will require us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs that are associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002 and will impact any exit or disposal activities initiated after January 1, 2003. This statement does not currently impact Nabors.

      We adopted Emerging Issues Task Force (EITF) No. 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," in the second quarter of 2002. Previously, we recognized reimbursements received as a reduction to the related direct costs. EITF 01-14 requires that reimbursements received be included in operating revenues and out-of-pocket expenses be included in direct costs. Accordingly, reimbursements received from our customers have been reclassified to revenues for all periods presented. The effect of adopting EITF 01-14 resulted in the following reclassifications to our annual results for 2001 and 2000: operating revenues and direct costs were increased from previously reported amounts by $70.0 million and $50.3 million, respectively. These reclassifications had no impact on net income.

      In November 2002 the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements, Including Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain types of guarantees, a guarantor recognize and account for the fair value of the guarantee as a liability. FIN 45 contains exclusions to this requirement, including the exclusion of a parent's guarantee of its subsidiaries' debt to a third party. The initial recognition and measurement provisions of FIN 45 should be applied on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of both interim and annual periods ending after December 15, 2002. The adoption of the recognition and measurement provisions of FIN 45 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows. The disclosures required by FIN 45 are included in Liquidity and Capital Resources and in Note 15 to our accompanying consolidated financial statements.

      On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - an Amendment of FAS 123." This statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. SFAS 148 does not change the provisions of SFAS 123 that permit entities to continue to apply the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees." However, those companies that continue to account for awards of stock-based employee compensation under the intrinsic value method of APB 25 are required to disclose certain information using a tabular presentation mandated by SFAS 148. At the present time, we plan to continue accounting for stock-based compensation using the intrinsic value method under APB 25 and have presented the disclosures required by SFAS 148 in
Note 3 to our accompanying consolidated financial statements.

      In January 2003 the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," which addresses the consolidation of variable interest entities (VIEs) by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise that has the majority of the risks or rewards associated with the VIE. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. For VIEs created at an earlier date, the consolidation requirements apply in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. Based on current information, Nabors believes it has no material interests in VIEs that will require disclosure or consolidation under FIN 46.

RELATED PARTY TRANSACTIONS

      Pursuant to his employment agreement, we provided an unsecured, non-interest bearing loan of approximately $2.9 million to Nabors' President and Chief Operating Officer. This loan is due on September 30, 2006.

      Pursuant to their employment agreements, Nabors and its Chairman and Chief Executive Officer, President and Chief Operating Officer, its former Vice Chairman, and certain other key employees entered into split-dollar life insurance agreements pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in certain instances, members of their families. Under these agreements, we are reimbursed for such premiums upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could potentially be limited to the cash surrender value of these policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheet. We have made premium payments to date totaling $12.8 million related to these policies. The cash surrender value of these policies of approximately $8.7 million is included in other long-term assets in our consolidated balance sheet as of December 31, 2002.

      Under the recently enacted Sarbanes-Oxley Act of 2002, the future payment of premiums by Nabors under these agreements may be deemed to be prohibited loans by us to these individuals. We have paid no premiums related to these agreements since the adoption of the Sarbanes-Oxley Act, and we have postponed premium payments related to these agreements pending clarification of the Act's application to these insurance agreements. We will monitor developments and intend to take appropriate action to ensure that these agreements do not violate applicable law.

      In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our Alaskan and Saudi Arabian unconsolidated affiliates at market prices. Additionally, we own certain marine vessels that are chartered under a Bareboat Charter arrangement to Sea Mar Management LLC, which is wholly-owned by Sea Mar Investco LLC, an entity in which we own a 25% interest. Sea Mar Management has entered into a time charter of these vessels with a subsidiary of ours, which then time charters the vessels to various third-party customers. Revenues from these business transactions totaled $65.7 million, $26.9 million and $27.6 million in 2002, 2001 and 2000, respectively. Expenses from these business transactions totaled $32.1 million, $4.8 million and $4.9 million in 2002, 2001 and 2000, respectively. Additionally, we had amounts receivable from these affiliated entities of $53.3 million and $24.4 million as of December 31, 2002 and 2001, respectively. We had accounts payable to these affiliated entities of $1.1 million and $3.3 million as of December 31, 2002 and 2001, respectively.

CRITICAL ACCOUNTING POLICIES

      Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. The following is a discussion of our critical accounting policies.

      PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method over an approximate 4,900-day period, with the exception of our jack-up rigs which are depreciated over an 8,030-day period, after provision for salvage value. When our drilling and workover rigs are not operating, a depreciation charge is provided using the straight-line method over an assumed depreciable life of 20 years, with the exception of our jack-up rigs, where a 30-year depreciable life is used.

      Depreciation on buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings - 10 to 30 years; well-servicing rigs - 15 to 25 years; marine transportation and supply vessels - 15 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment - 3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our results of operations. We review our assets for impairment when events or changes in circumstances indicate that the net book values of equipment may not be recovered over their remaining service lives. Provisions for asset impairment are charged to income when the sum of estimated future cash flows, on an undiscounted basis, is less than the asset's net book value. Impairment charges are recorded using discounted cash flows which require the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. There were no impairment charges related to assets held for use recorded by Nabors in 2002, 2001 and 2000. In 2002 we reclassified four supply vessels to available-for-sale as we intend to sell these vessels in 2003. Accordingly, we reduced the carrying values of these assets to levels approximating their respective fair values, resulting in a charge to other income of $3.7 million in 2002.

      SELF-INSURANCE ACCRUALS We are self-insured for certain losses relating to workers' compensation, employers' liability, general liability, automobile liability and property damage. Given the recent tightening in the insurance market, effective April 1, 2002, in connection with our insurance renewal, our self-insurance levels have significantly increased. As a result, our self-insurance retentions for losses relating to workers' compensation, general liability and property damage have increased significantly. Effective for the period from April 1, 2002 to March 31, 2003, our exposure (that is, our deductible) per occurrence is $1.0 million for workers' compensation and employers' liability, $2.0 million for marine employers' liability (Jones Act) and $5.0 million for general liability losses. Our self-insurance for automobile liability loss is $0.5 million per occurrence. We maintain actuarially supported accruals on our consolidated balance sheet to cover the self-insurance retentions.

      We are self-insured for certain other losses relating to rig, equipment, property, business interruption and political, war and terrorism risks. Effective April 1, 2002, our per occurrence self-insured retentions are $10.0 million for rig physical damage and business interruption. However, our rigs, equipment and property in Canada and Saudi Arabia are subject to $1.0 million self-insurance retentions. As a result, with the exception of Canada and Saudi Arabia, we are self-insured for rigs with replacement values less than $10.0 million. If a Nabors rig with a net book value of less than $10.0 million was destroyed, we would record a loss equal to its net book value in the period in which the loss event occurred. In previous years, we had physical damage insurance for essentially all of our rigs, with a substantially lower deductible of $.25 million per occurrence. Thus, historically we have not recorded significant losses in our financial statements related to the destruction of one of our rigs. We have purchased stop-loss coverage in order to limit our aggregate exposure to certain physical damage claims for insured rigs (that is, those rigs with replacement values in excess of $10.0 million). The effect of this coverage is that our maximum physical damage loss on insured rigs would be $20.0 million plus $1.0 million per occurrence.

      Political risk, war and terrorism insurance is procured for our operations in Mexico, the Caribbean, South America, Africa, the Middle East and Asia. Through December 31, 2002, political and war risk losses were subject to $10.0 million per occurrence deductibles while terrorism was subject to a $1.0 million per occurrence deductible. On January 1, 2003, we purchased additional insurance to reduce these self-insurance retentions to $0.25 million per occurrence, except for Colombia which remains at $10.0 million and $1.0 million for political risk and terrorism, respectively. There is no assurance that such coverage will adequately protect Nabors against liability from all potential consequences.

      REVENUE RECOGNITION Revenues and costs on daywork contracts are recognized daily as the work progresses, and revenues and costs applicable to footage and turnkey contracts are recognized when the well is completed (completed contract method). For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. Mobilization revenues earned and the related direct costs incurred for the mobilization are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred.

      We recognize revenue for those top drives and instrumentation systems we manufacture for third parties when the earnings process is complete. This generally occurs when products have been shipped or factory acceptance testing on our products has been completed and the products are made available to our customers in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.

      We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in other income in the period that the applicable proof of loss documentation is received.

      In accordance with EITF 00-14, we recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.

      INCOME TAXES We are a Bermuda-exempt company and are not subject to income taxes in Bermuda. Consequently, income taxes have been provided based on the tax laws and rates in effect in the countries in which our operations are conducted and income is earned. The income taxes in these jurisdictions vary substantially. Our effective tax rate for financial statement purposes will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions.

      For U.S. federal income tax purposes, we have net operating loss carryforwards of approximately $249.5 million that, if not utilized, will expire from 2003 to 2023. The net operating loss carryforwards for alternative minimum tax purposes are approximately $145.6 million. There are alternative minimum tax credit carryforwards of $22.8 million available to offset future regular tax liabilities.

      We do not provide U.S. income and foreign withholding taxes on unremitted earnings of our international subsidiaries, as these earnings are considered permanently reinvested. Unremitted earnings totaled approximately $377.2 million and $212.0 million as of December 31, 2002 and 2001, respectively. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings. Deferred taxes have been provided for foreign taxes related to assets which are expected to reside in certain foreign locations long enough to give rise to future tax consequences.

      USE OF ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Key estimates used by management include:

ALLOWANCE FOR DOUBTFUL ACCOUNTS We estimate our allowance for doubtful accounts based on an analysis of historical collection activity and specific identification of overdue accounts. Factors that may affect this estimate include changes in the financial position of a major customer or significant changes in the prices of natural gas or oil.

DEPRECIATION AND AMORTIZATION In order to depreciate and amortize our property, plant and equipment and our intangible assets with definite lives, we estimate the useful lives and salvage values of these items. Our estimates may be affected by such factors as changing market conditions, technological advances in the industry or changes in regulations governing the industry.

TAX ESTIMATES Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to Nabors and our subsidiaries. The utilization of such carryforwards could be limited or effectively lost upon certain changes in ownership. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given concerning such loss carryforwards, or whether or not such loss carryforwards will be available in the future.

LITIGATION AND INSURANCE RESERVES We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. The actual outcome of litigated claims could differ significantly from estimated amounts. We maintain actuarially supported accruals on our consolidated balance sheets to cover self-insurance retentions.

FAIR VALUES OF ASSETS ACQUIRED AND LIABILITIES ASSUMED We estimate the values of those assets acquired and liabilities assumed in business combinations, which involves the use of various assumptions. These estimates may be affected by such factors as changing market conditions, technological advances in the industry or changes in regulations governing the industry. Our adoption of SFAS 142 on January 1, 2002 requires us to test for impairment annually the goodwill and intangible assets with indefinite useful lives recorded in business combinations. This requires us to estimate the fair values of our own assets and liabilities at a reporting unit level. Therefore, considerable judgment, similar to that described above in connection with our estimation of the fair value of an acquired company, will be required to assess goodwill and certain intangible assets for impairment.

For additional information on our accounting policies, see Note 3 to our accompanying consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates and marketable security prices as discussed below.

      FOREIGN CURRENCY RISK We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk. The most significant exposures arise in connection with our operations in Canada and Saudi Arabia, which usually are substantially unhedged. For our unconsolidated affiliate in Saudi Arabia, upon renewal of our contracts, we have been converting Saudi riyal-denominated contracts to U.S. dollar-denominated contracts in order to reduce our exposure to the Saudi riyal, even though that currency has been pegged to the U.S. dollar at a rate of 3.745 Saudi riyals to 1.00 U.S. dollar since 1986. We cannot guarantee that we will be able to convert future Saudi riyal-denominated contracts to U.S. dollar-denominated contracts or that the Saudi riyal exchange rate will continue in effect as in the past.

      We have an operation in Argentina that is not significant to our overall profitability. Our Argentina operation contributed approximately 1% of our revenues and adjusted income derived from operating activities in 2002. As a result of the financial crisis in Argentina, the Argentine government allowed their currency, the peso, to float beginning in January 2002. The peso, which had been pegged to the U.S. dollar for several years, has devalued approximately 68%. Changes in the valuation of the peso in 2002 resulted in a translation gain of approximately $1.1 million, recorded to accumulated other comprehensive income in our consolidated balance sheet.

      At various times, we utilize local currency borrowings (foreign currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate. A hypothetical 10% decrease in the value of all our foreign currencies relative to the U.S. dollar as of December 31, 2002 would result in a $9.2 million decrease in the fair value of our net monetary assets denominated in currencies other than U.S. dollars.

      CREDIT RISK Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments and marketable securities, accounts receivable, and our interest rate swap and range cap and floor transactions. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our investments in marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and which provide guidance as to issuer credit quality. We believe that the credit risk in such instruments is minimal. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. We maintain reserves for potential credit losses, and such losses have been within management's expectations.

      INTEREST RATE AND MARKETABLE SECURITY PRICE RISK Our financial instruments that are potentially sensitive to changes in interest rates include our $825 million and $1.381 billion zero coupon convertible senior debentures, our 6.8%, 4.875% and 5.375% senior notes, our 8.625% senior subordinated notes, our interest rate swap and range cap and floor transactions, and our investments in debt securities, including corporate, asset-backed, U.S. Government, Government agencies, foreign government and mortgage-backed debt securities.

      We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect to the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.

      On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012. The purpose of this transaction was to convert future interest due on $200 million of the senior notes to a lower variable rate in an attempt to realize savings on our future interest payments. We have designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $200 million and matures in August 2012 to match the maturity of the senior notes. Under the agreement, we pay on a quarterly basis a floating rate based on a three-month U.S. dollar LIBOR rate, plus a spread of 62.625 basis points, and receive a fixed rate of interest of 5.375% semi-annually. During 2002 we recorded interest savings related to this interest rate swap of $1.2 million which served to reduce interest expense. The change in cumulative fair value of this derivative instrument resulted in the recording of a derivative asset, included in other long-term assets, of $10.1 million as of December 31, 2002. The carrying value of our 5.375% senior notes was increased by the same amount.

      On October 21, 2002, we purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with which we had executed the interest rate swap. This transaction is intended to mitigate and manage our exposure to changes in the three-month U.S. dollar LIBOR rate and does not qualify for hedge accounting treatment under SFAS 133. Any change in the cumulative fair value of the range cap and the floor will be reflected as a gain or loss in our consolidated statement of income. The range cap and the floor are effective August 15, 2003 and expire on August 15, 2012. The range cap will be triggered when the three-month U.S. dollar LIBOR rate is at or above 4.50%, and below 6.50%, such that the counterparty will pay us any difference between the actual LIBOR rate and the 4.50% strike rate on a notional amount of $200 million. No payment will be due to us if the three-month U.S. dollar LIBOR rate is below 4.50% or at or above 6.50%. The floor is triggered when the three-month U.S. dollar LIBOR rate is at or below 2.665% such that we will pay the counterparty any difference between the actual LIBOR rate and the 2.665% floor rate on a notional amount of $200 million. We recorded a loss of $3.8 million during 2002 related to the change in cumulative fair value of this derivative instrument. This loss is included in other income in our consolidated statement of income for the year ended December 31, 2002 and has been accrued in other long-term liabilities in our consolidated balance sheet as of December 31, 2002.

      A hypothetical 10% adverse shift in quoted interest rates would decrease the fair values of our interest rate swap, and range cap and floor by approximately $6.8 million and $1.0 million, respectively.

      On July 25, 2002, we entered into an interest rate hedge transaction with a third-party financial institution to manage and mitigate interest rate risk exposure relative to our August 2002 debt financing. Under the agreement, we agreed to receive (pay) cash from (to) the counterparty based on the difference between 4.43% and the ten-year Treasury rate on August 23, 2002, assuming a $100.0 million notional amount with semi-annual interest payments over a ten-year maturity. We accounted for this transaction as a cash flow hedge. During August 2002 we paid approximately $1.5 million related to the termination of this agreement. This payment was recorded as a reduction to accumulated other comprehensive income in our consolidated balance sheet and will be amortized into earnings as additional interest expense, using the effective interest method, over the term of the 5.375% senior notes due 2012.

      On March 26, 2002, in anticipation of closing the Enserco acquisition, we entered into two foreign exchange contracts with a total notional value of Cdn. $115.9 million and maturity dates of April 29, 2002. Additionally, on April 9, 2002, we entered into a third foreign exchange contract with a notional value of Cdn. $50.0 million maturing April 29, 2002. The notional amounts of these contracts were used to fund the cash portion of the Enserco acquisition purchase price. The notional amounts of these contracts represented the amount of foreign currency purchased at maturity and did not represent our exposure under these contracts. Although such contracts served as an economic hedge against our foreign currency risk related to the cash portion of the acquisition cost, these contracts did not qualify for hedge accounting treatment under SFAS 133. We recognized a gain on these foreign exchange contracts of approximately U.S. $1.78 million included in other income in our consolidated statement of income for the year ended December 31, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS The fair value of our fixed rate long-term debt is estimated based on quoted market prices or price quotes from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

                                                DECEMBER 31, 2002
-----------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT               EFFECTIVE
INTEREST RATES)                   INTEREST RATE   CARRYING VALUE   FAIR VALUE

4.875% senior notes
 due August 2009                       4.952%      $  223,234      $  231,854
5.375% senior notes
  due August 2012                      4.194%(1)      282,901(2)      293,478(2)
$825 million zero
 coupon convertible
 senior debentures
 due June 2020                           2.5%         489,126         494,081
$1.381 billion zero
 coupon convertible
 senior debentures
 due February 2021                       2.5%         765,549         756,733
6.8% senior notes
 due April 2004                          6.8%         295,237         310,068
Other long-term debt                     7.8%           9,101           9,101
8.625% senior
 subordinated notes
 due April 2008                        8.415%          42,493          43,930
                                   ---------       ----------      ----------
                                                   $2,107,641      $2,139,245
                                   ---------       ----------      ----------

(1) Includes the effect of interest savings realized from the interest rate swap executed on October 21, 2002.

(2) Includes $10.1 million related to the fair value of the interest rate swap.

      The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments. Our cash and cash equivalents and investments in marketable debt and equity securities are as follows:

                                                  DECEMBER 31, 2002
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT INTEREST RATES                                 WEIGHTED
AND WEIGHTED AVERAGE LIFE)                             INTEREST       AVERAGE
                                       FAIR VALUE       RATES       LIFE (YEARS)

Cash and cash equivalents              $  414,051             N/A         N/A
Marketable equity securities:
 Trading                                    4,260             N/A         N/A
 Available-for-sale                        45,574             N/A         N/A
Marketable debt securities:
 Commercial paper and CDs                  76,548     1.33%-2.51%          .1
 Corporate debt securities                204,084     1.37%-7.88%          .5
 U.S. Government
  debt securities                          42,675     3.00%-5.87%         1.7
 Government agencies
  debt securities                         386,096     1.24%-5.63%          .7
 Foreign government
  debt securities                          15,213     7.12%-8.80%          .2
 Mortgage-CMO
  debt securities                             355            7.50%         .6
 Asset-backed
  debt securities                         141,943     2.76%-7.75%          .9
                                       ----------     ----------      -------
                                       $1,330,799
                                       ----------     ----------      -------

      Our investments in marketable debt securities listed in the above table are sensitive to changes in interest rates. Additionally, our investment portfolio of marketable debt and equity securities, which are carried at fair value, expose us to price risk. A hypothetical 10% decrease in the market prices for all marketable securities would decrease the fair value of our trading securities and available-for-sale securities by $.4 million and $91.2 million, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF NABORS INDUSTRIES LTD.:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Nabors Industries Ltd. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 3 to the consolidated financial statements, Nabors Industries Ltd. changed its method of accounting for goodwill effective January 1, 2002.


/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 29, 2003,
except for Note 21, as to which the date is March 18, 2003

                           CONSOLIDATED BALANCE SHEETS

                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                            DECEMBER 31,
----------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                   2002           2001

ASSETS
Current assets:
  Cash and cash equivalents                                         $   414,051    $   198,443
  Marketable securities                                                 457,600        343,169
  Accounts receivable, net                                              277,735        361,086
  Inventory and supplies                                                 20,524         18,515
  Deferred income taxes                                                  32,846         28,145
  Prepaid expenses and other current assets                             167,152         81,588
                                                                    -----------    -----------
   TOTAL CURRENT ASSETS                                               1,369,908      1,030,946

Marketable securities                                                   459,148        377,025
Property, plant and equipment, net                                    2,781,050      2,433,247
Goodwill, net                                                           306,762        199,048
Other long-term assets                                                  147,004        111,649
                                                                    -----------    -----------
   TOTAL ASSETS                                                     $ 5,063,872    $ 4,151,915
                                                                    -----------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                                 $   492,985    $     2,510
  Trade accounts payable                                                109,163        131,821
  Accrued liabilities                                                   133,406        168,022
  Income taxes payable                                                   15,900         27,777
                                                                    -----------    -----------
   TOTAL CURRENT LIABILITIES                                            751,454        330,130

Long-term debt                                                        1,614,656      1,567,616
Other long-term liabilities                                             137,253        110,902
Deferred income taxes                                                   402,054        285,401
                                                                    -----------    -----------
   TOTAL LIABILITIES                                                  2,905,417      2,294,049
                                                                    -----------    -----------
Commitments and contingencies (Note 15)

Stockholders' equity:
  Common stock, par value $.001 and $.10 per share, respectively:
   Authorized common shares 400,000;
     issued 144,965 and 147,711, respectively                               145         14,771
  Capital in excess of par value                                      1,233,598      1,091,536
  Accumulated other comprehensive (loss) income                          (3,243)         3,260
  Retained earnings                                                     927,955      1,001,079
  Less treasury stock, at cost, 0 and 6,822 common shares                    --       (252,780)
                                                                    -----------    -----------
   TOTAL STOCKHOLDERS' EQUITY                                         2,158,455      1,857,866
                                                                    -----------    -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 5,063,872    $ 4,151,915
                                                                    -----------    -----------

The accompanying notes are an integral part of these consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                               YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      2002         2001         2000

REVENUES AND OTHER INCOME:
  Operating revenues                                    $1,466,443   $2,201,736   $1,388,660
  Earnings from unconsolidated affiliates                   14,775       26,334       26,283
  Interest income                                           34,086       53,973       20,581
  Other income, net                                          3,708       28,650       27,157
                                                        ----------   ----------   ----------
   Total revenues and other income                       1,519,012    2,310,693    1,462,681
                                                        ----------   ----------   ----------
Cost and other deductions:
  Direct costs                                             973,910    1,366,967      938,651
  General and administrative expenses                      141,895      135,496      106,504
  Depreciation and amortization                            195,365      189,896      152,413
  Interest expense                                          67,068       60,722       35,370
                                                        ----------   ----------   ----------
   Total costs and other deductions                      1,378,238    1,753,081    1,232,938
                                                        ----------   ----------   ----------
Income before income taxes                                 140,774      557,612      229,743
                                                        ----------   ----------   ----------
Income tax expense:
  Current                                                   10,185       83,718       19,594
  Deferred                                                   9,100      116,444       72,793
                                                        ----------   ----------   ----------
   Total income tax expense                                 19,285      200,162       92,387
                                                        ----------   ----------   ----------
NET INCOME                                              $  121,489   $  357,450   $  137,356
                                                        ----------   ----------   ----------
EARNINGS PER SHARE:
  BASIC                                                 $      .85   $     2.48   $      .95
  DILUTED                                               $      .81   $     2.24   $      .90
                                                        ----------   ----------   ----------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  BASIC                                                    143,655      144,430      144,344
  DILUTED                                                  149,997      168,790      152,417
                                                        ----------   ----------   ----------

The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                                 YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                 2002           2001         2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                $ 121,489    $   357,450    $ 137,356
Adjustments to net income:
  Depreciation and amortization                                             195,365        189,896      152,413
  Deferred income taxes                                                       9,100        116,444       72,793
  Deferred financing costs amortization                                       5,122          6,339          183
  Discount amortization on zero coupon debentures                            30,790         31,832        6,625
  Amortization of loss on cash flow hedges                                       50             --           --
  Gains on long-term assets, net                                             (4,570)       (10,246)      (1,713)
  (Gains) losses on marketable securities and warrants                       (2,877)           474      (18,800)
  Loss on derivative instruments                                              1,983             --           --
  Sales of marketable securities, trading                                        --             --          401
  Foreign currency transaction gains                                           (486)          (419)      (1,441)
  Loss (gain) on early extinguishment of debt                                   202        (15,330)      (3,036)
  Equity in earnings from unconsolidated affiliates, net of dividends        (4,900)       (15,833)     (10,333)
Increase (decrease), net of effects from acquisitions, from changes in:
  Accounts receivable                                                       114,580          3,026     (144,659)
  Inventory and supplies                                                      1,712           (791)       7,729
  Prepaid expenses and other current assets                                 (55,490)       (13,753)      17,688
  Other long-term assets                                                    (39,034)         7,464      (31,715)
  Trade accounts payable and accrued liabilities and other                  (30,101)        31,033       12,998
  Income taxes payable                                                       11,725            801       10,661
  Other long-term liabilities                                                17,785          6,698       12,298
                                                                          ---------    -----------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   372,445        695,085      219,448
                                                                          ---------    -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities, available-for-sale                   (745,383)      (804,067)    (325,286)
  Sales of marketable securities, available-for-sale                        542,133        431,498       42,450
  Cash paid for acquisitions of businesses, net                            (135,652)       (66,352)          --
  Capital expenditures                                                     (316,763)      (701,156)    (300,637)
  Cash paid for other current assets                                         (8,725)            --           --
  Proceeds from sales of assets and insurance claims                         34,877         15,067        7,523
                                                                          ---------    -----------    ---------
NET CASH USED FOR INVESTING ACTIVITIES                                     (629,513)    (1,125,010)    (575,950)
                                                                          ---------    -----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in restricted cash                                                   210            692        1,634
  Decrease in short-term borrowings, net                                       (844)            --           --
  Proceeds from long-term debt                                              495,904        840,338      501,941
  Reduction of long-term debt                                               (30,831)      (156,001)    (136,434)
  Debt issuance costs                                                        (2,945)       (12,879)      (6,810)
  Payments related to cash flow hedges                                       (1,494)            --           --
  Proceeds from issuance of common shares                                    12,850          8,219      112,979
  Repurchase of common shares                                                (2,486)      (247,963)          --
                                                                          ---------    -----------    ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                   470,364        432,406      473,310
                                                                          ---------    -----------    ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                  2,312         (1,350)         (76)
                                                                          ---------    -----------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   215,608          1,131      116,732
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              198,443        197,312       80,580
                                                                          ---------    -----------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                  $ 414,051    $   198,443    $ 197,312
                                                                          ---------    -----------    ---------

The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                                    ACCUMULATED OTHER
                                                                               COMPREHENSIVE INCOME (LOSS)
                                                                         ----------------------------------------
                                                                            UNREALIZED    UNREALIZED
                                      COMMON STOCK           CAPITAL      GAINS (LOSSES)   LOSSES ON   CUMULATIVE
                                   --------------------     IN EXCESS      ON MARKETABLE   CASH FLOW   TRANSLATION
                                   SHARES     PAR VALUE    OF PAR VALUE     SECURITIES      HEDGES     ADJUSTMENT
------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 1999        137,421     $ 13,742     $   958,704      $  2,485       $   --       $(6,313)
                                   -------     --------     -----------      --------       ------       -------
Comprehensive income:
  Net income
  Translation adjustment                                                                                  (2,490)
  Unrealized gains on
   marketable securities,
   net of income taxes
   of $13,771                                                                  23,448
   Less: reclassification
     adjustment for gains
     included in net income,
     net of income taxes
     of $5,894                                                                (10,036)
                                   -------     --------     -----------      --------       ------       -------
     Total comprehensive income         --           --              --        13,412           --        (2,490)
                                   -------     --------     -----------      --------       ------       -------
Issuance of common shares
  for stock options exercised        9,664          966         110,532
Issuance of common shares
  in connection with the
  Bayard warrants exercised             70            7           1,636
Tax effect of stock
  option deductions                                              75,137
Other                                                              (162)
                                   -------     --------     -----------      --------       ------       -------
   Subtotal                          9,734          973         187,143            --           --            --
                                   -------     --------     -----------      --------       ------       -------
BALANCES, DECEMBER 31, 2000        147,155     $ 14,715     $ 1,145,847      $ 15,897       $   --       $(8,803)
                                   -------     --------     -----------      --------       ------       -------

Comprehensive income:
  Net income
  Translation adjustment                                                                                    (347)
  Unrealized losses on
   marketable securities,
   net of income tax
   benefit of $1,560                                                           (2,657)
   Less: reclassification
     adjustment for gains
     included in net income,
     net of income taxes of $488                                                 (830)
                                   -------     --------     -----------      --------       ------       -------
     Total comprehensive income         --           --              --        (3,487)          --          (347)
                                   -------     --------     -----------      --------       ------       -------
Issuance of common shares
  for stock options exercised          556           56           8,163
Tax effect of stock
  option deductions                                             (62,474)
Repurchase of common shares
                                   -------     --------     -----------      --------       ------       -------
   Subtotal                            556           56         (54,311)           --           --            --
                                   -------     --------     -----------      --------       ------       -------
BALANCES, DECEMBER 31, 2001        147,711     $ 14,771     $ 1,091,536      $ 12,410       $   --       $(9,150)
                                   -------     --------     -----------      --------       ------       -------


                                                                     TOTAL
                                     RETAINED        TREASURY     STOCKHOLDERS'
                                     EARNINGS         STOCK          EQUITY
-------------------------------------------------------------------------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 1999         $   506,273     $   (4,817)     $ 1,470,074
                                    -----------     ----------      -----------
Comprehensive income:
  Net income                            137,356                         137,356
  Translation adjustment                                                 (2,490)
  Unrealized gains on
   marketable securities,
   net of income taxes
   of $13,771                                                            23,448
   Less: reclassification
     adjustment for gains
     included in net income,
     net of income taxes
     of $5,894                                                          (10,036)
                                    -----------     ----------      -----------
     Total comprehensive income         137,356             --          148,278
                                    -----------     ----------      -----------
Issuance of common shares
  for stock options exercised                                           111,498
Issuance of common shares
  in connection with the
  Bayard warrants exercised                                               1,643
Tax effect of stock
  option deductions                                                      75,137
Other                                                                      (162)
                                    -----------     ----------      -----------
   Subtotal                                  --             --          188,116
                                    -----------     ----------      -----------
BALANCES, DECEMBER 31, 2000         $   643,629     $   (4,817)     $ 1,806,468
                                    -----------     ----------      -----------

Comprehensive income:
  Net income                            357,450                         357,450
  Translation adjustment                                                   (347)
  Unrealized losses on
   marketable securities,
   net of income tax
   benefit of $1,560                                                     (2,657)
   Less: reclassification
     adjustment for gains
     included in net income,
     net of income taxes of $488                                           (830)
                                    -----------     ----------      -----------
     Total comprehensive income         357,450             --          353,616
                                    -----------     ----------      -----------
Issuance of common shares
  for stock options exercised                                             8,219
Tax effect of stock
  option deductions                                                     (62,474)
Repurchase of common shares                           (247,963)        (247,963)
                                    -----------     ----------      -----------
   Subtotal                                  --       (247,963)        (302,218)
                                    -----------     ----------      -----------
BALANCES, DECEMBER 31, 2001         $ 1,001,079     $ (252,780)     $ 1,857,866
                                    -----------     ----------      -----------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                                             ACCUMULATED OTHER
                                                                                         COMPREHENSIVE INCOME (LOSS)
                                                                            ------------------------------------------------------
                                                                              UNREALIZED      MINIMUM     UNREALIZED
                                         COMMON STOCK          CAPITAL      GAINS (LOSSES)    PENSION     LOSSES ON    CUMULATIVE
                                    ---------------------     IN EXCESS     ON MARKETABLE    LIABILITY    CASH FLOW    TRANSLATION
                                     SHARES     PAR VALUE    OF PAR VALUE     SECURITIES     ADJUSTMENT     HEDGES     ADJUSTMENT
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2001          147,711      $14,771     $ 1,091,536      $ 12,410       $    --      $    --      $ (9,150)
                                    --------      -------     -----------      --------       -------      -------      --------
Comprehensive income:
  Net income
  Translation adjustment                                                                                                   3,910
  Unrealized losses on
   marketable securities,
   net of income tax
   benefit of $2,786                                                             (4,743)
   Less: reclassification
     adjustment for gains
     included in net income,
     net of income taxes
     of $1,187                                                                   (2,021)
  Minimum pension
   liability adjustment                                                                        (2,205)
Unrealized losses on
     cash flow hedges                                                                                       (1,444)
                                    --------      -------     -----------      --------       -------      -------      --------
     Total comprehensive income           --           --              --        (6,764)       (2,205)      (1,444)        3,910
                                    --------      -------     -----------      --------       -------      -------      --------
Issuance of common shares
  for stock options exercised            806           64          10,210
Issuance of common shares
  in connection with the
  Bayard warrants exercised               18            2              (2)
Issuance of common shares
  in connection with the
  Enserco acquisition                  2,638          264         162,497
Issuance of common shares
  in connection with the
  Ryan acquisition                       220                       11,636
Nabors Exchangeco
  shares exchanged                       485           19             (19)
Tax effect of stock
  option deductions                                                   842
Repurchase of common shares              (91)                        (799)
Put option on common shares                                         2,576
Retirement of treasury stock          (6,822)        (682)        (59,172)
Change in par value                               (14,293)         14,293
                                    --------      -------     -----------      --------       -------      -------      --------
   Subtotal                           (2,746)     (14,626)        142,062            --            --           --            --
                                    --------      -------     -----------      --------       -------      -------      --------
BALANCES, DECEMBER 31, 2002          144,965      $   145     $ 1,233,598      $  5,646       $(2,205)     $(1,444)     $ (5,240)
                                    --------      -------     -----------      --------       -------      -------      --------


                                                                        TOTAL
                                        RETAINED       TREASURY     STOCKHOLDERS'
                                        EARNINGS        STOCK          EQUITY
--------------------------------------------------------------------------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2001           $ 1,001,079     $ (252,780)    $ 1,857,866
                                      -----------     ----------     -----------
Comprehensive income:
  Net income                              121,489                        121,489
  Translation adjustment                                                   3,910
  Unrealized losses on
   marketable securities,
   net of income tax
   benefit of $2,786                                                      (4,743)
   Less: reclassification
     adjustment for gains
     included in net income,
     net of income taxes
     of $1,187                                                            (2,021)
  Minimum pension
   liability adjustment                                                   (2,205)
Unrealized losses on
     cash flow hedges                                                     (1,444)
                                      -----------     ----------     -----------
     Total comprehensive income           121,489             --         114,986
                                      -----------     ----------     -----------
Issuance of common shares
  for stock options exercised                                             10,274
Issuance of common shares
  in connection with the
  Bayard warrants exercised                                                   --
Issuance of common shares
  in connection with the
  Enserco acquisition                                                    162,761
Issuance of common shares
  in connection with the
  Ryan acquisition                                                        11,636
Nabors Exchangeco
  shares exchanged                                                            --
Tax effect of stock
  option deductions                                                          842
Repurchase of common shares                (1,687)                        (2,486)
Put option on common shares                                                2,576
Retirement of treasury stock             (192,926)       252,780              --
Change in par value                                                           --
                                      -----------     ----------     -----------
   Subtotal                              (194,613)       252,780         185,603
                                      -----------     ----------     -----------
BALANCES, DECEMBER 31, 2002           $   927,955     $       --     $ 2,158,455
                                      -----------     ----------     -----------

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

1     CORPORATE REORGANIZATION

      Effective June 24, 2002, Nabors Industries Ltd., a Bermuda-exempt company (Nabors), became the successor to Nabors Industries, Inc., a Delaware corporation (Nabors Delaware), following a corporate reorganization. The reorganization was accomplished through the merger of an indirect, newly formed Delaware subsidiary owned by Nabors, into Nabors Delaware. Nabors Delaware was the surviving company in the merger and became a wholly-owned, indirect subsidiary of Nabors. Upon consummation of the merger, all outstanding shares of Nabors Delaware common stock automatically converted into the right to receive Nabors common shares, with the result that the shareholders of Nabors Delaware on the date of the merger became the shareholders of Nabors. Nabors and its subsidiaries continue to conduct the businesses previously conducted by Nabors Delaware and its subsidiaries. The reorganization was accounted for as a reorganization of entities under common control and accordingly, it did not result in any changes to the consolidated amounts of assets, liabilities and stockholders' equity.

2     NATURE OF OPERATIONS

      Nabors is the largest land drilling contractor in the world, with almost 600 land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East and Africa. Nabors also is one of the largest land well-servicing and workover contractors in the United States and Canada. We own over 900 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and over 200 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and owns 43 platform, 16 jack-up and three barge rigs in the Gulf of Mexico and international markets. These rigs provide well-servicing, workover and drilling services. We have a 50% ownership interest in a joint venture in Saudi Arabia, which owns 18 rigs.

      To further supplement and complement our primary business, we offer a wide range of ancillary well-site services, including oilfield management, engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services, in selected domestic and international markets. Our land transportation and hauling fleet includes 240 rig and oilfield equipment hauling tractor-trailers and a number of cranes, loaders and light-duty vehicles. We maintain over 290 fluid hauling trucks, approximately 700 fluid storage tanks, eight saltwater disposal wells and other auxiliary equipment used in domestic drilling, workover and well-servicing operations. In addition, we own a fleet of 30 marine transportation and supply vessels, primarily in the Gulf of Mexico, which provide transportation of drilling materials, supplies and crews for offshore operations. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment and rig reporting software.

      Our businesses depend to a large degree on the level of capital spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of natural gas or oil, which could have a material impact on exploration, development and production activities, also could materially affect our financial position, results of operations and cash flows.

      As used in this Report, "we," "us," "our" and "Nabors" means Nabors Industries Ltd. and, where the context requires, includes our subsidiaries.

3     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

      Our consolidated financial statements include the accounts of Nabors and all majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

      Investments in entities where we have the ability to exert significant influence, but where we do not control their operating and financial policies, are accounted for using the equity method. Our share of the net income of these entities is recorded as Earnings from unconsolidated affiliates in our consolidated statements of income, and our investment in these entities is carried as a single amount in our consolidated balance sheets.

      Although Nabors had a majority voting interest (51%) in an Argentine entity prior to January 1, 2001, Nabors' ability to control the entity's operations was restricted by certain substantive participating rights granted to the minority shareholder. These rights included the unanimous approval of operating and capital budgets by the Board of Directors, which included two representatives of the minority shareholder. Additionally, the general manager of the entity was subject to approval by the minority shareholder. Accordingly, we accounted for this entity using the equity method of accounting prior to January 1, 2001, since such participating rights allowed the minority shareholder to effectively participate in decisions made in the ordinary course of business. On January 1, 2001, we acquired the remaining 49% of this Argentine operation, and therefore we have consolidated these operations from that date (Note 4).

      Investments in net assets of affiliated entities accounted for using the equity method totaled $58.6 million and $55.1 million as of December 31, 2002 and 2001, respectively, and are included in other long-term assets in our consolidated balance sheets.

RECLASSIFICATIONS

      Certain reclassifications have been made to prior periods to conform to the current period presentation, with no effect on our consolidated financial position, results of operations or cash flows (see Recent Accounting Pronouncements).

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.

MARKETABLE SECURITIES

      Marketable securities consist of equity securities, certificates of deposit, corporate debt securities, U.S. Government debt securities, government agencies debt securities, foreign government debt securities, mortgage-backed debt securities and asset-backed debt securities. Securities classified as available-for-sale or trading are stated at fair value. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and, until realized, are reported net of taxes in a separate component of stockholders' equity. Unrealized and realized gains and losses on securities classified as trading are reported in earnings currently.

      In computing realized gains and losses on the sale of equity securities, the specific identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.

INVENTORY AND SUPPLIES

      Inventory and supplies are composed of replacement parts and supplies held for use in our drilling operations and top drives and drilling instrumentation systems manufactured by our subsidiaries for resale. Inventory and supplies are valued at the lower of weighted average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method over an approximate 4,900-day period, with the exception of our jack-up rigs which are depreciated over an 8,030-day period, after provision for salvage value. When our drilling and workover rigs are not operating, a depreciation charge is provided using the straight-line method over an assumed depreciable life of 20 years, with the exception of our jack-up rigs, where a 30-year depreciable life is used. Effective October 1, 2001, we changed the depreciable lives of our drilling and workover rigs from 4,200 to 4,900 active days, our jack-up rigs from 4,200 to 8,030 active days and certain other drilling equipment lives, to better reflect the estimated useful lives of these assets. The effect of this change in accounting estimate was accounted for on a prospective basis beginning October 1, 2001 and increased net income by approximately $19.7 million ($.13 per diluted share) and $5.5 million ($.03 per diluted share) for 2002 and 2001, respectively.

      Depreciation on buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings - 10 to 30 years; well-servicing rigs - 15 to 25 years; marine transportation and supply vessels - 15 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment - 3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our results of operations.

      We review our assets for impairment when events or changes in circumstances indicate that the net book values of equipment may not be recovered over their remaining service lives. Provisions for asset impairment are charged to income when the sum of estimated future cash flows, on an undiscounted basis, is less than the asset's net book value. Impairment charges are recorded using discounted cash flows which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. There were no impairment charges related to assets held for use recorded by Nabors in 2002, 2001 and 2000. In 2002 we reclassified four supply vessels to available-for-sale as we intend to sell these vessels in 2003. Accordingly, we reduced the carrying values of these assets to levels approximating their respective fair values, resulting in a charge to other income of $3.7 million in 2002.

GOODWILL

      Goodwill represents the cost in excess of fair value of the net assets of companies acquired. Prior to January 1, 2002, goodwill was amortized using the straight-line method over 30 years and was recorded net of accumulated amortization of $16.1 million as of December 31, 2001. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." SFAS 142 supersedes Accounting Principles Board (APB) Opinion No. 17, which stated that goodwill acquired as a result of a purchase method business combination and all other intangible assets were subject to amortization. APB 17 also mandated a maximum period of 40 years for that amortization. SFAS 142 presumes that all goodwill and intangible assets that have indefinite useful lives will not be subject to amortization, but rather will be tested at least annually for impairment. In addition, the standard provides specific guidance on how to determine and measure goodwill impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of a 40-year maximum amortization period.

      During the second quarter of 2002 we performed our initial goodwill impairment assessment as required. As part of that assessment, we determined that our 11 business units, as of January 1, 2002, represented our reporting units as defined by SFAS 142. We determined the aggregate carrying values and fair values of all such reporting units, which were measured as of the January 1, 2002 adoption date. We calculated the fair value of each reporting unit based on discounted cash flows and determined there was no goodwill impairment. In instances where assets acquired and liabilities assumed in a business combination are assigned solely to one of our business units, the amount of goodwill resulting from that acquisition is assigned in full to that business unit. In instances where assets and liabilities are split between more than one business unit, we assign goodwill to our business units based on the respective fair values of the fixed assets assigned to each business unit.

      If the provisions of SFAS 142 had been in effect during the periods prior to January 1, 2002, goodwill amortization would not have been recorded, increasing net income and earnings per share as follows:

                                                        YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      2001          2000

Reported net income                                     $  357,450    $  137,356
Add back: goodwill amortization, net of related
income tax benefit of $2,572 and $2,360, respectively        4,573         3,540
                                                        ----------    ----------
Adjusted net income                                     $  362,023    $  140,896
                                                        ----------    ----------
Earnings per share:
  Basic:
   Reported                                             $     2.48    $      .95
   Goodwill amortization                                       .03           .03
                                                        ----------    ----------
   Adjusted                                             $     2.51    $      .98
                                                        ----------    ----------
  Diluted:
   Reported                                             $     2.24    $      .90
   Goodwill amortization                                       .02           .02
                                                        ----------    ----------
   Adjusted                                             $     2.26    $      .92
                                                        ----------    ----------


      The change in the carrying amount of goodwill for each of Nabors' reportable segments for the years ended December 31, 2002 and 2001 is as follows:

-------------------------------------------------------------------------------
                                        CONTRACT     MANUFACTURING
(IN THOUSANDS)                          DRILLING     AND LOGISTICS      TOTAL

Balance as of January 1, 2001          $ 154,302       $ 37,879       $ 192,181
Acquisitions                              12,909             --          12,909
Purchase price adjustments                (6,461)         7,564           1,103
Amortization                              (5,292)        (1,853)         (7,145)
                                       ---------       --------       ---------
Balance as of December 31, 2001          155,458         43,590         199,048
Acquisitions                             107,419          3,217         110,636
Cumulative translation adjustment         (2,922)            --          (2,922)
                                       ---------       --------       ---------
Balance as of December 31, 2002        $ 259,955       $ 46,807       $ 306,762
                                       ---------       --------       ---------

      Goodwill totaling approximately $4.7 million is expected to be deductible for tax purposes.

DERIVATIVE FINANCIAL INSTRUMENTS

      We account for derivative financial instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FASB Statement No. 133." These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Accounting for derivatives qualifying as fair value hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of income. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Any change in fair value of derivative financial instruments that are speculative in nature and do not qualify for hedge accounting treatment is also recognized immediately in earnings.

LITIGATION AND INSURANCE RESERVES

      We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially supported accruals on our consolidated balance sheets to cover self-insurance retentions (Note 15).

REVENUE RECOGNITION

      Revenues and costs on daywork contracts are recognized daily as the work progresses, and revenues and costs applicable to footage and turnkey contracts are recognized when the well is completed (completed contract method). For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. Mobilization revenues earned and the related direct costs incurred for the mobilization are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred.

      We recognize revenue for those top drives and instrumentation systems we manufacture for third parties when the earnings process is complete. This generally occurs when products have been shipped or factory acceptance testing on our products has been completed and the products are made available to our customers in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.

      We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in other income in the period that the applicable proof of loss documentation is received.

      In accordance with Emerging Issues Task Force (EITF) No. 00-14, we recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs (see discussion in Recent Accounting Pronouncements below).

INCOME TAXES

      We are a Bermuda-exempt company and are not subject to income taxes in Bermuda. Consequently, income taxes have been provided based on the tax laws and rates in effect in the countries in which our operations are conducted and income is earned. The income taxes in these jurisdictions vary substantially. Our effective tax rate for financial statement purposes will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions.

      We do not provide U.S. income and foreign withholding taxes on unremitted earnings of our international subsidiaries, as these earnings are considered permanently reinvested. Unremitted earnings totaled approximately $377.2 million and $212.0 million as of December 31, 2002 and 2001, respectively. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings. Deferred taxes have been provided for foreign taxes related to assets which are expected to reside in certain foreign locations long enough to give rise to future tax consequences.

      Nabors realizes an income tax benefit associated with certain stock options issued under its stock option plans. This benefit results in a reduction in income taxes payable and an increase in capital in excess of par value.

FOREIGN CURRENCY TRANSLATION

      For certain of our foreign subsidiaries, such as those in Canada and Argentina, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of stockholders' equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses are included in our results of operations.

STOCK-BASED COMPENSATION

      We account for stock-based compensation using the intrinsic value method prescribed by APB No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Nabors common stock at the date of grant over the amount an employee must pay to acquire the common stock. We grant options at prices equal to the market price of our stock on the date of grant and therefore do not record compensation costs related to these grants. The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to our stock-based employee compensation:

                                                                              YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                     2002          2001          2000

Net income, as reported                                                $  121,489    $  357,450    $  137,356
Deduct: Total stock-based employee compensation expense determined
  under fair value method for all awards, net of related tax effects      (31,047)       (8,350)      (68,956)
                                                                       ----------    ----------    ----------
Pro forma net income                                                   $   90,442    $  349,100    $   68,400
                                                                       ----------    ----------    ----------

Earnings per share:
  Basic - as reported                                                  $      .85    $     2.48    $      .95
                                                                       ----------    ----------    ----------
  Basic - pro forma                                                    $      .63    $     2.42    $      .47
                                                                       ----------    ----------    ----------
  Diluted - as reported                                                $      .81    $     2.24    $      .90
                                                                       ----------    ----------    ----------
  Diluted - pro forma                                                  $      .60    $     2.19    $      .45
                                                                       ----------    ----------    ----------

      The pro forma amounts above were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for grants during 2002, 2001 and 2000, respectively: risk-free interest rates of 3.79%, 4.74% and 6.01%; volatility of 48.19%, 50.42% and 42.38%; dividend yield of 0.0%
for all periods; and expected life of 3.5 years for all periods.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Key estimates used by management include:

-     allowance for doubtful accounts;

-     depreciation and amortization;

-     tax estimates;

-     litigation and insurance reserves; and

-     fair values of assets acquired and liabilities assumed.

RECENT ACCOUNTING PRONOUNCEMENTS

      SFAS No. 142, "Goodwill and Other Intangible Assets," addresses the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: (1) goodwill and intangible assets with indefinite lives no longer will be amortized; (2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (3) the amortization period for those intangible assets with finite lives no longer will be limited to 40 years. We adopted SFAS 142 effective January 1, 2002, and accordingly we no longer record goodwill amortization expense.

      We adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Upon adoption, this new accounting pronouncement had no impact on our reported results of operations or financial position.

      We adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," effective April 1, 2002. Due to the nature of our business, Financial Accounting Standards Board
(FASB) 44, 64 and Amendment of FASB 13 are not applicable. SFAS 145 eliminates SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" and states that gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." APB 30 defines extraordinary items as events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Accordingly, we no longer classify gains and losses from extinguishment of debt that are usual and frequent as extraordinary items, and we reclassified to other income all similar debt extinguishment items that had been reported as extraordinary items in prior accounting periods. In conjunction with adopting SFAS 145 we reclassified, for fiscal years 2002, 2001 and 2000, the following extraordinary (losses) gains to other income with the related income tax component reclassified to income tax expense, respectively: $(.13 million), net of tax benefit of $.08 million; $9.6 million, net of taxes of $5.7 million, and $1.9 million, net of taxes of $1.1 million. These reclassifications had no impact on net income.

      In July 2002 the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement will require us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs that are associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002 and will impact any exit or disposal activities initiated after January 1, 2003. This statement does not currently impact Nabors.

      We adopted EITF No. 01-14, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," in the second quarter of 2002. Previously, we recognized reimbursements received as a reduction to the related direct costs. EITF 01-14 requires that reimbursements received be included in operating revenues and out-of-pocket expenses be included in direct costs. Accordingly, reimbursements received from our customers have been reclassified to revenues for all periods presented. The effect of adopting EITF 01-14 resulted in the following reclassifications to the annual results for 2001 and 2000: operating revenues and direct costs were increased from previously reported amounts by $70.0 million and $50.3 million, respectively. These reclassifications had no impact on net income.

      In November 2002 the FASB issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements, Including Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain types of guarantees, a guarantor recognize and account for the fair value of the guarantee as a liability. FIN 45 contains exclusions to this requirement, including the exclusion of a parent's guarantee of its subsidiaries' debt to a third party. The initial recognition and measurement provisions of FIN 45 should be applied on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of both interim and annual periods ending after December 15, 2002. The adoption of the recognition and measurement provisions of FIN 45 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows. The disclosures required by FIN 45 are included in Note 15.

      On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - an Amendment of FAS 123." This statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. SFAS 148 does not change the provisions of SFAS 123 that permit entities to continue to apply the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees." However, those companies that continue to account for awards of stock-based employee compensation under the intrinsic value method of APB 25 are required to disclose certain information using a tabular presentation mandated by SFAS 148. At the present time, we plan to continue accounting for stock-based compensation using the intrinsic value method under APB 25 and have presented the disclosures required by SFAS 148 in Stock-Based Compensation above.

      In January 2003 the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," which addresses the consolidation of variable interest entities (VIEs) by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise that has the majority of the risks or rewards associated with the VIE. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. For VIEs created at an earlier date, the consolidation requirements apply in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. Based on current information, Nabors believes it has no material interests in VIEs that will require disclosure or consolidation under FIN 46.

4     ACQUISITIONS

      On August 12, 2002, Nabors entered into an arrangement agreement to acquire Ryan Energy Technologies Inc., a corporation incorporated under the laws of Alberta, Canada. Nabors' acquisition of Ryan was completed on October 9, 2002, and became effective pursuant to a plan of arrangement approved by the securityholders of Ryan and the Court of Queen's Bench of Alberta.

      Pursuant to the arrangement, Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, acquired all of the issued and outstanding common shares of Ryan in exchange for approximately Cdn. $22.6 million (U.S. $14.2 million) in cash and 380,264 exchangeable shares of Nabors Exchangeco, of which 219,493 exchangeable shares were immediately exchanged for common shares of Nabors in accordance with the instructions of the holders of those shares. The Nabors Exchangeco shares are exchangeable for Nabors common shares, at each holder's option, on a one-for-one basis and are listed on the Toronto Stock Exchange. Additionally, these exchangeable shares have essentially identical rights as Nabors common shares, including but not limited to voting rights and the right to receive dividends, if any, and will be automatically exchanged upon the occurrence of certain events. The value of the Nabors Exchangeco shares issued totaled Cdn. $18.5 million (U.S. $11.6 million). In addition, we assumed Ryan debt totaling Cdn. $14.5 million (U.S. $9.1 million). Ryan's results of operations were consolidated into ours commencing on October 9, 2002. The Ryan purchase price has been allocated based on preliminary estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately Cdn $5.1 million (U.S. $3.2 million). The purchase price allocation for the Ryan acquisition is subject to adjustment as additional information becomes available and will be finalized by September 30, 2003.

      Ryan manufactures and sells directional drilling and rig instrumentation systems and provides directional drilling, rig instrumentation and data collection services to oil and gas exploration and service companies in the United States, Canada and Venezuela.

      On March 18, 2002, we acquired, for cash, 20.5% of the issued and outstanding shares of Enserco Energy Service Company Inc., a Canadian publicly-held corporation, for Cdn. $15.50 per share for a total price of Cdn. $83.2 million (U.S. $52.6 million). On April 26, 2002, Nabors Exchangeco acquired all of the remaining issued and outstanding common shares of Enserco in exchange for approximately Cdn. $100.1 million (U.S. $64.1 million) in cash and 3,549,082 exchangeable shares of Nabors Exchangeco, of which 2,638,526 exchangeable shares were immediately exchanged for Nabors Delaware common stock in accordance with the instructions of the holders of those shares. The value of the Nabors Exchangeco shares issued totaled Cdn. $254.2 million (U.S. $162.8 million). In addition, we assumed Enserco debt totaling Cdn. $33.4 million (U.S. $21.4 million). Enserco's results of operations were consolidated into ours commencing on April 26, 2002. The Enserco purchase price has been allocated based on estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately Cdn. $158.7 million (U.S. $101.3 million).

      Enserco provided land drilling, well-servicing and workover services in Canada and operated a fleet of 193 well-servicing rigs and 30 drilling rigs as of our acquisition date.

      On November 13, 2001, we completed our acquisition of Command Drilling Corporation in which we purchased all of Command's common stock at $3.35 per share for a total purchase price of Cdn. $102.3 million (U.S. $65.1 million). Command owned 15 rigs operating in the Canadian Rockies. The Command purchase price was allocated based on estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately Cdn. $13.1 million (U.S. $8.2 million).

      On January 1, 2001, we purchased our partner's 49% interest in our Argentina operation for U.S. $4.5 million and we now own 100% of the operation. The purchase price was allocated based on estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately U.S. $4.7 million.

5     CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

      Our cash and cash equivalents, short-term and long-term marketable securities consist of the following:

                                                DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                      2002

                                              GROSS UNREALIZED  GROSS UNREALIZED
                                FAIR VALUE      HOLDING GAINS     HOLDING LOSSES

Cash and cash equivalents       $  414,051        $       --         $       --
                                ----------        ----------         ----------
Equity securities:
 Trading                             4,260             1,138                 --
 Available-for-sale                 45,574             4,733             (2,844)
                                ----------        ----------         ----------
Total equity securities             49,834             5,871             (2,844)
                                ----------        ----------         ----------
Debt securities:
 Commercial paper and CDs           76,548                57                 --
 Corporate debt securities         204,084             4,063                 --
 U.S. Government
  debt securities                   42,675               401                 --
 Government agencies
  debt securities                  386,096             1,564                 --
 Foreign government
  debt securities                   15,213               121                 --
 Mortgage-backed
  debt securities                      355                 5                 --
 Asset-backed
  debt securities                  141,943             1,710                 --
                                ----------        ----------         ----------
Total debt securities              866,914             7,921                 --
                                ----------        ----------         ----------
                                $1,330,799        $   13,792         $   (2,844)
                                ----------        ----------         ----------

                                                DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                      2001

                                              GROSS UNREALIZED  GROSS UNREALIZED
                                 FAIR VALUE     HOLDING GAINS    HOLDING LOSSES

Cash and cash equivalents        $  198,443        $       --        $       --
                                 ----------        ----------        ----------
Equity securities:
 Trading                              4,826             1,704                --
 Available-for-sale                  51,727             6,805              (734)
                                 ----------        ----------        ----------
Total equity securities              56,553             8,509              (734)
                                 ----------        ----------        ----------
Debt securities:
 Corporate debt securities          276,097             6,977                --
 U.S. Government
  debt securities                    20,263               323                --
 Government agencies
  debt securities                    91,727             1,795                --
 Foreign government
  debt securities                    15,895               427                --
 Mortgage-backed
  debt securities                     1,772                28                --
 Mortgage-CMO
  debt securities                     3,620                88                --
 Asset-backed
  debt securities                   254,267             4,018                --
                                 ----------        ----------        ----------
Total debt securities               663,641            13,656                --
                                ----------        ----------         ----------
                                 $  918,637        $   22,165        $     (734)
                                 ----------        ----------        ----------

      The estimated fair values of our corporate, U.S. Government, Government agencies, foreign government, mortgage-backed and asset-backed debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties and we may elect to sell the securities prior to the maturity date.

                                                                      ESTIMATED
                                                                      FAIR VALUE
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                              2002

Debt securities:
 Due in one year or less                                               $ 407,766
 Due after one year through five years                                   459,148
                                                                       ---------
                                                                       $ 866,914
                                                                       ---------

      Certain information regarding our equity securities is presented below:

                                              YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                              2002           2001            2000

Equity securities:
 Trading:
  Unrealized holding
   (losses) gains                     $     (565)    $     (674)     $    2,700
  Proceeds                                    --             --             401
  Realized gains, net of taxes                --             --             200
 Available-for-sale:
  Proceeds                               542,133        431,498          42,500
  Realized gains, net of taxes             3,442            200          15,900
                                      ----------     ----------      ----------

6     PROPERTY, PLANT AND EQUIPMENT

      The major components of our property, plant and equipment are as follows:

                                                              DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                               2002           2001

Land                                                   $   15,203     $   14,756
Buildings                                                  30,177         25,541
Drilling, workover and well-servicing
 rigs, and related equipment                            3,307,504      2,820,274
Marine transportation and
 supply vessels                                           156,212        161,390
Oilfield hauling and mobile equipment                      96,540         78,069
Other machinery and equipment                              31,319         36,692
                                                       ----------     ----------
                                                        3,636,955      3,136,722
Less: accumulated depreciation
 and amortization                                         855,905        703,475
                                                       ----------     ----------
                                                       $2,781,050     $2,433,247
                                                       ----------     ----------


      Repair and maintenance expense included in direct costs in our consolidated statements of income totaled $138.5 million, $223.8 million and $149.6 million for 2002, 2001 and 2000, respectively.

      Interest costs of $1.1 million, $1.6 million and $2.0 million were capitalized during 2002, 2001 and 2000, respectively.

      Certain of our marine vessels have been leased under a Bareboat Charter arrangement to Sea Mar Management LLC (Note 14). Future minimum payments due to us under this arrangement are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)

2003                                                                   $  29,537
2004                                                                      29,537
2005                                                                      29,537
2006                                                                      29,537
2007                                                                      12,786
Thereafter                                                                    --
                                                                       ---------
                                                                       $ 130,934
                                                                       ---------

      Payments received under this Bareboat Charter arrangement amounted to $18.0 million in 2002.

7     INVESTMENTS IN UNCONSOLIDATED AFFILIATES

      Our principal operations accounted for using the equity method include a construction operation (40%) and a logistics operation (50%) in Alaska, drilling and workover operations located in Saudi Arabia (50%), and a supply and marine transportation operation in the Gulf of Mexico (25%). See Note 14 for a discussion of transactions with these related parties.

      Combined condensed financial data for investments in unconsolidated affiliates accounted for using the equity method of accounting is summarized as follows:

                                                              DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                2002          2001

Current assets                                            $104,265      $ 73,037
Long-term assets                                           122,682       111,854
Current liabilities                                         63,366        33,142
Long-term liabilities                                       40,761        40,722
                                                          --------      --------

                                                  YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                  2002          2001          2000

Gross revenues                              $334,000      $285,505      $292,472
Gross margin                                  52,861        73,532        82,273
Net income                                    29,400        51,421        53,272
Nabors' Earnings from
 unconsolidated affiliates                    14,775        26,334        26,283
                                            --------      --------      --------

8     FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

      We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates and marketable security prices as discussed below.

FOREIGN CURRENCY RISK

      We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk. The most significant exposures arise in connection with our operations in Canada and Saudi Arabia, which usually are substantially unhedged. For our unconsolidated affiliate in Saudi Arabia, upon renewal of our contracts, we have been converting Saudi riyal-denominated contracts to U.S. dollar-denominated contracts in order to reduce our exposure to the Saudi riyal, even though that currency has been pegged to the U.S. dollar at a rate of 3.745 Saudi riyals to 1.00 U.S. dollar since 1986. We cannot guarantee that we will be able to convert future Saudi riyal-denominated contracts to U.S. dollar-denominated contracts or that the Saudi riyal exchange rate will continue in effect as in the past.

      We have an operation in Argentina that is not significant to our overall profitability. Our Argentina operation contributed approximately 1% of our revenues and adjusted income derived from operating activities in 2002. As a result of the financial crisis in Argentina, the Argentine government allowed their currency, the peso, to float beginning in January 2002. The peso, which had been pegged to the U.S. dollar for several years, has devalued approximately 68%. Changes in the valuation of the peso in 2002 resulted in a translation gain of approximately $1.1 million, recorded to accumulated other comprehensive income in our consolidated balance sheet.

      At various times, we utilize local currency borrowings (foreign currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate.

CREDIT RISK

      Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments in marketable securities, accounts receivable, and our interest rate swap and range cap and floor transactions. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our investments in marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and which provide guidance as to issuer credit quality. We believe that the credit risk in such instruments is minimal. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. We maintain reserves for potential credit losses, and such losses have been within management's expectations.

INTEREST RATE AND MARKETABLE SECURITY PRICE RISK

      Our financial instruments that are potentially sensitive to changes in interest rates include our $825 million and $1.381 billion zero coupon convertible senior debentures, our 6.8%, 4.875% and 5.375% senior notes, our 8.625% senior subordinated notes, our interest rate swap and range cap and floor transactions, and our investments in debt securities, including corporate, asset-backed, U.S. Government, Government agencies, foreign government and mortgage-backed debt securities.

      We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect to the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.

      On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012. The purpose of this transaction was to convert future interest due on $200 million of the senior notes to a lower variable rate in an attempt to realize savings on our future interest payments. We have designated this swap agreement as a fair value hedge. The swap agreement has a notional amount of $200 million and matures in August 2012 to match the maturity of the senior notes. Under the agreement, we pay on a quarterly basis a floating rate based on a three-month U.S. dollar LIBOR rate, plus a spread of 62.625 basis points, and receive a fixed rate of interest of 5.375% semi-annually. During 2002 we recorded interest savings related to this interest rate swap of $1.2 million which served to reduce interest expense. The change in cumulative fair value of this derivative instrument resulted in the recording of a derivative asset, included in other long-term assets, of $10.1 million as of December 31, 2002. The carrying value of our 5.375% senior notes was increased by the same amount.

      On October 21, 2002, we purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with which we had executed the interest rate swap. This transaction is intended to mitigate and manage our exposure to changes in the three-month U.S. dollar LIBOR rate and does not qualify for hedge accounting treatment under SFAS 133. Any change in the cumulative fair value of the range cap and the floor will be reflected as a gain or loss in our consolidated statement of income. The range cap and the floor are effective August 15, 2003 and expire on August 15, 2012. The range cap will be triggered when the three-month U.S. dollar LIBOR rate is at or above 4.50%, and below 6.50%, such that the counterparty will pay us any difference between the actual LIBOR rate and the 4.50% strike rate on a notional amount of $200 million. No payment will be due to us if the three-month U.S. dollar LIBOR rate is below 4.5% or at or above 6.50%. The floor is triggered when the three-month U.S. dollar LIBOR rate is at or below 2.665% such that we will pay the counterparty any difference between the actual LIBOR rate and the 2.665% floor rate on a notional amount of $200 million. We recorded a loss of $3.8 million during 2002 related to the change in cumulative fair value of this derivative instrument. This loss is included in other income in our consolidated statement of income for the year ended December 31, 2002 and has been accrued in other long-term liabilities on our consolidated balance sheet as of December 31, 2002.

      On July 25, 2002, we entered into an interest rate hedge transaction with a third-party financial institution to manage and mitigate interest rate risk exposure relative to our August 2002 debt financing. Under the agreement, we agreed to receive (pay) cash from (to) the counterparty based on the difference between 4.43% and the ten-year Treasury rate on August 23, 2002, assuming a $100.0 million notional amount with semi-annual interest payments over a ten-year maturity. We accounted for this transaction as a cash flow hedge. During August 2002 we paid approximately $1.5 million related to the termination of this agreement. This payment was recorded as a reduction to accumulated other comprehensive income in our consolidated balance sheet and will be amortized into earnings as additional interest expense, using the effective interest method, over the term of the 5.375% senior notes due 2012 as discussed in Note 10 below.

      On March 26, 2002, in anticipation of closing the Enserco acquisition discussed in Note 4, we entered into two foreign exchange contracts with a total notional value of Cdn. $115.9 million and maturity dates of April 29, 2002. Additionally, on April 9, 2002, we entered into a third foreign exchange contract with a notional value of Cdn. $50.0 million maturing April 29, 2002. The notional amounts of these contracts were used to fund the cash portion of the Enserco acquisition purchase price. The notional amounts of these contracts represented the amount of foreign currency purchased at maturity and did not represent our exposure under these contracts. Although such contracts served as an economic hedge against our foreign currency risk related to the cash portion of the acquisition cost, these contracts did not qualify for hedge accounting treatment under SFAS 133. We recognized a gain on these foreign exchange contracts of approximately U.S. $1.78 million included in other income in our consolidated statement of income for the year ended December 31, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of our fixed rate long-term debt is estimated based on quoted market prices or price quotes from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

                                                                                                DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                       2002                            2001
                                                                        CARRYING VALUE    FAIR VALUE     CARRYING VALUE   FAIR VALUE

4.875% senior notes due August 2009                                      $  223,234       $  231,854       $       --     $       --
5.375% senior notes due August 2012                                         282,901(1)       293,478(1)            --             --
$825 million zero coupon convertible senior debentures due June 2020        489,126          494,081          477,132        474,669
$1.381 billion zero coupon convertible senior debentures due
 February 2021                                                              765,549          756,733          746,783        668,151
6.8% senior notes due April 2004                                            295,237          310,068          300,000        315,150
Other long-term debt                                                          9,101            9,101            4,046          4,046
8.625% senior subordinated notes due April 2008                              42,493           43,930           42,165         45,391
                                                                         ----------       ----------       ----------     ----------
                                                                         $2,107,641       $2,139,245       $1,570,126     $1,507,407
                                                                         ----------       ----------       ----------     ----------

(1) Includes $10.1 million related to the fair value of the interest rate swap executed on October 21, 2002.

      The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

      We maintain an investment portfolio of marketable debt and equity securities that exposes us to price risk. The marketable securities are carried at fair market value and include $4.3 million in securities classified as trading and $912.5 million in securities classified as available-for-sale as of December 31, 2002.

9     SHORT-TERM BORROWINGS AND CREDIT FACILITIES

      We have two letter of credit facilities and a Canadian line of credit facility with various banks as of December 31, 2002. Additionally, we also have letters of credit outstanding under an expired $30 million letter of credit facility.

      We did not have any short-term borrowings outstanding at December 31, 2002 and 2001. Availability and borrowings under our credit facilities are as follows:

                                                              DECEMBER 31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                                              2002           2001

Credit available                                       $  79,745      $ 259,813
Letters of credit outstanding                            (56,267)       (34,315)
                                                       ---------      ---------
Remaining availability                                 $  23,478      $ 225,498
                                                       ---------      ---------

      We had a $200 million unsecured committed revolving credit facility with a syndicate of banks, with an original term of five years, that was scheduled to mature on September 5, 2002. As a result of the corporate reorganization, discussed in Note 1, we may have failed to comply with a covenant contained in the credit facility agreement and a related $30 million letter of credit facility agreement. At the time of the potential default, there were no outstanding borrowings on the credit facility and $23 million outstanding on the related letter of credit facility. The bank provided a waiver on the letter of credit facility and the letter of credit facility has since expired. Because we had cash and marketable securities balances totaling approximately $800 million at the time of the potential default, and because the credit facility was scheduled to mature on September 5, 2002, we terminated the revolving credit facility.

10    LONG-TERM DEBT

      Long-term debt consists of the following:

                                                            DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                            2002              2001

4.875% senior notes
 due August 2009                                    $  223,234        $       --
5.375% senior notes
 due August 2012                                       282,901(1)             --
$825 million zero coupon
 convertible senior debentures
 due June 2020                                         489,126           477,132
$1.381 billion zero coupon
 convertible senior debentures
 due February 2021                                     765,549           746,783
6.8% senior notes
 due April 2004                                        295,237           300,000
Other long-term debt                                     9,101             4,046
8.625% senior subordinated
 notes due April 2008                                   42,493            42,165
                                                    ----------        ----------
                                                     2,107,641         1,570,126
Less: current portion                                  492,985             2,510
                                                    ----------        ----------
                                                    $1,614,656        $1,567,616
                                                    ----------        ----------

(1) Includes $10.1 million related to the fair value of the interest rate swap executed on October 21, 2002 (Note 8).

      During 2002 we purchased $.6 million face value of our 8.625% senior subordinated notes due April 2008 in the open market at a price of 108%. In addition, we purchased $4.7 million face value of our 6.8% senior notes due April 2004 in the open market at a price of 104%. Upon settlement of these transactions, we paid $5.7 million and recognized a pretax loss of approximately $.2 million, resulting from the repurchases of these notes at prices higher than their carrying value. Additionally, we repaid Cdn. $12.9 million (U.S. $8.3 million) and Cdn. $22.3 million (U.S. $14.3 million) of the debt assumed in the Ryan and Enserco acquisitions, respectively. We also made a $2.5 million scheduled principal payment relating to certain of our medium-term notes.

      On August 22, 2002, Nabors Holdings 1, ULC, one of our indirect, wholly-owned subsidiaries, issued $225 million aggregate principal amount of 4.875% senior notes due 2009 that are fully and unconditionally guaranteed by Nabors and Nabors Delaware. Concurrently with this offering by Nabors Holdings, Nabors Delaware issued $275 million aggregate principal amount of 5.375% senior notes due 2012, which are fully and unconditionally guaranteed by Nabors. Both issues of senior notes were resold by a placement agent to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. Interest on each issue of senior notes is payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2003.

      Both issues are unsecured and are effectively junior in right of payment to any of their respective issuers' future secured debt. The senior notes will rank equally in right of payment with any of their respective issuers' future unsubordinated debt and will be senior in right of payment to any of such issuers' subordinated debt. The guarantees of Nabors Delaware and Nabors with respect to the senior notes issued by Nabors Holdings, and the guarantee of Nabors with respect to the senior notes issued by Nabors Delaware, are similarly unsecured and have a similar ranking to the series of senior notes so guaranteed.

      Subject to certain qualifications and limitations, the indentures governing the senior notes issued by Nabors Holdings and Nabors Delaware limit the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions. In addition, such indentures limit the ability of Nabors, Nabors Delaware and Nabors Holdings to enter into mergers, consolidations or transfers of all or substantially all of such entity's assets unless the successor company assumes the obligations of such entity under the applicable indenture. On October 28, 2002, Nabors' registration statements with respect to resales of these senior notes became effective.

      During February 2001 we completed a private placement of zero coupon convertible senior debentures due 2021. The original aggregate principal amount of the debentures at maturity totaled $1.381 billion. The debentures were issued at a discount with net proceeds to Nabors, after expenses, totaling approximately $828.0 million.

      During June 2000 we completed a private placement of zero coupon convertible senior debentures due 2020. The original aggregate principal amount of the debentures at maturity totaled $825 million. The debentures were issued at a discount with net proceeds to Nabors, after expenses, totaling approximately $495.0 million.

      Our $825 million debentures can be put to us on June 20, 2003, June 20, 2008 and June 20, 2013 and our $1.381 billion debentures can be put to us on February 5, 2006, February 5, 2011 and February 5, 2016, for a purchase price equal to the issue price plus accrued original issue discount to the dates of repurchase. Based on the ability of the debenture holders to exercise their put option on June 20, 2003, the outstanding principal amount on the $825 million debentures of $489.1 million is classified in current liabilities in our consolidated balance sheet as of December 31, 2002.

      The original issue price of both issues of debentures was $608.41 per $1,000 principal amount at maturity. The yield to maturity of the debentures is 2.5% compounded semi-annually with no periodic cash payments of interest. At the holder's option, the $825 million and $1.381 billion debentures can be converted, at any time prior to maturity or their earlier redemption, into Nabors common stock, at conversion rates of 10.738 shares and 7.0745 shares, respectively, per $1,000 principal amount at maturity. The conversion rates are subject to adjustment under formulae as set forth in the indentures (the agreements governing the terms of the debt) in certain events, including: (1) the issuance of Nabors common stock as a dividend or distribution on the common stock; (2) certain subdivisions and combinations of the common stock; (3) the issuance to all holders of common stock of certain rights or warrants to purchase common stock; (4) the distribution of capital stock, other than Nabors common stock to Nabors' stockholders, or evidences of Nabors' indebtedness or of assets; and (5) distribution consisting of cash, excluding any quarterly cash dividend on the common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed certain amounts. Instead of delivering shares of common stock upon conversion of any debentures, we may elect to pay the holder cash for all or a portion of the debentures.

      We may elect to pay all or a portion of the purchase price of the debentures in common stock instead of cash, depending upon our cash balances and cash requirements at that time. We do not presently anticipate using stock to satisfy any such future purchase obligations. In accordance with the indentures with respect to the debt securities, we cannot redeem the $825 million and $1.381 billion debentures before June 20, 2003 and February 5, 2006, respectively, after which time we may redeem all or a portion of the debentures for cash at any time at their accreted value.

      During 2001 we entered into several private transactions with a counterparty to purchase $70 million face value of our $825 million debentures at an average price of $606.07 for each $1,000 face amount of debentures and $181 million face value of our $1.381 billion debentures at an average price of $528.30 for each $1,000 face amount of debentures. Upon settlement of these transactions in December 2001 we paid $139.8 million to the counterparty and recognized a pretax gain of $15.3 million resulting from the repayment of the debentures at prices lower than their carrying value. The gain was recorded as other income in our consolidated statements of income.

      During December 2000 we purchased $25.0 million of our 6.8% senior notes in the open market at 99.85%. Upon settlement of this transaction, we recognized an insignificant gain resulting from the repurchases of these notes at prices lower than their carrying value.

      Prior to its acquisition by Nabors in November 1999, Pool Energy Services Co. had issued 8.625% senior subordinated notes in the aggregate principal amount of $150.0 million. As a result of the Pool acquisition, Nabors Holding Company, the successor by merger to Pool, completed a mandatory change of control cash tender offer to purchase the notes due 2008 at a redemption price of 101% in February 2000. When we made the change of control offer, we also solicited the consent of the remaining holders of the notes to amend the terms of the indenture governing the notes to generally conform to the covenants contained in Nabors' 6.8% senior notes and to add Nabors as a guarantor of the obligations thereunder. Holders of over 75% of the principal amount of the notes consented, the amendments were adopted and the full and unconditional guarantee was entered into as of February 14, 2000. In addition, during 2000 Nabors Holding Company purchased additional notes in the open market at prices ranging from 100.5% to 102.0%. During 2000, a total of $107.8 million of the notes were acquired as a result of these transactions, leaving $42.5 million outstanding as of December 31, 2002. Upon settlement of these transactions, we recognized a $3.0 million pretax gain, resulting from repurchases of these notes at prices lower than their carrying value. Subsequent to December 31, 2002, we issued a Notice of Redemption to the holders of these notes for a redemption of the notes and all associated guarantees on April 1, 2003 (see Note 21).

      As of December 31, 2002, the maturities of our long-term debt for each of the five years after 2002 and thereafter are as follows:

                                                    ASSUMING ZERO COUPON
                                                 CONVERTIBLE DEBENTURES ARE
--------------------------------------------------------------------------------
(IN THOUSANDS)                                  PAID AT              PAID AT
                                               MATURITY           FIRST PUT DATE

2003                                          $    3,801           $  498,701(1)
2004                                             300,575              300,375
2005                                                  --                   --
2006                                                  --              826,800(2)
2007                                                  --                   --
Thereafter                                     2,496,765(3)           541,565
                                              ----------           ----------
                                              $2,801,141           $2,167,441
                                              ----------           ----------

(1) Includes $494.9 million related to our $825 million zero coupon convertible senior debentures which can be put to us on June 20, 2003.

(2) Represents our $1.381 billion zero coupon convertible senior debentures which can be put to us on February 5, 2006.

(3) Includes $41.6 million of our 8.625% senior subordinated notes due 2008, $755 million and $1.2 billion of our zero coupon convertible senior debentures due 2020 and 2021, respectively, and $225 million and $275 million of our senior notes due 2009 and 2012, respectively.

11    INCOME TAXES

      Income before income taxes was comprised of the following:

                                                  YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                 2002           2001          2000

United States                             $ (28,157)     $ 461,042     $ 175,527
Foreign                                     168,931         96,570        54,216
                                          ---------      ---------     ---------
 Income before
  income taxes                            $ 140,774      $ 557,612     $ 229,743
                                          ---------      ---------     ---------

      Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. We are a Bermuda-exempt company. Bermuda does not impose corporate income taxes. Our U.S. subsidiaries are subject to a U.S. federal tax rate of 35%.

      Income tax expense consisted of the following:

                                                  YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                  2002          2001          2000

Current:
 U.S. federal                              $   4,458     $  60,783     $   1,176
 Foreign                                       5,113        17,078        17,574
 State                                           614         5,857           844
                                           ---------     ---------     ---------
                                              10,185        83,718        19,594
Deferred:
 U.S. federal                                  4,669       114,465        69,427
 Foreign                                       2,274        (1,091)        1,013
 State                                         2,157         3,070         2,353
                                           ---------     ---------     ---------
                                               9,100       116,444        72,793
                                           ---------     ---------     ---------
Income tax expense                         $  19,285     $ 200,162     $  92,387
                                           ---------     ---------     ---------

      Nabors is not subject to tax in Bermuda. A reconciliation of the differences between taxes on income before income taxes computed at the appropriate statutory rate and our reported provision for income taxes follows:

                                                                                 YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                  2002         2001          2000

Income tax provision at statutory rate
  (Bermuda rate of 0% in 2002 and U.S. rate of 35% in 2001 and 2000)       $      --    $ 195,164     $  80,410
Taxes on U.S. and foreign earnings at greater than the Bermuda rate           10,944           --            --
Increase in valuation allowance                                                6,540           --            --
Taxes on foreign earnings at (less) greater than the U.S. rate and other          --         (805)        9,899
State income taxes                                                             1,801        5,803         2,078
                                                                           ---------    ---------     ---------
Income tax expense                                                         $  19,285    $ 200,162     $  92,387
                                                                           ---------    ---------     ---------
Effective tax rate                                                                14%          36%           40%
                                                                           ---------    ---------     ---------

      The significant components of our deferred tax assets and liabilities were as follows:

                                                              DECEMBER 31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                                               2002          2001

Deferred tax assets:
  Net operating loss carryforwards                      $ 116,664     $  45,039
  Tax credit carryforwards                                 22,871        18,952
  Accrued expenses not currently deductible and other      35,496        71,152
Less: valuation allowance                                  (6,540)           --
                                                        ---------     ---------
  Deferred tax assets, net of valuation allowance         168,491       135,143
                                                        ---------     ---------
Deferred tax liabilities:
  Depreciation for tax in excess of book expense         (534,383)     (385,111)
  Unrealized gain on marketable securities                 (3,316)       (7,288)
                                                        ---------     ---------
   Total deferred tax liabilities                        (537,699)     (392,399)
                                                        ---------     ---------
   Net deferred tax liabilities                          (369,208)     (257,256)
   Less: net current asset portion                         32,846        28,145
                                                        ---------     ---------
   Net long-term deferred tax liability                 $(402,054)    $(285,401)
                                                        ---------     ---------

      In conjunction with the 2002 acquisitions of Enserco and Ryan, and the 2001 acquisition of Command, deferred tax liabilities of $52.8 million, $4.2 million and $20.2 million, respectively, were recorded in the year of acquisition.

      For U.S. federal income tax purposes, we have net operating loss carryforwards of approximately $249.5 million that, if not utilized, will expire from 2003 to 2023. The net operating loss carryforwards for alternative minimum tax purposes are approximately $145.6 million. There are alternative minimum tax credit carryforwards of $22.8 million available to offset future regular tax liabilities.

      The NOL carryforwards subject to expiration expire as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)

Year Ended December 31,                   Total       U.S. Federal       Foreign

2003                                    $ 11,308        $  6,289        $  5,019
2004                                       5,144              --           5,144
2005                                       1,295              --           1,295
2006                                       7,807              --           7,807
2007                                       3,438              --           3,438
2009                                         779             779              --
2010 and thereafter                      242,460         242,460              --
                                        --------        --------        --------
Total                                   $272,231        $249,528        $ 22,703
                                        --------        --------        --------

      In addition, we have approximately $9.2 million of non-expiring net operating loss carryforwards in various other foreign jurisdictions.

      Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to Nabors and our subsidiaries. The utilization of such carryforwards could be limited or effectively lost upon certain changes in ownership. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given concerning such loss carryforwards, or whether or not such loss carryforwards will be available in the future.

12    CAPITAL STOCK AND STOCK OPTIONS

CAPITAL STOCK

      In conjunction with our October 2002 acquisition of Ryan and our April 2002 acquisition of Enserco (Note 4), we issued 380,264 and 3,549,082 exchangeable shares of Nabors Exchangeco, respectively, of which 219,493 and 2,638,526 exchangeable shares were immediately exchanged for our common shares, respectively.

      Subsequent to these acquisitions, an additional 484,756 exchangeable shares were exchanged for our common shares leaving a total of 586,571 exchangeable shares outstanding as of December 31, 2002.

      The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis. The exchangeable shares are included in capital in excess of par value.

      As a result of the corporate reorganization (Note 1), the authorized share capital of Nabors consists of 400 million common shares, par value $.001 per share, and 25 million preferred shares, par value $.001 per share. Common shares issued were 144,964,668 at $.001 par value at December 31, 2002 compared to 144,368,390 at $.10 par value immediately preceding the reorganization. The decrease in par value of common stock from $.10 to $.001 was recorded as an increase to capital in excess of par value and a decrease in common shares in our Consolidated Financial Statements. In conjunction with the reorganization,
6.8 million shares of outstanding treasury stock were retired, as Bermuda law does not recognize the concept of treasury stock. The effect of this retirement reduced common shares by $.7 million, capital in excess of par value by $59.2 million and retained earnings by $192.9 million.

      On July 23, 2002, we entered into a private transaction with a counterparty in which we sold 1.0 million European-style put options for $2.6 million with a maturity date of October 23, 2002. Under the arrangement, if the price of our common shares was less than $26.5698 on the maturity date, the counterparty could have exercised the put option resulting in, at our option (1) our purchase of 1.0 million of our common shares at a price of $26.5698 per share or (2) our payment, in cash or Nabors common shares, of an amount equal to the difference between $26.5698 and our stock price on October 23, 2002 multiplied by 1.0 million. These put options expired on October 23, 2002 and we retained the $2.6 million in proceeds, which was recorded as an increase in capital in excess of par value on our consolidated balance sheet.

      On July 17, 2002, the Board of Directors of Nabors authorized the continuation of the share repurchase program that had begun under Nabors Delaware, and provided that the amount of Nabors common shares authorized for purchase by Nabors going forward be increased to $400 million. Under the Nabors Delaware program, Nabors Delaware had acquired an aggregate of approximately $248.0 million of Nabors Delaware common stock, or 6.2 million shares, during 2001.

During the third quarter of 2002 Nabors also acquired, through a subsidiary, 91,000 of its common shares in the open market for $27.30 per share for an aggregate price of $2.5 million. Immediately thereafter these shares were transferred to Nabors. Pursuant to Bermuda law, any shares, when purchased, will be treated as cancelled. Therefore, a repurchase of shares will not have the effect of reducing the amount of Nabors' authorized share capital. Additionally, the Board approved the repurchase of up to $400 million of outstanding debt securities of Nabors and its subsidiaries. These amounts may be increased or decreased at the discretion of the Board, depending upon market conditions and consideration of the best interest of shareholder value. Repurchases may be conducted on the open market, through negotiated transactions or by other means, from time to time, depending upon market conditions and other factors.

      As of December 31, 2002, there were warrants outstanding to purchase 318,850 shares of Nabors common stock at prices ranging from $6.08 per share to $30.00 per share. The remaining warrants expire April 30, 2003 and November 12, 2003.

STOCK OPTION PLANS

      As of December 31, 2002, we have several stock option plans under which options to purchase shares of Nabors common stock may be granted to key officers, directors and managerial employees of Nabors and its subsidiaries. Options granted under the plans are at prices equal to the fair market value of the stock on the date of the grant. Options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives, options granted under the plans are subject to accelerated vesting related to targeted common stock prices, or may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 5.0 million and 6.9 million shares of Nabors common stock remained available for grant as of December 31, 2002 and 2001, respectively.

      A summary of stock option transactions is as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT EXERCISE PRICE)                                   WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                           SHARES        PRICE

Options outstanding as of December 31, 1999                22,678        $ 14.13
 Granted                                                    6,199          45.63
 Exercised                                                 (9,664)         11.54
 Forfeited                                                   (142)         18.45
                                                          -------        -------
Options outstanding as of December 31, 2000                19,071        $ 25.65
 Granted                                                      881          53.52
 Exercised                                                   (556)         14.26
 Forfeited                                                   (139)         32.56
                                                          -------        -------
Options outstanding as of December 31, 2001                19,257        $ 27.21
 Granted                                                    5,495          27.35
 Exercised                                                   (806)         12.68
 Forfeited                                                   (277)         33.81
                                                          -------        -------
Options outstanding as of December 31, 2002                23,669        $ 27.66
                                                          -------        -------

      Of the options outstanding, 20.6 million, 17.2 million and 16.8 million were exercisable at weighted average exercise prices of $27.13, $26.46 and $26.28, as of December 31, 2002, 2001 and 2000, respectively.

      A summary of stock options outstanding as of December 31, 2002 is as follows:

                                                   OPTIONS OUTSTANDING
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT CONTRACTUAL                        WEIGHTED
LIFE AND EXERCISE PRICE)                                  AVERAGE       WEIGHTED
                                                         REMAINING      AVERAGE
                                           NUMBER       CONTRACTUAL     EXERCISE
                                        OUTSTANDING        LIFE          PRICE

Range of exercise prices:
 $  4.77 - 7.16                              100            0.8          $  5.20
    7.87 -11.81                              512            5.8            11.31
   12.20 -18.30                            7,393            4.8            12.57
   18.94 -28.41                            8,457            8.2            26.17
   28.44 -42.66                              561            8.3            35.32
   42.94 -67.26                            6,646            5.8            47.28
                                         -------         ------          -------
                                          23,669            6.4          $ 27.66
                                         -------         ------          -------

      A summary of stock options exercisable as of December 31, 2002 is as follows:

                                                        OPTIONS EXERCISABLE
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT EXERCISE PRICE)                                   WEIGHTED
                                                                        AVERAGE
                                                       NUMBER           EXERCISE
                                                    EXERCISABLE          PRICE
Range of exercise prices:
 $  4.77 - 7.16                                            100           $  5.20
    7.87 -11.81                                            311             11.19
   12.20 -18.30                                          7,339             12.55
   18.94 -28.41                                          6,497             25.98
   28.44 -42.66                                            262             37.22
   42.94 -67.26                                          6,084             46.67
                                                       -------           -------
                                                        20,593           $ 27.13
                                                       -------           -------

      The weighted average fair value of options granted during 2002, 2001 and 2000 was $10.69, $22.22 and $17.37, respectively.

13    PENSION, POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PLANS

      In conjunction with the November 1999 Pool acquisition, Nabors acquired the assets and liabilities of a defined benefit pension plan, the Pool Company Retirement Income Plan. Benefits under the plan are frozen and participants were fully vested in their accrued retirement benefit on December 31, 1998.

      Summarized information on the Pool pension plan is as follows:

PENSION BENEFITS                                        YEAR ENDED DECEMBER 31,
-------------------------------------------------------------------------------
(IN THOUSANDS)                                               2002          2001

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                  $ 13,542      $ 13,395
Interest cost                                                 868           844
Actuarial loss                                                (27)         (129)
Benefit payments                                             (752)         (568)
                                                         --------      --------
Benefit obligation at end of year                          13,631        13,542
                                                         --------      --------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year             10,596        11,655
Actual return on plan assets                               (1,009)         (491)
Benefit payments                                             (752)         (568)
                                                         --------      --------
Fair value of plan assets at end of year                    8,835        10,596
                                                         --------      --------
FUNDED STATUS:
Funded status at end of year                               (4,796)       (2,946)
Unrecognized net actuarial loss                             3,549         1,935
                                                         --------      --------
Net liability recognized                                 $ (1,247)     $ (1,011)
                                                         --------      --------
AMOUNTS RECOGNIZED IN
 CONSOLIDATED BALANCE SHEETS:
 Accrued benefit liability                                  3,500            --
 Accumulated other comprehensive income                     2,205            --
                                                         --------      --------
WEIGHTED AVERAGE ASSUMPTIONS:
 Weighted average discount rate                              6.50%         6.50%
 Expected long-term rate of return
  on plan assets                                             6.50%         6.50%
                                                         --------      --------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Interest cost                                            $    868      $    844
Expected return on plan assets                               (677)         (739)
Recognized net actuarial loss                                  45            --
                                                         --------      --------
Net periodic benefit cost                                $    236      $    105
                                                         --------      --------

      Certain of Nabors' employees are covered by defined contribution plans. Our contributions to the plans are based on employee contributions and totaled $9.0 million, $11.0 million and $7.9 million for 2002, 2001 and 2000, respectively. Nabors does not provide postemployment benefits to its employees.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

      Prior to the date of the acquisition, Pool provided certain postretirement healthcare and life insurance benefits to eligible retirees who had attained specific age and years of service requirements. Nabors terminated this plan at the date of acquisition, November 24, 1999. A liability of approximately $.8 million is recorded on our balance sheet at December 31, 2002 to cover the estimated costs of beneficiaries covered by the plan at the date of acquisition.

14    RELATED PARTY TRANSACTIONS

      Pursuant to his employment agreement, we provided an unsecured, non-interest bearing loan of approximately $2.9 million to Nabors' President and Chief Operating Officer. This loan is due on September 30, 2006.

      Pursuant to their employment agreements, Nabors and its Chairman and Chief Executive Officer, President and Chief Operating Officer, its former Vice Chairman and certain other key employees entered into split-dollar life insurance agreements pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in certain instances, members of their families. Under these agreements, we are reimbursed for such premiums upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could potentially be limited to the cash surrender values of these policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheet. We have made premium payments to date totaling $12.8 million related to these policies. The cash surrender value of these policies of approximately $8.7 million is included in other long-term assets in our consolidated balance sheet as of December 31, 2002.

      Under the recently enacted Sarbanes-Oxley Act of 2002, the future payment of premiums by Nabors under these agreements may be deemed to be prohibited loans by us to these individuals. We have paid no premiums related to these agreements since the adoption of the

Sarbanes-Oxley Act, and have postponed premium payments related to these agreements pending clarification of the Act's application to these insurance agreements.

      In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our Alaskan and Saudi Arabian unconsolidated affiliates at market prices. Additionally, we own certain marine vessels that are chartered under a Bareboat Charter arrangement to Sea Mar Management, which is wholly-owned by Sea Mar Investco LLC, an entity in which we own a 25% interest. Sea Mar Management has entered into a time charter of these vessels with a subsidiary of ours, which then time charters the vessels to various third-party customers. Revenues from these business transactions totaled $65.7 million, $26.9 million and $27.6 million in 2002, 2001 and 2000, respectively. Expenses from these business transactions totaled $32.1 million, $4.8 million and $4.9 million in 2002, 2001 and 2000, respectively. Additionally, we had amounts receivable from these affiliated entities of $53.3 million and $24.4 million as of December 31, 2002 and 2001, respectively. We had accounts payable to these affiliated entities of $1.1 million and $3.3 million as of December 31, 2002 and 2001, respectively.

15    COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

      Nabors and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2002, are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)

2003                                                                     $16,632
2004                                                                      13,346
2005                                                                       7,699
2006                                                                       1,663
2007                                                                         771
Thereafter                                                                 2,174
                                                                         -------
                                                                         $42,285
                                                                         -------

      The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $21.8 million, $20.3 million and $15.2 million for 2002, 2001 and 2000, respectively.

      In addition, we have an obligation under the time charter agreement with Sea Mar Management. The minimum commitments under this agreement subsequent to December 31, 2002 are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)

2003                                                                    $ 26,863
2004                                                                      26,863
2005                                                                      26,863
2006                                                                      26,863
2007                                                                      11,628
                                                                        --------
                                                                        $119,080
                                                                        --------

      Payments under this time charter agreement amounted to $16.5 million in 2002.

EMPLOYMENT CONTRACTS

      We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2002 are as follows:

--------------------------------------------------------------------------------
(IN THOUSANDS)

2003                                                                      $2,413
2004                                                                       1,815
2005                                                                       1,725
2006                                                                       1,575
2007                                                                       1,181
                                                                          ------
                                                                          $8,709
                                                                          ------

CAPITAL EXPENDITURES

      As of December 31, 2002, we had outstanding capital expenditure purchase commitments of approximately $42.8 million, primarily for rig-related enhancing and sustaining capital expenditures.

CONTINGENCIES

      SELF-INSURANCE ACCRUALS We are self-insured for certain losses relating to workers' compensation, employers' liability, general liability, automobile liability and property damage. Effective for the period from April 1, 2002 to March 31, 2003, our exposure (that is, our deductible) per occurrence is $1.0 million for workers' compensation and employers' liability, $2.0 million for marine employers' liability (Jones Act) and $5.0 million for general liability losses. Our self-insurance for automobile liability loss is $0.5 million per occurrence. We maintain actuarially supported accruals in our consolidated balance sheet to cover the self-insurance retentions.

      We are self-insured for certain other losses relating to rig, equipment, property, business interruption and political, war and terrorism risks. Effective April 1, 2002, our per occurrence self-insured retentions are $10.0 million for rig physical damage and business interruption. However, our rigs, equipment and property in Canada and Saudi Arabia are subject to $1.0 million self-insurance retentions. We have purchased stop-loss coverage in order to limit our aggregate exposure to certain physical damage claims for insured rigs (that is, those rigs with replacement values in excess of $10.0 million). The effect of this coverage is that our maximum physical damage loss on insured rigs would be $20.0 million plus $1.0 million per occurrence.

      Political risk, war and terrorism insurance is procured for our operations in Mexico, the Caribbean, South America, Africa, the Middle East and Asia. Through December 31, 2002, political and war risk losses were subject to $10.0 million per occurrence deductibles while terrorism was subject to a $1.0 million per occurrence deductible. On January 1, 2003, we purchased additional insurance to reduce these self-insurance retentions to $0.25 million per occurrence, except for Colombia which remains at $10.0 million and $1.0 million for political risk and terrorism, respectively.

      As of December 31, 2002 and 2001, our self-insurance accruals totaled $117.3 million and $104.2 million, respectively, and our related insurance recoveries/receivables were $47.6 million and $27.9 million, respectively.

      LITIGATION On May 23, 2002, Steve Rosenberg, an individual shareholder of Nabors, filed a complaint against Nabors and its directors in the United States District Court for the Southern District of Texas (Civil Action No. 02-1942), alleging that Nabors' May 10, 2002 proxy statement/prospectus contained certain material misstatements and omissions in violation of federal securities laws and state law. Nabors' May 10, 2002 proxy statement/prospectus was sent to shareholders in connection with the special meeting to consider and vote on Nabors' proposed reorganization and effective reorganization in Bermuda. The AFL-CIO moved to intervene in Civil Action No. 02-1942 and filed a complaint containing similar allegations. On June 5, 2002, Marilyn Irey, an individual shareholder of Nabors, filed a complaint in the United States District Court for the Southern District of Texas (Civil Action No. 02-2108) that is nearly identical to Steve Rosenberg's complaint. The three shareholders requested that the Court either enjoin the closing of the shareholder vote on the scheduled date or the effectuation of the reorganization. In addition, two of the shareholders (Steve Rosenberg and Marilyn Irey) purported to bring a class action on behalf of all shareholders, alleging that Nabors and its directors violated their state law fiduciary duties by making these alleged misstatements and omissions. These two shareholders, on behalf of their purported class, seek monetary damages for their state law claims. Since the beginning of the litigation, two of the shareholders (Steve Rosenberg and the AFL-CIO) have amended their complaints, but have not added any substantive allegations.

      On June 13, 2002, the Court granted the AFL-CIO's motion to intervene. On June 15, 2002, the Court denied a motion for temporary restraining order brought by two of the shareholders (Steve Rosenberg and the AFL-CIO) in their attempts to prevent the closing of Nabors' reorganization and its effective reorganization in Bermuda. On July 2, 2002, the Court granted an agreed motion to consolidate Civil Action No. 02-2108 into Civil Action No. 02-1942. Nabors and its directors moved to dismiss the lawsuits of all three shareholders. Subsequent to December 31, 2002, the Court granted the motion and dismissed all claims with prejudice (Note 21).

      Nabors and its subsidiaries are defendants or otherwise involved in a number of other lawsuits in the ordinary course of their business. In the opinion of management, our ultimate liability with respect to these pending lawsuits is not expected to have a significant or material adverse effect on our consolidated financial position, results of operations or cash flows.

GUARANTEES

      We enter into various agreements providing financial or performance assurance to third parties. Certain of these agreements act as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and guarantees of residual value in certain of our operating lease agreements. We have also guaranteed payment of contingent consideration in conjunction with an acquisition in 2002 which is based on future operating results of that business. In addition, we have provided indemnifications to certain third parties which serve as guarantees. These guarantees include indemnification provided by Nabors to our stock transfer agent and our insurance carriers.

      Management believes the likelihood that we would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees. The following table summarizes the total maximum amount of financial and performance guarantees issued by Nabors:

                                                                             MAXIMUM AMOUNT
------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                         2003          2004          2005    THEREAFTER        TOTAL

Financial standby letters of credit                 $34,436       $    --       $    --       $    --      $34,436
Guarantee of residual value in lease agreements         542           418           694            --        1,654
Contingent consideration in acquisition                 769           769           769           193        2,500
                                                    -------       -------       -------       -------      -------
Total                                               $35,747       $ 1,187       $ 1,463       $   193      $38,590
                                                    -------       -------       -------       -------      -------

16    EARNINGS PER SHARE

      A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                              YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                      2002        2001        2000

Net income (numerator):
  Net income - basic                                                      $121,489    $357,450    $137,356
  Add interest expense on assumed conversion of our
   zero coupon convertible senior debentures, net of tax:
     $825 million due 2020(1)                                                   --       8,060          --
     $1.381 billion due 2021(2)                                                 --      11,995          --
                                                                          --------    --------    --------
   Adjusted net income - diluted                                          $121,489    $377,505    $137,356
                                                                          --------    --------    --------
Earnings per share:
  Basic                                                                   $    .85    $   2.48    $    .95
  Diluted                                                                 $    .81    $   2.24    $    .90

Shares (denominator):
  Weighted average number of shares outstanding - basic(3)                 143,655     144,430     144,344
  Net effect of dilutive stock options and warrants based
   on the treasury stock method                                              6,342       6,697       8,073
  Assumed conversion of our zero coupon convertible senior debentures:
   $825 million due 2020(1)                                                     --       8,852          --
   $1.381 billion due 2021(2)                                                   --       8,811          --
                                                                          --------    --------    --------
  Weighted average number of shares outstanding - diluted                  149,997     168,790     152,417
                                                                          --------    --------    --------

(1) Diluted earnings per share for 2002 and 2000 excludes 8,107,190 and 4,453,630 potentially dilutive shares issuable upon conversion of the $825 million zero coupon convertible senior debentures, respectively, because the inclusion of such shares would have been anti-dilutive, given the level of net income for those years. Net income for these years also excludes the related add back of interest expense for these debentures.

(2) Diluted earnings per share for 2002 excludes 8,490,815 potentially dilutive shares issuable upon conversion of the $1.381 billion zero coupon convertible senior debentures, because inclusion of such shares would have been anti-dilutive, given the level of net income for 2002. Net income for this year also excludes the related add back of interest expense for these debentures.

(3) Includes the weighted average number of common shares of Nabors and the weighted average number of exchangeable shares of Nabors Exchangeco.

      For all periods presented, the computations of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of the Nabors' common stock, because the inclusion of such options and warrants would be anti-dilutive. The number of options and warrants that were excluded from diluted earnings per share that could potentially dilute earnings per share in the future were 890,959 shares in 2002, 919,478 shares in 2001 and 73,250 shares in 2000.

      As discussed in Note 10, holders of the $825 million and $1.381 billion zero coupon convertible senior debentures have the right to require Nabors to repurchase the debentures at various dates commencing June 20, 2003 and February 5, 2006, respectively. Nabors may pay the redemption price with either cash or stock or a combination thereof. We do not presently anticipate using stock to satisfy any such future purchase obligation.

17    SUPPLEMENTAL BALANCE SHEET, INCOME STATEMENT AND CASH FLOW INFORMATION

      Accounts receivable is net of an allowance for doubtful accounts of $13.8 million and $22.4 million as of December 31, 2002 and 2001, respectively.

      Accrued liabilities include the following:

                                                               DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                                2002          2001

Accrued compensation                                      $ 40,761      $ 49,287
Deferred revenue                                            33,157        42,157
Workers' compensation liabilities                           16,926        17,650
Interest payable                                            16,431         6,911
Other accrued liabilities                                   26,131        52,017
                                                          --------      --------
                                                          $133,406      $168,022
                                                          --------      --------

      Other income includes the following:

                                                 YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                               2002            2001           2000

Gains on marketable
 securities and warrants                 $  2,877        $    989       $ 18,800
Gains on long-term
 assets, net                                4,570          10,246          1,713
Foreign currency
 transaction gains                            486             419          1,441
(Loss) gain on
 extinguishment of debt                      (202)         15,330          3,036
Corporate reorganization
 expense                                   (3,769)             --             --
Loss on derivative
 instruments                               (1,983)             --             --
Other                                       1,729           1,666          2,167
                                         --------        --------       --------
                                         $  3,708        $ 28,650       $ 27,157
                                         --------        --------       --------

      Supplemental cash flow information for 2002, 2001 and 2000 is as follows:

                                                 YEAR ENDED DECEMBER 31,
--------------------------------------------------------------------------------
(IN THOUSANDS)                                2002           2001           2000

Cash paid for income taxes               $  22,831      $  82,831      $  10,619
Cash paid for interest,
 net of capitalized interest                22,653         24,614         32,796
Acquisitions of businesses:
 Fair value of
  assets acquired                          305,399        111,034             --
 Goodwill                                  110,636         12,909             --
 Liabilities assumed
  or created                              (105,986)       (54,372)            --
 Common stock of acquired
  company previously owned                    (282)            --             --
 Equity consideration issued              (174,115)            --             --
                                         ---------      ---------      ---------
Cash paid for acquisitions
 of businesses                             135,652         69,571             --
Cash acquired in acquisitions
 of businesses                                  --         (3,219)            --
                                         ---------      ---------      ---------
Cash paid for acquisitions
 of businesses, net                      $ 135,652      $  66,352      $      --
                                         ---------      ---------      ---------

18    UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                                YEAR ENDED DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                              QUARTER ENDED
                                                                     MARCH 31,     JUNE 30,   SEPTEMBER 30,  DECEMBER 31,

Operating revenues and Earnings from unconsolidated affiliates(1)    $386,837      $356,518      $355,078      $382,785
Gross margin(2)                                                       131,766       113,957       119,256       127,554
Net income                                                             41,942        25,420        26,922        27,205
Earnings per share:(3)
 Basic                                                               $    .30      $    .18      $    .19      $    .19
 Diluted                                                             $    .28      $    .17      $    .18      $    .18
                                                                     --------      --------      --------      --------

                                                                                YEAR ENDED DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                QUARTER ENDED
                                                                     MARCH 31,     JUNE 30,   SEPTEMBER 30,  DECEMBER 31,

Operating revenues and Earnings from unconsolidated affiliates(4)    $541,167      $611,480      $622,417      $453,006
Gross margin(2)                                                       192,806       237,743       248,083       156,137
Net income                                                             83,138       104,015       108,241        62,056
Earnings per share:(3)
 Basic                                                               $    .57      $    .71      $    .75      $    .44
 Diluted                                                             $    .51      $    .63      $    .68      $    .41
                                                                     --------      --------      --------      --------

(1) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $5.6 million, $4.4 million, $1.9 million and $2.8 million, respectively.

(2)   Gross margin represents Operating revenues minus direct costs.

(3) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

(4) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $8.0 million, $7.7 million, $6.1 million and $4.5 million, respectively.

19    SEGMENT INFORMATION

      As of December 31, 2002, Nabors' 12 business units have been aggregated into two reportable segments, specifically (1) contract drilling, including drilling, workover and well-servicing, and (2) manufacturing and logistics, based on the nature of the services provided, the class of customers, the methods used to provide services and other economic characteristics. The contract drilling segment consists of our Alaska, U.S. Lower 48, U.S. Land well-servicing, U.S. Offshore, Canada and International operations. These units include our drilling, workover and well-servicing operations, on land and offshore. The manufacturing and logistics segment consists of our Canrig, Epoch, Peak Oilfield Service Company, Peak USA, Ryan and Sea Mar operating units. These units manufacture top drives, manufacture drilling instrumentation systems, provide construction and logistics services, provide trucking and logistics services, manufacture and sell directional drilling and rig instrumentation systems, provide directional drilling, rig instrumentation and data collection services, and provide marine transportation and supply services, respectively.

      The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (Note 3). Inter-segment sales are recorded at cost or cost plus a profit margin. Nabors evaluates the performance of its segments based on adjusted income derived from operating activities.

The following table sets forth financial information with respect to our reportable segments:

                                                                              YEAR ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                              2002            2001            2000

Reportable segments:
  Operating revenues and Earnings from unconsolidated affiliates:
  Contract drilling(1)                                               $ 1,360,223     $ 2,087,040     $ 1,316,153
  Manufacturing and logistics(2)                                         174,775         259,298         176,775
  Other(3)                                                               (53,780)       (118,268)        (77,985)
                                                                     -----------     -----------     -----------
   Total revenues                                                    $ 1,481,218     $ 2,228,070     $ 1,414,943
                                                                     -----------     -----------     -----------
Depreciation and amortization:
  Contract drilling                                                  $   179,043     $   173,922     $   138,772
  Manufacturing and logistics                                             18,045          17,923          14,904
  Other(4)                                                                (1,723)         (1,949)         (1,263)
                                                                     -----------     -----------     -----------
   Total depreciation and amortization                               $   195,365     $   189,896     $   152,413
                                                                     -----------     -----------     -----------
Adjusted income derived from operating activities:(5)
  Contract drilling(1)                                               $   182,853     $   500,555     $   203,950
  Manufacturing and logistics(2)                                          24,660          87,849          48,522
  Other(4)                                                               (37,465)        (52,693)        (35,097)
                                                                     -----------     -----------     -----------
   Total adjusted income derived from operating activities           $   170,048     $   535,711     $   217,375
Interest expense                                                         (67,068)        (60,722)        (35,370)
Interest income                                                           34,086          53,973          20,581
Other income, net                                                          3,708          28,650          27,157
                                                                     -----------     -----------     -----------
  Income before income taxes                                         $   140,774     $   557,612     $   229,743
                                                                     -----------     -----------     -----------
Total assets:
  Contract drilling(6)                                               $ 3,266,292     $ 2,872,534
  Manufacturing and logistics(7)                                         343,365         311,629
  Other(4)                                                             1,454,215         967,752
                                                                     -----------     -----------
   Total assets                                                      $ 5,063,872     $ 4,151,915
                                                                     -----------     -----------
Capital expenditures and acquisition of businesses:
  Contract drilling                                                  $   554,897     $   764,869     $   234,368
  Manufacturing and logistics                                             28,859          26,885          70,348
  Other(4)                                                                (1,197)         (6,829)         (4,079)
                                                                     -----------     -----------     -----------
   Total capital expenditures                                        $   582,559     $   784,925     $   300,637
                                                                     -----------     -----------     -----------

(1) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $3.9 million, $9.0 million and $6.8 million for 2002, 2001 and 2000, respectively.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $10.9 million, $17.3 million and $19.5 million for 2002, 2001 and 2000, respectively.

(3) Includes the elimination of inter-segment manufacturing and logistics sales.

(4) Includes the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

(5) Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to consolidated Income before income taxes, which is a GAAP measure, is provided herein.

(6) Includes $25.3 million and $22.3 million of investments in unconsolidated affiliates accounted for by the equity method for 2002 and 2001, respectively.

(7) Includes $33.3 million and $32.8 million of investments in unconsolidated affiliates accounted for by the equity method for 2002 and 2001, respectively.

The following table sets forth financial information with respect to Nabors operations by geographic area:

                                                                           YEAR ENDED DECEMBER 31,
---------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                           2002          2001          2000

Operating revenues and Earnings from unconsolidated affiliates:
  United States                                                    $1,012,503    $1,859,356    $1,115,899
  Foreign                                                             468,715       368,714       299,044
                                                                   ----------    ----------    ----------
                                                                   $1,481,218    $2,228,070    $1,414,943
                                                                   ----------    ----------    ----------
Property, plant and equipment, net:
  United States                                                    $1,739,182    $1,816,409
  Foreign                                                           1,041,868       616,838
                                                                   ----------    ----------
                                                                   $2,781,050    $2,433,247
                                                                   ----------    ----------
  Goodwill, net:
  United States                                                    $  165,609    $  165,694
  Foreign                                                             141,153        33,354
                                                                   ----------    ----------
                                                                   $  306,762    $  199,048
                                                                   ----------    ----------

20    CONDENSED CONSOLIDATING FINANCIAL INFORMATION

      In connection with the corporate reorganization as discussed in Note 1, Nabors fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware at the effective time of the merger. As discussed in Note 10, Nabors also fully and unconditionally guaranteed the senior notes issued by Nabors Delaware, and Nabors and Nabors Delaware fully and unconditionally guaranteed the senior notes issued by Nabors Holdings in August 2002.

      The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware and Nabors Holdings are not required to be filed with the U.S. Securities and Exchange Commission. The condensed consolidating financial statements present Nabors' and Nabors Delaware's investments in their subsidiaries using the equity method of accounting. Nabors and Nabors Holdings were formed on December 11, 2001 and December 28, 2001, respectively, and as such are not presented for the periods ending prior to those dates.

      The following condensed consolidating financial information presents: condensed consolidating balance sheets as of December 31, 2002 and 2001 and statements of income and cash flows for each of the three years ended December 31, 2002 of (a) Nabors, Parent-Guarantor after June 24, 2002 and Non-Parent/ Non-Guarantor prior to June 24, 2002, (b) Nabors Delaware, issuer of existing debt and the 5.375% senior notes due 2012 and guarantor of the 4.875% senior notes due 2009 issued by Nabors Holdings, (c) Nabors Holdings, issuer of the 4.875% senior notes due 2009, (d) the non-guarantor subsidiaries, (e) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (f) Nabors on a consolidated basis.

CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                 DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       NABORS            NABORS          NABORS
                                                    (PARENT/          DELAWARE         HOLDINGS
                                                   GUARANTOR)    (ISSUER/GUARANTOR)    (ISSUER)

ASSETS
Current assets:
  Cash and cash equivalents                        $    40,127      $        38       $       207
  Marketable securities                                  5,721               --                21
  Accounts receivable, net                                  --               --                --
  Inventory and supplies                                    --               --                --
  Prepaid expenses and other current assets                 --            2,607                --
                                                   -----------      -----------       -----------
   Total current assets                                 45,848            2,645               228
 Marketable securities                                  19,378               --                --
 Property, plant and equipment, net                         --               --                --
 Goodwill, net                                              --               --                --
 Intercompany receivables                            2,009,672        2,158,524               140
 Investments in affiliates                              84,887        1,773,633           221,484
 Other long-term assets                                     --           20,150             1,220
                                                   -----------      -----------       -----------
  TOTAL ASSETS                                     $ 2,159,785      $ 3,954,952       $   223,072
                                                   -----------      -----------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                $        --      $   489,126       $        --
  Trade accounts payable                                     4               23                --
  Accrued liabilities                                      217           10,168             3,930
  Income taxes payable                                     892             (189)               --
                                                   -----------      -----------       -----------
   TOTAL CURRENT LIABILITIES                             1,113          499,128             3,930
 Long-term debt                                             --        1,343,686           223,234
 Other long-term liabilities                                --            3,763                --
 Deferred income taxes                                     152           72,258            (1,560)
 Intercompany payables                                      65               --                --
                                                   -----------      -----------       -----------
  TOTAL LIABILITIES                                      1,330        1,918,835           225,604
                                                   -----------      -----------       -----------
 STOCKHOLDERS' EQUITY                                2,158,455        2,036,117            (2,532)
                                                   -----------      -----------       -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 2,159,785      $ 3,954,952       $   223,072
                                                   -----------      -----------       -----------


                                                                   DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                         OTHER
                                                     SUBSIDIARIES     CONSOLIDATING     CONSOLIDATED
                                                   (NON-GUARANTORS)    ADJUSTMENTS          TOTAL

ASSETS
Current assets:
  Cash and cash equivalents                           $   373,679      $        --       $   414,051
  Marketable securities                                   451,858               --           457,600
  Accounts receivable, net                                277,735               --           277,735
  Inventory and supplies                                   20,524               --            20,524
  Prepaid expenses and other current assets               197,391               --           199,998
                                                      -----------      -----------       -----------
   TOTAL CURRENT ASSETS                                 1,321,187               --         1,369,908
 Marketable securities                                    439,770               --           459,148
 Property, plant and equipment, net                     2,781,050               --         2,781,050
 Goodwill, net                                            306,762               --           306,762
 Intercompany receivables                                      --       (4,168,336)               --
 Investments in affiliates                              2,092,224       (4,113,589)           58,639
 Other long-term assets                                    66,995               --            88,365
                                                      -----------      -----------       -----------
  TOTAL ASSETS                                        $ 7,007,988      $(8,281,925)      $ 5,063,872
                                                      -----------      -----------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                   $     3,859      $        --       $   492,985
  Trade accounts payable                                  109,136               --           109,163
  Accrued liabilities                                     119,091               --           133,406
  Income taxes payable                                     15,197               --            15,900
                                                      -----------      -----------       -----------
   TOTAL CURRENT LIABILITIES                              247,283               --           751,454
 Long-term debt                                            47,736               --         1,614,656
 Other long-term liabilities                              133,490               --           137,253
 Deferred income taxes                                    331,204               --           402,054
 Intercompany payables                                  4,168,271       (4,168,336)               --
                                                      -----------      -----------       -----------
  TOTAL LIABILITIES                                     4,927,984       (4,168,336)        2,905,417
                                                      -----------      -----------       -----------
 STOCKHOLDERS' EQUITY                                   2,080,004       (4,113,589)        2,158,455
                                                      -----------      -----------       -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 7,007,988      $(8,281,925)      $ 5,063,872
                                                      -----------      -----------       -----------

                                                                    DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                          NABORS            NABORS          NABORS
                                                       (PARENT/          DELAWARE         HOLDINGS
                                                      GUARANTOR)    (ISSUER/GUARANTOR)    (ISSUER)

ASSETS
Current assets:
  Cash and cash equivalents                           $        --      $     2,201       $        --
  Marketable securities                                        --               --                --
  Accounts receivable, net                                     --               --                --
  Inventory and supplies                                       --               --                --
  Prepaid expenses and other current assets                    --              417                --
                                                      -----------      -----------       -----------
   TOTAL CURRENT ASSETS                                        --            2,618                --
 Marketable securities                                         --               --                --
 Property, plant and equipment, net                            --               --                --
 Goodwill, net                                                 --               --                --
 Intercompany receivables                                      --        1,931,893                12
 Investments in affiliates                                     13        1,467,127                --
 Other long-term assets                                        --           13,574                --
                                                      -----------      -----------       -----------
   TOTAL ASSETS                                       $        13      $ 3,415,212       $        12
                                                      -----------      -----------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                   $        --      $        --       $        --
  Trade accounts payable                                       --               23                --
  Accrued liabilities                                          --            4,372                --
  Income taxes payable                                         --             (189)               --
                                                      -----------      -----------       -----------
   TOTAL CURRENT LIABILITIES                                   --            4,206                --
 Long-term debt                                                --        1,523,915                --
 Other long-term liabilities                                   --               --                --
 Deferred income taxes                                         --           29,225                --
 Intercompany payables                                          1               --                --
                                                      -----------      -----------       -----------
   TOTAL LIABILITIES                                            1        1,557,346                --
                                                      -----------      -----------       -----------
 STOCKHOLDERS' EQUITY                                          12        1,857,866                12
                                                      -----------      -----------       -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $        13      $ 3,415,212       $        12
                                                      -----------      -----------       -----------


                                                                    DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                         OTHER
                                                     SUBSIDIARIES     CONSOLIDATING     CONSOLIDATED
                                                   (NON-GUARANTORS)    ADJUSTMENTS          TOTAL

ASSETS
Current assets:
  Cash and cash equivalents                           $   196,242      $        --       $   198,443
  Marketable securities                                   343,169               --           343,169
  Accounts receivable, net                                361,086               --           361,086
  Inventory and supplies                                   18,515               --            18,515
  Prepaid expenses and other current assets               109,316               --           109,733
                                                      -----------      -----------       -----------
   TOTAL CURRENT ASSETS                                 1,028,328               --         1,030,946
 Marketable securities                                    377,025               --           377,025
 Property, plant and equipment, net                     2,433,247               --         2,433,247
 Goodwill, net                                            199,048               --           199,048
 Intercompany receivables                                      --       (1,931,905)               --
 Investments in affiliates                                 55,141       (1,467,140)           55,141
 Other long-term assets                                    42,934               --            56,508
                                                      -----------      -----------       -----------
   TOTAL ASSETS                                       $ 4,135,723      $(3,399,045)      $ 4,151,915
                                                      -----------      -----------       -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                   $     2,510      $        --       $     2,510
  Trade accounts payable                                  131,798               --           131,821
  Accrued liabilities                                     163,650               --           168,022
  Income taxes payable                                     27,966               --            27,777
                                                      -----------      -----------       -----------
   TOTAL CURRENT LIABILITIES                              325,924               --           330,130
 Long-term debt                                            43,701               --         1,567,616
 Other long-term liabilities                              110,902               --           110,902
 Deferred income taxes                                    256,176               --           285,401
 Intercompany payables                                  1,931,904       (1,931,905)               --
                                                      -----------      -----------       -----------
   TOTAL LIABILITIES                                    2,668,607       (1,931,905)        2,294,049
                                                      -----------      -----------       -----------
 STOCKHOLDERS' EQUITY                                   1,467,116       (1,467,140)        1,857,866
                                                      -----------      -----------       -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 4,135,723      $(3,399,045)      $ 4,151,915
                                                      -----------      -----------       -----------

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

                                                           YEAR ENDED DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       NABORS            NABORS           NABORS
                                                    (PARENT/          DELAWARE         HOLDINGS
                                                   GUARANTOR)    (ISSUER/GUARANTOR)    (ISSUER)

REVENUES AND OTHER INCOME:
  Operating revenues                               $        --      $        --       $        --
  Earnings from unconsolidated affiliates                   --               --                --
  Earnings from consolidated affiliates                 18,159           89,947                --
  Interest income                                           48               49                --
  Intercompany interest income                         101,436           54,326                --
  Other (expense) income, net                            3,469           (6,191)               --
                                                   -----------      -----------       -----------
   Total revenues and other income                     123,112          138,131                --
                                                   -----------      -----------       -----------
Costs and other deductions:
  Direct costs                                              --               --                --
  General and administrative expenses                      579              483                 2
  Depreciation and amortization                             --               --                --
  Interest expense                                          --           60,206             4,102
  Intercompany interest expense                             --               --                --
                                                   -----------      -----------       -----------
   Total costs and other deductions                        579           60,689             4,104
                                                   -----------      -----------       -----------
Income (loss) before income taxes                      122,533           77,442            (4,104)
                                                   -----------      -----------       -----------
Income tax expense (benefit)                             1,044           (4,627)           (1,560)
                                                   -----------      -----------       -----------
NET INCOME (LOSS)                                  $   121,489      $    82,069       $    (2,544)
                                                   -----------      -----------       -----------


                                                              YEAR ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                          OTHER
                                                     SUBSIDIARIES     CONSOLIDATING     CONSOLIDATED
                                                   (NON-GUARANTORS)    ADJUSTMENTS          TOTAL

REVENUES AND OTHER INCOME:
  Operating revenues                                  $ 1,466,443      $        --       $ 1,466,443
  Earnings from unconsolidated affiliates                  14,775               --            14,775
  Earnings from consolidated affiliates                    79,525         (187,631)               --
  Interest income                                          33,989               --            34,086
  Intercompany interest income                                 --         (155,762)               --
  Other (expense) income, net                               6,430               --             3,708
                                                      -----------      -----------       -----------
   Total revenues and other income                      1,601,162         (343,393)        1,519,012
                                                      -----------      -----------       -----------
Costs and other deductions:
  Direct costs                                            973,910               --           973,910
  General and administrative expenses                     140,831               --           141,895
  Depreciation and amortization                           195,365               --           195,365
  Interest expense                                          2,760               --            67,068
  Intercompany interest expense                           155,762         (155,762)               --
                                                      -----------      -----------       -----------
   Total costs and other deductions                     1,468,628         (155,762)        1,378,238
                                                      -----------      -----------       -----------
Income (loss) before income taxes                         132,534         (187,631)          140,774
                                                      -----------      -----------       -----------
Income tax expense (benefit)                               24,428               --            19,285
                                                      -----------      -----------       -----------
NET INCOME (LOSS)                                     $   108,106      $  (187,631)      $   121,489
                                                      -----------      -----------       -----------

                                                            YEAR ENDED DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                        NABORS          NABORS            NABORS
                                                     (PARENT/        DELAWARE          HOLDINGS
                                                    GUARANTOR)   (ISSUER/GUARANTOR)    (ISSUER)

REVENUES AND OTHER INCOME:
  Operating revenues                               $        --      $        --       $        --
  Earnings from unconsolidated affiliates                   --               --                --
  Earnings from consolidated affiliates                     --          336,851                --
  Interest income                                           --               53                --
  Intercompany interest income                              --           77,211                --
  Other income, net                                         --           14,301                --
                                                   -----------      -----------       -----------
   Total revenues and other income                          --          428,416                --
                                                   -----------      -----------       -----------
Costs and other deductions:
  Direct costs                                              --               --                --
  General and administrative expenses                       --              482                --
  Depreciation and amortization                             --               --                --
  Interest expense                                          --           58,386                --
  Intercompany interest expense                             --               --                --
                                                   -----------      -----------       -----------
   Total costs and other deductions                         --           58,868                --
                                                   -----------      -----------       -----------
Income before income taxes                                  --          369,548                --
                                                   -----------      -----------       -----------
Income tax expense                                          --           12,098                --
                                                   -----------      -----------       -----------
NET INCOME                                         $        --      $   357,450       $        --
                                                   -----------      -----------       -----------


                                                            YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       OTHER
                                                  SUBSIDIARIES      CONSOLIDATING     CONSOLIDATED
                                                (NON-GUARANTORS)     ADJUSTMENTS          TOTAL

REVENUES AND OTHER INCOME:
  Operating revenues                                $ 2,201,736      $        --       $ 2,201,736
  Earnings from unconsolidated affiliates                26,334               --            26,334
  Earnings from consolidated affiliates                      --         (336,851)               --
  Interest income                                        53,920               --            53,973
  Intercompany interest income                               --          (77,211)               --
  Other income, net                                      14,349               --            28,650
                                                    -----------      -----------       -----------
   Total revenues and other income                    2,296,339         (414,062)        2,310,693
                                                    -----------      -----------       -----------
Costs and other deductions:
  Direct costs                                        1,366,967               --         1,366,967
  General and administrative expenses                   135,014               --           135,496
  Depreciation and amortization                         189,896               --           189,896
  Interest expense                                        2,336               --            60,722
  Intercompany interest expense                          77,211          (77,211)               --
                                                    -----------      -----------       -----------
   Total costs and other deductions                   1,771,424          (77,211)        1,753,081
                                                    -----------      -----------       -----------
Income before income taxes                              524,915         (336,851)          557,612
                                                    -----------      -----------       -----------
Income tax expense                                      188,064               --           200,162
                                                    -----------      -----------       -----------
NET INCOME                                          $   336,851      $  (336,851)      $   357,450
                                                    -----------      -----------       -----------


                                                                    YEAR ENDED DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                     NABORS              OTHER
                                                  DELAWARE          SUBSIDIARIES      CONSOLIDATING      CONSOLIDATED
                                             (ISSUER/GUARANTOR)   (NON-GUARANTORS)     ADJUSTMENTS           TOTAL

REVENUES AND OTHER INCOME:
  Operating revenues                             $        --        $ 1,388,660        $        --        $ 1,388,660
  Earnings from unconsolidated affiliates                 --             26,283                 --             26,283
  Earnings from consolidated affiliates              115,908                 --           (115,908)                --
  Interest income                                         87             20,494                 --             20,581
  Intercompany interest income                        64,618                 --            (64,618)                --
  Other income, net                                       69             27,088                 --             27,157
                                                 -----------        -----------        -----------        -----------
   Total revenues and other income                   180,682          1,462,525           (180,526)         1,462,681
                                                 -----------        -----------        -----------        -----------
Costs and other deductions:
  Direct costs                                            --            938,651                 --            938,651
  General and administrative expenses                    493            106,011                 --            106,504
  Depreciation and amortization                           --            152,413                 --            152,413
  Interest expense                                    30,236              5,134                 --             35,370
  Intercompany interest expense                           --             64,618            (64,618)                --
                                                 -----------        -----------        -----------        -----------
   Total costs and other deductions                   30,729          1,266,827            (64,618)         1,232,938
                                                 -----------        -----------        -----------        -----------
Income before income taxes                           149,953            195,698           (115,908)           229,743
                                                 -----------        -----------        -----------        -----------
Income tax expense                                    12,597             79,790                 --             92,387
                                                 -----------        -----------        -----------        -----------
NET INCOME                                       $   137,356        $   115,908        $  (115,908)       $   137,356
                                                 -----------        -----------        -----------        -----------

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31, 2002
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  NABORS             NABORS           NABORS
                                                               (PARENT/           DELAWARE         HOLDINGS
                                                              GUARANTOR)     (ISSUER/GUARANTOR)    (ISSUER)

NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES          $    78,235       $  (193,818)      $      (128)
                                                              -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities, available-for-sale          (25,055)               --               (21)
  Sales of marketable securities, available-for-sale                   --                --                --
  Investments in consolidated affiliates                          (15,089)               --          (221,484)
  Cash paid for acquisitions of businesses, net                        --                --                --
  Capital expenditures                                                 --                --                --
  Cash paid for other current assets                                   --                --                --
  Proceeds from sales of assets and insurance claims                   --                --                --
                                                              -----------       -----------       -----------
NET CASH USED FOR INVESTING ACTIVITIES                            (40,144)               --          (221,505)
                                                              -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in restricted cash                                          --                --                --
  Decrease in short-term borrowings                                    --                --                --
  Proceeds from long-term debt                                         --           272,765           223,139
  Reduction of long-term debt                                          --            (5,047)               --
  Debt issuance costs                                                  --            (1,634)           (1,311)
  Payments related to cash flow hedges                                 --            (1,494)               --
  Proceeds from issuance of common shares                           4,522             8,328                --
  Proceeds from parent contributions                                   --                --                12
  Repurchase of common shares                                      (2,486)               --                --
  Dividends paid                                                       --           (81,263)               --
                                                              -----------       -----------       -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           2,036           191,655           221,840
                                                              -----------       -----------       -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                                  --                --                --
                                                              -----------       -----------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               40,127            (2,163)              207
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         --             2,201                --
                                                              -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $    40,127       $        38       $       207
                                                              -----------       -----------       -----------


                                                                        YEAR ENDED DECEMBER 31, 2002
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                    OTHER
                                                               SUBSIDIARIES      CONSOLIDATING     CONSOLIDATED
                                                             (NON-GUARANTORS)     ADJUSTMENTS          TOTAL

NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES            $   569,419       $   (81,263)      $   372,445
                                                                -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities, available-for-sale           (720,307)               --          (745,383)
  Sales of marketable securities, available-for-sale                542,133                --           542,133
  Investments in consolidated affiliates                                (24)          236,597                --
  Cash paid for acquisitions of businesses, net                    (135,652)               --          (135,652)
  Capital expenditures                                             (316,763)               --          (316,763)
  Cash paid for other current assets                                 (8,725)               --            (8,725)
  Proceeds from sales of assets and insurance claims                 34,877                --            34,877
                                                                -----------       -----------       -----------
NET CASH USED FOR INVESTING ACTIVITIES                             (604,461)          236,597          (629,513)
                                                                -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in restricted cash                                           210                --               210
  Decrease in short-term borrowings                                    (844)               --              (844)
  Proceeds from long-term debt                                           --                --           495,904
  Reduction of long-term debt                                       (25,784)               --           (30,831)
  Debt issuance costs                                                    --                --            (2,945)
  Payments related to cash flow hedges                                   --                --            (1,494)
  Proceeds from issuance of common shares                                --                --            12,850
  Proceeds from parent contributions                                236,585          (236,597)               --
  Repurchase of common shares                                            --                --            (2,486)
  Dividends paid                                                         --            81,263                --
                                                                -----------       -----------       -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                           210,167          (155,334)          470,364
                                                              -----------       -----------       -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                                 2,312                --             2,312
                                                                -----------       -----------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                177,437                --           215,608
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                      196,242                --           198,443
                                                                -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $   373,679       $        --       $   414,051
                                                                -----------       -----------       -----------


                                                                       YEAR ENDED DECEMBER 31, 2001
------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  NABORS            NABORS           NABORS
                                                               (PARENT/          DELAWARE         HOLDINGS
                                                              GUARANTOR)    (ISSUER/GUARANTOR)    (ISSUER)

NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES          $        --      $  (447,834)      $        --
                                                              -----------      -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities, available-for-sale               --               --                --
  Sales of marketable securities, available-for-sale                   --               --                --
  Cash paid for acquisition of businesses, net                         --               --                --
  Capital expenditures                                                 --               --                --
  Proceeds from sales of assets and insurance claims                   --               --                --
                                                              -----------      -----------       -----------
NET CASH USED FOR INVESTING ACTIVITIES                                 --               --                --
                                                              -----------      -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in restricted cash                                          --               --                --
  Proceeds from long-term debt                                         --          840,338                --
  Reduction of long-term debt                                          --         (139,798)               --
  Debt issuance costs                                                  --          (12,879)               --
  Proceeds from issuance of common shares                              --            8,219                --
  Repurchase of common shares                                          --         (247,963)               --
                                                              -----------      -----------       -----------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                   --          447,917                --
                                                              -----------      -----------       -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                                 --               --                --
                                                              -----------      -----------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                              --               83                --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         --            2,118                --
                                                              -----------      -----------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $        --      $     2,201       $        --
                                                              -----------      -----------       -----------

                                                                         YEAR ENDED DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                     OTHER
                                                                SUBSIDIARIES      CONSOLIDATING    CONSOLIDATED
                                                              (NON-GUARANTORS)     ADJUSTMENTS         TOTAL

NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES             $ 1,142,919       $        --      $   695,085
                                                                 -----------       -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities, available-for-sale            (804,067)               --         (804,067)
  Sales of marketable securities, available-for-sale                 431,498                --          431,498
  Cash paid for acquisition of businesses, net                       (66,352)               --          (66,352)
  Capital expenditures                                              (701,156)               --         (701,156)
  Proceeds from sales of assets and insurance claims                  15,067                --           15,067
                                                                 -----------       -----------      -----------
NET CASH USED FOR INVESTING ACTIVITIES                            (1,125,010)               --       (1,125,010)
                                                                 -----------       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in restricted cash                                            692                --              692
  Proceeds from long-term debt                                            --                --          840,338
  Reduction of long-term debt                                        (16,203)               --         (156,001)
  Debt issuance costs                                                     --                --          (12,879)
  Proceeds from issuance of common shares                                 --                --            8,219
  Repurchase of common shares                                             --                --         (247,963)
                                                                 -----------       -----------      -----------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES                 (15,511)               --          432,406
                                                                 -----------       -----------      -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                                (1,350)               --           (1,350)
                                                                 -----------       -----------      -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                              1,048                --            1,131
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       195,194                --          197,312
                                                                 -----------       -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                         $   196,242       $        --      $   198,443
                                                                 -----------       -----------      -----------

                                                                                YEAR ENDED DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                   NABORS             OTHER
                                                                DELAWARE         SUBSIDIARIES      CONSOLIDATING    CONSOLIDATED
                                                           (ISSUER/GUARANTOR)   (NON-GUARANTORS)    ADJUSTMENTS        TOTAL

NET CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES          $  (597,524)        $   816,972       $        --      $   219,448
                                                              -----------         -----------       -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities, available-for-sale               --            (325,286)               --         (325,286)
  Sales of marketable securities, available-for-sale                   --              42,450                --           42,450
  Capital expenditures                                                 --            (300,637)               --         (300,637)
  Proceeds from sales of assets and insurance claims                   --               7,523                --            7,523
                                                              -----------         -----------       -----------      -----------
NET CASH USED FOR INVESTING ACTIVITIES                                 --            (575,950)               --         (575,950)
                                                              -----------         -----------       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in restricted cash                                          --               1,634                --            1,634
  Proceeds from long-term debt                                    501,941                  --                --          501,941
  Reduction of long-term debt                                     (25,625)           (110,809)               --         (136,434)
  Debt issuance costs                                              (6,810)                 --                --           (6,810)
  Proceeds from issuance of common shares                         112,979                  --                --          112,979
                                                              -----------         -----------       -----------      -----------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES              582,485            (109,175)               --          473,310
                                                              -----------         -----------       -----------      -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                                  --                 (76)               --              (76)
                                                              -----------         -----------       -----------      -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS              (15,039)            131,771                --          116,732
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     17,157              63,423                --           80,580
                                                              -----------         -----------       -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                      $     2,118         $   195,194       $        --      $   197,312
                                                              -----------         -----------       -----------      -----------

21    SUBSEQUENT EVENTS

      On February 21, 2003, we issued a Notice of Redemption to the holders of our 8.625% senior subordinated notes due April 2008 for redemption of the notes and all associated guarantees on April 1, 2003. The redemption price will be $1,043.13 per $1,000 principal amount of the notes together with accrued and unpaid interest to the date of redemption. We estimate that the total redemption price will be $45.2 million and will require the recognition of a pretax loss of approximately $.9 million, resulting from the redemption of the notes at prices higher than their carrying value on April 1, 2003.

      On March 18, 2003, the United States District Court for the Southern District of Texas granted our motion to dismiss complaints filed by three of our shareholders (Note 15) and dismissed all claims with prejudice. We are unable to predict whether an appeal will be filed.

                             CORPORATE INFORMATION

           {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}CORPORATE ADDRESS

CORPORATE ADDRESS
Nabors Industries Ltd.
2nd Floor International Trading Center
Warrens
P.O. Box 905E
St. Michaels, Barbados
Telephone: (246) 421-9471
Fax: (246) 421-9472

FORM 10-K
Copies may be obtained at no charge by writing to our Corporate Secretary at Nabors' corporate office.

TRANSFER AGENT
EquiServe
P.O. Box 43069
Providence, Rhode Island 02940-3069

INVESTOR CONTACT
Dennis A. Smith
Director of Corporate Development

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
Houston, Texas

PRICE OF COMMON STOCK

      As of December 31, 2002, there were 144,964,668 shares of common stock outstanding held by 2,340 holders of record.

      The common stock is listed on the American Stock Exchange under the symbol "NBR". The following table sets forth the reported high and low sales prices of the common stock on the Composite Tape for the calendar quarters indicated.

                                                            STOCK          PRICE
--------------------------------------------------------------------------------
CALENDAR YEAR                                               HIGH            LOW

2000    First quarter                                      $40.56         $28.13
        Second quarter                                      44.25          34.00
        Third quarter                                       53.81          38.56
        Fourth quarter                                      60.47          40.50
--------------------------------------------------------------------------------
2001    First quarter                                       62.51          51.00
        Second quarter                                      60.41          37.20
        Third quarter                                       36.65          18.66
        Fourth quarter                                      35.73          20.66
--------------------------------------------------------------------------------
2002    First quarter                                       42.88          27.05
        Second quarter                                      48.70          35.30
        Third quarter                                       36.50          26.52
        Fourth quarter                                      38.86          30.60
--------------------------------------------------------------------------------

                             OFFICERS AND DIRECTORS

                   {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

OFFICERS

EUGENE M. ISENBERG
Chairman and Chief Executive Officer

ANTHONY G. PETRELLO
President and Chief Operating Officer

DANIEL MCLACHLIN
Vice President - Administration and Corporate Secretary

BRUCE P. KOCH
Vice President and Chief Financial Officer

DIRECTORS

EUGENE M. ISENBERG
Chairman and Chief Executive Officer,
Nabors Industries Ltd.

ANTHONY G. PETRELLO
President and Chief Operating Officer,
Nabors Industries Ltd.

JAMES L. PAYNE
Chairman, Chief Executive Officer and President,
Nuevo Energy Company

HANS W. SCHMIDT
Former Director,
Deutag Drilling

MYRON M. SHEINFELD
Senior Counsel,
Akin, Gump, Straus, Hauer & Feld, L.L.P.

RICHARD F. SYRON
Executive Chairman,
Thermo Electron Corporation

JACK WEXLER
International Business Consultant

MARTIN J. WHITMAN
Director,
Danielson Holding Corporation

Chairman,
Third Avenue Trust

              PRINCIPAL OPERATING SUBSIDIARIES AND LEAD EXECUTIVES

NABORS ALASKA DRILLING, INC.
Anchorage, Alaska
James Denney

NABORS CANADA L.P.
Calgary, Alberta
Duane A. Mather

NABORS DRILLING USA, LP
PEAK USA ENERGY SERVICES, LTD.
Houston, Texas
Larry P. Heidt

POOL WELL SERVICES CO. AND
POOL COMPANY TEXAS, LTD.
Houston, Texas
Nicholas Petronio

RYAN ENERGY TECHNOLOGIES
Calgary, Alberta
Richard Ryan

NABORS MANAGEMENT LTD.
NABORS DRILLING INTERNATIONAL LIMITED
SUNDOWNER OFFSHORE INTERNATIONAL
  (BERMUDA) LIMITED
Hamilton, Bermuda
Siegfried Meissner

NABORS OFFSHORE CORPORATION
Houston, Texas
Jerry C. Shanklin

CANRIG DRILLING TECHNOLOGY LTD.
Magnolia, Texas
Christopher P. Papouras

EPOCH WELL SERVICES, INC.
Houston, Texas
Christopher P. Papouras

PEAK OILFIELD SERVICE COMPANY
Anchorage, Alaska
Michael R. O' Connor

SEA MAR, A DIVISION OF POOL WELL SERVICES CO.
Houston, Texas
Van Dewitt