Form 10-K, Exhibit 13
period 2003-12-31
NABORS INDUSTRIES LTD
filed 2004-03-15
CIK 1163739

                                                                      EXHIBIT 13

                                (BEAUTY PICTURE)


the BEAUTY
of our
Composition


NABORS INDUSTRIES
2003 ANNUAL REPORT

                                 (DOT PICTURE)
                            our many options create
                                  a canvas of

                                  opportunity

1  a Study of Supply on Demand

2  the Scale of our Footprint

3  a Well-Oiled Machine

4  a More Balanced Sheet

                                    nbr {01}

1 the BEAUTY of our Composition

                                (FAUCET PICTURE)


                                  nbr {02-03}

An available inventory of premium rigs in a variety of styles and sizes is readily translatable from one market to another, ensuring that Nabors can respond rapidly to customer demand at an advantageous cost.

                                   ON DEMAND

2 the BEAUTY of our Composition


                       the SCALE of our global footprint



Years of operating in more than 50 countries has resulted in a global infrastructure of facilities and personnel and a level of local know-how that makes responding to worldwide customer demand not only possible but predictable.

                                  nbr {04-05}

                           (GLOBAL FOOTPRINT PICTURE)
a WELL-OILED machine

The breadth of our experience in every geographic area and an organization saturated with technical, operational, logistical and financial expertise gives Nabors a significant competitive advantage and provides a springboard from which to add to a growing track record of success.

                    (PICTURE OF TWO MEN LOOKING AT A MOSAIC
                  OF A PICTURE OF TOP DRIVES AND A RIG FLOOR)

3 the BEAUTY of our Composition


                           (MOSAIC OF A PICTURE OF A
                                WORKER ON A RIG)


                                  nbr {06-07}

4 the BEAUTY of our Composition


                                (PENCIL PICTURE)


                                  nbr {08-09}
                                     a more

                                       B
                                       A
                                       L
                                       A
                                       N
                                       C
                                       E
                                       D

                                       S
                                       H
                                       E
                                       E
                                       T

Recent growth in our Canadian and international markets along with improvements in our cost of capital, tax rate and diluted share count have given Nabors higher and more sustainable earnings potential than we previously enjoyed at significantly lower levels of U.S. activity.

                              FINANCIAL HIGHLIGHTS

                    Nabors Industries Ltd. and Subsidiaries

Operating Data

                                                                                         TWELVE
                                                                                         MONTHS
                                                                                         ENDED
                                                                                       DECEMBER 31,
                                          YEAR ENDED DECEMBER 31,                      (UNAUDITED)        YEAR ENDED SEPTEMBER 30,
                       -----------------------------------------------------------     ------------    ---------------------------
(IN THOUSANDS,
EXCEPT PER SHARE          2003            2002           2001             2000            1999           1998             1997
AMOUNTS AND RATIO
DATA)
Operating revenues
  and Earnings
  from unconsoli-
  dated affiliates     $ 1,890,186     $ 1,481,218     $ 2,228,070     $ 1,414,943     $   670,186     $ 1,007,864     $ 1,115,032
Depreciation and
  amortization,
  and depletion            235,127         195,365         189,896         152,413          99,893          84,949          72,350
Net income                 192,228         121,489         357,450         137,356          27,704         124,988         136,020
Earnings per
  diluted share        $      1.25     $       .81     $      2.24     $       .90     $       .23     $      1.16     $      1.24
Weighted average
  number of
  diluted com-
  mon shares
  outstanding              156,897         149,997         168,790         152,417         120,449         112,555         113,793
Capital expendi-
  tures and
  acquisitions
  of businesses        $   357,393     $   702,843     $   803,241     $   334,279     $   837,732     $   315,057     $   381,196
Interest
  coverage ratio           6.8 : 1         6.0 : 1        13.3 : 1        11.8 : 1         5.8 : 1        19.4 : 1        18.3 : 1




                                   YEAR ENDED SEPTEMBER 30,
                       -------------------------------------------
(IN THOUSANDS,
EXCEPT PER SHARE           1997            1996              1995
AMOUNTS AND RATIO
DATA)
Operating revenues
  and Earnings
  from unconsoli-
  dated affiliates     $ 1,029,303     $   719,743     $   572,788
Depreciation and
  amortization,
  and depletion             66,391          46,117          31,042
Net income                 114,808          70,500          51,104
Earnings per
  diluted share        $      1.08     $       .75     $       .57
Weighted average
  number of
  diluted com-
  mon shares
  outstanding              111,975          93,752          89,655
Capital expendi-
  tures and
  acquisitions
  of businesses        $   399,895     $   177,925     $   144,560
Interest
  coverage ratio          16.1 : 1        11.7 : 1        12.8 : 1


                                  nbr {10-11}

Balance Sheet Data



                                                           AS OF DECEMBER 31,
                     -------------------------------------------------------------------------------------------------
(IN THOUSANDS,            2003             2002            2001              2000             1999            1998
EXCEPT RATIO DATA)
Cash and cash
  equivalents,
  and short-term
  and long-term
  marketable
  securities         $  1,532,090     $  1,330,799     $    918,637     $    550,953     $    111,666     $     47,340
Working capital           917,274          618,454          700,816          524,437          195,817           36,822
Property, plant
  and equip-
  ment, net             2,990,792        2,801,067        2,451,386        1,835,039        1,678,664        1,127,154
Total assets            5,602,692        5,063,872        4,151,915        3,136,868        2,398,003        1,465,907
Long-term debt          1,985,553        1,614,656        1,567,616          854,777          482,600          217,034
Shareholders'
  equity             $  2,490,275     $  2,158,455     $  1,857,866     $  1,806,468     $  1,470,074     $    867,469
Funded debt to
  capital ratio:
  Gross                  0.48 : 1         0.49 : 1         0.46 : 1         0.32 : 1         0.25 : 1         0.26 : 1
  Net                    0.23 : 1         0.26 : 1         0.26 : 1         0.15 : 1         0.20 : 1         0.17 : 1


                         AS OF
                      DECEMBER 31,
                      (UNAUDITED)                AS OF SEPTEMBER 30,
                     ------------     ----------------------------------------------
(IN THOUSANDS,            1997            1997              1996              1995
EXCEPT RATIO DATA)
Cash and cash
  equivalents,
  and short-term
  and long-term
  marketable
  securities         $     42,135     $     53,323     $    115,866     $     24,979
Working capital            62,571           70,872          172,091           33,892
Property, plant
  and equip-
  ment, net               923,402          861,393          511,203          393,464
Total assets            1,281,306        1,234,232          871,274          593,272
Long-term debt            226,299          229,507          229,504           51,478
Shareholders'
  equity             $    767,340     $    727,843     $    457,822     $    368,750
Funded debt to
  capital ratio:
  Gross                  0.27 : 1         0.27 : 1         0.35 : 1         0.20 : 1
  Net                    0.20 : 1         0.20 : 1         0.21 : 1         0.09 : 1




Geographic Distribution of Revenues and Assets




                                                     YEAR ENDED DECEMBER 31,
                     -------------------------------------------------------------------------------------------------
(IN THOUSANDS)            2003            2002             2001              2000            1999              1998

Operating
  revenues and
  Earnings from
  unconsolidated
  affiliates:
  United States      $  1,152,272     $  1,012,503     $  1,859,356     $  1,115,899     $    448,478     $    706,046
  Foreign                 737,914          468,715          368,714          299,044          221,708          301,818
                     ------------     ------------     ------------     ------------     ------------     ------------
                     $  1,890,186     $  1,481,218     $  2,228,070     $  1,414,943     $    670,186     $  1,007,864
                     ------------     ------------     ------------     ------------     ------------     ------------

                       TWELVE
                     MONTHS ENDED
                     DECEMBER 31,
                     (UNAUDITED)                YEAR ENDED SEPTEMBER 30,
                     ------------     ----------------------------------------------
(IN THOUSANDS)           1997            1997              1996              1995
Operating
  revenues and
  Earnings from
  unconsolidated
  affiliates:
  United States          867,999     $    797,319     $    503,622     $    383,376
  Foreign                247,033          231,984          216,121          189,412
                      ----------     ------------     ------------     ------------
                      $1,115,032     $  1,029,303     $    719,743     $    572,788
                      ----------     ------------     ------------     ------------


                                                                                                                      AS OF
                                                                                                                    DECEMBER 31,
                                                        AS OF DECEMBER 31,                                          (UNAUDITED)
                    -------------------------------------------------------------------------------------------     -----------
(IN THOUSANDS)          2003            2002            2001            2000            1999           1998             1997
Total assets:
  United States     $ 2,373,210     $ 3,569,657     $ 3,282,429     $ 2,649,923     $ 1,917,751     $ 1,068,193     $   958,026
  Foreign             3,229,482       1,494,215         869,486         486,945         480,252         397,714         323,280
                    -----------     -----------     -----------     -----------     -----------     -----------     -----------
                    $ 5,602,692     $ 5,063,872     $ 4,151,915     $ 3,136,868     $ 2,398,003     $ 1,465,907     $ 1,281,306
                    -----------     -----------     -----------     -----------     -----------     -----------     -----------



                                AS OF SEPTEMBER 30,
                     -------------------------------------------
(IN THOUSANDS)          1997             1996             1995

Total assets:
  United States      $   897,453     $   593,014     $   348,248
  Foreign                336,779         278,260         245,024
                     -----------     -----------     -----------
                     $ 1,234,232     $   871,274     $   593,272
                     -----------     -----------     -----------

                         the BEAUTY of our Composition
(FAUCET PICTURE)

SUPPLY on demand


o Nabors has systematically assembled a fleet of premium rigs in virtually every size, depth and style, allowing the company to meet customer demand wherever it occurs.


                           Worldwide Rig Availability

                                224 Working 308
      (GRAPH)                                                      (GRAPH)
                               330 Available 229

                                94 Inventory 102
       2002                                                         2003

o Nabors maintains the industry's largest inventory of major rig components, allowing the activation, modification or repair of rigs for any application quickly and at minimum incremental cost.

o Nabors has the worldwide manufacturing capability to configure rigs to customer specifications from existing inventory, delivering even highly-specialized rigs economically and in minimal time.

o A continuous upgrade program has improved the marketability of Nabors rigs, keeping them at the forefront of advancements in rig efficiency and economy.

                           (GLOBAL FOOTPRINT PICTURE)

                        the SCALE of our global footprint

o With an operating history in approximately 50 countries, Nabors has built a worldwide support infrastructure that facilitates the pursuit of opportunities in any market.

         954      LAND WORKOVER RIGS

         575      LAND DRILLING RIGS

         45       PLATFORMS

         31       MARINE VESSELS

         16       JACK-UPS

         3        BARGE RIGS

         *        TOP DRIVE MANUFACTURING

         *        DRILLING INSTRUMENTATION SYSTEMS

         *        OILFIELD SERVICES

o Nabors can add, modify or upgrade rigs at multiple facilities worldwide, allowing the Company to quickly add incremental capacity in any geographic region.

o Nabors' success internationally is the result of developing a critical mass infrastructure, extensions of which can easily be added to support expansion into new markets.

o Nabors is continually recruiting and training local nationals within the countries in which we operate - in the process reducing our cost of doing business while contributing significantly to the local economy.


                                  nbr {12-13}
                          the BEAUTY of our Composition

                             (PICTURE OF A WORKER)

                              a WELL-OILED machine


o Nabors has always placed a high priority on recruiting and retaining qualified people at every level of the organization and in every country in which we operate.

o An emphasis on training and a commitment to safety have resulted in consistently excellent performance by Nabors rigs and crews, establishing the Company as the world's premiere drilling contractor.

                        (GRAPH OF OSHA RECORDABLE RATE)

o An emphasis on developing or acquiring important new technologies and applying them appropriately has kept Nabors on the cutting edge of drilling achievement.

o Nabors' financial acumen and opportunistic culture have resulted in a growth strategy that has been consistently successful in virtually any market conditions.

                                (PENCIL PICTURE)

                              a more BALANCED sheet

o Increased contributions from our Canadian and International operations, which collectively now approximate 65 percent of our adjusted income from operating activities, have given Nabors a more balanced operating line that was once dominated by U.S. land drilling activity.

o Timely refinancing has steadily reduced the cost of capital for Nabors, with our most recent transaction trimming 8.1 million shares from our diluted share count and funding an April 2004 redemption, which will save $20 million in annualized interest.

o Nabors continues to benefit from our decision to reorganize as a Bermuda company, which has facilitated growth in our international businesses, improved access to foreign capital markets, lowered our effective worldwide tax rate and contributed to the employment of over 2,000 U.S. citizens.

o While Nabors' capital structure, total assets and shareholder equity continue to improve, a stronger-than-ever cash position provides the flexibility to capitalize on prospective opportunities.

                                    creating
                      a company of aesthetic and intrinsic

                                (VALUE PICTURE)
                                     value

                                  nbr {14-15}

                             LETTER TO SHAREHOLDERS

         The timeliness of our recent Canadian acquisitions was emphatically demonstrated in 2003 as record contributions from this unit, combined with improved performance in several of our other operations, fueled the second best year in the Company's history. This is particularly noteworthy considering that our largest component, U.S. Land Drilling, was substantially below the level we expect to see in the near future. The breadth of the year's overall growth demonstrates the increased earnings potential the Company now enjoys and the improved balance in our income stream.

Strategic actions taken to improve the non-operational aspects of our business added materially to the Company's increased profitability in 2003. Since our reorganization, business has steadily improved contributing to the employment of an additional 2,000 U.S. citizens. In June, we effected a significant reduction in our average cost of capital and weighted average shares with the issuance of non-interest bearing, no yield convertible debt. A portion of the proceeds of this new issue were used to redeem higher cost convertible debt, reducing by eight million our average diluted share count. In April 2004, we expect to utilize the balance of these proceeds to redeem a maturing higher cost issue, saving over $20 million in annualized interest. Additionally, our mid-2002 reorganization as a Bermuda corporation has further improved income and diminished the competitive advantages previously enjoyed by our non-U.S. based competitors.

In addition to the inherent competitive advantages of our financial position, the Company's global infrastructure and available premium asset inventory played an even bigger role in our ability to realize a higher success rate in securing incremental work throughout our various markets in 2003. This was particularly true in our U.S. Lower 48 Land Drilling unit where we garnered 35 percent of the year-over-year increase in the Baker Hughes rig count, nearly double our 2002 market share. This was due to an increase in the number of technically complex directional and horizontal wells that our customers undertook in several regions, which spurred demand for our more sophisticated electric rigs, especially those with upgraded mud pumps and power. A second quarter surge in activity in the Rocky Mountain region caused demand for 1,000-horsepower rigs to outstrip availability, providing an opportunity for Nabors to significantly increase our market share in that area by relocating excess capacity from our mid-continent fleet. These strategic actions were accomplished with minimal incremental investment.

Nabors continued to leverage these same competitive advantages in our international markets by capitalizing on a substantial increase in demand for offshore platform drilling rigs. The Company responded to this opportunity by modifying and redeploying eight underutilized rigs from our U.S. Gulf of Mexico operation, five to Mexico and one each to India, Indonesia and the eastern Mediterranean. The Indian contract represented a new market for Nabors, as did the securing of an initial contract to provide management oversight of drilling operations for a major Russian operator, both of which have the

                                   Baker Hughes Nabors Area vs. Nabors Rig Count
         Source: Baker Hughes (excludes northeast states, California and Alaska)


                                    (GRAPH)



                                  nbr {16-17}
potential to be strategic markets long term. The export of these rigs had the corollary benefit of balancing supply and demand for this class of rig in the U.S. Gulf of Mexico market, leading to improved utilization and pricing.

Our large rig and component inventory was also utilized to build three state-of-the-art rigs in the U.S. and two in Canada at well below the costs associated with new construction, allowing us to generate superior returns at today's market rates. Two of the U.S. rigs utilized long-idle 1,500-horsepower rigs that were remodeled and transformed into uniquely compact skidded rigs for close well center development in an environmentally sensitive area of the Rocky Mountains. The two Canadian rigs incorporated an innovative design that represented a step-change in drilling and moving efficiency.

Nabors is also upgrading our existing fleet to realize similar improvements in drilling and moving efficiency, a step that is already yielding positive results with customers as well as superior returns on these investments. As a result, our average rig moving times are steadily improving and we continue to selectively incorporate larger mud pumps and power systems to accommodate the higher hydraulic horsepower requirements of today's newer bits and drilling motors. We are also accelerating our implementation of the OptiDrill(TM) automatic driller system which significantly improves drilling efficiency, and have recently completed the fleet-wide implementation of rig performance and operating data transmission via the Internet.



                                  nbr {18-19}

We remain steadfast in our conviction that we are in the midst of a long-term, steady growth cycle that has been and will continue to be underpinned by the enduring supply challenges associated with global oil and, more particularly, North American natural gas. It is our opinion that while there are a number of potential alternatives for natural gas, the regulatory, economic and technical challenges associated with their development dictate that it will be at least a decade before they adversely impact the economics of more aggressive drilling as the most viable source of supply in North America. The continued growth of global oil demand despite higher oil prices and the impending decline of many of the world's major fields augurs for an even longer duration of additional drilling as the primary source of global oil supply.

All of this implies continued growth prospects throughout all of our global businesses, especially those most influenced by North American natural gas. The breadth of our involvement in virtually all of the world's more significant oil and gas producing markets and the quantity of premium rigs we can deploy at favorable cost put us in an excellent if not unique position to capture an increasing share of incremental work. Just as these competitive advantages have been demonstrated in 2003, they are becoming an even bigger factor in our near-term outlook as anecdotal evidence of an improving market has recently become more tangible.

Near term, the largest contribution to our growth should come from our U.S. Lower 48 Land Drilling unit, where activity levels are substantially higher than last year and improvement in pricing is beginning to

15%
         Canada and
         International
45%


36%
         All other
         U.S.
         Businesses
33%


49%
         U.S. Lower 48
         Land Drilling

22%

                                    (GRAPH)
                               Prior Best Year -
                            2001 Actual Distribution



                                     (GRAPH)
                               Current Projected
                            Distribution at 2001 EPS

                                                                           $2.24
                                              2001 Prior Best Earnings Per Share

Distribution of
adjusted income
derived from
operating
activities

                                                       improved business balance

                                  nbr {20-21}
be realized in selective markets and asset classes. Our U.S. Gulf of Mexico offshore business should also be a major component of the year's growth, with its contribution expected to approach the record level of 2001. This outlook stems from the tightening supply of platform rigs, which accompanied our export last year of several of these rigs to international markets, and a more favorable environment for our smaller workover and jack-up rigs. The deployment of three new MODS platform rigs, which we were able to construct from our available equipment at well below competitive costs, will be strongly additive to this unit's performance, a reflection of the enthusiasm with which our customers have embraced this innovative rig.

The robust Canadian market that materialized throughout 2003 should further expand with higher average pricing and utilization. Our international business should steadily improve as a full year's contribution from the offshore rig deployments of mid-2003 combine with a general increase in utilization of the established fleet.

At present, only our Alaska operation is expected to report lower results. The completion of two long-term contracts and a generally lackluster drilling environment should lead to substantially lower profitability, although this unit represents a much smaller portion of our business than in previous years.

Clearly, Nabors has reason for optimism in the coming year. Growth in our various businesses other than U.S. Lower 48 Land Drilling has produced increasingly significant contributions to our results, ensuring

                                                             Anthony G. Petrello
                                                  Deputy Chairman, President and
                                                         Chief Operating Officer

                                                              Eugene M. Isenberg
                                                                    Chairman and
                                                         Chief Executive Officer

                   (PICTURE OF MR. ISENBERG AND MR. PETRELLO)

a more balanced income stream and even larger ultimate earnings potential. When this enhanced balance is combined with our improved cost of capital, diluted share count and tax position, Nabors' earnings can surpass 2001's record level with only half the contribution we previously derived from our U.S. land drilling business.

The one constant in all of this is Nabors' commitment to quality, efficiency and safety. This is reflected in our continual search for and subsequent adoption of the most cost-effective technologies and best practices, and our relentless drive to improve on what are already industry-best safety records. As we continue to incorporate these standards into our business, we will continue to meet or exceed our customers' expectations, laying the groundwork for sustained excellence in our performance and delivering the value you have come to expect from your investment in Nabors.

                                   Sincerely,

                             /s/ EUGENE M. ISENBERG

                               EUGENE M. ISENBERG
                      Chairman and Chief Executive Officer
                              the landscape of our

                                   OPERATIONS

Nabors has built a position of preeminence in oil and gas drilling and workover throughout most of the world's more important oil and gas regions. As a collective whole, Nabors possesses significant competitive strengths through the sharing of certain attributes among its various subsidiaries. Nabors' strong financial position, available asset base, global infrastructure and extensive know-how resident in its capable staff provide it with the ability to respond to nearly any customer requirement in any area of the globe.

                                  nbr {22-23}

           (PICTURE OF TWO WOMEN LOOKING AT A PICTURE OF A TOP DRIVE)


                                  nbr {24-25}

                        (PICTURE OF A RIG AND LANDSCAPE)

       (PICTURE OF A MAN LOOKING AT A PICTURE OF AN OFFSHORE JACK-UP RIG)

                   (THREE PICTURES OF WORKERS AND DRILL PIPE)


                                  nbr {26-27}

                  (PICTURE OF AN OFFSHORE PLATFORM STRUCTURE)

                                  nbr {28-29}

         (PICTURE OF A MAN LOOKING AT A PICTURE OF A JACK-UP RIG DECK)

                       (PICTURE OF AN ARCTIC RIG MOVING)

                                  nbr {30-31}

                  (PICTURE OF FOUR CAMELS AND A CAMEL JOCKEY)
                       figure study: the elements of our

                                   OPERATIONS

         Nabors has established operations in most of the world's more important oil and gas regions. Our business is organized into a group of semi-autonomous operating subsidiaries along geographic and product lines. All units benefit from the resources and expertise of the parent corporation and their affiliated companies.

                                  nbt (32-33)

                          (CHART OF NABORS' STRUCTURE)



Figure 1

                                    Peak Oilfield Services
                                       Ryan Energy Technologies
                                           Epoch Well Services, Inc.
                                              Canrig Drilling Technology, Ltd.
                                                 Marine Transportation


        U.S. Land                             Other
     Well-Servicing                    Operating Segments


    U.S. Offshore         Oil and Gas            International



       U.S. Land                           Canada
        Drilling


     Alaska Drilling


     U.S. Lower 48 Land
          Drilling


                                                               Nabors Industries

                   (MAP OF WORLD WITH NABORS' RIG LOCATIONS)






Figure 2






                                  16 Jack-Ups


                                                               575 Land Drilling
                                                                     Rigs




                                                               * Top Drive
                                                                 Manufacturing
45 Platforms
                                                               * Drilling
                                                                 Instrumentation
                                                                 Systems
                                  3 Barge Rigs
                                                               * Oilfield
                                                                 Services





                                              31 Marine Vessels





954 Land Workover Rigs

Figure 3

                                RIG FLEET STATUS


Offshore Rig Fleet

                                                          PLATFORM WORKOVER                                 PLATFORM DRILLING
                              -------------------------------------------------------------------------  ------------------------
                                                                                             Super                        Self-
                               Concentric     < 750 HP      Sundowner(R)     > 750 HP      Sundowner(R)      MASE(R)    Elevated
                              -------------  -------------  -------------  -------------  -------------  -------------  ---------
INTERNATIONAL OFFSHORE
         Australia                                                                     1
         Brazil
         Congo                                                                                        1
         Indonesia                                                                                                   1
         India                                                          1
         Italy                                                                                        1
         Malaysia                                                                      1
         Mexico                                                                                       3              1          1
         Qatar
         Saudi Arabia
         Trinidad                                                                                                    1
         United States                                                                                                          1
                              -------------  -------------  -------------  -------------  -------------  -------------  ---------
TOTAL INTERNATIONAL OFFSHORE              0              0              1              2              5              3          2
                              -------------  -------------  -------------  -------------  -------------  -------------  ---------
U.S. Gulf of Mexico                       3              3              7              3              3              0          6
Alaska                                                                                                                          1
California                                                                                                                      2
                              -------------  -------------  -------------  -------------  -------------  -------------  ---------
TOTAL OFFSHORE                            3              3              8              5              8              3         11

                                PLATFORM
                                DRILLING
                              -------------                    Workover      Drilling
                                   API           Barge         Jack-up       Jack-up          Total
                              -------------  -------------  -------------  -------------  -------------
INTERNATIONAL OFFSHORE
         Australia                                                                                    1
         Brazil                                                                        1              1
         Congo                                                                                        1
         Indonesia                                                                                    1
         India                                                                                        1
         Italy                                                                                        1
         Malaysia                                                                                     1
         Mexico                                                                        1              6
         Qatar                                                                         1              1
         Saudi Arabia                                                                2.5            2.5
         Trinidad                                                                      1              2
         United States                                                                 1              2
                              -------------  -------------  -------------  -------------  -------------
TOTAL INTERNATIONAL OFFSHORE              0              0              0            7.5           20.5
                              -------------  -------------  -------------  -------------  -------------
U.S. Gulf of Mexico                       4              3              7              1             40
Alaska                                                                                                1
California                                                                                            2
                              -------------  -------------  -------------  -------------  -------------
TOTAL OFFSHORE                            4              3              7            8.5           63.5

Workover/Well-Servicing Rigs

                                 < 300 HP     300-350 HP    400-450 HP   500 HP and >      Total
                                -----------   -----------   -----------  ------------   -----------
U.S. LOWER 48
         West Texas                       7            74            67             8           156
         East Texas                       1             8            14             6            29
         South Texas                      0            12            13             7            32
         Oklahoma                         3             7            17            10            37
         Rocky Mountain                   1             6            29             8            44
         California                      63            74            59             5           201
         Stacked                         33           159            40            12           244
TOTAL U.S. LOWER 48                     108           340           239            56           743
CANADA                                   16           126            60             9           211
TOTAL WORKOVER/WELL-SERVICING           124           466           299            65           954

                                   nbr {34-35}

Land Drilling Fleet

                                           < 1,000 HP            1,000 - 1,399 HP
                                      ---------------------   ---------------------
                                       SCR    Other   Total    SCR    Other   Total
                                      -----   -----   -----   -----   -----   -----
ALASKA
   North Slope                            1       1       2       4       0       4
   Cook Inlet                             0       1       1       0       0       0
   Joint Venture                          0       1       1       0       0       0
                                      -----   -----   -----   -----   -----   -----
Total Alaska                              1       3       4       4       0       4
                                      -----   -----   -----   -----   -----   -----
U.S. LOWER 48
   Southern Division
    California                            3       4       7       3       0       3
    East Texas                            4       7      11      17       7      24
    Gulf Coast                            0       0       0       0       2       2
    South Texas                           0       1       1       1       5       6
    West Texas                            1       9      10       4       3       7
                                      -----   -----   -----   -----   -----   -----
    Subtotal Southern Division            8      21      29      25      17      42
                                      -----   -----   -----   -----   -----   -----
   Northern Division
    Mid-continent                         0      18      18       8      16      24
    North Dakota                          0       4       4       1      12      13
    Wyoming                               5      14      19       3       6       9
                                      -----   -----   -----   -----   -----   -----
    Subtotal Northern Division            5      36      41      12      34      46
                                      -----   -----   -----   -----   -----   -----
    Subtotal Active Fleet                13      57      70      37      51      88
                                      -----   -----   -----   -----   -----   -----
    Stacked Inventory                     6      42      48       3      22      25
                                      -----   -----   -----   -----   -----   -----
    Subtotal U.S. Lower 48               19      99     118      40      73     113
                                      -----   -----   -----   -----   -----   -----
TOTAL U.S. LAND DRILLING FLEET           20     102     122      44      73     117
                                      -----   -----   -----   -----   -----   -----
CANADA                                    5      51      56      10       3      13
                                      -----   -----   -----   -----   -----   -----
INTERNATIONAL

   Latin America

    Argentina                             0      10      10       3       2       5
    Bolivia                               0       0       0       0       2       2
    Colombia                              0       3       3       0       1       1
    Ecuador                               0       5       5       0       2       2
    Venezuela                             1       1       2       0       0       0
                                      -----   -----   -----   -----   -----   -----
    Subtotal Latin America                1      19      20       3       7      10
                                      -----   -----   -----   -----   -----   -----
   Australia and Far East
    Australia                             0       4       4       0       0       0
    Indonesia                             0       2       2       0       0       0
                                      -----   -----   -----   -----   -----   -----
    Subtotal Australia and Far East       0       6       6       0       0       0
                                      -----   -----   -----   -----   -----   -----
   Middle East/Africa/CIS
    Algeria                               0       0       0       0       0       0
    Kazakhstan                            1       2       3       0       0       0
    Oman                                  0       0       0       2       0       2
    Saudi Arabia                          0       0       0       0       0       0
    U.A.E                                 0       4       4       0       0       0
    Yemen                                 0       3       3       1       1       2
                                      -----   -----   -----   -----   -----   -----
    Subtotal Middle East/Africa/CIS       1       9      10       3       1       4
                                      -----   -----   -----   -----   -----   -----
Joint Venture
   Saudi Arabia                           0      11      11       0       0       0
   Oman                                   0       0       0       1       0       1
                                      -----   -----   -----   -----   -----   -----
    Subtotal Joint Ventures               0      11      11       1       0       1
                                      -----   -----   -----   -----   -----   -----
TOTAL INTERNATIONAL                       2      45      47       7       8      15
                                      -----   -----   -----   -----   -----   -----
TOTAL GLOBAL LAND DRILLING FLEET         27     198     225      61      84     145
                                      -----   -----   -----   -----   -----   -----



                                   nbr {36-37}

                                        1,400 - 1,999 HP           > 2,000 HP                Total
                                      ---------------------   ---------------------   ---------------------
                                       SCR    Other   Total    SCR    Other   Total    SCR    Other   Total
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
ALASKA
   North Slope                            0       0       0       9       0       9      14       1      15
   Cook Inlet                             1       0       1       1       0       1       2       1       3
   Joint Venture                          0       0       0       0       0       0       0       1       1
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
Total Alaska                              1       0       1      10       0      10      16       3      19
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
U.S. LOWER 48
   Southern Division
    California                            5       0       5       5       0       5      16       4      20
    East Texas                           13       2      15       5       0       5      39      16      55
    Gulf Coast                            5       1       6      18       2      20      23       5      28
    South Texas                          15       6      21      10       1      11      26      13      39
    West Texas                            1       2       3       4       0       4      10      14      24
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Southern Division           39      11      50      42       3      45     114      52     166
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
   Northern Division
    Mid-continent                         6       4      10       9       3      12      23      41      64
    North Dakota                          0       1       1       0       0       0       1      17      18
    Wyoming                               2       0       2       2       0       2      12      20      32
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Northern Division            8       5      13      11       3      14      36      78     114
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Active Fleet                47      16      63      53       6      59     150     130     280
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Stacked Inventory                     7      15      22       4       3       7      20      82     102
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal U.S. Lower 48               54      31      85      57       9      66     170     212     382
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
TOTAL U.S. LAND DRILLING FLEET           55      31      86      67       9      76     186     215     401
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
CANADA                                    7       0       7       5       0       5      27      54      81
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
INTERNATIONAL

   Latin America

    Argentina                             0       0       0       0       0       0       3      12      15
    Bolivia                               1       0       1       0       0       0       1       2       3
    Colombia                              3       0       3       3       0       3       6       4      10
    Ecuador                               0       1       1       1       0       1       1       8       9
    Venezuela                             0       0       0       0       0       0       1       1       2
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Latin America                4       1       5       4       0       4      12      27      39
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
   Australia and Far East
    Australia                             0       0       0       0       0       0       0       4       4
    Indonesia                             0       0       0       0       0       0       0       2       2
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Australia and Far East       0       0       0       0       0       0       0       6       6
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
   Middle East/Africa/CIS
    Algeria                               2       0       2       3       0       3       5       0       5
    Kazakhstan                            1       0       1       1       0       1       3       2       5
    Oman                                  0       0       0       0       0       0       2       0       2
    Saudi Arabia                          2       0       2       5       0       5       7       0       7
    U.A.E                                 1       0       1       0       0       0       1       4       5
    Yemen                                 2       0       2       0       0       0       3       4       7
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Middle East/Africa/CIS       8       0       8       9       0       9      21      10      31
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
Joint Venture
   Saudi Arabia                           4       0       4       1       0       1       5      11      16
   Oman                                   0       0       0       0       0       0       1       0       1
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
    Subtotal Joint Ventures               4       0       4       1       0       1       6      11      17
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
TOTAL INTERNATIONAL                      16       1      17      14       0      14      39      54      93
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----
TOTAL GLOBAL LAND DRILLING FLEET         78      32     110      86       9      95     252     323     575
                                      -----   -----   -----   -----   -----   -----   -----   -----   -----

        Figure 4                 U.S. Land Drilling


                                     ALASKA

Nabors Alaska experienced a very good year in 2003, driven primarily by developmental drilling activity on the North Slope where four rigs were active the entire year. Multiple remote exploration projects early in the year also contributed significantly. Rig 273, a large upgraded rig relocated from Wyoming, was also busy for most of the year drilling two extended reach prospects in the Cook Inlet.

The outlook for 2004 is expected to be down significantly with continued contributions from the North Slope rigs diminished by the 2003 completion of two long-term contracts - Rig 429 on the Osprey platform and Rig 33E on North Star Island. Rig 14E, Nabors' Hercules airplane transportable rig, will conclude its current contract in April and awaits future drilling projects that require this unique style of rig. Several rigs from this unit are candidates for prospective drilling projects in Russia.

An incremental contribution is expected from Rig 27E, drilling a high profile exploratory well in the Beaufort Sea which, if successful, could lead to an extended developmental drilling program. Relatively active winter exploration activities coupled with the recent decision to go forward with plans to develop a heavy oil reservoir near Kaparak should also contribute to results.

                          U.S. LOWER 48 LAND DRILLING

Results from our U.S. Lower 48 Land Drilling unit improved substantially throughout the year with the number of active rigs climbing from 105 to 175, a reflection of increased market share.

The year was highlighted by the refurbishment of two idle 1,500-horsepower rigs, transforming them into uniquely designed skidded rigs for drilling closely spaced wells on compact sites. Borrowing from North Slope experience, these rigs are able to skid between wells on the same pad in a matter of hours, as opposed to days when moving conventionally. Customer response has been excellent, even more so given the small footprint and minimal environmental impact that characterize these rigs, and subsequent refurbishments are likely for deployment in this particularly active area of the country.

The uptick in activity that characterized the year required that Nabors re-activate a substantial number of rigs that had been idle since 2001, although most required little or no refurbishment before being put to work. Nabors Drilling USA also continued upgrading selected elements of its fleet, the most significant component of which is the addition of higher mud pump capacities and the attendant power systems that facilitate the application of new technology. This unit also completed the fleet-wide rollout of advanced instrumentation systems and began the implementation of the OptiDrill(TM) automatic driller in preparation for broader application.


                                  nbr {38-39}

Nabors continued to focus on safety in 2003 with a significant improvement in what is already the industry's best safety record, a notable accomplishment considering the thousands of frequently inexperienced rig hands added during the year. This is a reflection of the depth and effectiveness of Nabors' ongoing safety program, which has seen the number of recordable incidents drop precipitously over the last several years.

Going forward, Nabors plans to continue its focus on improving efficiency and productivity, particularly in the area of rig moving time. As the drilling time of wells continues to shorten with improvements in rig efficiency, the time involved in moving is of increasing importance. Nabors continues to refine its performance through better planning and the consolidation of rig components into fewer loads, the latter designed to reduce the volume of labor-intensive work.

Customer indications regarding rig activity lead us to believe that we will see steady improvement during the first half of the year with a likely significant increase in rig activity in the second half. This should lead to increased market share for Nabors, especially in the more complex directional and horizontal wells where the need for higher specification, technically advanced rigs fits our asset base. The magnitude of this increase in activity should absorb much of the remaining capacity of quality rigs and bring the rig supply/demand balance closer to the point where prices improve significantly.

                                     Canada

The effect of our prior year acquisitions combined with a steadily improving market fueled a record year for Nabors Canada in 2003.

A number of other factors also contributed to this unit's strong performance, notably higher average North American natural gas prices and a diminishing differential between realized Canadian gas prices and U.S. gas prices. All of this resulted in higher operating cash flows for our Canadian customers and the corresponding improved access to capital markets.

The consolidation of mergers and acquisitions that occurred between two major Canadian operators in 2002 was completed during the year. This resulted in the restoration of drilling programs for the principals, as well as for smaller independents who were able to acquire or lease those non-strategic properties that were divested in the wake of the merger. Drilling activity was further stimulated by government investment in infrastructure that increased access to prospective oil and gas drilling properties, particularly in British Columbia, and by the further streamlining of the stringent Canadian regulatory process.

The improving market created opportunities for this unit to continue to invest in its innovative new rig technology, building two new AC drive rigs. These new designs, which can move in greatly reduced times, as much as 60 percent on infield moves, were widely accepted by customers and were quickly committed to long-term contracts at favorable terms.

The outlook for this unit in 2004 is excellent with early first quarter performance surpassing last year's results for the same time period. The company's plan to build more of our innovative fast moving AC rigs will also enhance results as the year progresses. Nabors' performance should be bolstered by a reduction in the seasonality of work in this market as operators better allocate and prioritize resources between summer and winter drilling programs.

                                 International

Nabors Drilling International's performance was up substantially during the year on the strength of nine incremental offshore rigs on long-term contracts. Results were further bolstered by higher utilization of our land fleet, particularly in the Middle East where all of our workable rigs were under contract.

The most significant of these projects was the refurbishment, modification and deployment of five under utilized workover platform rigs from the U.S. Gulf of Mexico, where they had been assigned to Nabors Offshore, to Mexico's offshore waters under Nabors Drilling International. Four of Nabors' idle offshore supply vessels were also deployed to Mexico in support of these rigs. This also broadened the market for Canrig top drives and Epoch instrumentation systems.

This unit was also successful in securing other platform projects using idle capacity. These include contracts for a workover platform rig in India and a 2,000-horsepower MASE rig in Indonesia. We also secured a contract for a newly acquired and refurbished jack-up rig in Trinidad and extended the contract of another jack-up in Qatar. The Indian rig was particularly strategic in that it replaced a competitive jack-up, delivering a significant improvement in economics for our customer and laying the groundwork for other incremental rigs in this area.

A full year's contribution from these rigs, increased bidding activity and the emergence of other strategic projects hold promise that this unit will deliver a significant increase in performance in 2004.

In Algeria, three of the five rigs deployed there are under contract and the remaining two should resume work in the second quarter, with the possibility of adding incremental rigs as activity in that country heats up.



                                  nbr {40-41}

In Yemen, Rig One is expected to return to work in the third quarter after being stacked at the end of 2003. Five other rigs will contribute the entire year and prospects are good for an incremental rig in the third quarter.

The only soft spot in the forecast is in Latin and South America, where activity is not expected to return to previous levels for some time. However, Nabors is well positioned there when the inevitable upturn occurs.

                                 U.S. Offshore

Results for Nabors Offshore were relatively flat in 2003, but a meaningful uptick in the fourth quarter, driven primarily by increased jack-up and workover rig activity, appears to be sustainable throughout 2004. As the year drew to a close, nearly all of this unit's 1,000-horsepower and larger platform rigs were working and the pricing environment had substantially improved.

Nabors Offshore continued to emphasize safety during the year and the result was the unit's best performance in the last three years. New training programs, leadership meetings and pre-employment screenings combined to drop total recordables from five in 2000 to 2.47 in 2003.

Going forward, this unit expects 2004 results to significantly exceed those of 2003, primarily on the strength of its ability to capture a disproportionate share of the deep water market with its innovative MODS class rigs. The newest of these, the MODS 150, was completed and began operations in January and the MODS 140 was recently upgraded and commenced a one-year contract. The Nabors fleet of MODS rigs now numbers six, with five working and one undergoing refurbishment, and will expand to seven in June and eight in August with the completion and deployment of MODS 200 and 201, respectively. The latter two rigs incorporate AC drive technology and programmable logic controllers which facilitate the utilization of the latest drilling technologies and enhance overall efficiency and safety.

Further bolstering this unit is the continuing high utilization of our 1,000-horsepower and larger self-erecting platform rigs, which has been helped by last year's export of several rigs in this class to international venues for long-term contracts. In February, our recently upgraded barge drilling rig (BR-300) should recommence operations with greatly enhanced drilling capacity and a reduced minimum draft. This is now the most versatile rig for the deep horizon prospects of the shallowest water areas of the Gulf of Mexico. It also appears likely that we will see a continuance of the improving market for our platform and jack-up workover rigs that materialized late last year.

                            U.S. Land Well-Servicing

Results for Pool Well Services were up substantially in 2003, primarily attributable to an increase in activity for our higher margin 24-hour rigs involved in workover, completion and gas well stimulation operations.

Pool's continuing focus on safety and training again paid dividends in 2003 as this unit's recordable incident rate dropped from 2.5 to 2.16. The company once again achieved the industry's best safety performance, receiving the Gold Safety Award by the Association of Energy Service Companies for the seventh year in a row.

Pool continued its upgrade and refurbishment program, reactivating long idled rigs at less than half the cost of a new build in response to increased market demand. Pool also completed the purchase of its first new generation electronically-controlled workover rig, developed in conjunction with National Oilwell. The rig has several features that provide greater efficiency and safety, some of which will be exclusive to Pool, and will undergo an extensive test period to fully evaluate the expected value for our customers and the return on investment for Pool.

Going forward, Pool is implementing a new generation of instrumentation for well service rigs in conjunction with sister company Epoch Well Services. Designed to enhance safety and operational efficiency, this new instrumentation will provide detection and early warning of impending problems. The first ten installations will serve as a test group, with a broader rollout planned for the third quarter.

                            Other Operating Segments

                             MARINE TRANSPORTATION

This unit experienced a down year in 2003, weathering a significantly reduced level of activity in the U.S. Gulf of Mexico. Fleet utilization remained high during the year, but pricing declined in the face of an over supply of available equipment.

Safety continued to be a high priority in 2003 as additional training served to improve upon an already excellent record. Our operating clients incurred only one lost time accident in the last 1.2 million man hours, continuing to be among the industry's best.


                                  nbr {42-43}

Prospects for 2004 continue to be marginal as new capacity construction by competitors continues. We are coping with this situation by exporting vessels to various international venues such as Mexico where we reflagged four units to support Nabors offshore rigs. Upgrades to the dynamic positioning systems of our Super 200 class vessels are also serving to maintain the desirability of these units in the market.

                        CANRIG DRILLING TECHNOLOGY, LTD.

Canrig's performance in 2003 was up slightly over the previous year, primarily on the strength of a substantial improvement in third-party sales. Nearly 70 percent of this unit's top drive shipments were to non-Nabors customers, up from only 30 percent just two years ago.

The successful introduction of a 175-ton AC top drive was a highlight of the year and gives Canrig a complete range of top drives. Five were delivered during the year with six more scheduled for delivery in 2004. The company also introduced remote diagnostics, a service which will allow technicians to troubleshoot top drive problems worldwide from base facilities in Houston.

Going forward, Canrig expects its results to continue to be positively impacted by expanding third-party sales and the delivery of the six 175-ton units. Sustaining improvement in profitability is more likely as top drive parts sales and 1,000-hour recertifications are an increasingly significant contributor. The company will continue to design and implement new and innovative products like remote diagnostics, and seek to acquire products and services that will add content and value for our customers.

Canrig will begin licensing a soft torque application for its top drives in 2004. This feature will be optional on Canrig top drives, but its ability to extend drill string and bit life and deliver faster rates of penetration should improve market acceptance of this product on both new models and retrofits.

                           EPOCH WELL SERVICES, INC.

Results were flat in 2003, but this unit took several actions that will be strategic in the coming year. Epoch completed the rollout of a significantly enhanced version of its Rigwatch rig instrumentation product that incorporates the best features of the Ryan Energy Technologies instrumentation system. This unit also upgraded its satellite data transmission capabilities with new components and a new software platform for real-time data transmission through mywells.com, the company's internet data transmission product.

Going forward, this unit expects to roll out the OptiDrill(TM) automatic drilling system that was developed by Noble Corporation, licensed and jointly marketed by Nabors. Field testing on ten Nabors drilling rigs have validated our expectations that this product provides superior rates of penetration and the corresponding improvement in drilling performance. Epoch is accelerating the implementation of this product on a broad range of Nabors rigs in 2004, improving their marketability.

Epoch has begun implementation of a new generation of instrumentation for well service rigs in conjunction with sister company Pool Well Services. Designed to enhance safety and operational efficiency, this new instrumentation will provide detection and early warning of potential problems. The first ten installations will serve as a test group, with a broader rollout planned for the third quarter.

Epoch will also introduce a remote mud logging service during the year. It utilizes satellite technology to provide a higher level of service at lower costs for our customers.

                            RYAN ENERGY TECHNOLOGIES

Results were down slightly in 2003 as this unit integrated their rig instrumentation product into Epoch's Rigwatch and completed their transition into the Nabors organization.

Going forward, Ryan expects 2004 results to improve as both U.S. and Canadian operations start the year strong, with improved utilization tracking increased drilling activity, and a cost reduction effort takes effect. This unit will continue to focus on development of technology that will broaden its participation in the under-balanced drilling market, and continue to look for opportunities to package its products and services with those offered by other Nabors companies.

                             PEAK OILFIELD SERVICES

Results for Peak Oilfield Services, our Alaskan construction and logistics joint venture, were down slightly in 2003 as a very strong year in support of exploration was offset by the loss of a major North Slope contract. Peak mitigated the loss of the contract by immediately instituting a reorganization and cost-reduction plan.

More than 50 miles of ice roads and two ice islands were constructed during the year, the latter two for a new customer drilling in the Beaufort Sea. Peak's Kenai operation was also up substantially in support of offshore drilling activity.

Going forward, this unit's performance should be up slightly in 2004 on the strength of increased exploration activity on the North Slope and additional developmental drilling in Prudhoe Bay and Kuparuk, both already evident in January and February. Drilling support in Kenai should also be up and the company will continue its aggressive approach to improving its safety performance.

                                  nbr {44-45}

                           FINANCIAL REVIEW

                           46  Selected Financial Data

                           48  Management's Discussion and Analysis
                               of Financial Condition and Results of Operations

                           68  Report of Independent Auditors

                           69  Consolidated Balance Sheets

                           70  Consolidated Statements of Income

                           71  Consolidated Statements of Cash Flows

                           72  Consolidated Statements of Changes in
                               Shareholders' Equity

                           75  Notes to Consolidated Financial Statements

                              SELECTED FINANCIAL DATA
                    (NABORS INDUSTRIES LTD. AND SUBSIDIARIES)

OPERATING DATA(1)(2)                                     YEAR ENDED DECEMBER 31,
-----------------------     -----------------------------------------------------------------------------
(IN THOUSANDS,                 2003          2002         2001         2000         1999         1998
EXCEPT PER SHARE
AMOUNTS AND RATIO
DATA)

Revenues and other
  income:

  Operating revenues        $ 1,880,003   $ 1,466,443  $ 2,201,736  $ 1,388,660  $   666,429  $ 1,008,169

  Earnings (losses)
    from unconsolidated
    affiliates                   10,183        14,775       26,334       26,283        3,757         (305)

  Interest income                27,752        34,086       53,973       20,581        8,756        1,480

  Other income, net               4,908         3,708       28,650       27,157        8,860       31,626
                            -----------   -----------  -----------  -----------  -----------  -----------
  Total revenues and
    other income              1,922,846     1,519,012    2,310,693    1,462,681      687,802    1,040,970
                            -----------   -----------  -----------  -----------  -----------  -----------
Costs and other
  deductions:

  Direct costs                1,276,953       973,910    1,366,967      938,651      446,597      663,551

  General and
    administrative
    expenses                    165,403       141,895      135,496      106,504       65,288       77,026

  Depreciation and
    amortization                226,528       187,665      184,119      148,087       98,152       84,949

  Depletion                       8,599         7,700        5,777        4,326        1,741           --

  Interest expense               70,740        67,068       60,722       35,370       30,395       15,463
                            -----------   -----------  -----------  -----------  -----------  -----------
Total costs and
  other deductions            1,748,223     1,378,238    1,753,081    1,232,938      642,173      840,989
                            -----------   -----------  -----------  -----------  -----------  -----------
Income before
  income taxes                  174,623       140,774      557,612      229,743       45,629      199,981

Income tax (benefit)
  expense                       (17,605)       19,285      200,162       92,387       17,925       74,993
                            -----------   -----------  -----------  -----------  -----------  -----------
Net income                  $   192,228   $   121,489  $   357,450  $   137,356  $    27,704  $   124,988
                            -----------   -----------  -----------  -----------  -----------  -----------
Earnings per
  diluted share             $      1.25   $       .81  $      2.24  $       .90  $       .23  $      1.16

Weighted-average
  number of diluted
  common shares
  outstanding                   156,897       149,997      168,790      152,417      120,449      112,555

Capital expenditures
  and acquisitions
  of businesses(4)          $   357,393   $   702,843  $   803,241  $   334,279  $   837,732  $   315,057

Interest coverage ratio(5)        6.8:1         6.0:1       13.3:1       11.8:1        5.8:1       19.4:1
                            -----------   -----------  -----------  -----------  -----------  -----------

                                TWELVE       THREE
                              MONTHS ENDED   MONTHS
                              DECEMBER 31,   ENDED
OPERATING DATA(1)(2)          (UNAUDITED)  DECEMBER 31,         YEAR ENDED SEPTEMBER 30,
-----------------------       -----------  -----------   -------------------------------------
(IN THOUSANDS,                  1997(3)       1997           1997         1996        1995
EXCEPT PER SHARE
AMOUNTS AND RATIO
DATA)

Revenues and other
  income:

  Operating revenues          $ 1,114,758  $   302,831   $ 1,028,853  $   719,604  $   572,788

  Earnings (losses)
    from unconsolidated
    affiliates                        274          (25)          450          139           --

  Interest income                   1,936           93         3,422        2,695        1,694

  Other income, net                28,502        2,303        40,747       13,690        5,990
                              -----------  -----------   -----------  -----------  -----------
  Total revenues and
    other income                1,145,470      305,202     1,073,472      736,128      580,472
                              -----------  -----------   -----------  -----------  -----------
Costs and other
  deductions:

  Direct costs                    774,856      199,714       737,780      539,665      434,097

  General and
    administrative
    expenses                       72,478       18,580        70,371       56,862       49,094

  Depreciation and
    amortization                   72,350       20,313        66,391       46,117       31,042

  Depletion                            --           --            --           --           --

  Interest expense                 16,323        3,979        16,520       11,884        7,611
                              -----------  -----------   -----------  -----------  -----------
Total costs and
  other deductions                936,007      242,586       891,062      654,528      521,844
                              -----------  -----------   -----------  -----------  -----------
Income before
  income taxes                    209,463       62,616       182,410       81,600       58,628

Income tax (benefit)
  expense                          73,443       21,289        67,602       11,100        7,524
                              -----------  -----------   -----------  -----------  -----------
Net income                    $   136,020  $    41,327   $   114,808  $    70,500  $    51,104
                              -----------  -----------   -----------  -----------  -----------
Earnings per
  diluted share               $      1.24  $       .37   $      1.08  $       .75  $       .57

Weighted-average
  number of diluted
  common shares
  outstanding                     113,793      116,427       111,975       93,752       89,655

Capital expenditures
  and acquisitions
  of businesses(4)            $   381,196  $    83,814   $   399,895  $   177,925  $   144,560

Interest coverage ratio(5)         18.3:1       21.8:1        16.1:1       11.7:1       12.8:1
                              -----------  -----------   -----------  -----------  -----------



BALANCE SHEET DATA(1)(2)                                      AS OF DECEMBER 31,
-----------------------------  ----------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT
  RATIO DATA)                     2003         2002          2001          2000          1999        1998

Cash and cash equivalents,
  and short-term and long-term
  marketable securities        $ 1,532,090  $ 1,330,799  $   918,637  $   550,953  $   111,666  $    47,340

Working capital                    917,274      618,454      700,816      524,437      195,817       36,822

Property, plant and
 equipment, net                  2,990,792    2,801,067    2,451,386    1,835,039    1,678,664    1,127,154

Total assets                     5,602,692    5,063,872    4,151,915    3,136,868    2,398,003    1,465,907
Long-term debt                   1,985,553    1,614,656    1,567,616      854,777      482,600      217,034
Shareholders' equity           $ 2,490,275  $ 2,158,455  $ 1,857,866  $ 1,806,468  $ 1,470,074  $   867,469
Funded debt to capital ratio:
  Gross(6)                          0.48:1       0.49:1       0.46:1       0.32:1       0.25:1       0.26:1
  Net(7)                            0.23:1       0.26:1       0.26:1       0.15:1       0.20:1       0.17:1


                                   AS OF
                                 DECEMBER 31,
BALANCE SHEET DATA(1)(2)         (UNAUDITED)          AS OF SEPTEMBER 30,
-----------------------------    ------------  -------------------------------------
(IN THOUSANDS, EXCEPT
  RATIO DATA)                          1997        1997       1996      1995

Cash and cash equivalents,
  and short-term and long-term
  marketable securities          $    42,135   $    53,323  $   115,866  $    24,979

Working capital                       62,571        70,872      172,091       33,892

Property, plant and
 equipment, net                      923,402       861,393      511,203      393,464

Total assets                       1,281,306     1,234,232      871,274      593,272
Long-term debt                       226,299       229,507      229,504       51,478
Shareholders' equity             $   767,340   $   727,843  $   457,822  $   368,750
Funded debt to capital ratio:
  Gross(6)                            0.27:1        0.27:1       0.35:1       0.20:1
  Net(7)                              0.20:1        0.20:1       0.21:1       0.09:1

(1) Our acquisitions' results of operations and financial position have been included beginning on the respective dates of acquisition and include Ryan Energy Technologies, Inc. (October 2002), Enserco Energy Service Company Inc. (April 2002), Command Drilling Corporation (November 2001), Pool Energy Services Co. (November 1999), Bayard Drilling Technologies, Inc. (April 1999), New Prospect Drilling Company (May 1998), Can-Tex Drilling & Exploration, Ltd. land rigs (May 1998), Veco Drilling, Inc. land rigs (November 1997), Diamond L Drilling & Production land rigs (November 1997), Cleveland Drilling Company, Inc. (August 1997), Chesley Pruet Drilling Company (April 1997), Adcor-Nicklos Drilling Company (January 1997, retroactive to October 1996), Noble Drilling Corporation land rigs (December 1996), Exeter Drilling Company and its subsidiary, J.W. Gibson Well Services Company (April 1996), and Delta Drilling Company (January
     1995). The results of operations also reflect the disposition of our UK North Sea (November 1996) and J.W. Gibson (January 1998) operations.

(2) We changed our fiscal year end from September 30 to December 31, effective for the fiscal year beginning January 1, 1998. The three-month transition period from October 1, 1997 through December 31, 1997 preceded the start of the new fiscal year.

(3) Represents unaudited recast financial data for the twelve months ended December 31, 1997. This data was derived by adjusting the audited results for the year ended September 30, 1997 to exclude the unaudited results for the quarter ended December 31, 1996 and to include the audited results for the three months ended December 31, 1997.

(4) Represents capital expenditures and the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(5) The interest coverage ratio is computed by calculating the sum of income before income taxes, interest expense, depreciation and amortization, and depletion expense and then dividing by interest expense. This ratio is a method for calculating the amount of cash flows available to cover interest expense.

(6) The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders' equity.

(7) The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt and then subtracting cash and cash equivalents and marketable securities. Capital is defined as shareholders' equity.


                                   nbr (46-47)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

Nature of Operations

     Nabors is the largest land drilling contractor in the world, with almost 600 land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East, the Far East and Africa. Nabors also is one of the largest land well-servicing and workover contractors in the United States and Canada. We own approximately 750 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and approximately 200 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and owns 45 platform, 16 jack-up and three barge rigs in the Gulf of Mexico and international markets. These rigs provide well-servicing, workover and drilling services. We also have a 50% ownership interest in a joint venture in Saudi Arabia, which owns 17 rigs.

     To further supplement and complement our primary business, we offer a wide range of ancillary wellsite services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services, in selected domestic and international markets. Our land transportation and hauling fleet includes approximately 240 rig and oilfield equipment hauling tractor-trailers and a number of cranes, loaders and light-duty vehicles. We maintain approximately 300 fluid hauling trucks, approximately 800 fluid storage tanks, ten saltwater disposal wells and other auxiliary equipment used in drilling, workover and well-servicing operations in the United States. In addition, we time charter a fleet of 31 marine transportation and supply vessels, which provide transportation of drilling materials, supplies and crews for offshore operations primarily in the Gulf of Mexico. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment and rig reporting software. We have also made selective investments in oil and gas exploration, development and production activities, most recently with El Paso Corporation.

     The majority of our business is conducted through our various Contract Drilling operating segments, which include our drilling, workover and well-servicing operations, on land and offshore. Our operating segments engaged in marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations are aggregated in a category labeled Other Operating Segments for segment reporting purposes. Our limited oil and gas exploration, development and production operations are included in a category labeled Oil and Gas for segment reporting purposes. A discussion of our results of operations for the last three years is included below. This discussion should be read in conjunction with our accompanying consolidated financial statements and notes thereto.

     This discussion includes various forward-looking statements about our markets, demand for our products and services and our future results. These statements are "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are not historical facts, but instead are based upon our analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. Important factors, among others, that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements are discussed below under Forward-Looking Statements.

     As used in this Report, "we," "us," "our" and "Nabors" means Nabors Industries Ltd. and, where the context requires, includes our subsidiaries.

RESULTS OF OPERATIONS

     The following tables set forth certain information with respect to our reportable segments and rig activity:

                                              YEAR ENDED DECEMBER 31,                     INCREASE (DECREASE)
                                     ---------------------------------------   -------------------------------------------
(IN THOUSANDS, EXCEPT
PERCENTAGES AND RIG ACTIVITY)            2003          2002          2001           2003 TO 2002           2002 TO 2001

Reportable segments:
 Operating revenues and Earnings
 from unconsolidated affiliates:
 Contract Drilling:(1)
    U.S. Lower 48 Land Drilling      $   476,258   $   374,659   $ 1,007,300   $   101,599     27%   $  (632,641)    (63%)
    U.S. Land Well-servicing             312,279       294,428       345,785        17,851      6%       (51,357)    (15%)
    U.S. Offshore                        101,566       105,717       226,078        (4,151)    (4%)     (120,361)    (53%)
    Alaska                               112,092       118,199       133,634        (6,107)    (5%)      (15,435)    (12%)
    Canada                               322,303       141,497        86,310       180,806    128%        55,187      64%
    International                        396,884       320,160       282,404        76,724     24%        37,756      13%
                                     -----------   -----------   -----------   -----------    ---    -----------     ---
      Subtotal Contract Drilling(2)    1,721,382     1,354,660     2,081,511       366,722     27%      (726,851)    (35%)
    Oil and Gas(3)                        16,919         7,223         5,529         9,696    134%         1,694      31%
    Other Operating Segments(4)(5)       201,660       174,775       259,298        26,885     15%       (84,523)    (33%)
    Other reconciling items(6)           (49,775)      (55,440)     (118,268)        5,665     10%        62,828      53%
                                     -----------   -----------   -----------   -----------    ---    -----------     ---
      Total                          $ 1,890,186   $ 1,481,218   $ 2,228,070   $   408,968     28%   $  (746,852)    (34%)
                                     -----------   -----------   -----------   -----------    ---    -----------     ---
Adjusted income (loss) derived from
 operating activities:(7)
 Contract Drilling:
    U.S. Lower 48 Land Drilling      $    16,800   $    23,415   $   286,856   $    (6,615)   (28%)  $  (263,441)    (92%)
    U.S. Land Well-servicing              47,082        38,631        64,446         8,451     22%       (25,815)    (40%)
    U.S. Offshore                          1,649        (1,397)       29,874         3,046    218%       (31,271)   (105%)
    Alaska                                37,847        31,387        30,445         6,460     21%           942       3%
    Canada                                59,856        17,413        30,971        42,443    244%       (13,558)    (44%)
    International                         77,964        76,121        58,549         1,843      2%        17,572      30%
                                     -----------   -----------   -----------   -----------    ---    -----------     ---
      Subtotal Contract Drilling         241,198       185,570       501,141        55,628     30%      (315,571)    (63%)
    Oil and Gas                            5,850        (1,058)         (737)        6,908    653%          (321)    (44%)
    Other Operating Segments               3,266        24,660        87,847       (21,394)   (87%)      (63,187)    (72%)
    Other reconciling items(8)           (37,611)      (39,124)      (52,540)        1,513      4%        13,416      26%
                                     -----------   -----------   -----------   -----------    ---    -----------     ---
Total adjusted income derived
 from operating activities           $   212,703   $   170,048   $   535,711   $    42,655     25%   $  (365,663)    (68%)
Interest expense                         (70,740)      (67,068)      (60,722)       (3,672)    (5%)       (6,346)    (10%)
Interest income                           27,752        34,086        53,973        (6,334)   (19%)      (19,887)    (37%)
Other income, net                          4,908         3,708        28,650         1,200     32%       (24,942)    (87%)
                                     -----------   -----------   -----------   -----------    ---    -----------     ---
Income before income taxes           $   174,623   $   140,774   $   557,612   $    33,849     24%   $  (416,838)    (75%)
                                     -----------   -----------   -----------   -----------    ---    -----------     ---

                                   nbr {48-49}

                                           YEAR ENDED DECEMBER 31,                    INCREASE (DECREASE)
                                  ---------------------------------------   ---------------------------------------
(IN THOUSANDS, EXCEPT PERCENTAGES
AND RIG ACTIVITY)                     2003          2002          2001           2003 TO 2002         2002 TO 2001
Rig activity:
  Rig years:(9)
    U.S. Lower 48 Land Drilling         143.1         103.0         209.7          40.1    39%         (106.7)  (51%)
    U.S. Offshore                        14.1          14.5          28.8           (.4)   (3%)         (14.3)  (50%)
    Alaska                                7.9           9.3          10.9          (1.4)  (15%)          (1.6)  (15%)
    Canada                               42.1          22.9          20.4          19.2    84%            2.5    12%
    International(10)                    61.1          55.1          54.5           6.0    11%             .6     1%
                                  -----------   -----------   -----------   -----------   ---     -----------   ---
    Total rig years                     268.3         204.8         324.3          63.5    31%         (119.5)  (37%)
                                  -----------   -----------   -----------   -----------   ---     -----------   ---
Rig hours:(11)
    U.S. Land Well-servicing        1,088,511     1,014,657     1,170,104        73,854     7%       (155,447)  (13%)
    Canada Well-servicing(12)         321,472       164,785            --       156,687    95%        164,785    --
                                  -----------   -----------   -----------   -----------   ---     -----------   ---
    Total rig hours                 1,409,983     1,179,442     1,170,104       230,541    20%          9,338     1%
                                  -----------   -----------   -----------   -----------   ---     -----------   ---

(1) These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $2.8 million, $3.9 million and $9.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(3) Represents our oil and gas exploration, development and production operations.

(4) Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $7.4 million, $10.9 million and $17.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(6)  Represents the elimination of inter-segment transactions.

(7) Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America
     (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading Results of Operations above.

(8) Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9) Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10) International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 3.8 years, 3.7 years and
     2.3 years during the years ended December 31, 2003, 2002 and 2001, respectively.

(11) Rig hours represents the number of hours that our well-servicing rig fleet operated during the year.

(12) The Canada Well-servicing operation was acquired during April 2002 as part of our acquisition of Enserco Energy Service Company Inc.


2003 COMPARED TO 2002

     Operating revenues and Earnings from unconsolidated affiliates for 2003 totaled $1.9 billion, representing an increase of $409.0 million, or 28%, compared to 2002. Adjusted income derived from operating activities and net income for 2003 totaled $212.7 million and $192.2 million ($1.25 per diluted share), respectively, representing increases of 25% and 58%, respectively, compared to 2002.

     The increase in our Operating revenues and Earnings from unconsolidated affiliates during 2003 primarily resulted from higher revenues realized by our Canadian, U.S. Lower 48 Land Drilling and International operations. The improved revenues from our Canadian operations resulted from an increase in the level of activity for our land drilling and well-servicing operations driven by increased demand for our services in that market during 2003 and our acquisition of Enserco Energy Service Company Inc. in April 2002. The Enserco acquisition increased the number of drilling rigs owned and operated by Nabors in Canada by 30 drilling rigs while also adding over 200 well-servicing rigs. The improved revenues for our U.S. Lower 48 Land Drilling operations resulted from higher activity levels driven by a gradual increase in demand for drilling services in that market during 2003. The overall increase in demand in these markets was driven by higher average price levels for natural gas in 2003 compared to 2002. International revenues improved primarily as a result of six new long-term contracts for our operation in Mexico.

     The increase in adjusted income derived from operating activities during 2003 primarily resulted from the increase in revenues discussed above. However, the overall increase in adjusted income derived from operating activities for 2003 was partially offset by lower average dayrates in our U.S. Lower 48 Land Drilling operations during 2003 and lower margins realized by certain of our Other Operating Segments.

The decrease in average dayrates for our U.S. Lower 48 Land Drilling operations resulted from dayrates declining during 2002 and remaining flat until the latter part of 2003, when dayrates began to rise. The decline in dayrates during 2002 resulted from the weakness in this market over the period beginning in the third quarter of 2001 and extending through the end of 2002. The decrease in margins for our Other Operating Segments is discussed in detail below.

     Natural gas prices are the primary driver of our U.S. Lower 48 Land Drilling, Canadian and U.S. Offshore (Gulf of Mexico) operations, while oil prices are the primary driver of our Alaskan, International and U.S. Land Well-servicing operations. The Henry Hub natural gas spot price (per Bloomberg) averaged $5.49 per million cubic feet (mcf) during 2003, up from a $3.37 per mcf average during 2002. West Texas intermediate spot oil prices (per Bloomberg) averaged $31.06 per barrel during 2003, up from a $26.17 per barrel average during 2002.

     Our operating results for 2004 are expected to increase from levels realized during 2003 given our current expectations of commodity prices and the related impact on drilling and well-servicing activity during 2004. The expected increase in drilling activity is expected to have the largest impact on our Canadian and U.S. Lower 48 Land Drilling operations. Canadian drilling activity is subject to substantial levels of seasonality, as activity levels typically peak in the first quarter, decline substantially in the second quarter, and then generally increase over the last half of the year. As a result of our acquisitions in Canada during 2001 and 2002, this seasonality has a more significant impact on our overall results as our Canadian operations represent a larger portion of our overall operations. We also expect an improvement in operating results for our U.S. Offshore (Gulf of Mexico) operations during 2004 primarily as a result of incremental revenues from three new platform rigs for deepwater development projects that we expect to commence operations during the first half of 2004, as well as a recovery in the level of overall activity in this market. We expect results from our International operations for 2004 to increase slightly as a result of a full year of operations for contracts in India and Indonesia, which began in the last half of 2003, and a full year of operations in Mexico where rigs commenced operations over the first three quarters of 2003. We also expect to see a number of rigs that had been operating under long-term contracts for our International operations that were unexpectedly idled in late 2003, return to work during 2004. Our U.S. Land Well-servicing operations are expected to maintain a steady to slightly upward trend for 2004 given our current expectations of commodity prices during 2004 as discussed above. We expect results from our operations in Alaska to be reduced overall during 2004 compared to 2003, as two of our rigs are nearing completion on contracts that have not yet been renewed or replaced.

     CONTRACT DRILLING Our Contract Drilling operating segments contain one or more of the following operations: drilling, workover and well-servicing, on land and offshore. Operating revenues and Earnings from unconsolidated affiliates for our Contract Drilling operating segments totaled $1.7 billion and adjusted income derived from operating activities totaled $241.2 million in 2003, representing increases of 27% and 30%, respectively, compared to 2002. Rig years (excluding well-servicing rigs) increased to 268.3 years during 2003 from 204.8 years during 2002 as a result of increased capital spending by our customers, which resulted from the improvement in commodity prices.

     U.S. Lower 48 Land Drilling Operating revenues and adjusted income derived from operating activities totaled $476.3 million and $16.8 million, respectively, in 2003, representing an increase of 27% and a decrease of 28%, respectively, compared to 2002. The increase in Operating revenues resulted from the increase in drilling activity driven by higher natural gas prices, which is reflected in the increase in rig years to 143.1 years during 2003 compared to
103.0 years during 2002. Adjusted income derived from operating activities decreased during 2003, despite the increase in rig activity, as a result of lower average dayrates, rising labor costs and higher depreciation expense.

     U.S. Land Well-servicing Operating revenues and adjusted income derived from operating activities totaled $312.3 million and $47.1 million, respectively, in 2003, representing increases of 6% and 22%, respectively, compared to 2002. The improved results in 2003 resulted from an increase in well-servicing utilization driven by the increase in spending by our customers during 2003 and a marginal increase in average dayrates compared to 2002. The strengthening in this market resulted primarily from the improvement in commodity prices in 2003. U.S. Land Well-servicing hours increased to 1,088,511 hours during 2003 from 1,014,657 hours during 2002.

     U.S. Offshore Operating revenues and adjusted income derived from operating activities totaled $101.6 million and $1.6 million, respectively, in 2003, representing a decrease of 4% and an increase of 218%, respectively, compared to 2002. The decrease nbr {50-51}
in Operating revenues in 2003 primarily relates to the inclusion in our 2002 Operating revenues of $6.4 million of business interruption insurance proceeds related to our Dolphin 105 jack-up rig, which was lost in a hurricane during 2002, and from lower rig years in 2003 compared to 2002. Rig years for our U.S. Offshore operations totaled 14.1 years during 2003 compared to 14.5 years during 2002. The decrease in Operating revenues in 2003 was partially offset by higher average dayrates in 2003 compared to 2002 resulting from an overall tightening of rig supply in the U.S. Gulf of Mexico during 2003. The increase in adjusted income derived from operating activities during 2003 resulted primarily from increased working days for our 1,000-horsepower workover rigs that currently generate higher daily cash margins than the remainder of our rigs, which was only partially offset by lower rig years in 2003. Adjusted income derived from operating activities for 2003 was also positively impacted by lower costs due to increased monitoring of costs on working rigs and reductions in fixed overhead and costs for non-working rigs.

     Alaskan Operating revenues and adjusted income derived from operating activities totaled $112.1 million and $37.8 million, respectively, in 2003, representing a decrease of 5% and an increase of 21%, respectively, compared to 2002. The decrease in Operating revenues resulted from lower drilling activity reflected in the decrease in rig years to 7.9 years during 2003 from 9.3 years during 2002, which was primarily driven by our customers decreasing their level of winter exploration activity. This reduced activity level was partially offset by an incremental $5.7 million of Operating revenues, representing business interruption insurance proceeds recorded during 2003 related to the damage incurred on one of our land drilling rigs in 2001, which exceeded the $3.1 million in business interruption insurance proceeds recorded during 2002 related to another rig damaged in 2001. The increase in adjusted income derived from operating activities resulted from the higher level of business interruption insurance proceeds recognized in 2003 versus 2002 and from projects where we earned a standby without crew rate, which adds to revenues at a level lower than standard rates, but with minimal costs of operation.

     Canadian Operating revenues and adjusted income derived from operating activities totaled $322.3 million and $59.9 million, respectively, in 2003, representing increases of 128% and 244%, respectively, compared to 2002. These increases reflect an increase in drilling and well-servicing revenues, which resulted from an overall increase in Canadian drilling and well-servicing activity driven by increased commodity prices, and from our acquisition of Enserco in April 2002. Rig years in Canada increased to 42.1 years during 2003 from 22.9 years during 2002. Canadian Well-servicing hours totaled 321,472 hours during 2003 compared to 164,785 hours during the period from April 26, 2002, the date we acquired Enserco, through December 31, 2002.

     International Operating revenues and Earnings from unconsolidated affiliates, and adjusted income derived from operating activities totaled $396.9 million and $78.0 million, respectively, in 2003, representing increases of 24% and 2%, respectively, compared to 2002. The improved results in 2003 primarily resulted from six new long-term contracts for our operation in Mexico. International rig years increased to 61.1 years during the current year from
55.1 years during 2002 primarily as a result of these new contracts.

     OIL AND GAS This operating segment represents our investment in net profits interests of oil and gas exploration, development and production operations. Oil and Gas Operating revenues and adjusted income derived from operating activities totaled $16.9 million and $5.9 million, respectively, in 2003, representing increases of 134% and 653%, respectively, compared to 2002, resulting from the agreements executed with El Paso Corporation in October 2003 discussed below.

     On October 8, 2003, we entered into two separate agreements with wholly-owned subsidiaries of El Paso Corporation under which a subsidiary of Nabors will contribute 20% of an estimated $400 million total cost to develop approximately 110 wells in exchange for a 20% net profits interest in such wells (cash proceeds available from production after royalties and operating costs have been paid). The wells included in these agreements include a combination of proved undeveloped, probable and possible reserves located primarily in South Texas, North Louisiana and Offshore Gulf of Mexico. In the event that cash proceeds totaling 117.5% of our total investment are received from the wells subject to the applicable agreement, our net profits interest in those wells will convert to an overriding royalty interest of 0.4% in the wells for the remainder of the wells' productive lives. Either party may terminate the agreements upon 30 days notice. El Paso will serve as operator of all the wells covered in this development program.

     On November 6, 2003, we entered into two additional agreements with El Paso to drill up to a total of 12 exploratory wells in South Texas and South Louisiana. Through these agreements and a subsequent election under one of the agreements, we have committed to contribute 25% of El Paso's share of the cost of drilling and completing eight of the wells; 25% of El Paso's share of the cost of drilling to casing point for three of the wells; and 20% of El Paso's share of the cost of drilling to casing point for one of the wells. We are also committed to contribute 12.5% of El Paso's share of any other costs of the exploratory wells and of all costs of any development wells in which we elect to participate on those prospects. In exchange, we receive a 12.5% interest in El Paso's share in the prospect leases where the exploratory wells are drilled, subject to certain penalty deductions in the event we elect to participate in less than all development wells drilled. As of December 31, 2003, three wells had commenced drilling under these agreements with one being declared a dry hole, which resulted in a charge to direct costs of $1.4 million recorded during the fourth quarter of 2003. The other two wells are in various stages of completion, and an independent third party has concluded that those wells are capable of production in paying quantities.

     OTHER OPERATING SEGMENTS These operations include our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations. Operating revenues and Earnings from unconsolidated affiliates for our Other Operating Segments totaled $201.7 million during 2003 representing an increase of 15% compared to 2002. This increase primarily resulted from the acquisition of Ryan Energy Technologies, Inc. during the fourth quarter of 2002. Adjusted income derived from operating activities for our Other Operating Segments totaled $3.3 million during 2003 representing a decrease of 87% compared to 2002. While Ryan's results have been additive to our revenues, this new business realized a loss during 2003. In addition, decreased margins from our marine transportation services, which resulted from lower average dayrates, and from our top drive manufacturing operations, which resulted from fewer top drive sales in 2003 compared to 2002, resulted in lower profitability for our Other Operating Segments compared to 2002.

     OTHER FINANCIAL INFORMATION General and administrative expenses increased by $23.5 million, or 17%, in 2003 compared to 2002 primarily as a result of increases related to our Canadian acquisitions in 2002 and increased International activity. As a percentage of operating revenues, general and administrative expenses decreased in 2003 compared to 2002 (8.8% vs. 9.7%) as these expenses were spread over a larger revenue base.

     Depreciation and amortization, and depletion expense increased by $39.8 million, or 20%, in 2003 compared to 2002 as a result of an increase in average rig years for our Canadian land drilling, U.S. Lower 48 Land Drilling and International operations, a full year of depreciation in 2003 on assets acquired in our Enserco (April 2002) and Ryan (October 2002) acquisitions, as well as other capital expenditures during 2002 and 2003.

     Interest expense increased by $3.7 million, or 5%, in 2003 compared to 2002 resulting from the issuance of our $225 million aggregate principal amount of 4.875% senior notes and our $275 million aggregate principal amount of 5.375% senior notes in August 2002, which was only partially offset by reduced interest costs realized in 2003 from the issuance of our $700 million zero coupon senior exchangeable notes in June 2003. Such notes will not accrue interest unless we become obligated to pay contingent interest. The proceeds from this debt issuance were used to redeem our $825 million zero coupon convertible senior debentures, which had an effective interest rate of 2.5%. We also redeemed our 8.625% senior subordinated notes due April 2008 on April 1, 2003.

     Interest income decreased by $6.3 million, or 19%, in 2003 compared to 2002, reflecting lower average yields on investments resulting from the overall declining interest rate environment, partially offset by higher average cash and marketable securities balances.

     Other income increased by $1.2 million, or 32%, in 2003 compared to 2002. Other income for 2003 includes net gains on marketable securities of approximately $6.1 million and net gains on long-term assets of approximately $2.5 million, partially offset by the recognition of approximately $1.2 million of expense in 2003 related to the settlement of amounts due to the counterparty for our range cap and floor derivative instrument, and a loss of approximately $.9 million resulting from the redemption of our 8.625% senior subordinated notes at prices higher than their carrying value on April 1, 2003. Other income for 2002 includes net gains on marketable securities of approximately $2.9 million and net gains on long-term assets of approximately $4.6 million, partially offset by mark-to-market losses recorded on our range cap and floor derivative instrument of approximately $2.0 million and the recognition of approximately $3.8 million in non-recurring corporate reorganization expense.

     Our effective income (benefit) tax rate was (10%) during 2003 compared to 14% during 2002. The tax benefit position for 2003 resulted primarily from tax savings realized as a result of our corporate reorganization effective June 24, 2002. It is possible that the tax savings recorded as a result of the corporate reorganization may not be realized, depending on the final disposition of various legislative proposals introduced in the U.S. Congress, and any responsive action taken by Nabors. We expect our effective income tax rate during 2004 to be in the 10%-15% range because we expect a higher proportion of our income to be generated in the U.S., which is generally taxed at a higher rate than in international jurisdictions in which we operate.


                                   nbr {52-53}

2002 COMPARED TO 2001

     Operating revenues and Earnings from unconsolidated affiliates in 2002 totaled $1.5 billion, representing a decrease of $746.9 million, or 34%, compared to 2001. Adjusted income derived from operating activities and net income in 2002 totaled $170.0 million and $121.5 million ($.81 per diluted share), respectively, representing decreases of 68% and 66%, respectively, compared to 2001.

     The decrease in our operating results in 2002 primarily resulted from the continuing weak environment in several of our key North American markets. The depressed price for natural gas and oil over the period beginning in the third quarter of 2001 through the latter part of the first quarter of 2002 resulted in decreased spending by our customers for our services during the second half of 2001 and for all of 2002.

     This decreased spending and corresponding decline in our rig activity resulted in declining profitability for Nabors over that period. These lower activity levels were experienced by a majority of our North American business units, with the sharpest decline coming from our U.S. Lower 48 Land Drilling business. The decrease in North American land and offshore drilling activity is illustrated by the drilling industry's lower total active land and offshore rig count. The drilling industry's average U.S. Land, Canadian Land and U.S. Offshore rig counts during 2002 were lower by 29%, 23% and 26%, respectively, than the 2001 period. Also contributing to the overall decline in our operating results was a decline in activity for our U.S. Land Well-servicing and workover business, driven primarily by lower rig utilization due to the overall weak market, a decline in activity for our operations in Alaska, primarily resulting from lower overall drilling activity in that market, and the loss of some higher margin workover rigs and an offshore platform operation during the second half of 2002.

     As discussed above, natural gas prices are the primary driver of our U.S. Lower 48 Land Drilling, Canadian and U.S. Offshore (Gulf of Mexico) operations, while oil prices are the primary driver of our Alaskan, International and U.S. Land Well-servicing operations. The Henry Hub natural gas spot price (per Bloomberg) averaged $3.37 per mcf during 2002, down from the $3.96 per mcf average during 2001. West Texas intermediate spot oil prices (per Bloomberg) averaged $26.17 per barrel during 2002, up slightly from $25.96 per barrel during 2001. Beginning in the first quarter of 2002, a tightening in natural gas and oil supply resulted in an improvement in natural gas and oil prices. Natural gas and oil prices averaged $3.76 per mcf and $28.29 per barrel, respectively, during the last six months of 2002, as compared to $2.98 per mcf and $24.01 per barrel for the first six months of 2002. A substantial portion of the improvement in natural gas prices occurred during the fourth quarter of 2002, when natural gas prices averaged $4.31 per mcf. These price increases did not result in a corresponding strengthening of our key North American markets until early 2003.

     CONTRACT DRILLING Operating revenues and Earnings from unconsolidated affiliates for our Contract Drilling operating segments totaled $1.4 billion and adjusted income derived from operating activities totaled $185.6 million in 2002, representing decreases of 35% and 63%, respectively, compared to 2001. Rig years (excluding well-servicing rigs) decreased to 204.8 years during 2002 from an average of 324.3 years during 2001. The lower revenues realized by our U.S. Lower 48 Land Drilling, U.S. Land Well-servicing, U.S. Offshore and Alaskan business units during 2002 compared to 2001 were only partially offset by higher revenues from our Canadian and International operations.

     U.S. Lower 48 Land Drilling Operating revenues and adjusted income derived from operating activities totaled $374.7 million and $23.4 million, respectively, representing decreases of 63% and 92%, respectively, compared to 2001. These substantial decreases were a result of decreased demand for our drilling services. The weakness of the North American natural gas market during 2002 resulted in significant decreases in both rig years and dayrates. We began to experience this deterioration in North American gas rig activity during the third quarter of 2001 and such reduced rig activity continued through the end of 2002. U.S. Lower 48 Land Drilling rig years decreased to 103.0 years during 2002 from 209.7 years during 2001.

     U.S. Land Well-servicing Operating revenues and adjusted income derived from operating activities totaled $294.4 million and $38.6 million, respectively, in 2002, representing decreases of 15% and 40%, respectively, compared to 2001. These decreases resulted from decreased activity as a function of the reduction in capital spending by our customers resulting from lower oil prices in the beginning of 2002 and, to a lesser extent, lower natural gas prices over the same period. U.S. Land Well-servicing rig hours decreased to 1,014,657 hours during 2002 from 1,170,104 hours during 2001.

     U.S. Offshore Operating revenues and adjusted income (loss) derived from operating activities totaled $105.7 million and ($1.4 million), respectively, in

2002, representing decreases of 53% and 105%, respectively, compared to 2001. These decreases resulted from lower rig years and lower average dayrates. This negative trend began during the third quarter of 2001 and continued through the second quarter of 2002, following the similar decline in natural gas and oil prices over that period. During that period of time offshore operators reduced their demand for offshore rigs and the prices they were willing to pay for offshore services in the Gulf of Mexico. Offshore rig years decreased to 14.5 years during 2002 from 28.8 years during 2001. Our U.S. Offshore unit's 2002 operating results include an incremental $6.4 million, representing business interruption insurance proceeds related to our Dolphin 105 jack-up rig, which was lost in a hurricane during 2002. We also recorded a $2.3 million gain as a result of a casualty insurance settlement in excess of the carrying value of this rig, which is included in other income in our consolidated statement of income for the year ended December 31, 2002.

     Alaskan Operating revenues and adjusted income derived from operating activities totaled $118.2 million and $31.4 million, respectively, in 2002, representing a decrease of 12% and an increase of 3%, respectively, compared to 2001. The decrease in Operating revenues resulted from lower drilling activity reflected in the decrease in rig years to 9.3 years during 2002 from 10.9 years during 2001. This reduced activity level was partially offset by an incremental $3.1 million in Operating revenues, representing business interruption insurance proceeds recorded during 2002 related to damage incurred on one of our land drilling rigs in 2001, which resulted in the small increase in adjusted income derived from operating activities in 2002 compared to 2001.

     Canadian Operating revenues and adjusted income derived from operating activities totaled $141.5 million and $17.4 million, respectively, in 2002, representing an increase of 64% and a decrease of 44%, respectively, compared to 2001. The increase in Operating revenues primarily resulted from an increase in well-servicing revenues from our acquisition of Enserco in April 2002. Operating revenues also increased due to a year-over-year increase in drilling revenues. Drilling revenues increased due to our April 2002 acquisition of Enserco and our November 2001 acquisition of Command Drilling Corporation. These acquisitions increased our position in Canada with assets that are relatively new and in excellent condition, allowing us to provide services to many of our key U.S. customers who have increased their presence in Canada because of its increasingly strategic importance to the North American gas supply market. Rig years in Canada increased to 22.9 years during 2002 from 20.4 years during 2001. Rig years peaked during the fourth quarter of 2002, averaging 29.6 years for the period. Canadian well-servicing hours totaled 164,785 hours for the period from April 26, 2002, the date we acquired Enserco, through December 31, 2002. Adjusted income derived from operating activities for Canada decreased primarily due to the addition of well-servicing operations in 2002 which tend to have lower margins than drilling operations, lower average margins in our drilling operations caused by the downward pressure on pricing for much of the first half of 2002, as well as increased general and administrative expenses caused by our Enserco and Command acquisitions and the related build-up of our Canadian operations during 2002.

     International Operating revenues and Earnings from unconsolidated affiliates, and adjusted income derived from operating activities totaled $320.2 million and $76.1 million, respectively, in 2002, representing increases of 13% and 30%, respectively, compared to 2001. These increases resulted from higher rig years and higher average dayrates in our Middle East operations, primarily in Saudi Arabia and Yemen, and our African operations, primarily in Algeria. International rig years increased slightly to 55.1 years during 2002 from 54.5 years during 2001.

     OIL AND GAS Operating revenues and adjusted loss derived from operating activities for our Oil and Gas operating segment totaled $7.2 million and $1.1 million, respectively, in 2002, representing an increase of 31% and a decrease of 44%, respectively, compared to 2001. The increase in Operating revenues resulted from increased investment in selective oil and gas exploration, development and production operations during 2002. We realized an adjusted loss derived from operating activities in 2002 compared to adjusted income derived from operating activities in 2001 as a result of increased depletion expense driven by increased oil and gas production.

     OTHER OPERATING SEGMENTS Operating revenues and Earnings from unconsolidated affiliates for our Other Operating Segments totaled $174.8 million in 2002, representing a decrease of 33% compared to 2001. Adjusted income derived from operating activities totaled $24.7 million in 2002, representing a 72% decrease compared to 2001. These decreases resulted primarily from lower average dayrates and weak market conditions in our marine transportation and supply services and U.S. trucking operations and from decreased top drive sales.


                                   nbr {54-55}

     OTHER FINANCIAL INFORMATION General and administrative expenses increased by $6.4 million, or 5%, in 2002 compared to 2001 as a result of increases related to our Canadian acquisitions partially offset by decreased rig activity. As a percentage of operating revenues, general and administrative expenses increased during 2002 compared to 2001 (9.7% vs. 6.2%) as these expenses were spread over a lower revenue base.

     Depreciation and amortization, and depletion expense increased by $5.5 million, or 3%, in 2002 compared to 2001 as a result of significant capital expenditures and acquisitions during 2001 and 2002. This was partially offset by decreased rig activity, an extension of certain of our fixed asset depreciable lives and the required discontinuance of goodwill amortization. Effective October 1, 2001, we changed the depreciable lives of our drilling and workover rigs from 4,200 to 4,900 active days, our jack-up rigs from 4,200 to 8,030 active days and certain other drilling equipment lives, to better reflect the estimated useful lives of these assets. The effect of this change in accounting estimate was accounted for on a prospective basis beginning October 1, 2001 and decreased depreciation expense by $28.7 million and $8.6 million in 2002 and 2001, respectively. On January 1, 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which resulted in us no longer amortizing goodwill. The effect of this change, if applied to 2001, would have decreased amortization expense by approximately $7.1 million for the year ended December 31, 2001.

     Interest expense increased in 2002 as a result of higher average outstanding debt balances, resulting from the issuance of our $225 million aggregate principal amount of 4.875% senior notes and $275 million aggregate principal amount of 5.375% senior notes in August 2002, which added $8.3 million to interest expense in 2002. Interest income decreased in 2002 due to lower average yields on investments resulting from the overall declining interest rate environment partially offset by higher average cash and marketable securities balances.

     Other income decreased in 2002, compared to 2001, resulting primarily from the following: a gain on extinguishment of debt of $15.3 million recorded in 2001, a year-to-year decrease in gains on long-term assets of $5.7 million and corporate reorganization expense of $3.8 million recorded in 2002.

     Our effective income tax rate was 14% during 2002 compared to 36% during 2001 due primarily to an increase in international earnings as a percentage of our overall earnings. Our international earnings, other than earnings from our Canadian operations, generally are taxed at lower rates than earnings from our U.S. operations. Our corporate reorganization also had the effect of lowering our effective income tax rate. The tax benefit attributable to our corporate reorganization in 2002 was approximately $13.0 million ($.09 per diluted share). Excluding the $13.0 million in tax savings related to the corporate reorganization, our effective tax rate for 2002 was 23%.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

     Our cash flows primarily depend on the level of spending by our primary customers, oil and gas companies, for exploration, development and production activities. Sustained increases or decreases in the price of natural gas or oil could have a material impact on these activities, and could also materially affect our cash flows. Certain uses of cash, such as the level of nonsustaining capital expenditures, purchases and sales of marketable securities, issuances of debt and repurchases of our common shares are within our control and are adjusted as necessary based on market conditions. The following is a discussion of our cash flows for the years ended December 31, 2003 and 2002.

     OPERATING ACTIVITIES Net cash provided by operating activities totaled $395.8 million during 2003 compared to net cash provided by operating activities totaling $400.9 million during 2002. During 2003 net income was increased for non-cash items such as depreciation and amortization, and depletion, and was reduced for changes in our working capital and other balance sheet accounts and for our deferred income tax benefit. During 2002 net income was increased for non-cash items such as depreciation and amortization, depletion, deferred income taxes, and from changes in our working capital accounts.

     INVESTING ACTIVITIES Net cash used for investing activities totaled $408.3 million during 2003 compared to net cash used for investing activities totaling $654.3 million during 2002. During 2003 cash was used for purchases, net of sales, of marketable and non-marketable securities and capital expenditures. During 2002 cash was used for our acquisitions of Ryan and Enserco, capital expenditures, and for purchases, net of sales, of marketable and non-marketable securities.

     FINANCING ACTIVITIES Net cash provided by financing activities totaled $171.5 million during 2003 compared to net cash provided by financing activities totaling $466.7 million during 2002. During 2003 cash was provided by approximately $688.5 million in net proceeds from the issuance of our $700 million zero coupon senior exchangeable notes on June 10, 2003 and was used for the reduction of long-term debt of $544.5 million. Cash was also provided during the current year by our receipt of proceeds totaling $26.3 million from the exercise of options and warrants to acquire our common shares. During 2002 cash was provided by the proceeds of $493.0 million from the issuance of senior notes in August 2002 and by our receipt of proceeds totaling $12.9 million from the exercise of options to acquire our common shares, and was used for the reduction of long-term debt of $30.8 million.

     On June 10, 2003, we completed a private placement of $700 million aggregate principal amount of zero coupon senior exchangeable notes due 2023. The notes were reoffered by the initial purchaser of the notes to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States in accordance with Regulation S under the Securities Act. The notes do not bear interest, do not accrete and have a zero yield to maturity, unless we become obligated to pay contingent interest as defined in the note indenture. See our discussion of additional provisions of these notes in Note 8 to our accompanying consolidated financial statements. Cash provided by issuance of the notes, net of issuance costs, totaled $688.5 million.

     We used a portion of the net proceeds from the issuance of the notes to redeem the remaining outstanding principal amount of our $825 million zero coupon convertible senior debentures due 2020 on June 20, 2003. The redemption price was $655.50 per $1,000 principal amount of the debentures for an aggregate redemption price paid of approximately $494.9 million. The remainder of the proceeds of the notes were invested in cash and marketable securities and will be used for general corporate purposes, including payments at the maturity of our 6.8% senior notes due April 15, 2004.

     On April 1, 2003, we redeemed our 8.625% senior subordinated notes due April 2008 and all associated guarantees at a redemption price of $1,043.13 per $1,000 principal amount of the notes together with accrued and unpaid interest to the date of redemption for an aggregate redemption price of $45.2 million.

FUTURE CASH REQUIREMENTS

     As of December 31, 2003, we had long-term debt, including current maturities, of $2.3 billion and cash and cash equivalents and investments in marketable securities of $1.5 billion. See table included under Fair Value of Financial Instruments below for a breakout of the components of our long-term debt as of December 31, 2003.

     Our 6.8% senior notes are due April 15, 2004 for an aggregate principal amount of $295.3 million. This amount is classified in current liabilities in our consolidated balance sheet as of December 31, 2003.

     Our $1.381 billion zero coupon convertible senior debentures due 2021 can be put to us on February 5, 2006, February 5, 2011 and February 5, 2016, for a purchase price equal to the issue price plus accrued original issue discount to the date of repurchase. Our $700 million zero coupon senior exchangeable notes due 2023 can be put to us on June 15, 2008, June 15, 2013 and June 15, 2018, for a purchase price equal to 100% of the principal amount of the notes plus contingent interest and additional amounts, if any. We may elect to pay all or a portion of the purchase price of the debentures and the notes in common shares instead of cash, depending upon our cash balances and cash requirements at that time. We do not presently anticipate using common shares to satisfy any such future purchase obligations. In accordance with the indenture with respect to the debentures, we cannot redeem the $1.381 billion debentures before February 5, 2006. After that date, we may redeem all or a portion of the debentures for cash at any time at their accreted value.

     As of December 31, 2003, we had outstanding capital expenditure purchase commitments of approximately $26.1 million, primarily for rig-related enhancing and sustaining capital expenditures. In addition, we estimate that we will contribute approximately $57.1 million and $2.5 million in conjunction with our agreements with El Paso Corporation during 2004 and 2005, respectively. In addition to the purchase commitments discussed above, projected capital expenditures for 2004 for sustaining and known new construction and enhancement projects are expected to total approximately $340 million.

     We have historically completed a number of acquisitions and will continue to evaluate opportunities to acquire assets or businesses to enhance our operations. Several of our previous acquisitions were funded through issuances of our common shares. Future acquisitions may be paid for using existing cash or issuance of debt or Nabors shares. Such capital expenditures and acquisitions will depend on our view of market conditions and other factors.


                                   nbr {56-57}

     Historical capital expenditures and acquisitions of businesses, which represent the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value, are classified as follows:

                           YEAR ENDED DECEMBER 31,
                   ------------------------------------
(IN THOUSANDS)        2003         2002          2001
                   ----------   ----------   ----------
Sustaining         $  159,932   $  102,633   $  231,683
Enhancement           110,852      136,837      398,513
Acquisitions           71,549      449,365      155,671
New Construction       15,060       14,008       17,374
                   ----------   ----------   ----------
                   $  357,393   $  702,843   $  803,241
                   ----------   ----------   ----------

     The following table summarizes our contractual cash obligations as of December 31, 2003:

                                                          PAYMENTS DUE BY PERIOD
                                 -------------------------------------------------------------------------
(IN THOUSANDS)                      TOTAL       < 1 YEAR      1-3 YEARS        3-5 YEARS       THEREAFTER
                                 -----------   -----------   -----------      -----------      -----------
Contractual cash
 obligations:
 Long-term debt:
   Principal                     $ 2,326,192   $   299,392   $   826,800(1)   $   700,000(2)   $   500,000
   Interest                          195,045        31,606        51,501           51,501           60,437
 Operating leases(3)                  24,804        10,096         9,883            2,561            2,264
 Capital expenditure
 purchase commitments(3)              85,786        83,224         2,562               --               --
 Time charter commitment(4)           92,626        27,056        53,964           11,606               --
 Employment contracts(3)               7,942         1,808         3,061            1,222            1,851
Pension funding
  obligations(5)                       1,490         1,490            --               --               --
                                 -----------   -----------   -----------      -----------      -----------
Total contractual cash
  obligations                    $ 2,733,885   $   454,672   $   947,771      $   766,890      $   564,552
                                 -----------   -----------   -----------      -----------      -----------

----------

(1) Represents our $1.381 billion zero coupon convertible senior debentures which can be put to us on February 5, 2006.

(2) Represents our $700 million zero coupon exchangeable notes which can be put to us on June 15, 2008.

(3)  See Note 13 to the accompanying consolidated financial statements.

(4) Relates to our future commitments under our time charter with Sea Mar Management LLC. See Related Party Transactions below.

(5) See Note 11 to the accompanying consolidated financial statements. Historical capital expenditures and acquisitions of businesses, which represent the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value, are classified as follows:


FINANCIAL CONDITION AND SOURCES OF LIQUIDITY

     Our primary sources of liquidity are cash and cash equivalents, marketable securities and cash generated from operations. As of December 31, 2003, we had cash and cash equivalents and investments in marketable securities of $1.5 billion (including $612.4 million of long-term marketable securities) and working capital of $917.3 million. This compares to cash and cash equivalents and investments in marketable securities of $1.3 billion (including $459.1 million of long-term marketable securities) and working capital of $618.5 million as of December 31, 2002.

     The increase in cash and cash equivalents and investments in marketable securities, and working capital relates primarily to the issuance of our $700 million zero coupon senior exchangeable notes in June 2003, which resulted in net proceeds of $688.5 million, partially offset by reductions in long-term debt of $544.5 million during 2003. Cash and cash equivalents, investments in marketable securities, and working capital were also increased during 2003 by cash provided by operating activities totaling $395.8 million and decreased by capital expenditures of $353.4 million during the year. The increase in working capital was partially offset by the reclassification in 2003 of $295.3 million principal amount of our 6.8% senior notes due April 15, 2004 to current liabilities.

     Our funded debt-to-capital ratio was 0.48:1 as of December 31, 2003 and 0.49:1 as of December 31, 2002. Our net funded debt-to-capital ratio was 0.23:1 as of December 31, 2003 and 0.26:1 as of December 31, 2002. The funded debt-to-capital ratio is calculated by dividing funded debt by funded debt plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt, and (3) long-term debt. Capital is defined as shareholders' equity. The net funded debt-to-capital ratio nets cash and cash equivalents and marketable securities ($1.5 billion and $1.3 billion as of December 31, 2003 and 2002, respectively) against funded debt. This ratio is calculated by dividing net funded debt by net funded debt plus capital. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. Our interest coverage ratio was 6.8:1 as of December 31, 2003, compared to 6.0:1 as of December 31, 2002. The interest coverage ratio is computed by calculating the sum of income before income taxes, interest expense, and depreciation and amortization, and depletion expense and then dividing by interest expense. This ratio is a method for calculating the amount of cash flows available to cover interest expense.

     We have three letter of credit facilities and a Canadian line of credit facility with various banks as of December 31, 2003. Availability and borrowings under our credit facilities as of December 31, 2003 are as follows:

(IN THOUSANDS)
Credit available                        $ 96,825
Letters of credit outstanding            (56,288)
                                        --------
Remaining availability                  $ 40,537
                                        --------

     We have a shelf registration statement on file with the Securities and Exchange Commission to allow us to offer, from time to time, up to $700 million in debt securities, guarantees of debt securities, preferred shares, depository shares, common shares, share purchase contracts, share purchase units and warrants. We currently have not issued any securities registered under this registration statement.

     Our current cash and cash equivalents, investments in marketable securities and projected cash flow generated from current operations are expected to more than adequately finance our sustaining capital expenditures, our debt service requirements, including payments at maturity of our 6.8% senior notes due April 15, 2004, and all other expected cash requirements for the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS
(INCLUDING GUARANTEES)

     We are a party to certain transactions, agreements or other contractual arrangements defined as "off-balance sheet arrangements" that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve our time charter lease obligation with Sea Mar Management LLC and certain other agreements in which we provide financial or performance assurance to third parties. See Related Party Transactions below and Note 12 to our accompanying consolidated financial statements for a discussion of our Sea Mar Management LLC time charter arrangement. Certain of our other agreements involving financial or performance assurance to third parties serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and guarantees of residual value in certain of our operating lease agreements. We have also guaranteed payment of contingent consideration in conjunction with an acquisition in 2002, which is based on future operating results of that business. In addition, we have provided indemnifications to certain third parties which serve as guarantees. These guarantees include indemnification provided by Nabors to our stock transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

     Management believes the likelihood that we would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial and performance guarantees issued by Nabors:

                                                                 MAXIMUM AMOUNT
                                       ------------------------------------------------------------------
(IN THOUSANDS)                            2004          2005          2006       THEREAFTER       TOTAL
                                       ----------    ----------    ----------    ----------    ----------
Financial standby letters of credit    $   34,186    $       --    $       --    $       --    $   34,186
Guarantee of residual value in
 lease agreements                             347           684            65            --         1,096
Contingent consideration in
 acquisition                                1,111         1,111           278            --         2,500
                                       ----------    ----------    ----------    ----------    ----------
Total                                  $   35,644    $    1,795    $      343    $       --    $   37,782
                                       ==========    ==========    ==========    ==========    ==========


                                   nbr {58-59}

     Additionally, our $700 million zero coupon senior exchangeable notes issued in June 2003 contain a feature whereby we will be obligated to pay contingent interest during any six-month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2008 for which the average trading price of the notes for each day of the applicable five-day trading reference period equals or exceeds 120% of the principal amount of the notes as of the day immediately preceding the first day of the applicable six-month interest period. The amount of contingent interest payable per note in respect to any six-month period will equal 0.185% of the principal amount of a note.

OTHER MATTERS

     Our Sea Mar division time charters supply vessels to offshore operators in U.S. waters. On February 4, 2004, the United States Coast Guard took several actions which could adversely affect our ability to do so.

The vessels are owned by one of our financing company subsidiaries, but are operated and managed by a U.S. citizen-controlled company pursuant to long-term bareboat charters (see Related Party Transactions below). Our Sea Mar division time charters the vessels from this U.S. operating company in connection with our own offshore activities in the Gulf of Mexico and in support of other offshore operators.

On February 4, 2004, the United States Coast Guard adopted final regulations which could cause arrangements like that utilized by Sea Mar to no longer qualify vessels for employment in the U.S. coastwise trades. However, the final regulations contain grandfathering provisions which could permit us to continue coastwise marketing of the vessels until the present bareboat charters terminate. The original term of most of these bareboat charters ends in June 2007, but the charter provides for one or more renewal terms of three to five years. We believe the grandfathering provisions in these final regulations would apply to these renewal terms.

Also, on February 4, 2004, the United States Coast Guard proposed a rule which, if finally adopted, would end the grandfathering provision on February 4, 2007. In these same proposed regulations, the United States Coast Guard is proposing a rule under which time charters from a U.S. citizen bareboat charterer like the charter to Sea Mar would no longer be permitted. However, we believe that if this rule is adopted, the grandfathering provision would apply to the preexisting Sea Mar arrangement.

Additionally, on February 4, 2004, the United States Coast Guard notified us that it is considering an appeal of the United States Coast Guard's original issuance in June 2002 of the coastwise trade endorsements for the vessels bareboat chartered to the U.S. citizen qualified company. The coastwise trade endorsements on the documents of the vessels issued by the United States Coast Guard authorize the vessels to engage in the U.S. coastwise trade. If the appeal is decided against us, we could lose the ability to market the vessels for use in U.S. waters.

     During 2003 adjusted income derived from operating activities for our Sea Mar division represented approximately 3.8% of our consolidated adjusted income derived from operating activities. We currently expect that this percentage will decrease to approximately 0.9% in 2004.

FORWARD-LOOKING STATEMENTS

     We often discuss expectations regarding our future markets, demand for our products and services, and our performance in our annual and quarterly reports, press releases, and other written and oral statements. Statements that relate to matters that are not historical facts are "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These "forward-looking statements" are based on an analysis of currently available competitive, financial and economic data and our operating plans. They are inherently uncertain and investors should recognize that events and actual results could turn out to be significantly different from our expectations. By way of illustration, when used in this document, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "should," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements.

     You should consider the following key factors when evaluating these forward-looking statements:

o    fluctuations in worldwide prices of and demand for natural gas and oil;

o fluctuations in levels of natural gas and oil exploration and development activities;

o    fluctuations in the demand for our services;

o the existence of competitors, technological changes and developments in the oilfield services industry;

o the existence of operating risks inherent in the oilfield services industry;

o    the existence of regulatory and legislative uncertainties;

o    the possibility of changes in tax laws;

o the possibility of political instability, war or acts of terrorism in any of the countries in which we do business; and

o    general economic conditions.

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

     The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. For a more detailed description of risk factors, please refer to our Form 10-K filed with the Securities and Exchange Commission under
Part I, Item I, "Business-Risk Factors."

RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002 the Financial Accounting Standards Board (FASB) issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements, Including Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain types of guarantees, a guarantor recognize and account for the fair value of the guarantee as a liability. FIN 45 contains exclusions to this requirement, including the exclusion of a parent's guarantee of its subsidiaries' debt to third parties. The initial recognition and measurement provisions of FIN 45 have been applied on a prospective basis for guarantees issued or modified after December 31, 2002. During 2003 we issued new standby letters of credit which serve as guarantees under the provisions of FIN
45. The application of the recognition and measurement provisions of FIN 45 to these guarantees was insignificant. The disclosure requirements of FIN 45 are effective for financial statements of both interim and annual periods ending after December 15, 2002, and are included in Note 13 to our accompanying consolidated financial statements and under the heading Off-Balance Sheet Arrangements (Including Guarantees) above.

     In January 2003 the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," which addresses the consolidation of variable interest entities (VIEs) by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise that has the majority of the risks or rewards associated with the VIE. In December 2003 the FASB issued a revision to FIN 46, Interpretation No. 46R (FIN 46R), to clarify some of the provisions of FIN 46, and to exempt certain entities from its requirements. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. We have no interests in structures that are commonly referred to as special-purpose entities and therefore have not adopted FIN 46R as of December 31, 2003. We do not expect our adoption of FIN 46R to materially affect our financial position, results of operations or cash flows.

     In May 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is effective in relation to certain issues for fiscal quarters that began prior to June 15, 2003 and for certain contracts entered into after June 30, 2003. The adoption of SFAS 149 had no impact on our financial position, results of operations or cash flows as of and for the year ended December 31, 2003.

     In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer nbr {60-61}
are required to be classified as liabilities. SFAS 150 is effective for such financial instruments, except for those that apply to mandatorily redeemable noncontrolling interests, entered into or modified after May 31, 2003, and otherwise was effective for such financial instruments, except for those that apply to mandatorily redeemable noncontrolling interests, at the beginning of the third quarter of 2003. The adoption of SFAS 150 had no initial impact on our financial position, results of operations or cash flows as of and for the year ended December 31, 2003.

     In December 2003 the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," that replaces existing FASB disclosure requirements for pensions. The revised SFAS 132 is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. The disclosures related to our pension plan included in Note 11 to our accompanying consolidated financial statements include all relevant disclosures required by the revised SFAS 132.

RELATED PARTY TRANSACTIONS

     Pursuant to his employment agreement entered into in October 1996, we provided an unsecured, non-interest bearing loan of approximately $2.9 million to Nabors' Deputy Chairman, President and Chief Operating Officer. This loan is due on September 30, 2006.

     Pursuant to their employment agreements, Nabors and its Chairman and Chief Executive Officer, Deputy Chairman, President and Chief Operating Officer, and certain other key employees entered into split-dollar life insurance agreements pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in certain instances, members of their families. Under these agreements, we are reimbursed for such premiums upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could potentially be limited to the cash surrender value of these policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheets. We have made premium payments to date totaling $12.4 million related to these policies. The cash surrender value of these policies of approximately $11.4 million and $8.7 million is included in other long-term assets in our consolidated balance sheets as of December 31, 2003 and 2002, respectively.

     Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Nabors under the agreements with our Chairman and Chief Executive Officer and with our Deputy Chairman, President and Chief Operating Officer may be deemed to be prohibited loans by us to these individuals. We have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act and have postponed premium payments related to our agreements with these individuals.

     In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our Alaskan and Saudi Arabian unconsolidated affiliates at market prices. Additionally, we own certain marine vessels that are chartered under a bareboat charter arrangement to Sea Mar Management LLC, which is wholly-owned by Sea Mar Investco LLC, an entity in which we own a 25% interest. Sea Mar Management has entered into a time charter of these vessels with a subsidiary of ours, which then time charters the vessels to various third-party customers. Revenues from these business transactions totaled $81.6 million, $65.7 million and $26.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Expenses from these business transactions totaled $52.0 million, $32.1 million and $4.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Additionally, we had accounts receivable from these affiliated entities of $24.0 million and $53.3 million as of December 31, 2003 and 2002, respectively. We had accounts payable to these affiliated entities of $3.7 million and $1.1 million as of December 31, 2003 and 2002, respectively.

CRITICAL ACCOUNTING POLICIES AND ACCOUNTING ESTIMATES

     Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. The following is a discussion of our critical accounting policies and critical accounting estimates.

CRITICAL ACCOUNTING POLICIES

     We have identified below accounting policies that are of particular importance to the portrayal of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

     PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We review our assets for impairment when events or changes in circumstances indicate that the net book value of property, plant and equipment may not be recovered over its remaining service life. Provisions for asset impairment are charged to income when the sum of estimated future cash flows, on an undiscounted basis, is less than the asset's net book value. When impairment is indicated, an impairment charge is recorded based on an estimate of future cash flows on a discounted basis.

     SELF-INSURANCE ACCRUALS We are self-insured for certain losses relating to workers' compensation, employers' liability, general liability, automobile liability and property damage. We maintain actuarially-determined accruals in our consolidated balance sheets to cover the self-insurance retentions. We are also self-insured for certain other losses relating to rig, equipment, property, business interruption and political, war and terrorism risks.

     REVENUE RECOGNITION We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. Mobilization revenues earned and the related direct costs incurred for the mobilization are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred.

     We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.

     We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in other income in the period that the applicable proof of loss documentation is received.

     We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs. We recognize revenue on our interests in oil and gas properties as production occurs and title passes.

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

     For U.S. and other foreign jurisdiction income tax purposes, we have net operating and other loss carryforwards that we are required to assess annually for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards.

     We do not provide for U.S. income and foreign withholding taxes on unremitted earnings of our international subsidiaries, as these earnings are considered permanently reinvested. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings.

     In circumstances where our drilling rigs and other assets are operating in certain foreign taxing jurisdictions and it is expected that we will redeploy such assets before they give rise to future tax consequences, we do not recognize any deferred tax liabilities on the earnings from these assets.

CRITICAL ACCOUNTING ESTIMATES

     The preparation of our financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. We analyze our estimates based on our historical experience and various other assumptions that we believe to be reasonable under the circumstances. However, actual results could differ from such estimates. The following is a discussion of our critical accounting estimates.

     DEPRECIATION AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS In order to depreciate and amortize our property, plant and equipment and our intangible assets with finite lives, we estimate the useful lives and salvage values of these items. Our estimates may be affected by such factors as changing market conditions, technological advances in the industry or changes in regulations governing the industry.


                                   nbr {62-63}

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

     Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings - 10 to 30 years; well-servicing rigs - 3 to 15 years; marine transportation and supply vessels - 15 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment - 3 to 10 years). Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our results of operations.

     IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT Our determination of impairment of our property, plant and equipment requires us to estimate undiscounted future cash flows. Actual impairment charges are recorded using an estimate of discounted future cash flows. The determination of future cash flows requires us to estimate dayrates and utilization in future periods, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry.

     INCOME TAXES Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to Nabors and our subsidiaries. The utilization of such carryforwards could be limited or effectively lost upon certain changes in ownership. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given concerning the realization of such loss carryforwards, or whether or not such loss carryforwards will be available in the future.

     Certain events could occur that would materially affect management's estimates and assumptions regarding the deferred portion of our income tax provision, including estimates of future tax rates applicable to the reversal of tax differences, the classification of timing differences as temporary or permanent and any valuation allowance recorded as a reduction to our deferred tax assets.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS We estimate our allowance for doubtful accounts based on an analysis of historical collection activity and specific identification of overdue accounts. Factors that may affect this estimate include changes in the financial position of a major customer.

     LITIGATION AND INSURANCE RESERVES We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. The actual outcome of litigated and insured claims could differ significantly from estimated amounts. As discussed under Self-Insurance Accruals above, we maintain actuarially-determined accruals in our consolidated balance sheets to cover self-insurance retentions. These accruals are based on certain assumptions developed utilizing historical data to project future losses. Loss estimates in the calculation of these accruals are adjusted based upon actual claim settlements and reported claims.

     FAIR VALUE OF ASSETS ACQUIRED AND LIABILITIES ASSUMED We estimate the values of those assets acquired and liabilities assumed in business combinations, which involves the use of various assumptions. These estimates may be affected by such factors as changing market conditions, technological advances in the industry or changes in regulations governing the industry. The most significant assumptions, and the ones requiring the most judgment, involve the estimated fair values of property, plant and equipment, and the resulting amount of goodwill, if any. Our adoption of SFAS 142 on January 1, 2002 requires us to test for impairment annually the goodwill and intangible assets with indefinite useful lives recorded in business combinations. This requires us to estimate the fair values of our own assets and liabilities at the reporting unit level. Therefore, considerable judgment, similar to that described above in connection with our estimation of the fair value of an acquired company, is required to assess goodwill and certain intangible assets for impairment.

     CASH FLOW ESTIMATES Our estimates of future cash flows are based on the most recent currently available market and operating data for the applicable asset or reporting unit at the time the estimate is made. Our cash flow estimates are used to determine certain tax-related valuations and for asset impairment analyses.

     STOCK-BASED COMPENSATION We account for stock-based compensation using the intrinsic value method presented by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." However, in accordance with SFAS No. 148, "Accounting for Stock-Based Compensation - an Amendment to FAS 123," we must estimate the fair market value of our outstanding stock-based compensation awards for disclosure purposes. In so doing, we use an option-pricing model (Black-Scholes), which requires various assumptions as to interest rates, volatility, dividend yield and expected lives of awards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.

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

     At various times, we utilize local currency borrowings (foreign currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate. A hypothetical 10% decrease in the value of all our foreign currencies relative to the U.S. dollar as of December 31, 2003 would result in an $11.2 million decrease in the fair value of our net monetary assets denominated in currencies other than U.S. dollars.

     CREDIT RISK Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments in marketable and non-marketable securities, accounts receivable, and our interest rate swap and range cap and floor transactions. Cash equivalents, such as deposits and temporary cash investments, are held by major banks or investment firms. Our investments in marketable and non-marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and which provide guidance as to issuer credit quality. We believe that the credit risk in such instruments is minimal. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. We maintain reserves for potential credit losses, and such losses have been within management's expectations.

     INTEREST RATE, AND MARKETABLE AND NON-MARKETABLE SECURITY PRICE RISK Our financial instruments that are potentially sensitive to changes in interest rates include our $1.381 billion zero coupon convertible senior debentures, our $700 million zero coupon senior exchangeable notes, our 6.8%, 4.875% and 5.375% senior notes, our interest rate swap and range cap and floor transactions, our investments in debt securities (including corporate, asset-backed, U.S. Government, Government agencies, foreign government, mortgage-backed debt and mortgage-CMO debt securities) and our investments in overseas funds investing primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages), which are classified as non-marketable securities.


                                   nbr {64-65}

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

     Our $700 million zero coupon senior exchangeable notes include a contingent interest provision, discussed under Liquidity above, which qualifies as an embedded derivative under SFAS 133, as amended by SFAS 149. This embedded derivative is required to be separated from the notes and valued at its fair value at the inception of the note indenture. Any subsequent change in fair value of this embedded derivative will be recorded in our consolidated statements of income. The fair value of the contingent interest provision at inception of the note indenture was nominal. In addition, there was no significant change in the fair value of this embedded derivative through December 31, 2003, resulting in no impact on our consolidated statement of income for the year ended December 31, 2003.

     On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012, which has been designated as a fair value hedge under SFAS 133, as amended by SFAS 149. Additionally, on October 21, 2002, we purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with the intention of mitigating and managing our exposure to changes in the three-month U.S. dollar LIBOR rate. This transaction does not qualify for hedge accounting treatment under SFAS 133, as amended by SFAS 149, and any change in the cumulative fair value of this transaction will be reflected as a gain or loss in our consolidated statements of income.

     During the years ended December 31, 2003 and 2002, we recorded interest savings related to our interest rate swap agreement accounted for as a fair value hedge of $6.8 million and $1.2 million, respectively, which served to reduce interest expense. The fair value of our interest rate swap agreement is recorded as a derivative asset, included in other long-term assets, and totaled approximately $4.2 million and $10.1 million as of December 31, 2003 and 2002, respectively. The carrying value of our 5.375% senior notes has been increased by the same amount as of December 31, 2003 and 2002.

     The fair value of our range cap and floor transaction is recorded as a derivative liability, included in other long-term liabilities, and totaled approximately $3.7 million and $3.8 million as of December 31, 2003 and 2002, respectively. We recorded losses of approximately $1.1 million and $3.8 million for the years ended December 31, 2003 and 2002, respectively, related to this derivative instrument; such amounts are included in other income in our consolidated statements of income. The loss in the current year is comprised of the recognition of approximately $1.2 million of expense in 2003 related to the settlement of amounts due to the counterparty for our range cap and floor derivative instrument discussed below, which were partially offset by a gain of approximately $.1 million resulting from the change in cumulative fair value of this derivative instrument during 2003. As a result of the three-month U.S. dollar LIBOR rate being below our 2.665% floor on August 15, 2003 (such rate was 1.13%), we paid approximately $.8 million to the counterparty on November 15, 2003 as settlement for the three-month period from August 15 to November 15, 2003. As a result of the three-month U.S. dollar LIBOR rate being below our 2.665% floor on November 15, 2003 (such rate was 1.18%), we are obligated to pay, on February 15, 2004, approximately $.8 million to the counterparty as settlement for amounts due for the three-month period from November 15, 2003 to February 15, 2004. We recorded the payment of approximately $.8 million made on November 15, 2003 and approximately $.4 million of the obligation due on February 15, 2004 as expense in other income in 2003 and will record the remaining amount of approximately $.4 million due on February 15, 2004 in the first quarter of 2004.

     A hypothetical 10% adverse shift in quoted interest rates as of December 31, 2003 would decrease the fair values of our interest rate swap, and range cap and floor, by approximately $6.4 million and $.9 million, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS The fair value of our fixed rate long-term debt is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

                                                              DECEMBER 31, 2003
                                          ------------------------------------------------------
(IN THOUSANDS,                             EFFECTIVE             CARRYING
EXCEPT INTEREST RATES)                    INTEREST RATE            VALUE            FAIR VALUE
                                          -------------        -------------       -------------
4.875% senior notes due August 2009               4.884%       $     223,499       $     234,585
5.375% senior notes due August 2012               2.909%(1)          277,248(2)          290,813(2)
$700 million zero coupon senior
  exchangeable notes due June 2023                    0%             700,000             643,651
$1.381 billion zero coupon convertible
  senior debentures due February 2021               2.5%(3)          784,807             780,880
6.8% senior notes due April 2004                    6.8%             295,267             299,681
Other long-term debt                               8.25%               4,117               4,117
                                                               -------------       -------------
                                                               $   2,284,938       $   2,253,727
                                                               -------------       -------------

----------

(1) Includes the effect of interest savings realized from the interest rate swap executed on October 21, 2002.

(2)  Includes $4.2 million related to the fair value of the interest rate swap.

(3) Represents the rate at which accretion of the original discount upon issuance of these debentures is charged to interest expense.

     The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments. Our cash and cash equivalents and investments in marketable debt and equity securities are included in the table below. The table provided below does not include our investments in non-marketable securities, which are carried at cost.

                                                      DECEMBER 31, 2003
                                         --------------------------------------------
                                                                          WEIGHTED-
(IN THOUSANDS, EXCEPT INTEREST               FAIR          INTEREST        AVERAGE
RATES AND WEIGHTED-AVERAGE LIFE)             VALUE          RATES        LIFE (YEARS)
                                         ------------    ------------    ------------
Cash and cash equivalents                $    579,737     .71%--1.87%              .1
Marketable equity securities:
   Trading                                         --             N/A             N/A
   Available-for-sale                          48,843             N/A             N/A
Marketable debt securities:
  Commercial paper and CDs                     50,743            1.40%             .1
  Corporate debt securities                   319,327    1.26%--8.85%             1.2
  U.S. Government debt securities               7,103    4.75%--5.87%              .4
  Government agencies debt securities         285,358    1.25%--5.63%             1.0
  Mortgage-backed debt securities                 119            7.50%             --
  Mortgage-CMO debt securities                 29,275    4.50%--5.00%              --
  Asset-backed debt securities                211,585    1.35%--6.79%              .9
                                         ------------
                                         $  1,532,090
                                         ------------

     Our investments in marketable debt securities listed in the above table and a portion of our investments in non-marketable securities are sensitive to changes in interest rates. Additionally, our investment portfolio of marketable debt and equity securities, which are carried at fair value, expose us to price risk. A hypothetical 10% decrease in the market prices for all marketable securities as of December 31, 2003 would decrease the fair value of our available-for-sale securities by $95.2 million.


                                   nbr {66-67}

                         REPORT OF INDEPENDENT AUDITORS
                   {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}


TO THE SHAREHOLDERS AND
BOARD OF DIRECTORS OF
NABORS INDUSTRIES LTD.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Nabors Industries Ltd. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2 to the consolidated financial statements, Nabors Industries Ltd. changed its method of accounting for goodwill effective January 1, 2002.


/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 5, 2004

                           CONSOLIDATED BALANCE SHEETS
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                               DECEMBER 31,
                                                                       -----------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                   2003             2002

ASSETS
Current assets:
   Cash and cash equivalents                                           $    579,737     $    414,051
   Marketable securities                                                    339,936          457,600
   Accounts receivable, net                                                 410,487          320,299
   Inventory and supplies                                                    23,289           20,524
   Deferred income taxes                                                     36,442           32,846
   Other current assets                                                     125,756          124,588
                                                                       ------------     ------------
      TOTAL CURRENT ASSETS                                                1,515,647        1,369,908

Marketable securities                                                       612,417          459,148
Property, plant and equipment, net                                        2,990,792        2,801,067
Goodwill, net                                                               336,027          306,762
Other long-term assets                                                      147,809          126,987
                                                                       ------------     ------------
      TOTAL ASSETS                                                     $  5,602,692     $  5,063,872
                                                                       ------------     ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                                   $    299,385     $    492,985
   Trade accounts payable                                                   128,840          109,163
   Accrued liabilities                                                      160,745          133,406
   Income taxes payable                                                       9,403           15,900
                                                                       ------------     ------------
      TOTAL CURRENT LIABILITIES                                             598,373          751,454

Long-term debt                                                            1,985,553        1,614,656
Other long-term liabilities                                                 155,667          161,753
Deferred income taxes                                                       372,824          377,554
                                                                       ------------     ------------
      TOTAL LIABILITIES                                                   3,112,417        2,905,417
                                                                       ------------     ------------
Commitments and contingencies (Note 13)

Shareholders' equity:
   Common shares, par value $.001 per share:
      Authorized common shares 400,000;
         issued and outstanding 146,656 and 144,965,respectively                147              145
   Capital in excess of par value                                         1,270,362        1,233,598
   Accumulated other comprehensive income (loss)                             99,583           (3,243)
   Retained earnings                                                      1,120,183          927,955
                                                                       ------------     ------------
      TOTAL SHAREHOLDERS' EQUITY                                          2,490,275        2,158,455
                                                                       ------------     ------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $  5,602,692     $  5,063,872
                                                                       ------------     ------------

The accompanying notes are an integral part of these consolidated financial statements.


                                   NBR {68-69}

                        CONSOLIDATED STATEMENTS OF INCOME
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                   YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                   2003              2002             2001

Revenues and other income:

   Operating revenues                                  $  1,880,003      $  1,466,443     $  2,201,736
   Earnings from unconsolidated affiliates                   10,183            14,775           26,334
   Interest income                                           27,752            34,086           53,973
   Other income, net                                          4,908             3,708           28,650
                                                       ------------      ------------     ------------
      Total revenues and other income                     1,922,846         1,519,012        2,310,693
                                                       ------------      ------------     ------------
Costs and other deductions:
   Direct costs                                           1,276,953           973,910        1,366,967
   General and administrative expenses                      165,403           141,895          135,496
   Depreciation and amortization                            226,528           187,665          184,119
   Depletion                                                  8,599             7,700            5,777
   Interest expense                                          70,740            67,068           60,722
                                                       ------------      ------------     ------------
      Total costs and other deductions                    1,748,223         1,378,238        1,753,081
                                                       ------------      ------------     ------------
Income before income taxes                                  174,623           140,774          557,612
                                                       ------------      ------------     ------------
Income tax (benefit) expense:
   Current                                                    8,494            10,185           83,718
   Deferred                                                 (26,099)            9,100          116,444
                                                       ------------      ------------     ------------
      Total income tax (benefit) expense                    (17,605)           19,285          200,162
                                                       ------------      ------------     ------------
NET INCOME                                             $    192,228      $    121,489     $    357,450
                                                       ------------      ------------     ------------
EARNINGS PER SHARE:
   BASIC                                               $       1.31      $        .85     $       2.48
   DILUTED                                             $       1.25      $        .81     $       2.24

WEIGHTED-AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING:
   BASIC                                                    146,495           143,655          144,430
   DILUTED                                                  156,897           149,997          168,790

The accompanying notes are an integral part of these consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                                         YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                         2003              2002              2001

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                                   $    192,228      $    121,489      $    357,450
Adjustments to net income:
   Depreciation and amortization                                                  226,528           187,665           184,119
   Depletion                                                                        8,599             7,700             5,777
   Deferred income tax (benefit) expense                                          (26,099)            9,100           116,444
   Deferred financing costs amortization                                            5,464             5,122             6,339
   Discount amortization on long-term debt                                         25,521            30,790            31,832
   Amortization of loss on cash flow hedges                                           152                50                --
   Gains on long-term assets, net                                                  (2,476)           (4,570)          (10,246)
   (Gains) losses on marketable and non-marketable securities, net                 (6,145)           (2,877)              474
   Losses on derivative instruments                                                 1,140             1,983                --
   Sales of marketable securities, trading                                          4,484                --                --
   Foreign currency transaction gains                                                (830)             (486)             (419)
   Loss (gain) on early extinguishment of debt                                        908               202           (15,330)
   Equity in earnings from unconsolidated affiliates, net of dividends               (919)           (4,900)          (15,833)
Increase (decrease), net of effects from acquisitions, from changes in:
   Accounts receivable                                                            (30,660)           90,401            (8,454)
   Inventory and supplies                                                          (5,695)            1,712              (791)
   Other current assets                                                               (61)          (15,855)           (2,273)
   Other long-term assets                                                          (9,342)          (29,717)           18,913
   Trade accounts payable and accrued liabilities                                  22,584           (26,443)           28,638
   Income taxes payable                                                             1,454            11,725               801
   Other long-term liabilities                                                    (11,004)           17,785             6,698
                                                                             ------------      ------------      ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                         395,831           400,876           704,139
                                                                             ------------      ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities, available-for-sale                      (1,429,545)         (745,383)         (804,067)
   Sales and maturities of marketable securities, available-for-sale            1,393,638           542,133           431,498
   Purchases of non-marketable securities, net                                    (29,496)          (15,000)               --
   Cash paid for acquisitions of businesses, net                                       --          (135,652)          (66,352)
   Capital expenditures                                                          (353,406)         (326,536)         (712,605)
   Cash paid for other current assets                                                  --            (8,725)               --
   Proceeds from sales of assets and insurance claims                              10,476            34,877            15,067
                                                                             ------------      ------------      ------------
NET CASH USED FOR INVESTING ACTIVITIES                                           (408,333)         (654,286)       (1,136,459)
                                                                             ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   (Decrease) increase in cash overdrafts                                            (778)           (3,658)            2,395
   Decrease in restricted cash                                                      1,925               210               692
   Decrease in short-term borrowings, net                                              --              (844)               --
   Proceeds from long-term debt                                                   700,000           495,904           840,338
   Reduction of long-term debt                                                   (544,479)          (30,831)         (156,001)
   Debt issuance costs                                                            (11,525)           (2,945)          (12,879)
   Proceeds from issuance of common shares                                         26,341            12,850             8,219
   Repurchase of common shares                                                         --            (2,486)         (247,963)
   Payments related to cash flow hedges                                                --            (1,494)               --
                                                                             ------------      ------------      ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         171,484           466,706           434,801
                                                                             ------------      ------------      ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                        6,704             2,312            (1,350)
                                                                             ------------      ------------      ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                         165,686           215,608             1,131
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                    414,051           198,443           197,312
                                                                             ------------      ------------      ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                     $    579,737      $    414,051      $    198,443
                                                                             ------------      ------------      ------------

The accompanying notes are an integral part of these consolidated financial statements.

                                   NBR {70-71}

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                                          ACCUMULATED OTHER
                                                                                     COMPREHENSIVE INCOME (LOSS)
                                                                                     ---------------------------
                                                                                      UNREALIZED       MINIMUM
                                                COMMON SHARES           CAPITAL IN   GAINS (LOSSES)    PENSION
                                         --------------------------       EXCESS     ON MARKETABLE    LIABILITY
                                           SHARES        PAR VALUE     OF PAR VALUE   SECURITIES     ADJUSTMENT
                                         -----------    -----------    ------------  -------------   -----------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2000                  147,155    $    14,715    $ 1,145,847    $    15,897    $        --
                                         -----------    -----------    -----------    -----------    -----------
Comprehensive income (loss):
   Net income
   Translation adjustment
   Unrealized losses on
       marketable securities,
       net of income tax
       benefit of $1,974                                                                   (3,361)
       Less: reclassification
          adjustment for gains
          included in net income,
          net of income taxes of $74                                                         (126)
                                         -----------    -----------    -----------    -----------    -----------
          Total comprehensive
          income (loss)                           --             --             --         (3,487)            --
                                         -----------    -----------    -----------    -----------    -----------
Issuance of common shares
   for stock options exercised                   556             56          8,163
Tax effect of stock
   option deductions                                                       (62,474)
Repurchase of common shares
                                         -----------    -----------    -----------    -----------    -----------
       Subtotal                                  556             56        (54,311)            --             --
                                         -----------    -----------    -----------    -----------    -----------
BALANCES, DECEMBER 31, 2001                  147,711    $    14,771    $ 1,091,536    $    12,410    $        --
                                         -----------    -----------    -----------    -----------    -----------

                                              ACCUMULATED OTHER
                                         COMPREHENSIVE INCOME (LOSS)
                                         ---------------------------
                                           UNREALIZED
                                             LOSS ON     CUMULATIVE                                     TOTAL
                                            CASH FLOW    TRANSLATION     RETAINED      TREASURY     SHAREHOLDERS'
                                             HEDGES      ADJUSTMENT      EARNINGS        STOCK         EQUITY
                                           -----------   -----------    -----------   -----------   -------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2000                $        --   $    (8,803)   $   643,629   $    (4,817)   $ 1,806,468
                                           -----------   -----------    -----------   -----------    -----------
Comprehensive income (loss):
   Net income                                                               357,450                      357,450
   Translation adjustment                                       (347)                                       (347)
   Unrealized losses on
       marketable securities,
       net of income tax
       benefit of $1,974                                                                                  (3,361)
       Less: reclassification
          adjustment for gains
          included in net income,
          net of income taxes of $74                                                                        (126)
                                           -----------   -----------    -----------   -----------    -----------
          Total comprehensive
          income (loss)                             --          (347)       357,450            --        353,616
                                           -----------   -----------    -----------   -----------    -----------
Issuance of common shares
   for stock options exercised                                                                             8,219
Tax effect of stock
   option deductions                                                                                     (62,474)
Repurchase of common shares                                                              (247,963)      (247,963)
                                           -----------   -----------    -----------   -----------    -----------
       Subtotal                                     --            --             --      (247,963)      (302,218)
                                           -----------   -----------    -----------   -----------    -----------
BALANCES, DECEMBER 31, 2001                $        --   $    (9,150)   $ 1,001,079   $  (252,780)   $ 1,857,866
                                           -----------   -----------    -----------   -----------    -----------

The accompanying notes are an integral part of these consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                                          ACCUMULATED OTHER
                                                                                     COMPREHENSIVE INCOME (LOSS)
                                                                                     ---------------------------
                                                                                      UNREALIZED       MINIMUM
                                                COMMON SHARES           CAPITAL IN   GAINS (LOSSES)    PENSION
                                         --------------------------       EXCESS     ON MARKETABLE    LIABILITY
                                           SHARES        PAR VALUE     OF PAR VALUE   SECURITIES     ADJUSTMENT
                                         -----------    -----------    ------------  -------------   -----------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2001                  147,711    $    14,771    $ 1,091,536    $    12,410    $        --
                                         -----------    -----------    -----------    -----------    -----------

Comprehensive income (loss):
   Net income
   Translation adjustment
   Unrealized losses on
       marketable securities,
       net of income tax
       benefit of $3,118                                                                   (5,309)
       Less: reclassification
         adjustment for gains
         included in net income,
         net of income taxes
         of $855                                                                           (1,455)
   Minimum pension liability
       adjustment, net of
       income taxes of $1,295                                                                             (2,205)
   Unrealized loss on cash
       flow hedges, net of
       income taxes of $848
                                         -----------    -----------    -----------    -----------    -----------
       Total comprehensive
       income (loss)                              --             --             --         (6,764)        (2,205)
                                         -----------    -----------    -----------    -----------    -----------
Issuance of common shares
   for stock options exercised                   806             64         10,210
Issuance of common shares
   in connection with the
   Bayard warrants exercised                      18              2             (2)
Issuance of common shares
   in connection with the
   Enserco acquisition                         2,638            264        162,497
Issuance of common shares
   in connection with the
   Ryan acquisition                              220                        11,636
Nabors Exchangeco
   shares exchanged                              485             19            (19)
Tax effect of stock
   option deductions                                                           842
Repurchase of common shares                      (91)                         (799)
Put option on common shares                                                  2,576
Retirement of treasury stock                  (6,822)          (682)       (59,172)
Change in par value                                         (14,293)        14,293
                                         -----------    -----------    -----------    -----------    -----------
       Subtotal                               (2,746)       (14,626)       142,062             --             --
                                         -----------    -----------    -----------    -----------    -----------
BALANCES, DECEMBER 31, 2002                  144,965    $       145    $ 1,233,598    $     5,646    $    (2,205)
                                         -----------    -----------    -----------    -----------    -----------

                                              ACCUMULATED OTHER
                                         COMPREHENSIVE INCOME (LOSS)
                                         ---------------------------
                                           UNREALIZED
                                             LOSS ON     CUMULATIVE                                      TOTAL
                                            CASH FLOW    TRANSLATION     RETAINED      TREASURY      SHAREHOLDERS'
                                             HEDGES      ADJUSTMENT      EARNINGS        STOCK          EQUITY
                                           -----------   -----------    -----------   -----------    -------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2001                 $        --    $    (9,150)   $ 1,001,079    $  (252,780)   $ 1,857,866
                                            -----------    -----------    -----------    -----------    -----------

Comprehensive income (loss):
   Net income                                                                 121,489                       121,489
   Translation adjustment                                        3,910                                        3,910
   Unrealized losses on
       marketable securities,
       net of income tax
       benefit of $3,118                                                                                     (5,309)
       Less: reclassification
         adjustment for gains
         included in net income,
         net of income taxes
         of $855                                                                                             (1,455)
   Minimum pension liability
       adjustment, net of
       income taxes of $1,295                                                                                (2,205)
   Unrealized loss on cash
       flow hedges, net of
       income taxes of $848                      (1,444)                                                     (1,444)
                                            -----------    -----------    -----------    -----------    -----------
       Total comprehensive
       income (loss)                             (1,444)         3,910        121,489             --        114,986
                                            -----------    -----------    -----------    -----------    -----------
Issuance of common shares
   for stock options exercised                                                                               10,274
Issuance of common shares
   in connection with the
   Bayard warrants exercised                                                                                     --
Issuance of common shares
   in connection with the
   Enserco acquisition                                                                                      162,761
Issuance of common shares
   in connection with the
   Ryan acquisition                                                                                          11,636
Nabors Exchangeco
   shares exchanged                                                                                              --
Tax effect of stock
   option deductions                                                                                            842
Repurchase of common shares                                                    (1,687)                       (2,486)
Put option on common shares                                                                                   2,576
Retirement of treasury stock                                                 (192,926)       252,780             --
Change in par value                                                                                              --
                                            -----------    -----------    -----------    -----------    -----------
       Subtotal                                      --             --       (194,613)       252,780        185,603
                                            -----------    -----------    -----------    -----------    -----------
BALANCES, DECEMBER 31, 2002                 $    (1,444)   $    (5,240)   $   927,955    $        --    $ 2,158,455
                                            -----------    -----------    -----------    -----------    -----------

The accompanying notes are an integral part of these consolidated financial statements.

                                   NBR {72-73}

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}

                                                                                          ACCUMULATED OTHER
                                                                                     COMPREHENSIVE INCOME (LOSS)
                                                                                     ---------------------------
                                                                                      UNREALIZED       MINIMUM
                                                COMMON SHARES           CAPITAL IN   GAINS (LOSSES)    PENSION
                                         --------------------------       EXCESS     ON MARKETABLE    LIABILITY
                                           SHARES        PAR VALUE     OF PAR VALUE   SECURITIES     ADJUSTMENT
                                         -----------    -----------    ------------  -------------   -----------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2002                  144,965    $       145    $ 1,233,598   $     5,646    $    (2,205)
                                         -----------    -----------    -----------   -----------    -----------

Comprehensive income (loss):
   Net income
   Translation adjustment
   Unrealized gains on
       marketable securities,
       net of income taxes
       of $867                                                                             1,476
       Less: reclassification
          adjustment for gains
          included in net income,
          net of income taxes
          of $1,264                                                                       (2,153)
   Minimum pension
       liability adjustment, net
       of income taxes $358                                                                                (610)
   Amortization of loss on
       cash flow hedges, net of
       income taxes of $88
                                         -----------    -----------    -----------   -----------    -----------
       Total comprehensive
       income (loss)                              --             --             --          (677)          (610)
                                         -----------    -----------    -----------   -----------    -----------
Issuance of common shares
   for stock options exercised                 1,234              2         20,339
Issuance of common shares
   in connection with the New
   Prospect warrants exercised                   200                         6,000
Issuance of common shares
   in connection with the
   Enserco warrants exercised                     49
Nabors Exchangeco
   shares exchanged                              208
Tax effect of stock
   option deductions                                                        10,425
                                         -----------    -----------    -----------   -----------    -----------
       Subtotal                                1,691              2         36,764            --             --
                                         -----------    -----------    -----------   -----------    -----------
BALANCES, DECEMBER 31, 2003                  146,656    $       147    $ 1,270,362   $     4,969    $    (2,815)
                                         -----------    -----------    -----------   -----------    -----------

                                               ACCUMULATED OTHER
                                          COMPREHENSIVE INCOME (LOSS)
                                          ---------------------------
                                            UNREALIZED
                                              LOSS ON     CUMULATIVE                                     TOTAL
                                             CASH FLOW    TRANSLATION     RETAINED      TREASURY     SHAREHOLDERS'
                                              HEDGES      ADJUSTMENT      EARNINGS        STOCK         EQUITY
                                            -----------   -----------    -----------   -----------   -------------
(IN THOUSANDS)

BALANCES, DECEMBER 31, 2002                 $    (1,444)   $    (5,240)   $   927,955   $        --   $ 2,158,455
                                            -----------    -----------    -----------   -----------   -----------

Comprehensive income (loss):
   Net income                                                                 192,228                     192,228
   Translation adjustment                                      103,963                                    103,963
   Unrealized gains on
       marketable securities,
       net of income taxes
       of $867                                                                                              1,476
       Less: reclassification
          adjustment for gains
          included in net income,
          net of income taxes
          of $1,264                                                                                        (2,153)
   Minimum pension
       liability adjustment, net
       of income taxes $358                                                                                  (610)
   Amortization of loss on
       cash flow hedges, net of
       income taxes of $88                          150                                                       150
                                            -----------    -----------    -----------   -----------   -----------
       Total comprehensive
       income (loss)                                150        103,963        192,228            --       295,054
                                            -----------    -----------    -----------   -----------   -----------
Issuance of common shares
   for stock options exercised                                                                             20,341
Issuance of common shares
   in connection with the New
   Prospect warrants exercised                                                                              6,000
Issuance of common shares
   in connection with the
   Enserco warrants exercised                                                                                  --
Nabors Exchangeco
   shares exchanged                                                                                            --
Tax effect of stock
   option deductions                                                                                       10,425
                                            -----------    -----------    -----------   -----------   -----------
       Subtotal                                      --             --             --            --        36,766
                                            -----------    -----------    -----------   -----------   -----------
BALANCES, DECEMBER 31, 2003                 $    (1,294)   $    98,723    $ 1,120,183   $        --   $ 2,490,275
                                            -----------    -----------    -----------   -----------   -----------

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (NABORS INDUSTRIES LTD. AND SUBSIDIARIES)


1 NATURE OF OPERATIONS

     Nabors is the largest land drilling contractor in the world, with almost 600 land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South and Central America, the Middle East, the Far East and Africa. Nabors also is one of the largest land well-servicing and workover contractors in the United States and Canada. We own approximately 750 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and approximately 200 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and owns
45 platform, 16 jack-up and three barge rigs in the Gulf of Mexico and international markets. These rigs provide well-servicing, workover and drilling services. We also have a 50% ownership interest in a joint venture in Saudi Arabia, which owns 17 rigs.

     To further supplement and complement our primary business, we offer a wide range of ancillary well-site services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services, in selected domestic and international markets. Our land transportation and hauling fleet includes approximately 240 rig and oilfield equipment hauling tractor-trailers and a number of cranes, loaders and light-duty vehicles. We maintain approximately 300 fluid hauling trucks, approximately 800 fluid storage tanks, ten saltwater disposal wells and other auxiliary equipment used in drilling, workover and well-servicing operations in the United States. In addition, we time charter a fleet of 31 marine transportation and supply vessels, which provide transportation of drilling materials, supplies and crews for offshore operations primarily in the Gulf of Mexico. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment and rig reporting software. We have also made selective investments in oil and gas exploration, development and production activities, most recently with El Paso Corporation (see discussion included in Note 13).

     The majority of our business is conducted through our various Contract Drilling operating segments, which include our drilling, workover and well-servicing operations, on land and offshore. Our operating segments engaged in marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations are aggregated in a category labeled Other Operating Segments for segment reporting purposes. Our limited oil and gas exploration, development and production operations are included in a category labeled Oil and Gas for segment reporting purposes.

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

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     Our consolidated financial statements include the accounts of Nabors and all majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

     Investments in entities where we have the ability to exert significant influence, but where we do not control their operating and financial policies, are accounted for using the equity method. Our share of the net income of these entities is recorded as Earnings from unconsolidated affiliates in our consolidated statements of income, and our investment in these entities is carried as a single amount in our consolidated balance sheets. Investments in net assets of unconsolidated affiliates accounted for using the equity method totaled $58.1 million and $58.6 million as of December 31, nbr (74-75)

2003 and 2002, respectively, and are included in other long-term assets in our consolidated balance sheets.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior periods to conform to the current period presentation, with no effect on our consolidated financial position, results of operations or cash flows.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.

MARKETABLE AND NON-MARKETABLE SECURITIES

     Marketable securities consist of equity securities, certificates of deposit, corporate debt securities, U.S. Government debt securities, government agencies debt securities, foreign government debt securities, mortgage-backed debt securities and asset-backed debt securities. Securities classified as available-for-sale or trading are stated at fair value. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and, until realized, are reported net of taxes in a separate component of shareholders' equity. Unrealized and realized gains and losses on securities classified as trading are reported in earnings currently.

     In computing realized gains and losses on the sale of equity securities, the specific identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.

     We are also invested in overseas funds investing primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages). These investments are classified as non-marketable, because they do not have published fair values, and are recorded at cost in our consolidated balance sheets as a component of other current assets. Gains or losses are realized, as other income, when distributions are made from the funds.

INVENTORY AND SUPPLIES

     Inventory and supplies are composed of top drives and drilling instrumentation systems manufactured by our subsidiaries for resale. Inventory and supplies are valued at the lower of weighted-average cost or market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method over an approximate 4,900-day period, with the exception of our jack-up rigs which are depreciated over an 8,030-day period, after provision for salvage value. When our drilling and workover rigs are not operating, a depreciation charge is provided using the straight-line method over an assumed depreciable life of 20 years, with the exception of our jack-up rigs, where a 30-year depreciable life is used. Effective October 1, 2001, we changed the depreciable lives of our drilling and workover rigs from 4,200 to 4,900 active days, our jack-up rigs from 4,200 to 8,030 active days and certain other drilling equipment lives, to better reflect the estimated useful lives of these assets. The effect of this change in accounting estimate was accounted for on a prospective basis beginning October 1, 2001 and increased net income by approximately $14.7 million ($.09 per diluted share), $19.7 million ($.13 per diluted share) and $5.5 million ($.03 per diluted share) for the years ended December 31, 2003, 2002 and 2001, respectively.

     Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings - 10 to 30 years; well-servicing rigs - 3 to 15 years; marine transportation and supply vessels - 15 to 25 years; oilfield hauling and mobile equipment and other machinery and equipment - 3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our results of operations.

     We review our assets for impairment when events or changes in circumstances indicate that the net book value of property, plant and equipment may not be recovered over its remaining service life. Provisions for asset impairment are charged to income when the sum of estimated future cash flows, on an undiscounted basis, is less than the asset's net book value. Actual impairment charges are recorded using an estimate of discounted future cash flows. The determination of future cash flows requires us to estimate day rates and utilization in future periods, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. There were no impairment charges related to assets held for use recorded by Nabors in 2003, 2002 or 2001. In 2002 we reclassified four supply vessels to available-for-sale as we intended to sell these vessels in 2003. Accordingly, we reduced the carrying values of these assets to levels approximating their respective fair values, resulting in a charge to other income of $3.7 million in 2002. Three of these supply vessels were sold in 2003 for amounts approximating their current carrying values, resulting in a gain of $.2 million recorded in other income for the year ended December 31, 2003. The fourth supply vessel was sold in January 2004 for an amount that approximated its carrying value.

OIL AND GAS PROPERTIES

     We follow the successful efforts method of accounting for our oil and gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Proved oil and gas properties are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair value. Unproved properties are reviewed quarterly to determine if there has been impairment of the carrying value, with any such impairment charged to expense in that period. Estimated fair value includes the estimated present value of all reasonably expected future production, prices and costs. Exploratory drilling costs are capitalized until the results are determined. If proved reserves are not discovered, the exploratory drilling costs are expensed. Interest costs related to financing major oil and gas projects in progress are capitalized until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Other exploratory costs are expensed as incurred. Our provision for depletion is based on the capitalized costs as determined above and is determined on a property-by-property basis using the units-of-production method, with costs being amortized over proved developed reserves.

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

     During the second quarter of 2002 we performed our initial goodwill impairment assessment as required by SFAS 142. As part of that assessment, we determined that our 11 business units, as of January 1, 2002, represented our reporting units as defined by SFAS 142. We determined the aggregate carrying values and fair values of all such reporting units, which were measured as of the January 1, 2002 adoption date. We calculated the fair value of each reporting unit based on discounted cash flows and determined there was no goodwill impairment. In instances where assets acquired and liabilities assumed in a business combination are assigned solely to one of our business units, the amount of goodwill resulting from that acquisition is assigned in full to nbr (76-77)
that business unit. In instances where assets and liabilities are split between more than one business unit, we assign goodwill to our business units based on the respective fair values of the fixed assets assigned to each business unit. In the second quarter of 2003 we performed our annual assessment of goodwill impairment and determined there was no goodwill impairment.

     If the provisions of SFAS 142 had been in effect during the periods prior to January 1, 2002, goodwill amortization would not have been recorded, increasing net income and earnings per share as follows:

(In thousands, except per share amounts)          2001
Reported net income                          $       357,450
Add back: goodwill amortization, net of
  related income tax benefit of $2,572                 4,573
                                             ---------------

Adjusted net income                          $       362,023
                                             ---------------

Earnings per share:
 Basic:
  Reported                                   $          2.48
  Goodwill amortization                                  .03
                                             ---------------

  Adjusted                                   $          2.51
                                             ---------------

 Diluted:
  Reported                                   $          2.24
  Goodwill amortization                                  .02
                                             ---------------

  Adjusted                                   $          2.26
                                             ---------------


     The change in the carrying amount of goodwill for our various Contract Drilling segments and our Other Operating Segments for the years ended December 31, 2003 and 2002 is as follows:

(IN THOUSANDS)                                   ACQUISITIONS
                                                     AND           CUMULATIVE
                                BALANCE AS OF    PURCHASE PRICE    TRANSLATION                        BALANCE AS OF
                              DECEMBER 31, 2001   ADJUSTMENTS       ADJUSTMENT          OTHER       DECEMBER 31, 2002
                              -----------------  --------------  ---------------   ---------------  -----------------
CONTRACT DRILLING:
  U.S. Lower 48 Land Drilling  $        28,785   $           --  $            --   $           (85)  $        28,700
  U.S. Land Well-servicing              43,741               --               --                --            43,741
  U.S. Offshore                         29,583               --               --                --            29,583
  Alaska                                19,995               --               --                --            19,995
  Canada                                 8,209          107,419           (2,837)               --           112,791
  International                         25,145               --               --                --            25,145
                               ---------------   --------------  ---------------   ---------------   ---------------
  Subtotal Contract Drilling           155,458          107,419           (2,837)              (85)          259,955
OTHER OPERATING SEGMENTS                43,590            3,217               --                --            46,807
                               ---------------   --------------  ---------------   ---------------   ---------------
Total                          $       199,048   $      110,636  $        (2,837)  $           (85)  $       306,762
                               ---------------   --------------  ---------------   ---------------   ---------------


(IN THOUSANDS)                                    ACQUISITIONS
                                                      AND          CUMULATIVE
                                BALANCE AS OF    PURCHASE PRICE   TRANSLATION                        BALANCE AS OF
                              DECEMBER 31, 2002    ADJUSTMENTS     ADJUSTMENT         OTHER        DECEMBER 31, 2003
                              -----------------  --------------  ---------------  ---------------  -----------------
CONTRACT DRILLING:
  U.S. Lower 48 Land Drilling  $        28,700   $           --  $            --  $         1,276   $        29,976
  U.S. Land Well-servicing              43,741               --               --               --            43,741
  U.S. Offshore                         29,583               --               --          (11,580)           18,003
  Alaska                                19,995               --               --               --            19,995
  Canada                               112,791            1,378           24,398               --           138,567
  International                         25,145               --               --           11,580            36,725
                               ---------------   --------------  ---------------  ---------------   ---------------

  Subtotal Contract Drilling           259,955            1,378           24,398            1,276           287,007
OTHER OPERATING SEGMENTS                46,807            1,601              612               --            49,020
                               ---------------   --------------  ---------------  ---------------   ---------------

Total                          $       306,762   $        2,979  $        25,010  $         1,276   $       336,027
                               ---------------   --------------  ---------------  ---------------   ---------------


     Our Oil and Gas segment does not have any goodwill. Goodwill totaling approximately $7.3 million is expected to be deductible for tax purposes.

DERIVATIVE FINANCIAL INSTRUMENTS

     We record derivative financial instruments (including certain derivative instruments embedded in other contracts) in our consolidated balance sheets at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Accounting for derivatives qualifying as fair value hedges allows a derivative's gains and losses to offset related results on the hedged item in our consolidated statement of income. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Any change in fair value of derivative financial instruments that are speculative in nature and do not qualify for hedge accounting treatment is also recognized immediately in earnings.

LITIGATION AND INSURANCE RESERVES

     We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially-determined accruals in our consolidated balance sheets to cover self-insurance retentions (Note 13).

REVENUE RECOGNITION

     We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. Mobilization revenues earned and the related direct costs incurred for the mobilization are deferred and recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred.

     We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.

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

     We recognize revenue on our interests in oil and gas properties as production occurs and title passes.

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

     For U.S. and other foreign jurisdiction income tax purposes, we have net operating and other loss carryforwards that we are required to assess annually for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards.

     We do not provide for U.S. income and foreign withholding taxes on unremitted earnings of our international subsidiaries, as these earnings are considered permanently reinvested. Unremitted earnings, representing tax basis accumulated earnings and profits, totaled approximately $453.2 million, $377.2 million and $212.0 million as of December 31, 2003, 2002 and 2001, respectively. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings.

     In circumstances where our drilling rigs and other assets are operating in certain foreign taxing jurisdictions and it is expected that we will redeploy such assets before they give rise to future tax consequences, we do not recognize any deferred tax liabilities on the earnings from these assets.

     Nabors realizes an income tax benefit associated with certain stock options issued under its stock option plans. This benefit, which is not reflected in our consolidated income statements, results in a reduction in income taxes payable and an increase in capital in excess of par value.



                                  nbr (78-79)

FOREIGN CURRENCY TRANSLATION

     For certain of our foreign subsidiaries, such as those in Canada and Argentina, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of shareholders' equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses, arising from remeasurement of payables and receivables denominated in local currency, are included in our consolidated statements of income.

STOCK-BASED COMPENSATION

     We account for stock-based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense for stock options is measured as the excess, if any, of the quoted market price of Nabors common shares at the date of grant over the amount an employee must pay to acquire the common shares. We grant options at prices equal to the market price of our shares on the date of grant and therefore do not record compensation expense related to these grants. SFAS No. 148, "Accounting for Stock-Based Compensation - an Amendment to FAS 123," requires companies that continue to account for stock-based compensation in accordance with APB 25 to disclose certain information using a tabular presentation. The table presented below illustrates the effect on our net income and earnings per share as if we had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to our stock-based employee compensation. Under the provisions of SFAS 123, compensation cost for stock-based compensation is determined based on fair values as of the dates of grant estimated using an option pricing model such as the Black-Scholes option-pricing model, and compensation cost is amortized over the applicable option vesting period.

                                                                             YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------
(In thousands, except per share amounts)                                 2003          2002          2001
Net income, as reported                                               $   192,228   $   121,489   $   357,450
Deduct: Total stock-based employee compensation expense determined
  under fair value method for all awards, net of related tax effects      (13,565)      (31,047)       (8,350)
                                                                      -----------   -----------   -----------

Pro forma net income                                                  $   178,663   $    90,442   $   349,100
Earnings per share:
  Basic - as reported                                                 $      1.31   $       .85   $      2.48
                                                                      -----------   -----------   -----------
  Basic - pro forma                                                   $      1.22   $       .63   $      2.42
                                                                      -----------   -----------   -----------
  Diluted - as reported                                               $      1.25   $       .81   $      2.24
                                                                      -----------   -----------   -----------
  Diluted - pro forma                                                 $      1.16   $       .60   $      2.19
                                                                      -----------   -----------   -----------


     The pro forma amounts above were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants during 2003, 2002 and 2001, respectively: risk-free interest rates of 2.23%, 3.79% and 4.74%; volatility of 47.58%, 48.19% and 50.42%; dividend yield of 0.0%
for all periods; and expected life of 3.5 years for all periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Areas where critical accounting estimates are made by management include:

o depreciation and amortization of property, plant and equipment and intangible assets

o    impairment of property, plant and equipment

o    income taxes

o    allowance for doubtful accounts

o    litigation and insurance reserves

o    fair value of assets acquired and liabilities assumed

o    cash flow estimates

o    stock-based compensation

RECENT ACCOUNTING PRONOUNCEMENTS

     In November 2002 the Financial Accounting Standards Board (FASB) issued Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements, Including Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of certain types of guarantees, a guarantor recognize and account for the fair value of the guarantee as a liability. FIN 45 contains exclusions to this requirement, including the exclusion of a parent's guarantee of its subsidiaries' debt to third parties. The initial recognition and measurement provisions of FIN 45 have been applied on a prospective basis for guarantees issued or modified after December 31, 2002. During 2003 we issued new standby letters of credit which serve as guarantees under the provisions of FIN
45. The application of the recognition and measurement provisions of FIN 45 to these guarantees was insignificant. The disclosure requirements of FIN 45 are effective for financial statements of both interim and annual periods ending after December 15, 2002 and are included in Note 13.

     In January 2003 the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities," which addresses the consolidation of variable interest entities (VIEs) by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment at risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise that has the majority of the risks or rewards associated with the VIE. In December 2003 the FASB issued a revision to FIN 46, Interpretation No. 46R (FIN 46R), to clarify some of the provisions of FIN 46, and to exempt certain entities from its requirements. Application of FIN 46R is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. We have no interests in structures that are commonly referred to as special-purpose entities and therefore have not adopted FIN 46R as of December 31, 2003. We do not expect our adoption of FIN 46R to materially affect our financial position, results of operations or cash flows.

     In May 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 is effective in relation to certain issues for fiscal quarters that began prior to June 15, 2003 and for certain contracts entered into after June 30, 2003. The adoption of SFAS 149 had no impact on our financial position, results of operations or cash flows as of and for the year ended December 31, 2003.

     In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for such financial instruments, except for those that apply to mandatorily redeemable noncontrolling interests, entered into or modified after May 31, 2003, and otherwise was effective for such financial instruments, except for those that apply to mandatorily redeemable noncontrolling interests, at the beginning of the third quarter of 2003. The adoption of SFAS 150 had no initial impact on our financial position, results of operations or cash flows as of and for the year ended December 31, 2003.

     In December 2003 the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," that replaces existing FASB disclosure requirements for pensions. The revised SFAS 132 is effective for fiscal years ending after December 15, 2003, and for quarters beginning after December 15, 2003. The disclosures related to our pension plan included in Note 11 include all relevant disclosures required by the revised SFAS 132.



                                   nbr (80-81)

3 ACQUISITIONS

     On August 12, 2002, Nabors entered into an arrangement agreement to acquire Ryan Energy Technologies, Inc., a corporation incorporated under the laws of Alberta, Canada. Nabors' acquisition of Ryan was completed on October 9, 2002, and became effective pursuant to a plan of arrangement approved by the securityholders of Ryan and the Court of Queen's Bench of Alberta.

     Pursuant to the arrangement, Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, acquired all of the issued and outstanding common shares of Ryan in exchange for approximately Cdn. $22.6 million (U.S. $14.2 million) in cash and 380,264 exchangeable shares of Nabors Exchangeco, of which 219,493 exchangeable shares were immediately exchanged for common shares of Nabors in accordance with the instructions of the holders of those shares. The Nabors Exchangeco shares are exchangeable for Nabors common shares, at each holder's option, on a one-for-one basis and are listed on the Toronto Stock Exchange. Additionally, these exchangeable shares have essentially identical rights as Nabors common shares, including but not limited to voting rights and the right to receive dividends, if any, and will be automatically exchanged upon the occurrence of certain events. The value of the Nabors Exchangeco shares issued totaled Cdn. $18.5 million (U.S. $11.6 million). In addition, we assumed Ryan debt totaling Cdn. $14.5 million (U.S. $9.1 million). Ryan's results of operations were consolidated into ours commencing on October 9, 2002. The Ryan purchase price was allocated based on estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately Cdn. $7.2 million (U.S. $4.8 million). Ryan manufactures and sells directional drilling and rig instrumentation systems and provides directional drilling, rig instrumentation and data collection services to oil and gas exploration and service companies in the United States, Canada and Venezuela.

     On March 18, 2002, we acquired, for cash, 20.5% of the issued and outstanding shares of Enserco Energy Service Company Inc., a Canadian publicly-held corporation, for Cdn. $15.50 per share for a total price of Cdn. $83.2 million (U.S. $52.6 million). On April 26, 2002, Nabors Exchangeco acquired all of the remaining issued and outstanding common shares of Enserco in exchange for approximately Cdn. $100.1 million (U.S. $64.1 million) in cash and 3,549,082 exchangeable shares of Nabors Exchangeco, of which 2,638,526 exchangeable shares were immediately exchanged for Nabors Industries, Inc. (Nabors Delaware) common stock in accordance with the instructions of the holders of those shares (which common stock was converted into our common shares pursuant to our corporate reorganization on June 24, 2002). The value of the Nabors Exchangeco shares issued totaled Cdn. $254.2 million (U.S. $162.8 million). In addition, we assumed Enserco debt totaling Cdn. $33.4 million (U.S. $21.4 million). Enserco's results of operations were consolidated into ours commencing on April 26, 2002. The Enserco purchase price was allocated based on estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately Cdn. $164.7 million (U.S. $105.2 million). Enserco provided land drilling, well-servicing and workover services in Canada and operated a fleet of 193 well-servicing rigs and 30 drilling rigs as of our acquisition date.

     On November 13, 2001, we completed our acquisition of Command Drilling Corporation in which we purchased all of Command's common stock at $3.35 per share for a total purchase price of Cdn. $102.3 million (U.S. $65.1 million). Command owned 15 rigs operating in the Canadian Rockies. The Command purchase price was allocated based on estimates of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately Cdn. $15.3 million (U.S. $9.7 million).

4 CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

     Our cash and cash equivalents, short-term and long-term marketable securities consist of the following:

                                                       DECEMBER 31,
                                 --------------------------------------------------------
(IN THOUSANDS)                                            2003
                                                    GROSS UNREALIZED     GROSS UNREALIZED
                                   FAIR VALUE         HOLDING GAINS       HOLDING LOSSES
Cash and cash equivalents        $       579,737     $            --      $            --
                                 ---------------     ---------------      ---------------
Marketable
  equity securities:
   Trading                                    --                  --                   --
   Available-for-sale                     48,843               9,379               (2,016)
                                 ---------------     ---------------      ---------------
Total marketable
  equity securities                       48,843               9,379               (2,016)
                                 ---------------     ---------------      ---------------
Marketable
  debt securities:
   Commercial paper
    and CDs                               50,743                  --                   --
   Corporate debt securities             319,327               2,392                   --
   U.S. Government
    debt securities                        7,103                  --                   --
   Government agencies
    debt securities                      285,358                  --                 (677)
   Mortgage-backed
    debt securities                          119                  --                   --
   Mortgage-CMO
    debt securities                       29,275                  31                   --
   Asset-backed
    debt securities                      211,585                 767                   --
                                 ---------------     ---------------      ---------------
Total marketable
  debt securities                        903,510               3,190                 (677)
                                 ---------------     ---------------      ---------------
                                 $     1,532,090     $        12,569      $        (2,693)
                                 ---------------     ---------------      ---------------


                                                       DECEMBER 31,
                                 --------------------------------------------------------
(IN THOUSANDS)                                            2002
                                                    GROSS UNREALIZED     GROSS UNREALIZED
                                   FAIR VALUE         HOLDING GAINS       HOLDING LOSSES

Cash and cash equivalents        $       414,051     $            --      $            --
                                 ---------------     ---------------      ---------------
Marketable
  equity securities:
   Trading                                 4,260               1,138                   --
   Available-for-sale                     45,574               4,733               (2,844)
                                 ---------------     ---------------      ---------------
Total marketable
  equity securities                       49,834               5,871               (2,844)
                                 ---------------     ---------------      ---------------
Marketable
  debt securities:
   Commercial paper
    and CDs                               76,548                  57                   --
   Corporate debt securities             204,084               4,063                   --
   U.S. Government
    debt securities                       42,675                 401                   --
   Government agencies
    debt securities                      386,096               1,564                   --
   Foreign government
    debt securities                       15,213                 121                   --
   Mortgage-backed
    debt securities                          355                   5                   --
   Asset-backed
    debt securities                      141,943               1,710                   --
                                 ---------------     ---------------      ---------------
Total marketable
  debt securities                        866,914               7,921                   --
                                 ---------------     ---------------      ---------------
                                 $     1,330,799     $        13,792      $        (2,844)
                                 ---------------     ---------------      ---------------


     The estimated fair values of our marketable debt securities as of December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties and we may elect to sell the securities prior to the maturity date.

                                            ESTIMATED
                                           FAIR VALUE
                                          ------------
(IN THOUSANDS)                                2003
Marketable debt securities:
  Due in one year or less                 $    291,093
  Due after one year through five years        612,417
                                          ------------
                                          $    903,510
                                          ------------



                                  nbr (82-83)

     Certain information regarding our marketable debt and equity securities is presented below:

                                          YEAR ENDED DECEMBER 31,
                              ----------------------------------------------
(IN THOUSANDS)                    2003             2002             2001
Available-for-sale:
  Proceeds from sales
   and maturities                1,393,638          542,133          431,498
  Realized gains,
   net of realized losses            3,417            2,310              200
                              ------------     ------------     ------------


5 PROPERTY, PLANT AND EQUIPMENT

     The major components of our property, plant and equipment are as follows:

                                                                    DECEMBER 31,
                                                            ----------------------------
(IN THOUSANDS)                                                  2003             2002
Land                                                        $    12,037      $    15,203
Buildings                                                        26,703           30,177
Drilling, workover and
  well-servicing
  rigs, and related equipment                                 3,637,296        3,307,504
Marine transportation and
  supply vessels                                                159,530          156,212
Oilfield hauling and mobile                                     143,279           96,540
  equipment
Other machinery and equipment                                    33,358           31,319
Net profits interests in oil and
  gas properties                                                 84,807           35,881
                                                            -----------      -----------
                                                              4,097,010        3,672,836
Less: accumulated depreciation
     and amortization                                        (1,081,826)        (855,905)
     accumulated depletion on
     oil and gas properties                                     (24,392)         (15,864)
                                                            -----------      -----------

                                                            $ 2,990,792      $ 2,801,067
                                                            -----------      -----------


     Repair and maintenance expense included in direct costs in our consolidated statements of income totaled $195.7 million, $138.5 million and $223.8 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     Interest costs of $.9 million, $1.1 million and $1.6 million were capitalized during the years ended December 31, 2003, 2002 and 2001, respectively.

     Certain of our marine vessels have been leased under a bareboat charter arrangement to Sea Mar Management LLC (Notes 12 and 13). Future minimum payments due to us under this arrangement are as follows:

(IN THOUSANDS)
2004           $        29,618
2005                    29,537
2006                    29,537
2007                    12,705
2008                        --
Thereafter                  --
               ---------------
               $       101,397
               ---------------


     Payments received under this bareboat charter arrangement amounted to $29.5 million and $18.0 million in 2003 and 2002, respectively.

6 INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     Our principal operations accounted for using the equity method include a construction operation (40%) and a logistics operation (50%) in Alaska, drilling and workover operations located in Saudi Arabia (50%), and a supply and marine transportation operation in the Gulf of Mexico (25%). These unconsolidated affiliates are integral to our operations in those locations. See Note 12 for a discussion of transactions with these related parties.

     Combined condensed financial data for investments in unconsolidated affiliates accounted for using the equity method of accounting is summarized as follows:

                                 DECEMBER 31,
                          -------------------------
(IN THOUSANDS)                2003           2002
Current assets            $   78,020     $  104,265
Long-term assets             135,073        122,682
Current liabilities           48,312         63,366
Long-term liabilities         40,201         40,761
                          ----------     ----------


                                       YEAR ENDED DECEMBER 31,
                                ---------------------------------------
(IN THOUSANDS)                     2003           2002           2001
Gross revenues                  $  312,008     $  334,000     $  285,505
Gross margin                        41,809         52,861         73,532
Net income                          21,689         29,400         51,421
Nabors' Earnings from
  unconsolidated affiliates         10,183         14,775         26,334
                                ----------     ----------     ----------


     Cumulative undistributed earnings of our unconsolidated affiliates included in retained earnings as of December 31, 2003 totaled approximately $42.0 million.

7 FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

     We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. This risk arises primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates and marketable security and non-marketable security prices as discussed below.

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

CREDIT RISK

     Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments in marketable and non-marketable securities, accounts receivable, and our interest rate swap and range cap and floor transactions. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our investments in marketable and non-marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and which provide guidance as to issuer credit quality. We believe that the credit risk in such instruments is minimal. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. We maintain reserves for potential credit losses, and such losses have been within management's expectations.

INTEREST RATE, AND MARKETABLE AND NON-MARKETABLE SECURITY PRICE RISK

     Our financial instruments that are potentially sensitive to changes in interest rates include our $1.381 billion zero coupon convertible senior debentures, our $700 million zero coupon exchangeable senior notes, our 6.8%, 4.875% and 5.375% senior notes, our interest rate swap and range cap and floor transactions, our investments in debt securities (including corporate, asset-backed, U.S. Government, Government agencies, foreign government, mortgage-backed debt and mortgage-CMO debt securities) and our investments in overseas funds investing primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages), which are classified as non-marketable securities.

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



                                   nbr (84-85)

     Our $700 million zero coupon senior exchangeable notes include a contingent interest provision, discussed in Note 8 below, which qualifies as an embedded derivative under SFAS 133, as amended by SFAS 149. This embedded derivative is required to be separated from the notes and valued at its fair value at the inception of the note indenture. Any subsequent change in fair value of this embedded derivative will be recorded in our consolidated statements of income. The fair value of the contingent interest provision at inception of the note indenture was nominal. In addition, there was no significant change in the fair value of this embedded derivative through December 31, 2003, resulting in no impact on our consolidated statement of income for the year ended December 31, 2003.

     On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012, which has been designated as a fair value hedge under SFAS 133, as amended by SFAS
149. Additionally, on October 21, 2002, we purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with the intention of mitigating and managing our exposure to changes in the three-month U.S. dollar LIBOR rate. This transaction does not qualify for hedge accounting treatment under SFAS 133, as amended by SFAS 149, and any change in the cumulative fair value of this transaction will be reflected as a gain or loss in our consolidated statements of income.

     During the years ended December 31, 2003 and 2002, we recorded interest savings related to our interest rate swap agreement accounted for as a fair value hedge of $6.8 million and $1.2 million, respectively, which served to reduce interest expense. The fair value of our interest rate swap agreement is recorded as a derivative asset, included in other long-term assets, and totaled approximately $4.2 million and $10.1 million as of December 31, 2003 and 2002, respectively. The carrying value of our 5.375% senior notes has been increased by the same amount as of December 31, 2003 and 2002.

     The fair value of our range cap and floor transaction is recorded as a derivative liability, included in other long-term liabilities, and totaled approximately $3.7 million and $3.8 million as of December 31, 2003 and 2002, respectively. We recorded losses of approximately $1.1 million and $3.8 million for the years ended December 31, 2003 and 2002, respectively, related to this derivative instrument; such amounts are included in other income in our consolidated statements of income. The loss in the current year is comprised of the recognition of approximately $1.2 million of expense in 2003 related to the settlement of amounts due to the counterparty on our range cap and floor derivative instrument discussed below, which were partially offset by a gain of approximately $.1 million resulting from the change in cumulative fair value of this derivative instrument during 2003. As a result of the three-month U.S. dollar LIBOR rate being below our 2.665% floor on August 15, 2003 (such rate was 1.13%), we paid approximately $.8 million to the counterparty on November 15, 2003 as settlement for the three-month period from August 15 to November 15, 2003. As a result of the three-month U.S. Dollar LIBOR rate being below our 2.665% floor on November 15, 2003 (such rate was 1.18%), we are obligated to pay, on February 15, 2004, approximately $.8 million to the counterparty as settlement for amounts due for the three-month period from November 15, 2003 to February 15, 2004. We recorded the payment of approximately $.8 million made on November 15, 2003 and approximately $.4 million of the obligation due on February 15, 2004 as expense in other income in 2003 and will record the remaining amount of approximately $.4 million due on February 15, 2004 in the first quarter of 2004.

     On July 25, 2002, we entered into an interest rate hedge transaction with a third-party financial institution to manage and mitigate interest rate risk exposure relative to our August 2002 debt financing. Under the agreement, we agreed to receive (pay) cash from (to) the counterparty based on the difference between 4.43% and the ten-year Treasury rate on August 23, 2002, assuming a $100.0 million notional amount with semi-annual interest payments over a ten-year maturity. We accounted for this transaction as a cash flow hedge. During August 2002 we paid approximately $1.5 million related to the termination of this agreement. This payment was recorded as a reduction to accumulated other comprehensive income in our consolidated balance sheet and will be amortized into earnings as additional interest expense, using the effective interest method, over the term of the 5.375% senior notes due 2012 as discussed in Note 8 below.

     On March 26, 2002, in anticipation of closing the Enserco acquisition discussed in Note 3, we entered into two foreign exchange contracts with a total notional value of Cdn. $115.9 million and maturity dates of April 29, 2002. Additionally, on April 9, 2002, we entered into a third foreign exchange contract with a notional value of Cdn. $50.0 million maturing April 29, 2002. The notional amounts of these contracts were used to fund the cash portion of the Enserco acquisition purchase price. The notional amounts of these contracts represented the amount of foreign currency purchased at maturity and did not represent our exposure under these contracts. Although such contracts served as an economic hedge against our foreign currency risk related to the cash portion of the acquisition cost, these contracts did not qualify for hedge accounting treatment under SFAS 133, as amended by SFAS 149. We recognized a gain on these foreign exchange contracts of approximately U.S. $1.78 million included in other income in our consolidated statement of income for the year ended December 31, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of our long-term debt is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

                                                                                         DECEMBER 31,
                                                             -------------------------------------------------------------------
(IN THOUSANDS)                                                             2003                                2002
                                                             CARRYING VALUE      FAIR VALUE      CARRYING VALUE      FAIR VALUE
4.875% senior notes due August 2009                           $    223,499      $    234,585      $    223,234      $    231,854
5.375% senior notes due August 2012                                277,248(1)        290,813(1)        282,901(1)        293,478(1)
$700 million zero coupon senior exchangeable notes due
  June 2023                                                        700,000           643,651                --                --
$825 million zero coupon convertible senior debentures due
  June 2020                                                             --                --           489,126           494,081
$1.381 billion zero coupon convertible senior debentures
  due February 2021                                                784,807           780,880           765,549           756,733
6.8% senior notes due April 2004                                   295,267           299,681           295,237           310,068
Other long-term debt                                                 4,117             4,117             9,101             9,101
8.625% senior subordinated notes due April 2008                         --                --            42,493            43,930
                                                              ------------      ------------      ------------      ------------
                                                              $  2,284,938      $  2,253,727      $  2,107,641      $  2,139,245
                                                              ------------      ------------      ------------      ------------


(1) The amounts presented for the years ended December 31,2003 and 2002 include $4.2 million and $10.1 million, respectively, related to the fair value of the interest rate swap executed on October 21,2002.


     The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.

     We maintain an investment portfolio of marketable and non-marketable debt and equity securities that exposes us to price risk (Note 4). The marketable and non-marketable securities are carried at fair market value and include $952.4 million in securities classified as available-for-sale as of December 31, 2003. We had no securities classified as trading as of December 31, 2003.



                                   nbr (86-87)

8 DEBT

     Long-term debt consists of the following:

                                               DECEMBER 31,
                                       ----------------------------
(IN THOUSANDS)                             2003             2002
4.875% senior notes
  due August 2009                      $  223,499        $  223,234
5.375% senior notes
  due August 2012                         277,248(1)        282,901(1)
$700 million zero coupon senior
  exchangeable notes due June 2023        700,000                --
$825 million zero coupon
  convertible senior debentures
  due June 2020                                --           489,126
$1.381 billion zero coupon
  convertible senior debentures
  due February 2021                       784,807           765,549
6.8% senior notes due April 2004          295,267           295,237
Other long-term debt                        4,117             9,101
8.625% senior subordinated
  notes due April 2008                         --            42,493
                                       ----------        ----------
                                        2,284,938         2,107,641
Less: current portion                     299,385           492,985
                                       ----------        ----------
                                       $1,985,553        $1,614,656
                                       ----------        ----------


(1) The amounts presented for the years ended December 31,2003 and 2002 include $4.2 million and $10.1 million, respectively, related to the fair value of the interest rate swap executed on October 21,2002 (Note 7).

     The carrying amount of our $1.381 billion zero coupon convertible senior debentures, 4.875% senior notes and 5.375% senior notes as of December 31, 2003, included in the table above, are net of unamortized discounts of approximately $415.4 million, $1.5 million and $1.9 million, respectively.

     On June 10, 2003, Nabors Delaware, our wholly-owned subsidiary, completed a private placement of $700 million aggregate principal amount of zero coupon senior exchangeable notes due 2023 that are fully and unconditionally guaranteed by us. The notes were reoffered by the initial purchaser of the notes to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States in accordance with Regulation S under the Securities Act. Nabors and Nabors Delaware filed a registration statement on Form S-3 pursuant to the Securities Act with respect to the notes on August 8, 2003. The notes do not bear interest, do not accrete and have a zero yield to maturity, unless Nabors Delaware becomes obligated to pay contingent interest as defined in the note indenture and described below.

     The notes are exchangeable at the option of the holders into 14.2653 common shares of Nabors per $1,000 principal amount of notes (subject to adjustment for certain events) if any of the following circumstances occur: (1) if in any calendar quarter beginning after the quarter ending September 30, 2003, the closing sale price per share of Nabors' common shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120%, or with respect to all calendar quarters beginning on or after July 1, 2008, 110%, of the applicable exchange price per share of the Nabors' common shares on such last trading day (the initial exchange price per share is $70.10 and is subject to adjustment for certain events detailed in the note indenture; 120% of this initial price per share is $84.12 and 110% of this initial price per share is $77.11), (2) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such ten trading day period was less than 95% of the product of the closing sale price of Nabors' common shares and the exchange rate of such note, (3) if Nabors Delaware calls the notes for redemption, or (4) upon the occurrence of specified corporate transactions described in the note indenture.

     The notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware's future secured debt. The notes will rank equally with any of Nabors Delaware's other existing and future unsecured and unsubordinated debt and will be senior in right of payment to any of Nabors Delaware's subordinated debt. The guarantee of Nabors will be similarly unsecured and have a similar ranking to the notes so guaranteed. Holders of the notes have the right to require Nabors Delaware to repurchase the notes at a purchase price equal to 100% of the principal amount of the notes plus contingent interest and additional amounts, if any, on June 15, 2008, June 15, 2013 and June 15, 2018 or upon a fundamental change as described in the note indenture. If Nabors Delaware is required to repurchase the notes, Nabors Delaware will have the right to deliver, in lieu of cash, our common shares or a combination of cash and common shares. If Nabors Delaware elects to pay all or a portion of the purchase price in our common shares, the number of common shares we will issue will be equal to the purchase price divided by the market price of our common shares. For these purposes, the market price means the average of the sale prices of our common shares for the five trading day period ending on the third business day prior to the applicable purchase date. We do not presently anticipate using shares to satisfy any such future purchase obligations.

     Nabors Delaware will be obligated to pay contingent interest during any six-month period from June 15 to December 14 or from December 15 to June 14 commencing on or after June 15, 2008 for which the average trading price of the notes for each day of the applicable five trading day reference period equals or exceeds 120% of the principal amount of the notes as of the day immediately preceding the first day of the applicable six-month interest period. The amount of contingent interest payable per note in respect to any six-month period will equal 0.185% of the principal amount of a note. The five day trading reference period means the five trading days ending on the second trading day immediately preceding the relevant six-month interest period.

     We used a portion of the net proceeds from the issuance of the notes to redeem the remaining outstanding principal amount of Nabors Delaware's $825 million zero coupon convertible senior debentures due 2020 on June 20, 2003 and our associated guarantees. The redemption price was $655.50 per $1,000 principal amount of the debentures for an aggregate redemption price paid of approximately $494.9 million. The redemption of the debentures did not result in any gain or loss as the debentures were redeemed at prices equal to their carrying value on June 20, 2003. The remainder of the proceeds of the notes were invested in cash and marketable securities.

     On April 1, 2003, we redeemed our 8.625% senior subordinated notes due April 2008 and all associated guarantees at a redemption price of $1,043.13 per $1,000 principal amount of the notes together with accrued and unpaid interest to the date of redemption. The aggregate redemption price was $45.2 million and resulted in the recognition of a pretax loss of approximately $.9 million, resulting from the redemption of the notes at prices higher than their carrying value on April 1, 2003. This loss was recorded in other income in our consolidated statements of income during 2003.

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

     During February 2001 we completed a private placement of zero coupon convertible senior debentures due 2021. The original aggregate principal amount of the debentures at maturity totaled $1.381 billion. The debentures were issued at a discount with net proceeds to Nabors, after expenses, totaling approximately $828.0 million. Our $1.381 billion debentures can be put to us on February 5, 2006, February 5, 2011 and February 5, 2016, for a purchase price equal to the issue price plus accrued original issue discount to the date of repurchase.



                                   nbr (88-89)

     The original issue price of the debentures was $608.41 per $1,000 principal amount at maturity. The yield to maturity of the debentures is 2.5% compounded semi-annually with no periodic cash payments of interest. At the holder's option, the $1.381 billion debentures can be converted, at any time prior to maturity or their earlier redemption, into our common shares, at a conversion rate of 7.0745 shares per $1,000 principal amount at maturity. The conversion rate is subject to adjustment under formulae as set forth in the indenture (the agreement governing the terms of the debt) in certain events, including: (1) the issuance of Nabors common shares as a dividend or distribution on the common shares; (2) certain subdivisions and combinations of the common shares; (3) the issuance to all holders of common shares of certain rights or warrants to purchase common shares; (4) the distribution of capital stock, other than Nabors common shares to Nabors' shareholders, or evidences of Nabors' indebtedness or of assets; and (5) distribution consisting of cash, excluding any quarterly cash dividend on the common shares to the extent that the aggregate cash dividend per share of common shares in any quarter does not exceed certain amounts. Instead of delivering common shares upon conversion of any debentures, we may elect to pay the holder cash for all or a portion of the debentures.

     We may elect to pay all or a portion of the purchase price of the debentures in common shares instead of cash, depending upon our cash balances and cash requirements at that time. We do not presently anticipate using common shares to satisfy any such future purchase obligations. In accordance with the indenture with respect to the debentures, we cannot redeem the $1.381 billion debentures before February 5, 2006, after which time we may redeem all or a portion of the debentures for cash at any time at their accreted value.

     During 2001 we entered into several private transactions with a counterparty to purchase $70 million face value of our $825 million zero coupon convertible senior debentures due 2020 at an average price of $606.07 for each $1,000 face amount of debentures and $181 million face value of our $1.381 billion debentures at an average price of $528.30 for each $1,000 face amount of debentures. Upon settlement of these transactions in December 2001 we paid $139.8 million to the counterparty and recognized a pretax gain of $15.3 million resulting from the repayment of the debentures at prices lower than their carrying value. The gain was recorded as other income in our consolidated statements of income.

     As of December 31, 2003, the maturities of our long-term debt for each of the five years after 2003 and thereafter are as follows:

                        ASSUMING ZERO COUPON
                     CONVERTIBLE DEBENTURES ARE
               --------------------------------------
(IN THOUSANDS)     PAID AT                PAID AT
                   MATURITY           FIRST PUT DATE
2004           $       299,392        $       299,392
2005                        --                     --
2006                        --                826,800(1)
2007                        --                     --
2008                        --                700,000(2)
Thereafter           2,400,200(3)             500,000
               ---------------        ---------------
               $     2,699,592        $     2,326,192
               ---------------        ---------------


(1) Represents our $1.381 billion zero coupon convertible senior debentures due 2021 which can be put to us on February 5,2006.

(2) Represents our $700 million zero coupon senior exchangeable notes due 2023 which can be put to us on June 15, 2008.

(3) Includes $1.2 billion, representing the portion of our $1.381 billion zero coupon convertible senior debentures due 2021 that have not been redeemed, $700 million of our zero coupon senior exchangeable notes due 2023, and $225 million and $275 million of our senior notes due 2009 and 2012, respectively.

     We have three letter of credit facilities and a Canadian line of credit facility with various banks as of December 31, 2003. We did not have any short-term borrowings outstanding at December 31, 2003 and 2002. Availability and borrowings under our credit facilities are as follows:

                                        DECEMBER 31,
                                  --------------------------
(IN THOUSANDS)                        2003           2002
Credit available                  $   96,825      $   79,745
Letters of credit outstanding        (56,288)        (56,267)
                                  ----------      ----------
Remaining availability            $   40,537      $   23,478
                                  ----------      ----------

9 INCOME TAXES

     Income (loss) before income taxes was comprised of the following:

                           YEAR ENDED DECEMBER 31,
                   -----------------------------------------
(IN THOUSANDS)        2003             2002           2001
United States      $ (192,405)     $  (28,157)     $ 461,042
Foreign               367,028         168,931         96,570
                   ----------      ----------     ----------
Income before
  income taxes     $  174,623      $  140,774     $  557,612
                   ----------      ----------     ----------

     Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. We are a Bermuda-exempt company. Bermuda does not impose corporate income taxes. Our U.S. subsidiaries are subject to a U.S. federal tax rate of 35%.


     Income tax (benefit) expense consisted of the following:

                                          YEAR ENDED DECEMBER 31,
                                 -----------------------------------------
(IN THOUSANDS)                       2003           2002           2001
Current:
  U.S. federal                   $    9,085      $    4,458     $   60,783
  Foreign                              (680)          5,113         17,078
  State                                  89             614          5,857
                                 ----------      ----------     ----------
                                      8,494          10,185         83,718
                                 ----------      ----------     ----------
Deferred:
  U.S. federal                      (53,121)          4,669        114,935
  Foreign                            29,051           2,274         (1,091)
  State                              (2,029)          2,157          2,600
                                 ----------      ----------     ----------
                                    (26,099)          9,100        116,444
                                 ----------      ----------     ----------
Income tax (benefit) expense     $  (17,605)     $   19,285     $  200,162
                                 ----------      ----------     ----------

     Nabors is not subject to tax in Bermuda. A reconciliation of the differences between taxes on income before income taxes computed at the appropriate statutory rate and our reported provision for income taxes follows:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                              -------------------------------------------
(IN THOUSANDS)                                                                   2003             2002            2001
Income tax provision at statutory rate
  (Bermuda rate of 0% in 2003 and 2002 and U.S. rate of 35% in 2001)          $       --       $       --      $  195,164
Taxes (benefit) on U.S. and foreign (losses) earnings at greater than the
  Bermuda rate                                                                   (17,281)          10,944              --
Increase in valuation allowance                                                    5,163            6,540              --
Taxes on foreign earnings at less than the Bermuda rate in 2003 and 2002
  and the U.S. rate in 2001 and other                                                 --               --            (805)
Effect of change in tax rate (Canada)                                             (4,226)              --              --
State income taxes (benefit)                                                      (1,261)           1,801           5,803
                                                                              ----------       ----------      ----------
Income tax (benefit) expense                                                  $  (17,605)      $   19,285      $  200,162
                                                                              ----------       ----------      ----------
Effective tax rate                                                                   (10)%             14%             36%
                                                                              ----------       ----------      ----------

     In both 2002 and 2003 we provided a valuation allowance against net operating loss carryforwards in various foreign tax jurisdictions based on our consideration of existing temporary differences and expected future earnings levels in those jurisdictions.

     The significant components of our deferred tax assets and liabilities were as follows:

                                                               DECEMBER 31,
                                                        --------------------------
(IN THOUSANDS)                                              2003            2002
Deferred tax assets:
  Net operating loss carryforwards                      $  239,291      $   85,012
  Tax credit carryforwards                                   5,796          22,871
  Accrued expenses not currently deductible and other       27,737          35,496
Less: valuation allowance                                  (11,703)         (6,540)
                                                        ----------      ----------
    Deferred tax assets, net of valuation allowance        261,121         136,839
                                                        ----------      ----------
Deferred tax liabilities:
  Depreciation for tax in excess of book expense          (594,589)       (478,231)
  Unrealized gain on marketable securities                  (2,914)         (3,316)
                                                        ----------      ----------
    Total deferred tax liabilities                        (597,503)       (481,547)
                                                        ----------      ----------
    Net deferred tax liabilities                          (336,382)       (344,708)
    Less: net current asset portion                         36,442          32,846
                                                        ----------      ----------
    Net long-term deferred tax liability                $ (372,824)     $ (377,554)
                                                        ----------      ----------

                                   nbr (90-91)

     In conjunction with our acquisitions of Enserco and Ryan in 2002, deferred tax liabilities of $52.8 million and $4.2 million, respectively, were recorded in the year of acquisition.

     For U.S. federal income tax purposes, we have net operating loss carryforwards of approximately $671.9 million that, if not utilized, will expire at various times from 2009 to 2023. The net operating loss carryforwards for alternative minimum tax purposes are approximately $535.6 million. There are alternative minimum tax credit carryforwards of $5.5 million available to offset future regular tax liabilities.

     The NOL carryforwards subject to expiration expire as follows:

(IN THOUSANDS)
YEAR ENDED DECEMBER 31,     TOTAL      U.S. FEDERAL      FOREIGN
2004                     $    6,246     $       --     $    6,246
2005                          5,152             --          5,152
2006                         14,876             --         14,876
2007                          3,082             --          3,082
2008                          4,162             --          4,162
2009                            779            779             --
2010                            482            482             --
2011                         11,598         11,598             --
2017                         38,751         38,751             --
2018                         23,119         23,119             --
2019                            737            737             --
2020                            737            737             --
2021                            738            738             --
2022                        225,842        225,842             --
2023                        369,107        369,107             --
Indefinite                   26,070             --         26,070
                         ----------     ----------     ----------
Total                    $  731,478     $  671,890     $   59,588
                         ----------     ----------     ----------

     In addition, for state income tax purposes, we have net operating loss carryforwards of approximately $415.8 million that, if not utilized, will expire at various times from 2005 to 2023.

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

     In circumstances where our drilling rigs and other assets are operating in certain foreign taxing jurisdictions, and it is expected that we will redeploy such assets before they give rise to future tax consequences, we do not recognize any deferred tax liabilities on the earnings from these assets.

10 COMMON SHARES AND STOCK OPTIONS

COMMON SHARES

     During 2003 warrants issued in conjunction with our acquisitions of Enserco (April 2002) and New Prospect Drilling Company (May 1998) were exercised, resulting in the issuance of 49,000 and 200,000 of our common shares, respectively.

     In conjunction with our acquisition of Ryan in October 2002 and our acquisition of Enserco in April 2002, we issued 380,264 and 3,549,082 exchangeable shares of Nabors Exchangeco, respectively, of which 219,493 and 2,638,526 exchangeable shares were immediately exchanged for our common shares, respectively.

     The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis. The exchangeable shares are included in capital in excess of par value.

     Subsequent to these acquisitions, during 2002, an additional 484,756 exchangeable shares were exchanged for our common shares leaving a total of 586,571 exchangeable shares outstanding as of December 31, 2002. During 2003 an additional 208,315 exchangeable shares were exchanged for our common shares leaving a total of 378,256 exchangeable shares outstanding as of December 31, 2003.

     During 2002 warrants issued in conjunction with our acquisition of Bayard Drilling Technologies, Inc. (April 1999) were exercised, resulting in the issuance of 18,000 of our common shares.

     As a result of our corporate reorganization on June 24, 2002, the authorized share capital of Nabors consists of 400 million common shares, par value $.001 per share, and 25 million preferred shares, par value $.001 per share. Common shares issued were 146,656,432 and 144,964,668 at $.001 par value as of December 31, 2003 and 2002, respectively, compared to 144,368,390 at $.10 par value immediately preceding the reorganization. The decrease in par value of common stock from $.10 to $.001 was recorded as an increase to capital in excess of par value and a decrease in common shares in our consolidated financial statements. In conjunction with the reorganization, 6.8 million shares of outstanding treasury stock were retired, as Bermuda law does not recognize the concept of treasury stock. The effect of this retirement reduced common shares by $.7 million, capital in excess of par value by $59.2 million and retained earnings by $192.9 million.

     On July 23, 2002, we entered into a private transaction with a counterparty in which we sold 1.0 million European-style put options for $2.6 million with a maturity date of October 23, 2002. Under the arrangement, if the price of our common shares was less than $26.5698 on the maturity date, the counterparty could have exercised the put option resulting in, at our option (1) our purchase of 1.0 million of our common shares at a price of $26.5698 per share or (2) our payment, in cash or Nabors common shares, of an amount equal to the difference between $26.5698 and our stock price on October 23, 2002 multiplied by 1.0 million. These put options expired on October 23, 2002 and we retained the $2.6 million in proceeds, which was recorded as an increase in capital in excess of par value in our consolidated balance sheet.

     On July 17, 2002, the Board of Directors of Nabors authorized the continuation of the share repurchase program that had begun under Nabors Delaware, and provided that the amount of Nabors common shares authorized for purchase by Nabors going forward be increased to $400 million. Under the Nabors Delaware program, Nabors Delaware had acquired an aggregate of approximately $248.0 million of Nabors Delaware common stock, or 6.2 million shares, during 2001. During 2002 Nabors also acquired, through a subsidiary, 91,000 of its common shares in the open market for $27.30 per share for an aggregate price of $2.5 million. Immediately thereafter these shares were transferred to Nabors. Pursuant to Bermuda law, any shares, when purchased, will be treated as cancelled. Therefore, a repurchase of shares will not have the effect of reducing the amount of Nabors' authorized share capital. Additionally, the Board approved the repurchase of up to $400 million of outstanding debt securities of Nabors and its subsidiaries. These amounts may be increased or decreased at the discretion of the Board, depending upon market conditions and consideration of the best interest of shareholder value. Repurchases may be conducted on the open market, through negotiated transactions or by other means, from time to time, depending upon market conditions and other factors.

STOCK OPTION PLANS

     As of December 31, 2003, we have several stock option plans under which options to purchase Nabors common shares may be granted to key officers, directors and managerial employees of Nabors and its subsidiaries. Options granted under the plans are at prices equal to the fair market value of the shares on the date of the grant. Options granted under the plans generally vest and are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives, options granted under the plans are subject to accelerated vesting related to targeted common share prices, or may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 8.1 million and 5.0 million Nabors common shares remained available for grant as of December 31, 2003 and 2002, respectively.

     A summary of stock option transactions is as follows:

(IN THOUSANDS, EXCEPT EXERCISE PRICE)                           WEIGHTED-
                                                                 AVERAGE
                                                                EXERCISE
                                                 SHARES           PRICE
Options outstanding as of December 31,2000         19,071      $    25.65
 Granted                                              881           53.52
 Exercised                                           (556)          14.26
 Forfeited                                           (139)          32.56
                                               ----------      ----------
Options outstanding as of December 31,2001         19,257      $    27.21
 Granted                                            5,495           27.35
 Exercised                                           (806)          12.68
 Forfeited                                           (277)          33.81
                                               ----------      ----------
Options outstanding as of December 31,2002         23,669      $    27.66
 Granted                                            2,969           38.68
 Exercised                                         (1,234)          16.48
 Forfeited                                           (450)          41.45
                                               ----------      ----------
Options outstanding as of December 31,2003         24,954      $    29.27
                                               ----------      ----------


     Of the options outstanding, 20.7 million, 20.6 million and 17.2 million were exercisable at weighted-average exercise prices of $27.65, $27.13 and $26.46, as of December 31, 2003, 2002 and 2001, respectively.



                                  nbr (92-93)

     A summary of stock options outstanding as of December 31, 2003 is as follows:

                                                    OPTIONS OUTSTANDING
                                  ----------------------------------------------------------
(IN THOUSANDS, EXCEPT CONTRACTUAL                         WEIGHTED-            WEIGHTED-
LIFE AND EXERCISE PRICE)                                   AVERAGE              AVERAGE
                                       NUMBER             REMAINING            EXERCISE
                                    OUTSTANDING        CONTRACTUAL LIFE          PRICE
Range of exercise prices:
 $      6.88-10.32                              14                  1.6     $           7.28
       10.38-15.57                           7,133                  3.8                12.47
       15.75-23.63                              28                  5.0                19.19
       24.13-36.19                           8,214                  7.2                26.36
       36.35-54.53                           9,544                  6.2                44.34
       55.30-82.95                              21                  7.1                56.69
                                  ----------------     ----------------     ----------------
                                            24,954                  5.8     $          29.27
                                  ----------------     ----------------     ----------------

     A summary of stock options exercisable as of December 31, 2003 is as follows:

                                            OPTIONS EXERCISABLE
                                         -------------------------
(IN THOUSANDS, EXCEPT EXERCISE PRICE)                   WEIGHTED-
                                                         AVERAGE
                                          NUMBER        EXERCISE
                                        EXERCISABLE       PRICE
Range of exercise prices:
 $      6.88-10.32                               14     $     7.28
       10.38-15.57                            7,133          12.47
       15.75-23.63                               25          19.10
       24.13-36.19                            7,059          26.10
       36.35-54.53                            6,413          46.28
       55.30-82.95                               10          56.69
                                         ----------     ----------
                                             20,654     $    27.65
                                         ----------     ----------


     The weighted-average fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $14.29, $10.69 and $22.22, respectively.

11  PENSION, POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PLANS

     In conjunction with our acquisition of Pool Energy Services Co. in November 1999, we acquired the assets and liabilities of a defined benefit pension plan, the Pool Company Retirement Income Plan. Benefits under the plan are frozen and participants were fully vested in their accrued retirement benefit on December 31, 1998.

     Summarized information on the Pool pension plan is as follows:

PENSION BENEFITS                                   YEAR ENDED DECEMBER 31,
                                                 ---------------------------
(IN THOUSANDS)                                      2003             2002
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year          $   13,631       $   13,542
Interest cost                                           891              868
Actuarial gain (loss)                                 1,417              (27)
Benefit payments                                       (538)            (752)
                                                 ----------       ----------
Benefit obligation at end of year                    15,401           13,631
                                                 ----------       ----------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning
  of year                                             8,835           10,596
Actual return on plan assets                          1,389           (1,009)
Benefit payments                                       (538)            (752)
                                                 ----------       ----------
Fair value of plan assets at end of
  year                                                9,686            8,835
                                                 ----------       ----------
FUNDED STATUS:
Funded status at end of year                         (5,715)          (4,796)
Unrecognized net actuarial loss                       3,942            3,549
                                                 ----------       ----------
Net liability recognized                         $   (1,773)      $   (1,247)
                                                 ----------       ----------

AMOUNTS RECOGNIZED IN
  CONSOLIDATED BALANCE SHEETS:

  Accrued benefit liability                           5,715            4,381
  Accumulated other comprehensive income              2,815            2,205
                                                 ----------       ----------
COMPONENTS OF NET PERIODIC BENEFIT COST:

Interest cost                                    $      891       $      868
Expected return on plan assets                         (563)            (677)
Recognized net actuarial loss                           198               45
                                                 ----------       ----------
Net periodic benefit cost                        $      526       $      236
                                                 ----------       ----------

Additional information:
Increase in minimum pension liability
included in other comprehensive income           $      610       $    2,205
                                                 ----------       ----------

WEIGHTED-AVERAGE ASSUMPTIONS:
Weighted-average discount rate                         6.00%            6.50%
Expected long-term rate of return
  on plan assets                                       6.50%            6.50%
                                                 ----------       ----------


     We analyze the historical performance of investments in equity and debt securities, together with current market factors such as inflation and interest rates to help us make the assumptions necessary to estimate a long-term rate of return on plan assets. Once this estimate is made, we review the portfolio of plan assets and make adjustments thereto that we believe are necessary to reflect a diversified blend of investments in equity and debt securities which is capable of achieving the estimated long-term rate of return without assuming an unreasonable level of investment risk.

     Our weighted-average asset allocations as of December 31, 2003 and 2002, by asset category are as follows:

PENSION BENEFITS
(IN THOUSANDS)            2003            2002
Equity securities             56%             54%
Debt securities               43%             44%
Other                          1%              2%
                      ----------      ----------
Total                        100%            100%
                      ----------      ----------

     We invest plan assets based on a total return on investment approach, pursuant to which our plan assets include a diversified blend of investments in equity and debt securities towards a goal of maximizing the long-term rate of return without undertaking an unreasonable level of investment risk. We determine our acceptable level of risk based on an analysis of plan liabilities, the extent to which the value of the plan assets satisfies the plan liabilities and our financial condition. Our investment policy includes target allocations approximating 55% investment in equity securities and 45% investment in debt securities. The equity portion of the plan assets represents growth and value stocks of small, medium and large companies. We measure and monitor the investment risk of our plan assets on both a quarterly and annual basis when we assess plan liabilities.

     We expect to contribute approximately $1.5 million to the Pool pension plan in 2004. This funding is based on the sum of (1) the minimum contribution for the 2003 plan year that will be made in 2004, and (2) the estimated minimum required quarterly contributions for the 2004 plan year. There were no contributions made to the Pool pension plan in 2003.

     Certain of Nabors' employees are covered by defined contribution plans. Our contributions to the plans are based on employee contributions and totaled
$13.1 million, $9.0 million and $11.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Nabors does not provide postemployment benefits to its employees.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Prior to the date of our acquisition, Pool provided certain postretirement healthcare and life insurance benefits to eligible retirees who had attained specific age and years of service requirements. Nabors terminated this plan at the date of acquisition (November 24, 1999). A liability of approximately $.5 million and $.8 million is recorded in our consolidated balance sheets as of December 31, 2003 and 2002, respectively, to cover the estimated costs of beneficiaries covered by the plan at the date of acquisition.

12 RELATED PARTY TRANSACTIONS

     Pursuant to his employment agreement entered into in October 1996, we provided an unsecured, non-interest bearing loan of approximately $2.9 million to Nabors' Deputy Chairman, President and Chief Operating Officer. This loan is due on September 30, 2006.

     Pursuant to their employment agreements, Nabors and its Chairman and Chief Executive Officer, Deputy Chairman, President and Chief Operating Officer, and certain other key employees entered into split-dollar life insurance agreements pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in certain instances, members of their families. Under these agreements, we are reimbursed for such premiums upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could potentially be limited to the cash surrender value of these policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheets. We have made premium payments to date totaling $12.4 million related to these policies. The cash surrender value of these policies of approximately $11.4 million and $8.7 million is included in other long-term assets in our consolidated balance sheets as of December 31, 2003 and 2002, respectively.

     Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Nabors under the agreements with our Chairman and Chief Executive Officer and with our Deputy Chairman, President and Chief Operating Officer may be deemed to be prohibited loans by us to these individuals. We have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act, and have postponed premium payments related to our agreements with these individuals.

     In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our Alaskan and Saudi Arabian unconsolidated affiliates at market prices. Additionally, we own certain marine vessels that are chartered under a bareboat charter arrangement to Sea Mar Management, which is wholly-owned by Sea Mar Investco LLC, an entity in which we own a 25% interest. Sea Mar Management has entered into a time charter of these vessels with a subsidiary of ours, which then time charters the vessels to various third-party customers. Revenues from these business transactions totaled $81.6 million, $65.7 million and $26.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Expenses from these business transactions totaled $52.0 million, $32.1 million and $4.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Additionally, we had accounts receivable from these affiliated entities of $24.0 million and $53.3 million as of December 31, 2003 and 2002, nbr (94-95)
respectively. We had accounts payable to these affiliated entities of $3.7 million and $1.1 million as of December 31, 2003 and 2002, respectively.

13 COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Nabors and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2003, are as follows:

(IN THOUSANDS)
2004                         $ 10,096
2005                            7,710
2006                            2,173
2007                            1,470
2008                            1,091
Thereafter                      2,264
                             --------
                             $ 24,804
                             --------

     The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $22.4 million, $21.8 million and $20.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

     In addition, we have an obligation under our time charter agreement with Sea Mar Management (Note 12). The minimum commitments under this agreement subsequent to December 31, 2003 are as follows:

(IN THOUSANDS)
2004                          $ 27,056
2005                            26,982
2006                            26,982
2007                            11,606
2008                                --
                              --------
                              $ 92,626
                              --------

     Payments under this time charter agreement amounted to $26.9 million and $16.5 million for the years ended December 31, 2003 and 2002,respectively.

EMPLOYMENT CONTRACTS

     We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2003 are as follows:

(IN THOUSANDS)
2004                            $     1,808
2005                                  1,637
2006                                  1,424
2007                                  1,099
2008                                    123
Thereafter                            1,851
                                -----------
                                $     7,942
                                -----------


CAPITAL EXPENDITURES

     As of December 31, 2003, we had outstanding capital expenditure purchase commitments of approximately $26.1 million, primarily for rig-related enhancing and sustaining capital expenditures. On October 8, 2003, we entered into two separate agreements with wholly-owned subsidiaries of El Paso Corporation under which a subsidiary of Nabors will contribute 20% of an estimated $400 million total cost to develop approximately 110 wells in exchange for a 20% net profits interest in such wells (cash proceeds available from production after royalties and operating costs have been paid). We expect that contributions due from Nabors to develop these wells will be paid out over a period extending from October 2003 to December 2004.

     The wells included in these agreements include a combination of proved undeveloped, probable and possible reserves located primarily in South Texas, North Louisiana and Offshore Gulf of Mexico. In the event that cash proceeds totaling 117.5% of our total investment have been received from the wells subject to the applicable agreement, our net profits interest in those wells will convert to an overriding royalty interest of 0.4% in the wells for the remainder of the wells' productive lives. Under the terms of each of the agreements, either party may terminate the agreement upon 30 days notice. El Paso will serve as operator of all the wells covered in this development program.

      On November 6, 2003, we entered into two additional agreements with El Paso to drill up to a total of 12 exploratory wells in South Texas and South Louisiana. Through these agreements and a subsequent election under one of the agreements, we have committed to contribute 25% of El Paso's share of the cost of drilling and completing eight of the wells; 25% of El Paso's share of the cost of drilling to casing point for three of the wells; and 20% of El Paso's share of the cost of drilling to casing point for one of the wells. We are also committed to contribute 12.5% of El Paso's share of any other costs of the exploratory wells and of all costs of any development wells in which we elect to participate on those prospects. In exchange, we receive a 12.5% interest in El Paso's share in the prospect leases where the exploratory wells are drilled, subject to certain penalty deductions in the event we elect to participate in less than all development wells drilled. As of December 31, 2003, three wells had commenced drilling under these agreements with one being declared a dry hole, which resulted in a charge to direct costs of $1.4 million recorded during the fourth quarter of 2003. We expect that contributions due from Nabors for these agreements will be paid out over a period extending from November 2003 to June 2005.

     We estimate that we will contribute approximately $57.1 million and $2.5 million in conjunction with our agreements with El Paso during 2004 and 2005, respectively. Through December 31, 2003, we have contributed approximately $41.4 million in conjunction with these agreements.

CONTINGENCIES

     PROPOSED COAST GUARD REGULATIONS AND ACTIONS Our Sea Mar division time charters supply vessels to offshore operators in U.S. waters. On February 4, 2004, the United States Coast Guard took several actions which could adversely affect our ability to do so.

The vessels are owned by one of our financing company subsidiaries, but are operated and managed by a U.S. citizen-controlled company pursuant to long-term bareboat charters (Note 12). Our Sea Mar division time charters the vessels from this U.S. operating company in connection with our own offshore activities in the Gulf of Mexico and in support of other offshore operators.

On February 4, 2004, the United States Coast Guard adopted final regulations which could cause arrangements like that utilized by Sea Mar to no longer qualify vessels for employment in the U.S. coastwise trades. However, the final regulations contain grandfathering provisions which could permit us to continue coastwise marketing of the vessels until the present bareboat charters terminate. The original term of most of these bareboat charters ends in June 2007, but the charter provides for one or more renewal terms of three to five years. We believe the grandfathering provisions in these final regulations would apply to these renewal terms.

Also, on February 4, 2004, the United States Coast Guard proposed a rule which, if finally adopted, would end the grandfathering provision on February 4, 2007. In these same proposed regulations, the United States Coast Guard is proposing a rule under which time charters from a U.S. citizen bareboat charter like the charter to Sea Mar would no longer be permitted. However, we believe that if this rule is adopted, the grandfathering provision would apply to the preexisting SeaMar arrangement.

Additionally, on February 4, 2004, the United States Coast Guard notified us that it is considering an appeal of the United States Coast Guard's original issuance in June 2002 of the coastwise trade endorsements for the vessels bareboat chartered to the U.S. citizen qualified company. The coastwise trade endorsements on the documents of the vessels issued by the United States Coast Guard authorize the vessels to engage in the U.S. coastwise trade. If the appeal is decided against us, we could lose the ability to market the vessels for use in U.S. waters.

     During 2003 adjusted income derived from operating activities for our Sea Mar division represented approximately 3.8% of our consolidated adjusted income derived from operating activities.

     SELF-INSURANCE ACCRUALS We are self-insured for certain losses relating to workers' compensation, employers' liability, general liability, automobile liability and property damage. Effective April 1, 2003, with our insurance renewal, certain changes have been made to our insurance coverage. Effective for the period from April 1, 2003 to March 31, 2004, our exposure (that is, our deductible) per occurrence is $1.0 million for workers' compensation, $2.0 million for employers' liability and marine employers' liability (Jones Act) and $5.0 million for general liability losses. Our self-insurance for automobile liability loss is $0.5 million per occurrence. We maintain actuarially-determined accruals in our consolidated balance sheets to cover the self-insurance retentions.

     We are self-insured for certain other losses relating to rig, equipment, property, business interruption and political, war and terrorism risks. Effective April 1, 2003, our per occurrence self-insurance retentions are $10.0 million for rig physical damage and business interruption for 29 specific high-value rigs. The remainder of the fleet is subject to a $5.0 million self-insurance retention. However, our rigs, equipment and property in Canada and Saudi Arabia are subject to $1.0 million self-insurance retentions.

     Political violence (war and terrorism) insurance is procured for our operations in Mexico, the Caribbean, South America, Africa, the Middle East and Asia. Political violence losses are subject to $0.25 million per occurrence deductibles, except for Colombia which is subject to deductibles of $10.0 million and $1.0 million for political violence and terrorism, respectively. There is no assurance that such coverage will adequately protect Nabors against liability from all potential consequences.

     As of December 31, 2003 and 2002, our self-insurance accruals totaled $106.2 million and $117.3 million, respectively, and our related insurance recoveries/receivables were $31.8 million and $47.6 million, respectively.



                                   nbr (96-97)

     LITIGATION Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of their business. In the opinion of management, our ultimate liability with respect to these pending lawsuits is not expected to have a significant or material adverse effect on our consolidated financial position, results of operations or cash flows.

     GUARANTEES We enter into various agreements providing financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers' compensation insurance program and guarantees of residual value in certain of our operating lease agreements. We have also guaranteed payment of contingent consideration in conjunction with an acquisition in 2002, which is based on future operating results of that business. In addition, we have provided indemnifications to certain third parties which serve as guarantees. These guarantees include indemnification provided by Nabors to our stock transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.

     Management believes the likelihood that we would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial and performance guarantees issued by Nabors:

                                                                                MAXIMUM AMOUNT
                                                    ----------------------------------------------------------------------
(IN THOUSANDS)                                         2004           2005           2006        THEREAFTER       TOTAL
Financial standby letters of credit                 $   34,186     $       --     $       --     $       --     $   34,186
Guarantee of residual value in lease agreements            347            684             65             --          1,096
Contingent consideration in acquisition                  1,111          1,111            278             --          2,500
                                                    ----------     ----------     ----------     ----------     ----------
Total                                               $   35,644     $    1,795     $      343     $       --     $   37,782
                                                    ----------     ----------     ----------     ----------     ----------


14 EARNINGS PER SHARE

     A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                 ----------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                           2003         2002         2001
Net income (numerator):
  Net income - basic                                                             $192,228     $121,489     $357,450
  Add interest expense on assumed conversion of our
    zero coupon convertible/exchangeable senior debentures/notes, net of tax:
    $825 million due 2020(1)                                                        3,639           --        8,060
    $1.381 billion due 2021(2)                                                         --           --       11,995
    $700 million due 2023(3)                                                           --           --           --
                                                                                 --------     --------     --------
    Adjusted net income - diluted                                                $195,867     $121,489     $377,505
                                                                                 --------     --------     --------
Earnings per share:
  Basic                                                                          $   1.31     $    .85     $   2.48
  Diluted                                                                        $   1.25     $    .81     $   2.24

Shares (denominator):
  Weighted-average number of shares outstanding - basic(4)                        146,495      143,655      144,430
  Net effect of dilutive stock options and warrants based
    on the treasury stock method                                                    6,604        6,342        6,697
  Assumed conversion of our zero coupon convertible/
    exchangeable senior debentures/notes:
    $825 million due 2020(1)                                                        3,798           --        8,852
    $1.381 billion due 2021(2)                                                         --           --        8,811
    $700 million due 2023(3)                                                           --           --           --
                                                                                 --------     --------     --------
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED                           156,897      149,997      168,790
                                                                                 --------     --------     --------


(1) Diluted earnings per share for the years ended December 31, 2003 and 2001 reflects the assumed conversion of our $825 million zero coupon convertible senior debentures, as the conversion in those years would have been dilutive. For the year ended December 31, 2002, the weighted-average number of shares outstanding-diluted excludes 8.1 million potentially dilutive shares issuable upon the conversion of our $825 million zero coupon convertible senior debentures because the inclusion of such shares would have been anti-dilutive, given the level of net income for that year. Net income for the year ended December 31, 2002 also excludes the related add-back of interest expense, net of tax, of $7.6 million for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted-average number of shares outstanding-diluted had diluted earnings per share been at or above $.93 for the year ended December 31, 2002.

((2) Diluted earnings per share for the year ended December 31, 2001 reflects the assumed conversion of our $1.381 billion zero coupon convertible senior debentures, as the conversion in that year would have been dilutive. For the years ended December 31, 2003 and 2002, the weighted-average number of shares outstanding-diluted excludes 8.5 million potentially dilutive shares issuable upon the conversion of our $1.381 billion zero coupon convertible senior debentures because the inclusion of such shares would have been anti-dilutive, given the level of net income for those years. Net income for the years ended December 31, 2003 and 2002, excludes the related add-back of interest expense, net of tax, of $12.1 million and $11.8 million, respectively, for these debentures. These shares would have been dilutive and therefore included in the calculation of the weighted-average number of shares outstanding-diluted had diluted earnings per share been at or above $1.43 and $1.39 for the years ended December 31, 2003 and 2002, respectively.

(3) Diluted earnings per share for the year ended December 31, 2003 excludes approximately 10.0 million potentially dilutive shares initially issuable upon the exchange of our $700 million zero coupon exchangeable senior notes due 2023. Such shares are contingently exchangeable under certain circumstances discussed in Note 8 and would only be included in the calculation of the weighted-average number of shares outstanding-diluted if any of those criteria were met. Such criteria were not met during the year ended December 31, 2003. These notes were issued in June 2003 and therefore did not impact the calculation of diluted earnings per share for the years ended December 31, 2002 and 2001.

(4) Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors
     Exchangeco, respectively: 146.0 million and .5 million shares for the year ended December 31, 2003; 143.2 million and .4 million shares for the year ended December 31, 2002; and 144.4 million and no shares for the year ended December 31, 2001. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.

     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors' common shares, because the inclusion of such options and warrants would be anti-dilutive. The number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 724,917 shares in 2003, 890,959 shares in 2002 and 919,478 shares in 2001.

     As discussed in Note 8, holders of our $1.381 billion zero coupon convertible senior debentures and our $700 million zero coupon senior exchangeable notes have the right to require us to repurchase the debentures/notes at various dates commencing February 5, 2006 and June 15, 2008, respectively. We may pay the redemption prices with either cash or shares or a combination thereof. We do not presently anticipate using shares to satisfy any such future purchase obligations.

15  SUPPLEMENTAL BALANCE SHEET, INCOME STATEMENT AND CASH FLOW INFORMATION

     Accounts receivable is net of an allowance for doubtful accounts of $11.0 million and $13.8 million as of December 31, 2003 and 2002, respectively. Other current assets include an investment in overseas funds of $47.0 million and $15.0 million as of December 31, 2003 and 2002, respectively.

     Accrued liabilities include the following:

                                          DECEMBER 31,
                                      ---------------------
(IN THOUSANDS)                          2003         2002
Accrued compensation                  $ 55,137     $ 40,761
Deferred revenue                        26,611       33,157
Workers' compensation liabilities       30,180       16,926
Interest payable                        15,888       16,431
Other accrued liabilities               32,929       26,131
                                      --------     --------
                                      $160,745     $133,406
                                      --------     --------


     Other income includes the following:

                                        YEAR ENDED DECEMBER 31,
                                  ------------------------------------
(IN THOUSANDS)                      2003          2002          2001
Gains on marketable
  and non-marketable
  securities, net                 $  6,145      $  2,877      $    989
Gains on long-term assets, net       2,476         4,570        10,246
Foreign currency
  transaction gains                    830           486           419
Corporate reorganization
  expense                               --        (3,769)           --
Losses on derivative
  instruments                       (1,140)       (1,983)           --
(Loss) gain on extinguishment
  of debt                             (908)         (202)       15,330
Other                               (2,495)        1,729         1,666
                                  --------      --------      --------
                                  $  4,908      $  3,708      $ 28,650
                                  --------      --------      --------


     Supplemental cash flow information for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                            YEAR ENDED DECEMBER 31,
                                    --------------------------------------
(IN THOUSANDS)                         2003          2002           2001
Cash paid for income taxes          $  16,542     $  22,831      $  82,831
Cash paid for interest,
  net of capitalized interest          41,033        22,653         24,614
Acquisitions of businesses:
  Fair value of assets acquired            --       305,399        111,034
  Goodwill                                 --       110,636         12,909
  Liabilities assumed
   or created                              --      (105,986)       (54,372)
  Common stock of acquired
   company previously owned                --          (282)            --
  Equity consideration issued              --      (174,115)            --
                                    ---------     ---------      ---------
Cash paid for acquisitions
  of businesses                            --       135,652         69,571
Cash acquired in acquisitions
  of businesses                            --            --         (3,219)
                                    ---------     ---------      ---------
Cash paid for acquisitions
  of businesses, net                $      --     $ 135,652      $  66,352
                                    ---------     ---------      ---------



                                   nbr (98-99)

16  UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                       YEAR ENDED DECEMBER 31, 2003
                                                        -----------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                       Quarter Ended
                                                         March 31,        June 30,     September 30,   December 31,
Operating revenues and Earnings from unconsolidated
  affiliates(1)                                         $   455,740     $   433,911     $   475,979     $   524,556
Net income                                                   48,057          29,019          50,281          64,871
Earnings per share:(2)
  Basic                                                 $       .33     $       .20     $       .34     $       .44
  Diluted                                               $       .31     $       .19     $       .33     $       .42
                                                        -----------     -----------     -----------     -----------


                                                                       YEAR ENDED DECEMBER 31, 2002
                                                        -----------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                        Quarter Ended
                                                         March 31,        June 30,     September 30,   December 31,
Operating revenues and Earnings from unconsolidated
  affiliates(3)                                         $   386,837     $   356,518     $   355,078     $   382,785
Net income                                                   41,942          25,420          26,922          27,205
Earnings per share:(2)
  Basic                                                 $       .30     $       .18     $       .19     $       .19
  Diluted                                               $       .28     $       .17     $       .18     $       .18
                                                        -----------     -----------     -----------     -----------


(1) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $5.9 million,$1.4 million,$2.5 million and $.4 million, respectively.

(2) Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

(3) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $5.6 million,$4.4 million,$1.9 million and $2.8 million, respectively.

17  SEGMENT INFORMATION

     As of December 31, 2003, we operate our business out of 13 operating segments. Our six Contract Drilling operating segments are engaged in drilling, workover and well-servicing operations, on land and offshore, and represent reportable segments. These operating segments consist of our Alaska, U.S. Lower 48 Land Drilling, U.S. Land Well-servicing, U.S. Offshore, Canada and International business units. Our oil and gas operating segment, Ramshorn Investments, Inc., is engaged in the exploration for, development of and production of oil and gas and is included in our Oil and Gas reportable segment. Our Other Operating Segments, consisting of Canrig Drilling Technology Ltd., Epoch Well Services, Inc., Peak Oilfield Service Company, Peak USA Energy Services, Ltd., Ryan Energy Technologies and Sea Mar, a division of Pool Well Services Co., are engaged in the manufacturing of top drives, manufacturing of drilling instrumentation systems, construction and logistics services, trucking and logistics services, manufacturing and marketing of directional drilling and rig instrumentation systems, directional drilling, rig instrumentation and data collection services, and marine transportation and supply services, respectively. These Other Operating Segments do not meet the criteria included in SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" for disclosure, individually or in the aggregate, as reportable segments. Our segment information as of and for the years ended December 31, 2002 and 2001 has been revised to conform to the current period presentation.

     The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies (Note 2). Inter-segment sales are recorded at cost or cost plus a profit margin. We evaluate the performance of our segments based on adjusted income derived from operating activities.

     The following tables set forth certain financial information with respect to our reportable segments:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------------------
(IN THOUSANDS)                                                            2003             2002             2001
  Operating revenues and Earnings from unconsolidated affiliates:
  Contract Drilling:
    U.S. Lower 48 Land Drilling                                       $   476,258      $   374,659      $ 1,007,300
    U.S. Land Well-servicing                                              312,279          294,428          345,785
    U.S. Offshore                                                         101,566          105,717          226,078
    Alaska                                                                112,092          118,199          133,634
    Canada                                                                322,303          141,497           86,310
    International                                                         396,884          320,160          282,404
                                                                      -----------      -----------      -----------
      Subtotal Contract Drilling(1)                                     1,721,382        1,354,660        2,081,511
  Oil and Gas                                                              16,919            7,223            5,529
  Other Operating Segments(2)                                             201,660          174,775          259,298
  Other reconciling items(3)                                              (49,775)         (55,440)        (118,268)
                                                                      -----------      -----------      -----------
    Total                                                             $ 1,890,186      $ 1,481,218      $ 2,228,070
                                                                      -----------      -----------      -----------
Depreciation and amortization, and depletion:
  Contract Drilling:
    U.S. Lower 48 Land Drilling                                       $    69,190      $    61,022      $    72,954
    U.S. Land Well-servicing                                               22,163           19,600           17,957
    U.S. Offshore                                                          19,794           20,491           25,231
    Alaska                                                                 11,969           12,000           14,459
    Canada                                                                 29,840           20,713            6,502
    International                                                          53,374           37,521           31,045
                                                                      -----------      -----------      -----------
      Subtotal Contract Drilling                                          206,330          171,347          168,148
  Oil and Gas                                                               8,599            7,700            5,777
  Other Operating Segments                                                 21,597           18,044           17,923
  Other reconciling items(3)                                               (1,399)          (1,726)          (1,952)
                                                                      -----------      -----------      -----------
    Total depreciation and amortization, and depletion                $   235,127      $   195,365      $   189,896
                                                                      -----------      -----------      -----------
Adjusted income (loss) derived from operating activities:(4)
  Contract Drilling:
    U.S. Lower 48 Land Drilling                                       $    16,800      $    23,415      $   286,856
    U.S. Land Well-servicing                                               47,082           38,631           64,446
    U.S. Offshore                                                           1,649           (1,397)          29,874
    Alaska                                                                 37,847           31,387           30,445
    Canada                                                                 59,856           17,413           30,971
    International                                                          77,964           76,121           58,549
                                                                      -----------      -----------      -----------
      Subtotal Contract Drilling                                          241,198          185,570          501,141
  Oil and Gas                                                               5,850           (1,058)            (737)
  Other Operating Segments(2)                                               3,266           24,660           87,847
  Other reconciling items(5)                                              (37,611)         (39,124)         (52,540)
                                                                      -----------      -----------      -----------
    Total adjusted income derived from operating activities           $   212,703      $   170,048      $   535,711
Interest expense                                                          (70,740)         (67,068)         (60,722)
Interest income                                                            27,752           34,086           53,973
Other income, net                                                           4,908            3,708           28,650
                                                                      -----------      -----------      -----------
  Income before income taxes                                          $   174,623      $   140,774      $   557,612
                                                                      -----------      -----------      -----------



                                  nbr (100-101)

                                                                   YEAR ENDED DECEMBER 31,
                                                        --------------------------------------------
(IN THOUSANDS)                                             2003             2002             2001
Capital expenditures and acquisition of businesses:
  Contract Drilling:
    U.S. Lower 48 Land Drilling                         $    72,528     $     7,488      $   330,684
    U.S. Land Well-servicing                                 25,052          35,901           43,591
    U.S. Offshore                                            36,785          32,585           77,850
    Alaska                                                    3,940          21,018           21,458
    Canada                                                   31,068         370,500          111,811
    International                                           128,247         194,739          180,225
                                                        -----------     -----------      -----------
      Subtotal Contract Drilling                            297,620         662,231          765,619
  Oil and Gas                                                53,716           9,733           11,449
  Other Operating Segments                                    5,827          32,076           33,002
  Other reconciling items(5)                                    230          (1,197)          (6,829)
                                                        -----------     -----------      -----------
    Total capital expenditures                          $   357,393     $   702,843      $   803,241
                                                        -----------     -----------      -----------
Total assets:
  Contract Drilling:(6)
    U.S. Lower 48 Land Drilling                         $   987,903     $   972,495      $ 1,106,953
    U.S. Land Well-servicing                                246,312         237,594          231,955
    U.S. Offshore                                           386,196         368,267          398,516
    Alaska                                                  218,222         215,706          229,360
    Canada                                                  767,400         565,458          185,995
    International                                         1,001,058         883,255          699,590
                                                        -----------     -----------      -----------
      Subtotal Contract Drilling                          3,607,091       3,242,775        2,852,369
  Oil and Gas                                                67,898          23,517           20,165
  Other Operating Segments(7)                               337,622         343,365          311,629
  Other reconciling items(5)                              1,590,081       1,454,215          967,752
                                                        -----------     -----------      -----------
    Total assets                                        $ 5,602,692     $ 5,063,872      $ 4,151,915
                                                        -----------     -----------      -----------


(1) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $2.8 million, $3.9 million and $9.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(2) Includes Earnings from unconsolidated affiliates, accounted for by the equity method, of $7.4 million, $10.9 million and $17.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(3)  Represents the elimination of inter-segment transactions.

(4) Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table above.

(5) Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

(6) Includes $26.5 million, $25.3 million and $22.3 million of investments in unconsolidated affiliates accounted for by the equity method as of December 31, 2003, 2002 and 2001, respectively.

(7) Includes $31.6 million, $33.3 million and $32.8 million of investments in unconsolidated affiliates accounted for by the equity method as of December 31, 2003, 2002 and 2001, respectively.

     The following table sets forth certain financial information with respect to Nabors operations by geographic area:

                                                                            YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------
(IN THOUSANDS)                                                         2003           2002           2001
Operating revenues and Earnings from unconsolidated affiliates:
  United States                                                     $1,152,272     $1,012,503     $1,859,356
  Foreign                                                              737,914        468,715        368,714
                                                                    ----------     ----------     ----------
                                                                    $1,890,186     $1,481,218     $2,228,070
                                                                    ----------     ----------     ----------
Property, plant and equipment, net:
  United States                                                     $1,823,281     $1,759,199     $1,834,548
  Foreign                                                            1,167,511      1,041,868        616,838
                                                                    ----------     ----------     ----------
                                                                    $2,990,792     $2,801,067     $2,451,386
                                                                    ----------     ----------     ----------
Goodwill, net:
  United States                                                     $  157,873     $  165,609     $  165,694
  Foreign                                                              178,154        141,153         33,354
                                                                    ----------     ----------     ----------
                                                                    $  336,027     $  306,762     $  199,048
                                                                    ----------     ----------     ----------

18 CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     Nabors has fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware, and Nabors and Nabors Delaware have fully and unconditionally guaranteed the $225 million 4.875% senior notes due 2009 issued by Nabors Holdings 1, ULC, our indirect subsidiary.

     The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware and Nabors Holdings are not required to be filed with the U.S. Securities and Exchange Commission. The condensed consolidating financial statements present investments in both consolidated and unconsolidated affiliates using the equity method of accounting.

     The following condensed consolidating financial information presents: condensed consolidating balance sheets as of December 31, 2003 and 2002, statements of income and cash flows for each of the three years in the period ended December 31, 2003 of (a) Nabors, parent/guarantor, (b) Nabors Delaware, issuer of public debt securities guaranteed by Nabors and guarantor of the $225 million 4.875% senior notes issued by Nabors Holdings, (c) Nabors Holdings, issuer of the $225 million 4.875% senior notes, (d) the non-guarantor subsidiaries, (e) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (f) Nabors on a consolidated basis.

CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                       DECEMBER 31, 2003
                                       ------------------------------------------------------------------------------------
(IN THOUSANDS)                                         NABORS                        OTHER
                                          NABORS      DELAWARE        NABORS      SUBSIDIARIES
                                         (PARENT/     (ISSUER/       HOLDINGS        (NON-      CONSOLIDATING  CONSOLIDATED
                                        GUARANTOR)   GUARANTOR)      (ISSUER)      GUARANTORS)   ADJUSTMENTS      TOTAL
                                       -----------   -----------    -----------    -----------   -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents            $   403,693   $         1    $        17    $   176,026   $        --    $   579,737
  Marketable securities                    285,353            --             --         54,583            --        339,936
  Accounts receivable, net                      --            --             --        410,487            --        410,487
  Inventory and supplies                        --            --             --         23,289            --         23,289
  Other current assets                       6,806         4,229             --        151,163            --        162,198
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL CURRENT ASSETS                   695,852         4,230             17        815,548            --      1,515,647
  Marketable securities                    571,327            --             --         41,090            --        612,417
  Property, plant and equipment,net             --            --             --      2,990,792            --      2,990,792
  Goodwill, net                                 --            --             --        336,027            --        336,027
  Intercompany receivables               1,057,260     1,085,944            202             --    (2,143,406)            --
  Investments in affiliates                170,089     2,065,230        236,829      1,095,882    (3,509,930)        58,100
  Other long-term assets                        --        20,359            966         68,384            --         89,709
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL ASSETS                       $ 2,494,528   $ 3,175,763    $   238,014    $ 5,347,723   $(5,653,336)   $ 5,602,692
                                       -----------   -----------    -----------    -----------   -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt    $        --   $   295,267    $        --    $     4,118   $        --    $   299,385
  Trade accounts payable                         1            23             --        128,816            --        128,840
  Accrued liabilities                          960        10,766          3,901        145,118            --        160,745
  Income taxes payable                       1,164          (190)          (111)         8,540            --          9,403
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL CURRENT LIABILITIES                2,125       305,866          3,790        286,592            --        598,373
Long-term debt                                  --     1,762,054        223,499             --            --      1,985,553
Other long-term liabilities                     --         3,738             --        151,929            --        155,667
Deferred income taxes                           79        61,623             82        311,040            --        372,824
Intercompany payable                         2,049            --             --      2,141,357    (2,143,406)            --
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL LIABILITIES                        4,253     2,133,281        227,371      2,890,918    (2,143,406)     3,112,417
                                       -----------   -----------    -----------    -----------   -----------    -----------
SHAREHOLDERS' EQUITY                     2,490,275     1,042,482         10,643      2,456,805    (3,509,930)     2,490,275
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY             $ 2,494,528   $ 3,175,763    $   238,014    $ 5,347,723   $(5,653,336)   $ 5,602,692
                                       -----------   -----------    -----------    -----------   -----------    -----------



                                  nbr (102-103)

                                                                       DECEMBER 31, 2002
                                       ------------------------------------------------------------------------------------
(IN THOUSANDS)                                         NABORS                        OTHER
                                          NABORS      DELAWARE        NABORS      SUBSIDIARIES
                                         (PARENT/     (ISSUER/       HOLDINGS        (NON-      CONSOLIDATING  CONSOLIDATED
                                        GUARANTOR)   GUARANTOR)      (ISSUER)      GUARANTORS)   ADJUSTMENTS      TOTAL
                                       -----------   -----------    -----------    -----------   -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents            $    40,127   $        38    $       207    $   373,679   $        --    $   414,051
  Marketable securities                      5,721            --             21        451,858            --        457,600
  Accounts receivable, net                      --            --             --        320,299            --        320,299
  Inventory and supplies                        --            --             --         20,524            --         20,524
  Other current assets                          --         2,607             --        154,827            --        157,434
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL CURRENT ASSETS                    45,848         2,645            228      1,321,187            --      1,369,908
Marketable securities                       19,378            --             --        439,770            --        459,148
Property, plant and equipment,net               --            --             --      2,801,067            --      2,801,067
Goodwill, net                                   --            --             --        306,762            --        306,762
Intercompany receivables                 2,009,672     2,158,524            140             --    (4,168,336)            --
Investments in affiliates                   84,887     1,773,633        221,484      2,092,224    (4,113,589)        58,639
Other long-term assets                          --        20,150          1,220         46,978            --         68,348
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL ASSETS                       $ 2,159,785   $ 3,954,952    $   223,072    $ 7,007,988   $(8,281,925)   $ 5,063,872
                                       -----------   -----------    -----------    -----------   -----------    -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt    $        --   $   489,126    $        --    $     3,859   $        --    $   492,985
  Trade accounts payable                         4            23             --        109,136            --        109,163
  Accrued liabilities                          217        10,168          3,930        119,091            --        133,406
  Income taxes payable                         892          (189)            --         15,197            --         15,900
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL CURRENT LIABILITIES                1,113       499,128          3,930        247,283            --        751,454
Long-term debt                                  --     1,343,686        223,234         47,736            --      1,614,656
Other long-term liabilities                     --         3,763             --        157,990            --        161,753
Deferred income taxes                          152        72,258         (1,560)       306,704            --        377,554
Intercompany payable                            65            --             --      4,168,271    (4,168,336)            --
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL LIABILITIES                        1,330     1,918,835        225,604      4,927,984    (4,168,336)     2,905,417
                                       -----------   -----------    -----------    -----------   -----------    -----------
SHAREHOLDERS' EQUITY                     2,158,455     2,036,117         (2,532)     2,080,004    (4,113,589)     2,158,455
                                       -----------   -----------    -----------    -----------   -----------    -----------
    TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY             $ 2,159,785   $ 3,954,952    $   223,072    $ 7,007,988   $(8,281,925)   $ 5,063,872
                                       -----------   -----------    -----------    -----------   -----------    -----------

CONDENSED CONSOLIDATING STATEMENTS OF INCOME


                                                                       YEAR ENDED DECEMBER 31, 2003
                                            ------------------------------------------------------------------------------------
(IN THOUSANDS)                                              NABORS                        OTHER
                                              NABORS       DELAWARE        NABORS      SUBSIDIARIES
                                             (PARENT/       (ISSUER/      HOLDINGS        (NON-      CONSOLIDATING  CONSOLIDATED
                                            GUARANTOR)     GUARANTOR)     (ISSUER)      GUARANTORS)   ADJUSTMENTS      TOTAL
                                            -----------   -----------    -----------   ------------  -------------  ------------
REVENUES AND OTHER INCOME:
  Operating revenues                        $        --    $        --    $        --   $ 1,880,003    $        --    $ 1,880,003
  Earnings from unconsolidated affiliates            --             --             --        10,183             --         10,183
  Earnings from consolidated affiliates           6,314        133,011         15,345       119,736       (274,406)            --
  Interest income                                 1,775             34             11        25,932             --         27,752
  Intercompany interest income                  207,615         59,276             --            --       (266,891)            --
  Other income (expense), net                    (3,890)        (1,140)            15         9,923             --          4,908
                                            -----------    -----------    -----------   -----------    -----------    -----------
    Total revenues and other income             211,814        191,181         15,371     2,045,777       (541,297)     1,922,846
                                            -----------    -----------    -----------   -----------    -----------    -----------
Costs and other deductions:
  Direct costs                                       --             --             --     1,276,953             --      1,276,953
  General and administrative expenses             3,298            (48)             8       162,145             --        165,403
  Depreciation and amortization                      --             --             --       226,528             --        226,528
  Depletion                                          --             --             --         8,599             --          8,599
  Interest expense                                   --         58,785         11,448           507             --         70,740
  Intercompany interest expense                      --             --             --       266,891       (266,891)            --
                                            -----------    -----------    -----------   -----------    -----------    -----------
    Total costs and other deductions              3,298         58,737         11,456     1,941,623       (266,891)     1,748,223
                                            -----------    -----------    -----------   -----------    -----------    -----------
Income before income taxes                      208,516        132,444          3,915       104,154       (274,406)       174,623
                                            -----------    -----------    -----------   -----------    -----------    -----------
Income tax expense (benefit)                     16,288           (210)         1,488       (35,171)            --        (17,605)
                                            -----------    -----------    -----------   -----------    -----------    -----------
Net income                                  $   192,228    $   132,654    $     2,427   $   139,325    $  (274,406)   $   192,228
                                            -----------    -----------    -----------   -----------    -----------    -----------


                                                                       YEAR ENDED DECEMBER 31, 2002
                                            ----------------------------------------------------------------------------------------
(IN THOUSANDS)                                              NABORS                        OTHER
                                               NABORS      DELAWARE        NABORS      SUBSIDIARIES
                                              (PARENT/     (ISSUER/       HOLDINGS        (NON-       CONSOLIDATING    CONSOLIDATED
                                             GUARANTOR)   GUARANTOR)      (ISSUER)      GUARANTORS)    ADJUSTMENTS        TOTAL
                                            -----------   -----------    -----------   ------------   -------------    -------------
REVENUES AND OTHER INCOME:
  Operating revenues                        $        --   $        --    $        --    $ 1,466,443   $          --    $   1,466,443
  Earnings from unconsolidated affiliates            --            --             --         14,775              --           14,775
  Earnings from consolidated affiliates          18,159        89,947             --         79,525        (187,631)              --
  Interest income                                    48            49             --         33,989              --           34,086
  Intercompany interest income                  101,436        54,326             --             --        (155,762)              --
  Other income (expense), net                     3,469        (6,191)            --          6,430              --            3,708
                                            -----------   -----------    -----------    -----------   -------------    -------------
    Total revenues and other income             123,112       138,131             --      1,601,162        (343,393)       1,519,012
                                            -----------   -----------    -----------    -----------   -------------    -------------
Costs and other deductions:
  Direct costs                                       --            --             --        973,910              --          973,910
  General and administrative expenses               579           483              2        140,831              --          141,895
  Depreciation and amortization                      --            --             --        187,665              --          187,665
  Depletion                                          --            --             --          7,700              --            7,700
  Interest expense                                   --        60,206          4,102          2,760              --           67,068
  Intercompany interest expense                      --            --             --        155,762        (155,762)              --
                                            -----------   -----------    -----------    -----------   -------------    -------------
    Total costs and other deductions                579        60,689          4,104      1,468,628        (155,762)       1,378,238
                                            -----------   -----------    -----------    -----------   -------------    -------------
Income (loss) before income taxes               122,533        77,442         (4,104)       132,534        (187,631)         140,774
                                            -----------   -----------    -----------    -----------   -------------    -------------
Income tax expense (benefit)                      1,044        (4,627)        (1,560)        24,428              --           19,285
                                            -----------   -----------    -----------    -----------   -------------    -------------
NET INCOME (LOSS)                           $   121,489   $    82,069    $    (2,544)   $   108,106   $    (187,631)   $     121,489
                                            -----------   -----------    -----------    -----------   -------------    -------------



                                  nbr (104-105)

                                                                     YEAR ENDED DECEMBER 31, 2001
                                            ----------------------------------------------------------------------------------
(IN THOUSANDS)                                              NABORS                      OTHER
                                               NABORS      DELAWARE       NABORS     SUBSIDIARIES
                                              (PARENT/     (ISSUER/      HOLDINGS       (NON-      CONSOLIDATING  CONSOLIDATED
                                             GUARANTOR)   GUARANTOR)     (ISSUER)     GUARANTORS)   ADJUSTMENTS      TOTAL
                                            -----------   -----------   -----------   -----------   -----------    -----------
REVENUES AND OTHER INCOME:
  Operating revenues                        $        --   $        --   $        --   $ 2,201,736   $        --    $ 2,201,736
  Earnings from unconsolidated affiliates            --            --            --        26,334            --         26,334
  Earnings from consolidated affiliates              --       336,851            --            --      (336,851)            --
  Interest income                                    --            53            --        53,920            --         53,973
  Intercompany interest income                       --        77,211            --            --       (77,211)            --
  Other income, net                                  --        14,301            --        14,349            --         28,650
                                            -----------   -----------   -----------   -----------   -----------    -----------
    Total revenues and other income                  --       428,416            --     2,296,339      (414,062)     2,310,693
                                            -----------   -----------   -----------   -----------   -----------    -----------
Costs and other deductions:
  Direct costs                                       --            --            --     1,366,967            --      1,366,967
  General and administrative expenses                --           482            --       135,014            --        135,496
  Depreciation and amortization                      --            --            --       184,119            --        184,119
  Depletion                                          --            --            --         5,777            --          5,777
  Interest expense                                   --        58,386            --         2,336            --         60,722
  Intercompany interest expense                      --            --            --        77,211       (77,211)            --
                                            -----------   -----------   -----------   -----------   -----------    -----------
    Total costs and other deductions                 --        58,868            --     1,771,424       (77,211)     1,753,081
                                            -----------   -----------   -----------   -----------   -----------    -----------
Income before income taxes                           --       369,548            --       524,915      (336,851)       557,612
                                            -----------   -----------   -----------   -----------   -----------    -----------
Income tax expense                                   --        12,098            --       188,064            --        200,162
                                            -----------   -----------   -----------   -----------   -----------    -----------
NET INCOME                                  $        --   $   357,450   $        --   $   336,851   $  (336,851)   $   357,450
                                            -----------   -----------   -----------   -----------   -----------    -----------



CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS


                                                                        YEAR ENDED DECEMBER 31, 2003
                                            ------------------------------------------------------------------------------------
(IN THOUSANDS)                                               NABORS                        OTHER
                                               NABORS       DELAWARE        NABORS      SUBSIDIARIES
                                              (PARENT/      (ISSUER/       HOLDINGS         (NON-      CONSOLIDATING  CONSOLIDATED
                                             GUARANTOR)    GUARANTOR)      (ISSUER)      GUARANTORS)    ADJUSTMENTS       TOTAL
                                            -----------    -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES                      $   169,665    $   641,821    $   (10,786)   $   408,517    $  (813,386)   $   395,831
                                            -----------    -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable
    securities, available-for-sale             (908,529)            --             --     (1,202,798)       681,782     (1,429,545)
  Sales of marketable securities,
    available-for-sale                           77,640             --             --      1,997,780       (681,782)     1,393,638
  Purchases of non-marketable
    securities, net                                  --             --             --        (29,496)            --        (29,496)
  Cash paid for investments in
    consolidated affiliates                          --       (700,484)            --           (236)       700,720             --
  Capital expenditures                               --             --             --       (353,406)            --       (353,406)
  Proceeds from sales of assets
    and insurance claims                             --             --             --         10,476             --         10,476
                                            -----------    -----------    -----------    -----------    -----------    -----------
NET CASH (USED FOR) PROVIDED BY
  INVESTING ACTIVITIES                         (830,889)      (700,484)            --        422,320        700,720       (408,333)
                                            -----------    -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in cash overdrafts                        --             --             --           (778)            --           (778)
  Decrease in restricted cash                        --             --             --          1,925             --          1,925
  Proceeds from long-term debt                       --        700,000             --             --             --        700,000
  Retirement of intercompany loan               998,675             --             --       (998,675)            --             --
  Reduction in long-term debt                        --       (494,903)            --        (49,576)            --       (544,479)
  Debt issuance costs                                --        (11,366)          (159)            --             --        (11,525)
  Proceeds from issuance of common shares        26,115             --             --            226             --         26,341
  Proceeds from parent contributions                 --             --         10,755        689,965       (700,720)            --
  Cash dividends paid                                --       (135,105)            --       (678,281)       813,386             --
                                            -----------    -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED FOR)
  FINANCING ACTIVITIES                        1,024,790         58,626         10,596     (1,035,194)       112,666        171,484
                                            -----------    -----------    -----------    -----------    -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS                          --             --             --          6,704             --          6,704
                                            -----------    -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                              363,566            (37)          (190)      (197,653)            --        165,686
CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD                            40,127             38            207        373,679             --        414,051
                                            -----------    -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD                                 $   403,693    $         1    $        17    $   176,026    $        --    $   579,737
                                            -----------    -----------    -----------    -----------    -----------    -----------

                                                                         YEAR ENDED DECEMBER 31, 2002
                                             --------------------------------------------------------------------------------------
(IN THOUSANDS)                                                NABORS                        OTHER
                                               NABORS        DELAWARE        NABORS      SUBSIDIARIES
                                              (PARENT/       (ISSUER/       HOLDINGS         (NON-      CONSOLIDATING  CONSOLIDATED
                                             GUARANTOR)     GUARANTOR)      (ISSUER)      GUARANTORS)    ADJUSTMENTS       TOTAL
                                             -----------    -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY (USED FOR)
  OPERATING ACTIVITIES                       $    78,235    $  (193,818)   $      (128)   $   597,850    $   (81,263)   $   400,876
                                             -----------    -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of marketable
    securities, available-for-sale               (25,055)            --            (21)      (720,307)            --       (745,383)
  Sales of marketable securities,
    available-for-sale                                --             --             --        542,133             --        542,133
  Purchases of non-marketable securities              --             --             --        (15,000)            --        (15,000)
  Investments in unconsolidated affiliates       (15,089)            --       (221,484)           (24)       236,597             --
  Cash paid for acquisitions of
    businesses, net                                   --             --             --       (135,652)            --       (135,652)
  Capital expenditures                                --             --             --       (326,536)            --       (326,536)
  Cash paid for other current assets                  --             --             --         (8,725)            --         (8,725)
  Proceeds from sales of assets and
   insurance claims                                   --             --             --         34,877             --         34,877
                                             -----------    -----------    -----------    -----------    -----------    -----------
NET CASH USED FOR INVESTING ACTIVITIES           (40,144)            --       (221,505)      (629,234)       236,597       (654,286)
                                             -----------    -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in cash overdrafts                         --             --             --         (3,658)            --         (3,658)
  Decrease in restricted cash                         --             --             --            210             --            210
  Decrease in short-term borrowings, net              --             --             --           (844)            --           (844)
  Proceeds from long-term debt                        --        272,765        223,139             --             --        495,904
  Reduction of long-term debt                         --         (5,047)            --        (25,784)            --        (30,831)
  Debt issuance costs                                 --         (1,634)        (1,311)            --             --         (2,945)
  Proceeds from issuance of common shares          4,522          8,328             --             --             --         12,850
  Proceeds from parent contributions                  --             --             12        236,585       (236,597)            --
  Repurchase of common shares                     (2,486)            --             --             --             --         (2,486)
  Cash Dividends paid                                 --        (81,263)            --             --         81,263             --
  Payments related to cash flow hedges                --         (1,494)            --             --             --         (1,494)
                                             -----------    -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES          2,036        191,655        221,840        206,509      (155,334)       466,706
                                             -----------    -----------    -----------    -----------    -----------    -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                                --             --             --          2,312             --          2,312
                                             -----------    -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                40,127         (2,163)           207        177,437             --        215,608
                                             -----------    -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                           --          2,201             --        196,242             --        198,443
                                             -----------    -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END
  OF PERIOD                                  $    40,127    $        38    $       207    $   373,679    $        --    $   414,051
                                             -----------    -----------    -----------    -----------    -----------    -----------



                                                                     YEAR ENDED DECEMBER 31, 2001
                                            -----------------------------------------------------------------------------------
(IN THOUSANDS)                                              NABORS                       OTHER
                                               NABORS      DELAWARE        NABORS     SUBSIDIARIES
                                              (PARENT/     (ISSUER/       HOLDINGS        (NON-      CONSOLIDATING  CONSOLIDATED
                                             GUARANTOR)   GUARANTOR)      (ISSUER)     GUARANTORS)    ADJUSTMENTS      TOTAL
                                            -----------   -----------    -----------   -----------    -----------   -----------
NET CASH (USED FOR) PROVIDED BY
  OPERATING ACTIVITIES                      $        --   $  (447,834)   $        --   $ 1,151,973    $        --   $   704,139
                                             -----------    -----------    ----------- -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable
    securities, available-for-sale                   --            --             --      (804,067)            --      (804,067)
  Sales of marketable securities,
    available-for-sale                               --            --             --       431,498             --       431,498
  Cash paid for acquisition of
    businesses, net                                  --            --             --       (66,352)            --       (66,352)
  Capital expenditures                               --            --             --      (712,605)            --      (712,605)
  Proceeds from sales of assets
    and insurance claims                             --            --             --        15,067             --        15,067
                                            -----------   -----------    -----------   -----------    -----------   -----------
NET CASH USED FOR INVESTING ACTIVITIES               --            --             --    (1,136,459)            --    (1,136,459)
                                            -----------   -----------    -----------   -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in cash overdrafts                        --            --             --         2,395             --         2,395
  Decrease in restricted cash                        --            --             --           692             --           692
  Proceeds from long-term debt                       --       840,338             --            --             --       840,338
  Reduction of long-term debt                        --      (139,798)            --       (16,203)            --      (156,001)
  Debt issuance costs                                --       (12,879)            --            --             --       (12,879)
  Proceeds from issuance of common shares            --         8,219             --            --             --         8,219
  Repurchase of common shares                        --      (247,963)            --            --             --      (247,963)
                                            -----------   -----------    -----------   -----------    -----------   -----------
NET CASH PROVIDED BY (USED FOR)
  FINANCING ACTIVITIES                               --       447,917             --       (13,116)            --       434,801
                                            -----------   -----------    -----------   -----------    -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
  AND CASH EQUIVALENTS                               --            --             --        (1,350)            --        (1,350)
                                            -----------   -----------    -----------   -----------    -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS            --            83             --         1,048             --         1,131
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD                                          --         2,118             --       195,194             --       197,312
                                            -----------   -----------    -----------   -----------    -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD    $        --   $     2,201    $        --   $   196,242    $        --   $   198,443
                                            -----------   -----------    -----------   -----------    -----------   -----------



                                  nbr (106-107)

                             CORPORATE INFORMATION

                    (NABORS INDUSTRIES LTD. AND SUBSIDIARIES)


CORPORATE ADDRESS
Nabors Industries Ltd.
2nd Floor International Trading Center
Warrens
P.O. Box 905E
St. Michaels, Barbados
Telephone: (246) 421-9471
Fax: (246) 421-9472

FORM 10-K

Copies may be obtained at no charge by writing to our Corporate Secretary at Nabors' corporate office.

TRANSFER AGENT
EquiServe
P.O. Box 43069
Providence, Rhode Island 02940-3069

INVESTOR RELATIONS
Dennis A. Smith
Director of Corporate Development

INDEPENDENT AUDITORS
PricewaterhouseCoopers LLP
Houston, Texas

PRICE OF COMMON SHARES

     As of December 31, 2003, there were 146,656,432 shares of common shares outstanding held by 2,241 holders of record.

     The common shares are listed on the American Stock Exchange under the symbol "NBR". The following table sets forth the reported high and low sales prices of the common shares on the Composite Tape for the calendar quarters indicated.

                                STOCK PRICE
                          -----------------------
CALENDAR YEAR                 HIGH         LOW
2001     First quarter    $    62.51   $    51.00
         Second quarter        60.41        37.20
         Third quarter         36.65        18.66
         Fourth quarter        35.73        20.66
                          ----------   ----------

2002     First quarter         42.88        27.05
         Second quarter        48.70        35.30
         Third quarter         36.50        26.52
         Fourth quarter        38.86        30.60
                          ----------   ----------

2003     First quarter         42.60        32.20
         Second quarter        45.85        37.65
         Third quarter         40.50        33.87
         Fourth quarter        42.52        35.76
                          ----------   ----------

                             OFFICERS AND DIRECTORS

                   {NABORS INDUSTRIES LTD. AND SUBSIDIARIES}


OFFICERS                                           JAMES L. PAYNE
                                                   Chairman, Chief Executive Officer and President,
EUGENE M. ISENBERG                                 Nuevo Energy Company
Chairman and Chief Executive Officer
                                                   HANS W. SCHMIDT
ANTHONY G. PETRELLO                                Former Director,
Deputy Chairman, President and                     Deutag Drilling
 Chief Operating Officer
                                                   MYRON M. SHEINFELD
DANIEL MCLACHLIN                                   Senior Counsel,
Vice President - Administration and                Akin, Gump, Straus, Hauer & Feld, L.L.P.
Corporate Secretary
                                                   JACK WEXLER
BRUCE P. KOCH                                      International Business Consultant
Vice President and Chief Financial Officer
                                                   MARTIN J. WHITMAN
DIRECTORS                                          Director,
                                                   Danielson Holding Corporation
EUGENE M. ISENBERG
Chairman and Chief Executive Officer,              Chairman,
Nabors Industries Ltd.                             Third Avenue Trust

ANTHONY G. PETRELLO
Deputy Chairman, President and
 Chief Operating Officer
Nabors Industries Ltd.

              PRINCIPAL OPERATING SUBSIDIARIES AND LEAD EXECUTIVES

NABORS ALASKA DRILLING, INC.                       NABORS MANAGEMENT LTD.
Anchorage, Alaska                                  NABORS DRILLING INTERNATIONAL LIMITED
James Denney                                       NABORS DRILLING INTERNATIONAL II LIMITED
                                                   SUNDOWNER OFFSHORE INTERNATIONAL
NABORS CANADA L.P.                                   (BERMUDA) LIMITED
Calgary, Alberta                                   Hamilton, Bermuda
Duane A. Mather                                    Siegfried Meissner

NABORS DRILLING USA, LP                            NABORS OFFSHORE CORPORATION
PEAK USA ENERGY SERVICES, LTD.                     Houston, Texas
RAMSHORN INVESTMENTS, INC.                         Jerry C. Shanklin
Houston, Texas
Larry P. Heidt                                     CANRIG DRILLING TECHNOLOGY LTD.
                                                   Magnolia, Texas
POOL WELL SERVICES CO. AND                         Christopher P. Papouras
POOL COMPANY TEXAS, LTD.
Houston, Texas                                     EPOCH WELL SERVICES, INC.
James Denney                                       Houston, Texas
                                                   Christopher P. Papouras
RYAN ENERGY TECHNOLOGIES
Calgary, Alberta                                   PEAK OILFIELD SERVICE COMPANY
Richard Ryan                                       Anchorage, Alaska
                                                   Michael R. O' Connor

                                                   SEA MAR, A DIVISION OF POOL WELL SERVICES CO.
                                                   Houston, Texas
                                                   Van Dewitt